UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

VIVINT SMART HOME, INC.

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check all boxes that apply):

☐	No fee required.

☐	Fee paid previously with preliminary materials.

☒	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11

PRELIMINARY INFORMATION STATEMENT — SUBJECT TO COMPLETION

Vivint Smart Home, Inc.

4931 North 300 West

Provo, Utah 84604

NOTICE OF WRITTEN CONSENT AND APPRAISAL RIGHTS

AND

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

To our Stockholders:

This notice of written consent and appraisal rights and information statement are being furnished to the holders of Class A common stock, par value $0.0001 per share (“Company Common Stock”), of Vivint Smart Home, Inc., a Delaware corporation (the “Company”), in connection with the Agreement and Plan of Merger, dated as of December 6, 2022 (the “Merger Agreement”), by and among NRG Energy, Inc., a Delaware corporation (“Parent”), Jetson Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, a copy of which is attached as Annex A to this information statement. Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company with the Company surviving such merger as a wholly-owned subsidiary of Parent (the “Merger”). Upon completion of the Merger, each share of Company Common Stock issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will be canceled and converted automatically into the right to receive $12.00 in cash, without interest and less applicable withholding taxes (the “Merger Consideration”). However, the Merger Consideration will not be paid in respect of (a) any shares of Company Common Stock owned by the Company or any wholly-owned subsidiary of the Company immediately prior to the Effective Time, including shares held in treasury by the Company but excluding any shares held on behalf of third parties, or by Parent or Merger Sub or any other wholly-owned subsidiary of Parent immediately prior to the Effective Time or (b) those shares of Company Common Stock held by any person who has properly made and not effectively withdrawn or failed to perfect a demand for appraisal rights for such shares of Company Common Stock under Delaware law (the “Dissenting Shares”).

The board of directors of the Company (the “Board”) unanimously determined and resolved that the Merger, in accordance with the terms of the Merger Agreement, and the other transactions contemplated thereby are advisable, fair to and in the best interests of the Company and its stockholders and approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and unanimously resolved to recommend that the Company’s stockholders adopt and approve the Merger Agreement and the Merger (the “Recommendation”).

The adoption of the Merger Agreement by the Company’s stockholders required the affirmative vote or written consent by holders of a majority of the issued and outstanding shares of Company Common Stock entitled to vote thereon. Following the execution of the Merger Agreement, later on December 6, 2022, 313 Acquisition LLC, BCP Voyager Holdings LP, Blackstone Family Investment Partnership VI L.P., Fortress Mosaic Sponsor LLC, Fortress Mosaic Investor LLC and Fortress Mosaic Anchor LLC (collectively, the “Majority Stockholders”), which together on such date beneficially owned 125,050,024 shares of Company Common Stock (excluding any warrants held by such stockholders) representing approximately 58.6% of the outstanding shares of Company Common Stock, delivered a written consent approving and adopting in all respects the Merger Agreement and the transactions contemplated thereby, including the Merger (the “Written Consent”), which Written Consent provides that it shall be of no further force or effect following termination of the Merger Agreement in accordance with its terms. As a result, no further action by any other stockholder of the Company is required under applicable law or the Merger Agreement (or otherwise) to adopt the Merger Agreement, and the Company is not, and will not be, soliciting your vote for or consent to the adoption of the

Merger Agreement and the approval of the transactions contemplated thereby and will not call a stockholders’ meeting for purposes of voting on the adoption of the Merger Agreement and the approval of the transactions contemplated thereby. This notice and the accompanying information statement shall constitute notice, pursuant to Section 228(e) of the General Corporation Law of the State of Delaware (the “DGCL”), to the persons who have not consented in writing to the actions set forth in the Written Consent and who, if the actions had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been December 6, 2022, the date the executed Written Consent was delivered to the Company to adopt and approve the Merger Agreement.

Under Section 262 of the DGCL, if the Merger is completed, subject to compliance with the requirements of Section 262 of the DGCL, holders of shares of Company Common Stock, other than the Majority Stockholders, will have the right to seek an appraisal for, and be paid the “fair value” in cash of, their shares of Company Common Stock (as determined by the Delaware Court of Chancery) instead of receiving the Merger Consideration. To exercise your appraisal rights, you must submit a written demand for an appraisal no later than twenty (20) days after the mailing of this information statement, or [●], 2023, and comply precisely with other procedures set forth in Section 262 of the DGCL, which are summarized in the accompanying information statement. A copy of Section 262 of the DGCL is attached to the accompanying information statement as Annex C. This notice and the accompanying information statement shall constitute notice from the Company to the persons (other than the persons who delivered the Written Consent to the Company following the execution of the Merger Agreement) who are stockholders of the Company with respect to the availability of appraisal rights under Section 262 of the DGCL in connection with the Merger.

We urge you to read the entire information statement carefully.

BY ORDER OF THE BOARD OF DIRECTORS,

David F. D’Alessandro Chairman of the Board of Directors	David H. Bywater Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the fairness of the Merger or passed upon the adequacy or accuracy of the disclosures in this notice or the accompanying information statement. Any representation to the contrary is a criminal offense.

This information statement is dated [●], 2023 and is first being mailed to stockholders on or about [●], 2023.

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SUMMARY

This summary highlights selected information from this information statement and may not contain all of the information that is important to you. To fully understand the Merger, as described below, contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 6, 2022, by and among NRG Energy, Inc., a Delaware corporation (“Parent”), Jetson Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Vivint Smart Home, Inc., a Delaware corporation, and for a more complete description of the legal terms of the Merger, you should carefully read this entire information statement, the annexes attached to this information statement and the documents referred to or incorporated by reference into this information statement. We have included page references in parentheses to direct you to the appropriate place in this information statement for a more complete description of the topics presented in this summary. In this information statement, the terms “Vivint,” “Company,” “we,” “us” and “our” refer to Vivint Smart Home, Inc. All references in this information statement to terms defined in the notice to which this information statement is attached have the meanings provided in that notice.

The Parties to the Merger Agreement (page [●])

The Company. The Company, based in Provo, Utah, is a leading smart home platform company in the United States serving approximately 1.9 million subscribers as of September 30, 2022. The Company helps consumers create a customized and fully integrated smart home solution for their home by integrating smart cameras (indoor, outdoor, doorbell), locks, lights, thermostats, garage door control, car protection and a host of safety and security sensors, and delivers that solution through our vertically integrated business model that includes hardware, software, sales, installation, support and professional monitoring. The Company’s principal executive offices are located at 4931 North 300 West, Provo, Utah 84604 and its telephone number is (801) 377-9111. The Company’s website is www.vivint.com. Additional information about the Company is included in documents incorporated by reference into this information statement and our filings with the Securities and Exchange Commission (the “SEC”), copies of which may be obtained without charge by following the instructions in “Where You Can Find More Information” beginning on page [●]. The information on, or linked to, our website is not a part of this information statement and is not incorporated by reference in this information statement.

Shares of Company Common Stock are listed with, and trade on, the New York Stock Exchange (the “NYSE”) under the symbol “VVNT”.

Parent. Parent is a consumer services company built on dynamic retail brands. Parent brings the power of energy to customers by producing and selling energy and related products and services, nationwide in the United States and Canada in a manner that delivers value to all of Parent’s stakeholders. Parent sells power, natural gas, and home and power services, and develops innovative, sustainable solutions, predominately under the brand names NRG, Reliant, Direct Energy, Green Mountain Energy, Stream, XOOM Energy and Goal Zero. Parent’s principal executive offices are located at 910 Louisiana Street, Houston, Texas 77002 and its telephone number is (713) 537-3000. Parent’s website is www.nrg.com. The information on, or linked to, Parent’s website is not a part of this information statement and is not incorporated by reference in this information statement.

Shares of Parent’s common stock are listed with, and trade on, the NYSE under the symbol “NRG”.

Merger Sub. Merger Sub was formed by Parent solely for the purpose of completing the Merger with the Company. Merger Sub is a wholly-owned subsidiary of Parent and has not carried on any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. Merger Sub’s principal executive offices are located at c/o NRG Energy, Inc., 910 Louisiana Street Houston, Texas 77002 and its telephone number is (713) 537-3000.

The Merger (page [●])

On December 6, 2022, the Company entered into the Merger Agreement with Parent and Merger Sub. Upon the terms and subject to the conditions provided in the Merger Agreement, and in accordance with Delaware law, at the effective time of the Merger (the “Effective Time”), Merger Sub will merge with and into the Company, with the Company surviving such merger (sometimes hereinafter referred to as the “Surviving Corporation”) as a wholly-owned subsidiary of Parent (the “Merger”). Because the Merger Consideration (as defined below) will be paid in cash, you will receive no equity interest in Parent, and after the Effective Time you will have no equity interest in the Company.

The Merger Consideration (page [●])

Upon consummation of the Merger, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares and any shares of Company Common Stock owned by the Company or any wholly-owned subsidiary of the Company immediately prior to the Effective Time, including shares held in treasury by the Company but excluding any shares held on behalf of third parties, or by Parent or Merger Sub or any other wholly-owned subsidiary of Parent immediately prior to the Effective Time, will automatically be converted into the right to receive $12.00 per share in cash, without interest and less applicable withholding taxes (the “Merger Consideration”), upon the surrender of such shares in accordance with the Merger Agreement.

Pursuant to the Merger Agreement, at the Effective Time, the Company’s equity awards granted under the Company’s stock plans outstanding as of the Effective Time will, except as set forth below, be converted into a corresponding award with respect to Parent common stock, with the number of shares underlying such award adjusted based on the Merger Consideration divided by the average of the closing sale price of Parent common stock for the ten (10) consecutive full trading days ending on the trading day immediately preceding the closing date (the “Exchange Ratio”). The Company’s restricted stock units that remain subject to performance-based vesting conditions will be converted at target performance levels. Certain restricted stock units held by the Company’s chief executive officer will be cancelled for no consideration. Certain restricted stock units outstanding as of the Effective Time and held by non-employee directors and certain stock appreciation rights, in each case, will be cancelled and such holders will have the right to receive an amount in cash calculated based on the Merger Consideration.

We encourage you to read the Merger Agreement, which is attached as Annex A to this information statement, as it is the legal document that governs the Merger and the other transactions contemplated thereby.

Recommendation of the Board; Reasons for the Merger (page [●])

After consideration of various factors as discussed in “The Merger — Reasons for the Merger” beginning on page [●], the board of directors of the Company (the “Board”), after consultation with its financial advisor and its legal counsel, unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, were advisable, fair to and in the best interests of the Company and its stockholders and approved the Merger Agreement, the Merger and the other transactions contemplated thereby.

Required Stockholder Approval for the Merger (page [●])

The adoption of the Merger Agreement by our stockholders required the affirmative vote or written consent of stockholders of the Company holding in the aggregate at least a majority of the outstanding shares of Company Common Stock. Following the execution of the Merger Agreement, later on December 6, 2022, 313 Acquisition LLC, BCP Voyager Holdings LP, Blackstone Family Investment Partnership VI L.P., Fortress Mosaic Sponsor LLC, Fortress Mosaic Investor LLC and Fortress Mosaic Anchor LLC (the “Majority Stockholders”), which together on such date beneficially owned 125,050,024 shares of Company Common Stock (excluding any warrants held by such stockholders) representing approximately 58.6% of the outstanding shares of Company Common Stock, delivered a written consent approving and adopting in all respects the Merger Agreement and the transactions contemplated thereby, including the Merger (the “Written Consent”), which Written Consent provides that it will be of no further force or effect following termination of the Merger

Agreement in accordance with its terms. As a result, no further action by any other Company stockholder is required under applicable law or the Merger Agreement (or otherwise) to adopt the Merger Agreement, and the Company is not, and will not be, soliciting your vote for or consent to the adoption of the Merger Agreement and the approval of the transactions contemplated thereby and will not call a stockholders’ meeting for purposes of voting on the adoption of the Merger Agreement and the approval of the transactions contemplated thereby. No action by the stockholders of Parent is required to complete the Merger and all requisite corporate action by and on behalf of Merger Sub required to complete the Merger has been taken.

When actions are taken by written consent of less than all of the stockholders entitled to vote on a matter, Delaware law requires notice of the action to those stockholders who did not consent in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting. This information statement and the notice attached hereto constitute notice, pursuant to Section 228(e) of the DGCL, to the persons who have not consented in writing to the actions set forth in the Written Consent and who, if the actions had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been December 6, 2022, the date the executed Written Consent was delivered to the Company to adopt and approve the Merger Agreement.

Opinion of J.P. Morgan Securities LLC (page [●] and Annex B)

Pursuant to an engagement letter, the Company retained J.P. Morgan Securities LLC (“J.P. Morgan”) as its financial advisor in connection with the proposed Merger and to deliver a fairness opinion in connection with the Merger.

At the meeting of the Board held on December 5, 2022, J.P. Morgan rendered its oral opinion to the Board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the Merger Consideration to be paid to the holders of shares of Company Common Stock other than (i) shares owned by Parent, Merger Sub or any other wholly-owned subsidiary of Parent, (ii) shares owned by the Company or any wholly-owned subsidiary of the Company (including shares held in treasury by the Company, but excluding any shares held on behalf of third parties), and (iii) Dissenting Shares (collectively, the “Excluded Shares”) in the Merger was fair, from a financial point of view, to such holders. J.P. Morgan has confirmed its December 5, 2022 oral opinion by delivering its written opinion to the Board, dated as of December 6, 2022, that, as of such date, and based upon and subject to the assumptions, qualifications, limitations and other factors set forth in its opinion, the Merger Consideration to be paid to the holders of shares of Company Common Stock (other than holders of the Excluded Shares) in the Merger was fair, from a financial point of view, to such holders.

The full text of the written opinion of J.P. Morgan dated December 6, 2022, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this information statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this information statement is qualified in its entirety by reference to the full text of such opinion. The holders of shares of Company Common Stock are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Board in connection with and for the purposes of its evaluation of the proposed Merger, was directed only to the Merger Consideration to be paid in the Merger to the holders of shares of Company Common Stock (other than the holders of the Excluded Shares) and did not address any other aspect of the Merger. J.P. Morgan expressed no opinion as to the fairness of the Merger Consideration to the holders of any other class of securities, holders of the Excluded Shares, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the proposed Merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the proposed Merger or any other matter.

For more information, see the section titled “The Merger — Opinion of J.P. Morgan Securities LLC” beginning on page [●].

Financing (page [●])

In connection with its entry into the Merger Agreement, Parent has entered into a commitment letter dated December 6, 2022 (including all exhibits, schedules and annexes thereto, the “Commitment Letter”), with Goldman Sachs Bank USA (“GS Bank”) pursuant to which and subject to the terms and conditions set forth therein, GS Bank has agreed to provide a senior secured 364-day bridge term loan facility in an aggregate principal amount of up to $2,100 million (the “Bridge Facility”) for the purpose of financing a portion of the consideration to be paid pursuant to the terms of the Merger Agreement and to pay fees and expenses related thereto (the “Debt Financing”). On December 21, 2022, the commitments under the Commitment Letter were syndicated among fifteen (15) additional financial institutions by execution of a joinder agreement (the “Commitment Letter Joinder”), among Parent, GS Bank and such fifteen (15) additional financial institutions (together with GS Bank, the “Committing Banks”). To the extent applicable, the commitments under the Bridge Facility will be reduced in equivalent amounts upon certain issuances by Parent of equity or notes in a public offering or private placement and/or the incurrence of certain indebtedness, in each case in replacement of all or a portion of the financing pursuant to the Commitment Letter (the “Permanent Financing”) and upon other specified events prior to the consummation of Merger. The funding of the Bridge Facility is contingent on the satisfaction of certain customary conditions, including the consummation of the Merger in accordance with the terms and conditions of the Merger Agreement. The obligations of Parent and Merger Sub to complete the Merger are not subject to any financing condition. For more information, see the section titled “The Merger — Financing” beginning on page [●].

Under the Merger Agreement, we have agreed to allow Parent a period of twelve (12) consecutive business days to market the Permanent Financing (the “Marketing Period”). The Marketing Period is a period commencing on or after the date Parent has received certain required financial information; provided, if the Permanent Financing (or any other permanent financing contemplated by the financing commitments or any alternative financing) has not been consummated prior to February 15, 2023, the Marketing Period will not be deemed to have commenced prior to February 27, 2023. For a more detailed description of the Marketing Period and its relationship to the parties’ obligations to close the Merger, see the section titled “The Merger Agreement — Financing Covenant and Marketing Period” beginning on page [●].

The Merger Agreement (page [●] and Annex A)

Conditions to the Closing of the Merger ([●])

Each party’s obligation to effect the Merger is subject to the satisfaction or waiver of various conditions, including the following:

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the Merger Agreement having been adopted by the affirmative vote of the holders of a majority of all of the outstanding shares (the “Company Requisite Vote”), which occurred when the Written Consent was delivered by the Majority Stockholders, and the definitive information statement having been mailed to the stockholders of the Company at least 20 days prior to the closing of the Merger (the “Closing”);

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no governmental, quasi-governmental or regulatory (including stock exchange) authority, agency, court, commission or other governmental body, whether foreign or domestic, of any country, nation, republic, federation or similar entity or any state, county, parish or municipality, jurisdiction or other political subdivision thereof (each, a “Governmental Entity”), of competent jurisdiction having enacted or promulgated any law, statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) to prohibit, restrain, enjoin or make illegal the consummation of the Merger that remains in effect; and

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the waiting period (and any extension thereof) applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), having been expired or been earlier terminated and any required approvals thereunder having been obtained as further described in the sections titled “Regulatory Approvals” and “The Merger Agreement — Conditions to the Closing of the Merger” beginning on pages [●] and [●], respectively.

The obligations of Parent and Merger Sub to consummate the Merger are further subject to satisfaction or waiver of various additional conditions, including the following:

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the Company’s representations and warranties in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the Effective Time in the manner described under “The Merger Agreement — Conditions to the Closing of the Merger” beginning on page [●];

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since the date of the Merger Agreement, no change, event, fact, condition, development, effect or occurrence having occurred and be continuing that, individually or in the aggregate, has had or would reasonably be expected to have a “material adverse effect” in the manner described under “The Merger Agreement — Conditions to the Closing of the Merger” beginning on page [●];

•	the Company having performed or complied with, in all material respects, each of its obligations, agreements and covenants under the Merger Agreement at or prior to the Effective Time; and

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the delivery of an officer’s certificate by an executive officer of the Company certifying that the conditions with respect to the accuracy of representations and warranties and compliance with obligations, agreements and covenants under the Merger Agreement have been satisfied.

The obligations of the Company to consummate the Merger are further subject to satisfaction or waiver of various additional conditions, including the following:

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Parent’s and Merger Sub’s representations and warranties in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the Effective Time in the manner described under “The Merger Agreement — Conditions to the Closing of the Merger” beginning on page [●];

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Parent and Merger Sub having performed or complied with, in all material respects, each of their respective obligations, agreements and covenants under the Merger Agreement at or prior to the Effective Time; and

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the delivery of an officer’s certificate by an executive officer of Parent certifying that the conditions with respect to the accuracy of representations and warranties and compliance with obligations, agreements and covenants under the Merger Agreement have been satisfied.

The Closing will take place at 9:00 a.m. (New York City time) on the third business day following the day on which the conditions to Closing have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing (but subject to the satisfaction or waiver of those conditions at the Closing)), or such other time as the Company and Parent may agree, provided that if Parent’s Marketing Period (described below under “The Merger Agreement — Financing Covenant and Marketing Period”) has not ended at least two (2) business days prior to the time the Closing would otherwise have been required to occur pursuant to the foregoing, unless otherwise agreed in writing by the parties, then the parties will not be required to effect the Closing until the earlier of (i) a business day during the Marketing Period specified by Parent with no less than three (3) business days’ notice to the Company and (ii) the second business day following the final day of the Marketing Period subject to the satisfaction or waiver of the conditions to Closing (other than those conditions that by their nature are to be satisfied at the Closing (but subject to the satisfaction or waiver of those conditions at the Closing)).

No Solicitation (page [●])

The Merger Agreement provides that (i) the Company and its officers and directors will not, (ii) the Company will cause its affiliates and its affiliates’ directors, officers, employees not to, and (iii) the Company will direct and otherwise use reasonable best efforts to cause its and their other representatives not to, directly or indirectly:

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initiate, solicit or knowingly encourage or knowingly facilitate any inquiries with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, an Acquisition Proposal (as defined in “The Merger Agreement — No Solicitation” beginning on page [●] and in the Merger Agreement);

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engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books, records or any confidential information or data to, any person relating to any proposal, offer or inquiry that constitutes, or could reasonably be expected to result in or lead to, an Acquisition Proposal;

•	approve, endorse or recommend (or propose publicly to approve, endorse or recommend) any Acquisition Proposal; or

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execute or enter into any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement (other than an acceptable confidentiality agreement executed in accordance with the Merger Agreement), merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal.

At any time prior to obtaining the Company Requisite Vote to adopt the Merger Agreement, which was obtained when the Written Consent was delivered by the Majority Stockholders on December 6, 2022, in response to an unsolicited, written bona fide Acquisition Proposal, the Board was permitted to (i) contact and engage in any negotiations or discussions with any person and its representatives who has made an Acquisition Proposal after the date of the Merger Agreement that was not a result of a breach of the non-solicitation restrictions described above in any material respect and (ii) provide access to the Company’s or any of its subsidiaries’ properties, books and records and provide information and data in response to a request therefor by any person who has made a bona fide Acquisition Proposal that did not result from a breach of the non-solicitation restrictions described above, only if the Board had (A) determined in good faith, after consultation with its outside legal counsel and financial advisor(s), that such Acquisition Proposal constitutes or could reasonably be expected to constitute, result in or lead to a Superior Proposal (as defined in “The Merger Agreement — No Solicitation” beginning on page [●] and in the Merger Agreement), (B) determined in good faith, after consultation with its outside legal counsel, that the failure to provide such access or engage in such negotiations or discussions would be reasonably likely to be inconsistent with the fiduciary duties owed by the Company’s directors, and (C) received an acceptable confidentiality agreement from such person; provided that the Company was required to provide to Parent and Merger Sub any material non-public information or data that was provided to any person given such access that was not previously made available to Parent or Merger Sub prior to or substantially concurrently with the time it was provided to such person (and in any event within 24 hours). Upon the Company obtaining the Written Consent on December 6, 2022, the Company ceased to have any of the foregoing rights with respect to Acquisition Proposals from a third party.

A more detailed description of the foregoing circumstances and other circumstances under which the Company or Parent may terminate the Merger Agreement is provided in “The Merger Agreement — No Solicitation” beginning on page [●].

Termination of the Merger Agreement (page [●])

The Company or Parent may terminate the Merger Agreement under the following circumstances:

•	by mutual written consent of the Company, Parent and Merger Sub;

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if any court or other Governmental Entity of competent jurisdiction has issued a final order, decree or ruling, or taken any other final action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or has become final and non-appealable, provided that the party seeking to terminate the Merger Agreement under this circumstance will not have the right to terminate if any action of such party (or in the case of Parent, Merger Sub) or the failure of such party (or in the case of Parent, Merger Sub) to perform any of its obligations under the Merger Agreement required to be performed at or prior to the Effective Time of the Merger has been the primary cause of such events;

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by written notice, if the Merger has not occurred on or before June 6, 2023 (as may be extended from time to time under the conditions of the Merger Agreement, the “End Date”), provided that the right to terminate the Merger Agreement under this circumstance will not be available to any party if any action of such party (or, in the case of Parent, Merger Sub) or the failure of such party (or, in the case of Parent, Merger Sub) to perform any of its obligations under the Merger Agreement required to be performed at or prior to the Effective Time of the Merger was the primary cause of the Merger not having occurred on or prior to the End Date; or

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by written notice, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party contained in the Merger Agreement, such that the conditions to the terminating party’s obligation to consummate the Closing would not be satisfied (and such breach is not curable or, if curable, is not cured prior to the earlier of (i) 30 days after written notice thereof is given by the terminating party or (ii) the End Date), provided that the right to terminate the Merger Agreement under this circumstance will not be available to the terminating party if it is then in material breach of any of its covenants or agreements contained in the Merger Agreement.

Additional termination rights that ceased to be available following the receipt the Company Requisite Vote and the receipt by Parent of a copy of the Written Consent are not summarized above.

Termination Fee (page [●])

Upon termination of the Merger Agreement, under certain specified circumstances, the Company may be required to pay a termination fee in the form of a cash amount equal to $93,600,000 (the “Termination Fee”) to Parent pursuant to the terms and conditions of the Merger Agreement. The Company may be required to pay the Termination Fee to Parent if the Merger Agreement is validly terminated:

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by either Parent or the Company if the Effective Time has not occurred on or before the End Date and prior to termination of the Merger Agreement, an Acquisition Proposal has been made to the Board or made publicly to the Company’s stockholders, or

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by Parent because the Company breached certain representations, warranties, covenants or agreements such that certain conditions to Closing would not be satisfied prior to the earlier of Parent giving thirty (30) days’ written notice to the Company or the End Date and prior to termination of the Merger Agreement, an Acquisition Proposal has been made to the Board or made publicly to the Company’s stockholders, and, in each case, within twelve (12) months after such termination, the Company has entered into a definitive agreement with respect to any Acquisition Proposal or has consummated any Acquisition Proposal (provided, that for purposes of this termination fee trigger, each reference in the definition of “Acquisition Proposal” to “20%” is deemed to be a reference to “50%”).

Additional circumstances under which the Company could have been required to pay the Termination Fee to Parent if the Merger Agreement had been validly terminated prior to obtaining the Company Requisite Vote are no longer applicable upon the receipt by Parent of a copy of the Written Consent and are not summarized above. See the section titled “The Merger Agreement — Termination Fees” beginning on page [●] for a discussion of the circumstances under which the Company will be required to pay the Termination Fee.

Interests of Our Directors and Executive Officers in the Merger (page [●])

In considering the Recommendation, the Company’s stockholders should be aware that the Company’s executive officers and directors have interests in the Merger that may be different from, or in addition to, the interests of the Company stockholders generally. The Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement.

These interests include that:

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certain of the Company’s executive officers are entitled to protections and benefits under their respective employment agreements in the event of certain terminations of employment following the completion of the Merger;

•	certain of the Company’s executive officers have entered into post-Closing arrangements with Parent that entitle them to certain additional compensation, severance and benefits;

•	the restricted stock units (other than performance restricted stock units) held by certain of the Company’s executive officers will be converted into restricted stock units of Parent;

•	the performance restricted stock units held by certain of the Company’s executive officers will be converted into restricted stock units of Parent based on target performance levels;

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the Company restricted stock units held by non-employee members of the Board will fully vest and be converted into the right to receive cash payments based on the Merger Consideration following the completion of the Merger;

•

the stock appreciation rights held by certain of the Company’s executive officers will be converted into the right to receive cash payments based on the Merger Consideration following the completion of the Merger;

•	the Company’s executive officers may be entitled to certain transaction bonus payments pursuant to the transaction bonus program that may be established in connection with the Merger; and

•	certain members of the Board are entitled to a cash payment for assistance in connection with the Merger.

These interests are described in more detail below in “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page [●].

Material United States Federal Income Tax Consequences of the Merger (page [●])

If you are a United States Holder (as defined in “The Merger — Material United States Federal Income Tax Consequences of the Merger” beginning on page [●]), the exchange of your Company Common Stock for cash pursuant to the Merger generally will be a taxable transaction for United States federal income tax purposes and may also be taxable under state and local and other tax laws. If you are a non-United States Holder (as defined in “The Merger — Material United States Federal Income Tax Consequences of the Merger” beginning on page [●]), the Merger will generally not be a taxable transaction to you under United States federal income tax laws unless you have certain connections to the United States. You should read the section titled “The Merger — Material United States Federal Income Tax Consequences of the Merger” beginning on page [●]. The tax consequences of the Merger to you will depend on your particular circumstances. You should consult your tax advisors regarding the United States federal income tax consequences of the Merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Regulatory Approvals (page [●])

Under the Merger Agreement, the Merger cannot be consummated until the applicable waiting periods under the HSR Act have expired. On December 20, 2022, both the Company and Parent filed their respective notification and report forms under the HSR Act (each, an “HSR Filing”). The applicable waiting period will expire on January 19, 2023, unless terminated earlier or extended by the issuance of a request for additional information and documentary materials by the Antitrust Division of the Department of Justice (“Antitrust Division”) or Federal Trade Commission (“FTC”).

Procedures for Receiving Merger Consideration (page [●])

Before the Effective Time, Parent or Merger Sub will enter into an agreement with a paying agent selected by Parent and approved by the Company, which approval will not be unreasonably conditioned, withheld or delayed, to act as an agent for the stockholders of the Company in connection with the Merger (the “Paying Agent”) to receive payment of the Merger Consideration. Promptly after the Effective Time (but in no event later than two (2) business days thereafter) the Surviving Corporation will provide, or will cause the Paying Agent to provide, to each holder of record of shares represented by a certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock and, if required by the Paying Agent, each former holder of record of shares of Company Common Stock held in book-entry shares (other than Excluded Shares) a letter of transmittal and instructions as to how to surrender such holder’s certificates or book-entry shares, as applicable, in exchange for the Merger Consideration. Each record holder of book-entry shares will be entitled to receive the Merger Consideration for each share represented by such holder’s book-entry shares upon the receipt by the Paying Agent of evidence, if any, of the transfer of the book-entry shares as the Paying Agent may reasonably request. Each record holder of certificates will be entitled to receive the Merger Consideration for each share represented by such holder’s certificates upon surrender of such certificates to the Paying Agent together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions.

Specific Performance (page [●])

The parties have agreed in the Merger Agreement that irreparable damage, for which monetary damages, even if available, may not be an adequate remedy, would occur in the event that the parties do not perform the provisions of the Merger Agreement (including failing to take such actions as are required of it under the Merger Agreement in order to consummate the Merger Agreement) in accordance with its specified terms or otherwise breach of such provisions. The parties have agreed that they will be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of the Merger Agreement and to enforce specifically the terms and provision of the Merger Agreement. The parties have agreed not to assert that a remedy of specific performance is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for such breach. The parties have further agreed that prior to the Closing, the Company will be entitled to seek specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of the Merger Agreement and to cause Parent or Merger Sub to consummate the transactions contemplated by the Merger Agreement, including to effect the Closing. See the section titled “The Merger Agreement — Specific Performance” beginning on page [●] for further details.

Appraisal Rights (page [●] and Annex C)

Pursuant to Section 262 of the DGCL, holders of shares of Company Common Stock who did not consent to the adoption of the Merger Agreement, and who validly exercise (and do not effectively withdraw or fail to perfect) appraisal rights, will be entitled to have their shares appraised by the Delaware Court of Chancery, and to receive, in lieu of the Merger Consideration, payment in cash of the “fair value” of those shares, together with interest, if any, determined by the court. The value that you may be entitled to receive in an appraisal proceeding may be less than, equal to or more than the amount of Merger Consideration. Stockholders who wish to exercise appraisal rights must make a written demand for appraisal on or prior to [[●], 2023], which is the date that is twenty (20) days following the mailing of this information statement, and otherwise comply precisely with the procedures set forth in Section 262 of the DGCL for perfecting appraisal rights. In addition, even if you comply with such procedures in seeking to exercise your appraisal rights in connection with the Merger, the Delaware Court of Chancery will dismiss any such appraisal proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares of Company Common Stock entitled to appraisal exceeds 1% of the outstanding shares of Company Common Stock or (2) the value of the consideration provided in the Merger for such total number of shares of Company Common Stock exceeds $1 million. For a summary of these procedures, see the section titled “Appraisal Rights” beginning on page [●]. A copy of Section 262 of the

DGCL is attached to this information statement as Annex C. If you hold your shares of Company Common Stock through a bank, brokerage firm, trust or other nominee and you wish to exercise your appraisal rights, you should consult with your bank, brokerage firm, trust or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the bank, brokerage firm, trust or the other nominee.

Market Price of Our Stock (page [●])

Shares of Company Common Stock are listed on the NYSE under the trading symbol “VVNT”. The closing sale price of Company Common Stock on the NYSE on December 5, 2022, which was the last trading day before we announced the Merger, was $8.99. On [●], 2023, the last practicable trading day before the date of this information statement, the closing price of Company Common Stock on the NYSE was $[●].

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to briefly address commonly asked questions as they pertain to the Merger Agreement and the Merger. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the “Summary” beginning on page 1 and the more detailed information contained elsewhere in this information statement, the annexes to this information statement and the documents referred to or incorporated by reference into this information statement, each of which you should read carefully. You may obtain additional information, which is incorporated by reference into this information statement, without charge by following the instructions in “Where You Can Find More Information” beginning on page [●].

Q:	What is the proposed transaction and what effects will it have on the Company?

A:

The proposed transaction is the acquisition of the Company by Parent pursuant to the Merger Agreement. Once the closing conditions under the Merger Agreement have been satisfied or waived and subject to the other terms and conditions in the Merger Agreement, including the completion of a Marketing Period unless waived by Parent (described below under “The Merger Agreement — Financing Covenant and Marketing Period”), Merger Sub will merge with and into the Company. The Company will be the surviving corporation of the Merger and a wholly-owned subsidiary of Parent, and the Company will cease to be an independent publicly traded company.

Q:	What will I receive in the Merger?

A:

Upon completion of the Merger and subject to the terms and conditions in the Merger Agreement, you will receive the Merger Consideration, which is $12.00 in cash, without interest and less applicable withholding taxes, for each share of Company Common Stock that you own, unless you properly exercise, and do not effectively withdraw or fail to perfect, appraisal rights under Section 262 of the DGCL. For example, if you own 100 shares of Company Common Stock, you will receive $1,200.00 in cash in exchange for your shares of Company Common Stock, less any required withholding taxes. Upon completion of the Merger, you will not own any equity in the Surviving Corporation.

Q:	What happens to the Company’s equity awards if the Merger is completed?

A:

Pursuant to the Merger Agreement, at the Effective Time, the Company’s equity awards granted under the Company’s stock plans outstanding as of the Effective Time will, except as set forth below, be converted into a corresponding award with respect to Parent common stock, with the number of shares underlying such award adjusted based on the Merger Consideration divided by the average of the closing sale price of Parent common stock for the ten (10) consecutive full trading days ending on the trading day immediately preceding the closing date (the “Exchange Ratio”). The Company’s restricted stock units that remain subject to performance-based vesting conditions will be converted at target performance levels. Certain restricted stock units held by the Company’s chief executive officer will be cancelled for no consideration. Certain restricted stock units outstanding as of the Effective Time and held by non-employee directors and certain stock appreciation rights, in each case, will be cancelled and such holders will have the right to receive an amount in cash calculated based on the Merger Consideration.

Q:	When do you expect the Merger to be completed?

A:

We are working to complete the Merger as quickly as possible, which can only occur after all of the conditions to the Merger have been satisfied or waived and subject to the other terms and conditions in the Merger Agreement. Completion of the Merger is currently expected to occur in the first quarter of 2023, although the Company cannot assure completion by any particular date, if at all.

Q:	What happens if the Merger is not completed?

A:

If the Merger is not completed for any reason, stockholders will not receive any payment for their shares of Company Common Stock in connection with the Merger and equity awards will remain outstanding. Instead, the Company will remain a publicly traded company, and shares of Company Common Stock will continue to be traded on the NYSE.

Q:	Why am I not being asked to vote on the Merger?

A:

Applicable Delaware law and the Merger Agreement require the adoption of the Merger Agreement by the holders in the aggregate of a majority of the issued and outstanding shares of Company Common Stock in order to effect the Merger. The Company’s certificate of incorporation permits stockholders to act by written consent in certain circumstances, including in connection with the approval of transactions such as the Merger. The requisite stockholder approval was obtained following the execution of the Merger Agreement on December 6, 2022, when the Written Consent was delivered by the Majority Stockholders, which owned shares of Company Common Stock constituting approximately 58.6% of the issued and outstanding shares of Company Common Stock on that date. Therefore, your vote is not required and is not being sought. We are not asking you for a proxy, and you are requested not to send us a proxy.

Q:	Why did I receive this information statement?

A:

Applicable laws and securities regulations require us to provide you with notice of the Written Consent that was delivered by the Majority Stockholders, as well as other information regarding the Merger, even though your vote or consent is neither required nor requested to adopt or authorize the Merger Agreement or complete the Merger. This information statement also constitutes notice to you of the availability of appraisal rights in connection with the Merger under Section 262 of the DGCL, a copy of which is attached to this information statement as Annex C.

Q:	Did the Board approve and recommend the Merger Agreement?

A:

Yes. After careful consideration, the Board unanimously determined and resolved that the Merger, in accordance with the terms of the Merger Agreement, and the other transactions contemplated thereby are advisable, fair to and in the best interests of the Company and its stockholders, and approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and unanimously resolved to recommend that the Company’s stockholders adopt and approve the Merger Agreement and the Merger.

Q:	What happens if I sell my shares before completion of the Merger?

A:

If you transfer your shares of Company Common Stock before consummation of the Merger, you will have transferred the right to receive the Merger Consideration and lose your appraisal rights. In order to receive the Merger Consideration or exercise appraisal rights, you must hold your shares through the Effective Time of the Merger.

Q:	Is the Merger subject to the fulfillment of certain conditions?

A:

Yes. Before the Merger can be completed, the Company, Parent and Merger Sub must fulfill or, if permissible, waive several closing conditions. If these conditions are not satisfied or waived, the Merger will not be completed. See the section titled “The Merger Agreement — Conditions to the Closing of the Merger” beginning on page [●]. In addition, unless waived by Parent, the Merger will not be completed prior to the completion of a Marketing Period (described below under “The Merger Agreement — Financing Covenant and Marketing Period”).

Q:	Am I entitled to exercise appraisal rights instead of receiving the Merger Consideration for my shares?

A:

Yes. As a holder of Company Common Stock, you are entitled to appraisal rights under Section 262 of the DGCL in connection with the Merger if you meet certain conditions and comply with the applicable statutory procedures for perfecting appraisal rights, which are described in this information statement in “Appraisal Rights” beginning on page [●].

Q:	What happens if a third party makes an offer to acquire the Company before the Merger is completed?

A:

At any time prior to obtaining the affirmative vote of the holders of a majority of all of the outstanding shares to adopt the Merger Agreement, if a third party had made an unsolicited, written bona fide Acquisition Proposal, the Board was permitted (i) contact and engage in any negotiations or discussions with any person and its representatives who has made an Acquisition Proposal after the date of the Merger Agreement that was not a result of a breach of the non-solicitation restrictions described in the Merger Agreement in any material respect and (ii) provide access to the Company’s or any of its subsidiaries’ properties, books and records and provide information and data in response to a request therefor by any person who has made a bona fide Acquisition Proposal that did not result from a breach of the non-solicitation restrictions described in the Merger Agreement, only if the Board had (A) determined in good faith, after consultation with its outside legal counsel and financial advisor(s), that such Acquisition Proposal constitutes or could reasonably be expected to constitute, result in or lead to a Superior Proposal, (B) determined in good faith, after consultation with its outside legal counsel, that the failure to provide such access or engage in such negotiations or discussions would be reasonably likely to be inconsistent with the fiduciary duties owed by the Company’s directors, and (C) received an acceptable confidentiality agreement from such person; provided that the Company was required to provide to Parent and Merger Sub any material non-public information or data that is provided to any person given such access that was not previously made available to Parent or Merger Sub prior to or substantially concurrently with the time it was provided to such person (and in any event within 24 hours). Upon the Company obtaining the Written Consent on December 6, 2022, the Company ceased to have any of the foregoing rights with respect to Acquisition Proposals from a third party. A more detailed description of the foregoing circumstances is provided in “The Merger Agreement — No Solicitation” and “The Merger Agreement — Termination of the Merger Agreement” beginning on pages [●] and [●], respectively.

Q:	Do you expect the Merger to be taxable to holders of Company Common Stock?

A:

The exchange of Company Common Stock for cash in the Merger generally will be a taxable transaction for United States federal income tax purposes and may also be taxable under state, local or other tax laws. You should read the section titled “The Merger — Material United States Federal Income Tax Consequences of the Merger” beginning on page [●]. The tax consequences of the Merger to you will depend on your particular circumstances. You should consult your tax advisors regarding the United States federal income tax consequences of the Merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Q:	What is householding and how does it affect me?

A:

The SEC permits companies to send a single set of certain disclosure documents to stockholders who share the same address and have the same last name, unless contrary instructions have been received, but only if the applicable company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate set of disclosure documents. This practice, known as “householding”, is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you received a householded mailing and you would like to have additional copies of this information statement mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to the Company by phone at (801) 221-6724 or by mail to Vivint Smart Home, Inc., 4900 North 300 West, Provo, Utah 84604. We will promptly send additional copies of this information statement upon receipt of such request.

Q:	Where can I find more information about the Company?

A:

We file periodic reports and other information with the SEC. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at (800) SEC-0330 for information about these facilities. This information is also available on the website maintained by the SEC at www.sec.gov. For a more detailed description of the available information, please refer to “Where You Can Find More Information” beginning on page [●].

Q:	Who can help answer my other questions?

A:

If you have more questions about the Merger, please contact us at (801) 221-6724. If your bank, brokerage firm, trust or other nominee holds your shares, you should call your bank, brokerage firm, trust or other nominee for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This information statement, and the documents to which we refer you in this information statement, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including, without limitation, statements regarding projections as described in “The Merger — Certain Financial Projections” beginning on page [●], which are subject to the “safe harbor” created by those sections. These statements may be identified by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “would,” “seeks,” “predicts,” “intends,” “plans,” “projects,” “estimates,” “anticipates” or the negative version of these words or other comparable words.

These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Accordingly, there are, or will be, important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. The projections by the Company’s management included in this information statement reflect assumptions and estimates by management of the Company, many of which are driven by factors beyond the control of the Company, and it can be expected that one or more of them will not materialize as expected or will vary significantly from actual results. Accordingly, you should not place undue reliance on these projections or any other forward-looking statements in this information statement, which are likewise subject to numerous uncertainties. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control. Those risks include, without limitation:

•

the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, including a termination under circumstances that could require the Company to pay the Termination Fee to Parent;

•

the inability to complete the Merger due to the failure to satisfy other conditions to completion of the Merger, including that a Governmental Entity may prohibit, delay or refuse to grant approval for the consummation of the Merger;

•	risks related to disruption of management’s attention from the Company’s ongoing business operations due to the Merger;

•	the effect of the announcement of the Merger on our business relationships, operating results and business generally, including our ability to retain key employees;

•	the risk that the Merger may not be completed in a timely manner;

•	the risk that actual costs could exceed the expected costs of the Merger;

•

the duration and scope of the evolving COVID-19 pandemic and its impact on the Company’s liquidity and capital resources, including on the Company’s customers and timing of payments, the sufficiency of credit facilities, and the Company’s compliance with lender covenants;

•	the ineffectiveness of steps the Company takes to reduce operating costs;

•	risks of the smart home and security industry, including risks of and publicity surrounding the sales, subscriber origination and retention process;

•	the highly competitive nature of the smart home and security industry and product introductions and promotional activity by the Company’s competitors;

•	the impact of litigation, complaints, product liability claims and/or adverse publicity;

•	the impact of changes in consumer spending patterns, consumer preferences, local, regional, and national economic conditions, crime, geopolitical tensions, weather, and demographic trends;

•	the impact of changes to prevailing economic conditions, including increasing interest rates, rising inflation and the expiration of federal, state and local economic stimulus programs;

•	increases and/or decreases in utility and other energy costs and increased costs related to utility or governmental requirements;

•	cost increases or shortages in smart home and security technology products or components, including disruptions in the Company’s supply chains;

•	the introduction of unsuccessful new Smart Home Services;

•	risks related to privacy and data protection laws, privacy or data breaches, or the loss of data;

•	the impact on the Company’s business, results of operations, financial condition, regulatory compliance and customer experience of the Vivint Flex Pay plan;

•	risks related to the Company’s exposure to variable rates of interest with respect to its revolving credit facility and term loan facility;

•	the Company’s inability to maintain effective internal control over financial reporting;

•	the Company’s inability to attract and retain employees due to labor shortages;

•	certain presently unknown or unforeseen factors; and

•

other risks detailed in our filings with the SEC, including under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Report on Form 10-K, filed with the SEC on March 1, 2022, in the Company’s most recent Quarterly Report on Form 10-Q, filed with the SEC on November 9, 2022, and in subsequent SEC filings. See the section titled “Where You Can Find More Information” beginning on page [●].

We believe that the assumptions on which our forward-looking statements are based are reasonable. However, we cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this information statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this information statement or the date of any document incorporated by reference in this document. Except as required by applicable law or regulation, we do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

THE PARTIES TO THE MERGER AGREEMENT

The Company

Vivint Smart Home, Inc.

4931 North 300 West

Provo, Utah 84604

Phone: (801) 377-9111

The Company is a leading smart home platform company in the United States, serving approximately 1.9 million subscribers as of September 30, 2022. The Company helps consumers create a customized fully integrated smart home solution for their home by integrating smart cameras (indoor, outdoor, doorbell), locks, lights, thermostats, garage door control, car protection and a host of safety and security sensors, and delivers that solution through our vertically integrated business model that includes hardware, software, sales, installation, support and professional monitoring. Additional information regarding the Company is contained in our filings with the SEC, copies of which may be obtained without charge by following the instructions in “Where You Can Find More Information” beginning on page [●].

Shares of Company Common Stock are listed with, and trade on, the NYSE under the symbol “VVNT”.

Parent

NRG Energy, Inc.

910 Louisiana Street

Houston, Texas 77002

Phone: (713) 537-3000

Parent is a consumer services company built on dynamic retail brands. Parent brings the power of energy to customers by producing and selling energy and related products and services, nationwide in the United States and Canada in a manner that delivers value to all of Parent’s stakeholders. Parent sells power, natural gas, and home and power services, and develops innovative, sustainable solutions, predominately under the brand names NRG, Reliant, Direct Energy, Green Mountain Energy, Stream, XOOM Energy and Goal Zero.

Shares of Parent’s common stock are listed with, and trade on, the NYSE under the symbol “NRG”.

Merger Sub

Jetson Merger Sub, Inc.

c/o NRG Energy, Inc.

910 Louisiana Street

Houston, Texas 77002

Phone: (713) 537-3000

Merger Sub, incorporated in the state of Delaware, was formed by Parent solely for the purpose of completing the Merger with the Company. Merger Sub is a wholly-owned subsidiary of Parent and has not carried on any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

THE MERGER

Background of the Merger

On an ongoing basis, the board of directors of the Company (the “Board”) regularly reviews and assesses the Company’s performance, risks, opportunities and strategy. Additionally, from time to time the Board and the Company’s management, together with their legal and financial advisors, review and evaluate strategic opportunities and alternatives available to the Company with a view to enhancing stockholder value. Such opportunities and alternatives include, among other things, remaining as a stand-alone entity and pursuing organic growth initiatives, divestitures (including the sale of the Company’s Canadian business and customer base to TELUS, Inc. in June 2022), business combinations and similar transactions.

As part of this ongoing review and evaluation, representatives of J.P. Morgan Securities LLC (“J.P. Morgan”) have periodically met with the Board and the Company’s management to offer its perspectives with respect to various strategic opportunities and alternatives and the overall market environment. The Company has had a longstanding relationship with J.P. Morgan and retained J.P. Morgan to act as its financial advisor in connection with the proposed merger based on, among other factors, J.P. Morgan’s experience in transactions similar to the proposed merger, its overall reputation and experience as an investment banking firm, and its knowledge of the Company’s business and operations and the smart home industry.

From time to time prior to and since the Company became a publicly traded company in January 2020, various parties have approached the Company regarding possible strategic transactions involving the Company. In response to such expressions of interest, the Board, or the Company’s management in consultation with the Board, have generally engaged in preliminary discussions with such parties to assess their level of interest and ability to pursue a potential transaction that would enhance stockholder value. Generally, these discussions did not result in formal proposals for the Company to evaluate or, in certain cases, resulted in proposals that the Company concluded significantly undervalued the Company. In particular, on May 6, 2022, the Company received an unsolicited letter from Party A, a private equity firm, expressing interest in acquiring the Company in an all-cash transaction valuing the Company at $8.50 per share of Company Common Stock. This proposal, which was submitted at a time when the price of Company Common Stock had recently declined along with broader market indices, represented a 34.7% premium to the market price of Company Common Stock as of the close of trading on the trading day immediately preceding receipt of the letter, and a 52.4% premium to the volume weighted average price of Company Common Stock for the previous 20 trading days. Also in early May, Party B, a strategic party, expressed interest in acquiring the Company, but did not propose any financial terms on which it would pursue a potential transaction.

On May 16, 2022, the Board held a regularly scheduled meeting with members of the Company’s senior management in attendance. In addition to addressing ordinary course matters, the Board met in executive session to review the letter from Party A and the expression of interest from Party B, and discuss the possibility of forming a strategic transactions committee of the Board to consider the exploration of potential strategic transaction alternatives, including the possibility of engaging in a process to contact parties to solicit interest in a potential transaction involving the Company, and to efficiently oversee any discussions with Party A and potentially other parties. Following discussion, the Board was supportive of engaging in discussions with Party A to explore its willingness and ability to make a revised proposal at an improved valuation that could potentially be of interest to the Board, and the Board approved the formation of a Strategic Transactions Committee (the “Transaction Committee”) consisting of David F. D’Alessandro, Joseph S. Tibbetts, Jr. and Peter Wallace. To facilitate the Board’s review of strategic alternatives, the Transaction Committee was authorized to, among other things, evaluate proposals relating to any potential strategic transaction, negotiate the terms of any agreement relating to any potential strategic transaction and make recommendations to the Board with respect to any potential strategic transaction. The decision of whether to enter into any potential strategic transaction remained with the Board, which received updates from the Transaction Committee on a periodic basis. Following the Board meeting, the Transaction Committee contacted representatives of J.P. Morgan to assist in the evaluation of the letter from Party A and a review of other potential strategic transactions.

Later in May, Party C, a private equity firm, expressed interest in the Company.

On June 3, 2022, the Transaction Committee met with members of the Company’s senior management and representatives of J.P. Morgan and Simpson Thacher & Bartlett LLP, the Company’s outside counsel (“Simpson Thacher”), in attendance. Representatives of J.P. Morgan reviewed with the Transaction Committee the letter from Party A, other potential strategic alternatives (including continuing as an independent public company) and a potential process to contact parties to solicit interest in a potential transaction involving the Company. Following discussion, the Transaction Committee approved of proceeding with a review of strategic alternatives, including a process to contact parties to solicit interest in a potential transaction involving the Company. The Transaction Committee also directed the Company’s senior management to prepare a long-term forecast for purposes of assisting it and the Board in their evaluation of strategic alternatives.

Following the Transaction Committee’s June 3, 2022 meeting, the Transaction Committee met approximately ten times through August 2022 to review potential strategic transactions, oversee the process to solicit interest in a potential transaction involving the Company and review discussions with parties contacted. At the Transaction Committee’s direction, representatives of J.P. Morgan contacted four strategic parties (including Party B) and ten private equity firms (including Party A and Party C) to solicit interest in a potential transaction. Of these 14 parties, two strategic parties (including Party B) and five private equity firms (including Party A) entered into confidentiality agreements with the Company. The confidentiality agreements included a standstill provision, which generally did not prohibit the counterparty from making private acquisition proposals to the Company and would cease to apply following, among other circumstances, the entry into a definitive agreement providing for an acquisition of the Company.

Beginning in June 2022, members of the Company’s senior management held management presentations with the parties that had executed a confidentiality agreement, each of which (other than one private equity firm that did not request a management presentation or conduct substantial due diligence) conducted due diligence that variously included access to written materials, due diligence sessions and other customary due diligence activities.

Also during this time, as directed by the Transaction Committee, the Company’s senior management prepared a long-term forecast, which included a set of financial projections based on assumptions and metrics that management believed were reasonably likely to be achieved (which we refer to as the “base case”) and a separate set of financial projections based on more optimistic assumptions and metrics that management believed were achievable but less likely to be achieved (which we refer to as the “optimized case”). The Company’s senior management reviewed the long-term forecast with the Transaction Committee at a meeting held on June 22, 2022. During that review, the Company’s senior management outlined for the Transaction Committee key assumptions, risks and opportunities underlying such forecast. Following review and discussion with the Transaction Committee, at a meeting held on June 27, 2022, the Company’s senior management reviewed and discussed the long-term forecast with the Board. As part of this review, the Company’s senior management discussed with the Board, among other things, key assumptions underlying such forecast, such as projections for new smart home installations, servicing costs and subscriber acquisition costs, as well as potential risks and opportunities regarding the potential achievement of such forecast. Following discussion, the Board directed additional revisions to the long-term forecast and, conditioned upon the further approval of the Transaction Committee (which was obtained at a meeting held on June 29, 2022), approved the long-term forecast, which we refer to as the “June Forecast”, and authorized the optimized case of the June Forecast to be shared with those parties interested in exploring a potential strategic transaction involving the Company. The June Forecast is summarized in the section entitled “Certain Financial Projections” beginning on page [●] of this information statement.

In early July 2022, at the direction of the Transaction Committee, representatives of J.P. Morgan sent a letter to the parties that had executed a confidentiality agreement inviting each such party to submit an initial non-binding proposal for a potential transaction involving an acquisition of the Company by July 20, 2022. On

July 20, 2022, Party A submitted to representatives of J.P. Morgan a revised letter expressing interest in acquiring the Company in an all-cash transaction valuing the Company in a range, the top end of which was $8.50 per share of Company Common Stock, the same per share previously proposed by Party A. Ultimately, no other party submitted a proposal for a potential transaction at this time, although certain parties, including Party B, continued to conduct limited due diligence activities.

After the close of trading on July 25, 2022, various media reports speculated that the Company was exploring strategic alternatives, including a potential sale of the Company. Following the release of these reports, representatives of J.P. Morgan received inquiries from two additional private equity firms and two additional strategic parties, including Parent, which contacted representatives of J.P. Morgan on August 10, 2022 to express interest in acquiring the Company. None of these parties proposed any financial terms on which it might be willing to pursue a potential transaction in connection with any of these inquiries. All of these inquiries were reviewed with the Transaction Committee following receipt of each such inquiry.

On August 9, 2022, the Board met with members of the Company’s senior management and representatives of J.P. Morgan and Simpson Thacher in attendance to review the process to solicit interest in a potential transaction involving the Company and to review discussions with various parties. While certain parties, including Parent and others that had made inquiries since the media reports on July 26, 2022 speculating that the Company was exploring strategic alternatives, continued to express varying degrees of interest in a potential transaction involving the Company in August 2022 (including Party B, which had stated that a transaction involving the Company was a strategic priority but that it could not submit a proposal because of the unavailability of debt financing at sufficiently attractive terms), none of these parties submitted a proposal for a potential transaction involving the Company. Representatives of J.P. Morgan discussed the impact of current market conditions, including the limited availability of debt financing on terms that would be attractive to a potential acquiror and the volatility in the equity markets, and the negative impact those conditions were having on the mergers and acquisitions market generally. While the process to that date had not yielded any value-enhancing strategic alternatives that the Company believed should warrant further exploration in light of the Board’s view that both the current market price of Company Common Stock and Party A’s proposal significantly undervalued the Company, the Board determined that, in the event that any of the parties continued to express interest in the Company or a potential transaction, representatives of J.P. Morgan could continue to communicate with any such parties and update the Board and the Transaction Committee in the event of any material contacts.

In August 2022, the Transaction Committee continued to consider strategic alternatives and on August 25, 2022, the Board met with members of the Company’s senior management and representatives of J.P. Morgan and Simpson Thacher in attendance, by which time the Board had generally ceased to solicit interest in a potential transaction involving the Company, and representatives of J.P. Morgan noted that parties other than Parent that had previously expressed varying degrees of interest in a potential transaction involving the Company had generally ceased to pursue a potential transaction at that time.

On September 8, 2022, representatives of J.P. Morgan spoke to representatives of Parent to discuss Parent’s continued interest in exploring a potential transaction involving the Company. Consistent with the Board’s directions, representatives of J.P. Morgan informed Parent that the Company was not actively soliciting interest in a potential transaction at the time and would only consider engaging in discussions if Parent were to make a specific proposal for the Company to consider.

On September 19, 2022, Mauricio Gutierrez, President and Chief Executive Officer of Parent, contacted David Bywater, Chief Executive Officer of the Company, to discuss Parent’s continuing interest in acquiring the Company. Following that conversation, on behalf of Parent, Mr. Gutierrez sent to Mr. Bywater a letter proposing that Parent acquire the Company in an all-cash transaction for $10.50 per share of Company Common Stock, which represented a 55.1% premium to the market price of Company Common Stock as of the close of trading on the previous trading day. Among other things, the proposal indicated that Parent would expect stockholders affiliated with Blackstone Inc. (collectively the “Blackstone Stockholders”) and Fortress Investment Group LLC

(collectively, the “Fortress Stockholders” and, together with the Blackstone Stockholders, the “Majority Stockholders”), which together hold a majority of the Company’s issued and outstanding shares of the Company Common Stock, to support the transaction in a customary manner. The letter also noted that Parent believed that the terms of Parent’s proposal were consistent with pro forma credit metrics that support Parent’s then-existing credit ratings. Following receipt of Parent’s proposal, Mr. Bywater informed the Transaction Committee.

On September 20, 2022, the Transaction Committee met with members of the Company’s senior management and a representative of Simpson Thacher in attendance. Mr. Bywater updated the Transaction Committee on his conversation with Mr. Gutierrez, and the Transaction Committee reviewed the proposal from Parent. Following the meeting, the Transaction Committee asked representatives of J.P. Morgan to provide information about Parent and its ability to finance a potential transaction to assist the Transaction Committee in its further review of Parent’s proposal.

On September 23, 2022, the Transaction Committee met with members of the Company’s senior management and representatives of J.P. Morgan and Simpson Thacher in attendance to further review and consider Parent’s proposal. Representatives from J.P. Morgan reviewed with the Transaction Committee the proposal from Parent and provided the Transaction Committee with additional information on Parent, including a preliminary assessment of its capacity to finance a potential transaction and the preliminary estimated potential effect of such financing on Parent’s credit ratings. Following discussion, including potential responses to Parent’s proposal, the Transaction Committee determined to seek an improved proposal from Parent prior to determining whether to permit senior management of the Company to engage in further discussions with Parent regarding a potential transaction involving the Company and to permit Parent to conduct a due diligence review of the Company, and directed Mr. Bywater to seek an improved proposal of $12.50 per share of Company Common Stock from Mr. Gutierrez.

On September 26, 2022, Mr. Bywater contacted Mr. Gutierrez and conveyed to him that Parent’s proposal undervalued the Company, and Parent would need to provide additional details regarding the terms of its proposed financing for a potential transaction and improve its proposal to $12.50 per share of Company Common Stock in order for the Company to consider facilitating a detailed due diligence review of the Company by Parent and permitting senior management to engage in discussions with Parent. On September 27, 2022, at the direction of the Transaction Committee, representatives of J.P. Morgan contacted representatives of Goldman Sachs & Co. LLC, financial advisor to Parent (“Goldman Sachs”), to seek additional details regarding the terms of Parent’s proposed financing and to convey that Parent would need to improve its proposal to $12.50 per share of Company Common Stock in order for Parent to engage in further discussions and conduct a due diligence review of the Company.

On September 30, 2022, Mr. Gutierrez called Mr. Bywater and verbally communicated a revised proposal to acquire the Company in an all-cash transaction at an increased proposed price of $12.00 per share of Company Common Stock and otherwise on the same terms and conditions as Parent’s original proposal but subject to the further conditions that the Company agree to a seven-week exclusivity period and that the Majority Stockholders execute and deliver an irrevocable consent or consents approving the merger after the execution of the merger agreement (which we refer to as the “written consent requirement”). Mr. Gutierrez also noted that Parent’s revised proposal of $12.00 per share of Company Common Stock was its best and final offer and that it would not pursue a transaction at a higher valuation. Later that day, the Transaction Committee met with members of the Company’s senior management and representatives of J.P. Morgan and Simpson Thacher in attendance. Mr. Bywater updated the Transaction Committee on the revised proposal that Mr. Gutierrez had verbally communicated. Following discussion, including of potential responses to Parent’s revised proposal, the Transaction Committee determined to update the Board on the discussions with Parent and discuss with the Board whether to explore a potential transaction with Parent on an exclusive basis.

On October 3, 2022, the Board met with members of the Company’s senior management and representatives of J.P. Morgan and Simpson Thacher in attendance. Mr. Bywater updated the Board on his discussions with Mr. Gutierrez, the initial proposal from Parent, the Transaction Committee’s direction to seek an improved proposal from Parent and Parent’s revised proposal. A representative of Simpson Thacher reviewed with the Board its fiduciary duties, including in connection with a potential transaction of the type contemplated by Parent’s proposal. Representatives of J.P. Morgan reviewed with the Board the process that had been conducted over the summer to solicit interest in a potential transaction involving the Company, the terms of Parent’s revised proposal, Parent’s ability to finance a transaction and the potential effect of such financing on Parent’s credit ratings, the market price of Company Common Stock and certain preliminary financial information regarding the Company. Representatives of J.P. Morgan also reviewed with the Board the financing market generally, including that the Company’s current financing terms were more favorable than those that would be expected to be obtained in the current market if the Company were to refinance its current financing, and that it was unlikely that any party requiring high-yield financing for a potential transaction would be able to obtain financing on terms that would be attractive in the current market. The Board then discussed Parent’s revised proposal, including potential responses, taking into account, among other things, Mr. Gutierrez’s statement that Parent would not increase its price proposal as well as considerations regarding the current market environment and the process that had been conducted over the summer to solicit interest in a potential transaction involving the Company. During the meeting, Peter Wallace, in his capacity as a Senior Managing Director of Blackstone confirmed that, if the Board were to move forward with Parent’s revised proposal and reach a definitive agreement, the Blackstone Stockholders would likely be supportive, but Mr. Wallace also noted that the Blackstone Stockholders did not have a need to sell their shares in the near-term and sought a strategy that enhances the Company’s value for all of the Company’s stockholders. Mr. Saffian, in his capacity as an investment professional of Fortress, indicated that he would review Parent’s revised proposal with Fortress and confirm, if the Board were to move forward with Parent’s revised proposal and reach a definitive agreement, whether the Fortress Stockholders would be supportive. Following discussion, the Board directed Mr. Bywater to inform Mr. Gutierrez that the Board would permit the Company’s senior management to engage in further discussions with Parent regarding Parent’s potential acquisition of the Company, and permit Parent to conduct a due diligence review of the Company on the basis of the price proposed in Parent’s revised proposal but that the exclusivity period should be limited to four weeks. The Board also authorized Mr. Bywater to report to Mr. Gutierrez that the Board believed that the Majority Stockholders were likely to support a Board-approved transaction in a customary manner, but that such support was being confirmed and in any event subject to the negotiation of mutually agreeable definitive documentation with respect to such transaction. The Board also directed J.P. Morgan to contact Goldman Sachs to clarify certain details regarding Parent’s revised proposal, including its proposed timing and potential outreach to ratings agencies.

Later on October 3, 2022, Mr. Bywater informed Mr. Gutierrez of the Board’s determinations, including that the Board would permit the Company’s senior management to engage in further discussions with Parent regarding Parent’s potential acquisition of the Company and permit Parent to conduct a due diligence review of the Company on the basis of the price proposed in Parent’s revised proposal but that the exclusivity period should be limited to four weeks.

On October 4, 2022, representatives of Parent spoke with Garner Meads, Chief Legal Officer of the Company, and, among other things, reiterated that Parent’s revised proposal was conditioned on the Company accepting Parent’s written consent requirement and clarified the details of this requirement. Also on October 4, 2022, the Company sent a draft non-disclosure agreement to Parent, which included a four-week exclusivity period and a standstill provision, which did not prohibit Parent from making private acquisition proposals to the Company.

Later on October 4, 2022, representatives of J.P. Morgan contacted representatives of Goldman Sachs to clarify certain details regarding Parent’s revised proposal, including its proposed timing and potential outreach to ratings agencies.

On October 5, 2022, representatives of Goldman Sachs spoke with representatives of J.P. Morgan regarding Parent’s revised proposal and emphasized that Parent’s revised proposal, including its increased proposed price of $12.00 per share of Company Common Stock, was conditioned on the Company accepting Parent’s written consent requirement.

On October 6, 2022, Parent sent to the Company a revised draft of the non-disclosure agreement, which included an exclusivity period of approximately six weeks through November 16, 2022. Later that day, the Company sent Parent a revised draft of the non-disclosure agreement, which included an exclusivity period through November 7, 2022.

Also on October 6, 2022, the Transaction Committee met with members of the Company’s senior management and representatives of J.P. Morgan and Simpson Thacher in attendance to discuss Parent’s insistence that the Company accept Parent’s written consent requirement in order for Parent to proceed with its revised proposal. Representatives of J.P. Morgan again reviewed with the Transaction Committee the process that had been conducted over the summer to solicit interest in a potential transaction, during which no proposal for a potential transaction involving the Company was received (other than Party A’s indication of interest). Representatives of J.P. Morgan also discussed the financing market generally and noted that it was unlikely that any party requiring high-yield financing for a potential transaction would be able to obtain financing on terms that would be attractive in the current market. Representatives of Simpson Thacher also reviewed with the Transaction Committee considerations relating to Parent’s written consent requirement, including prior transactions structured in such a manner. Following discussion, the Transaction Committee was supportive of moving forward with the proposed structure, subject to the approval of the Board, and directed Simpson Thacher to discuss Parent’s proposed written consent requirement with representatives of Blackstone and Fortress to confirm that they would not object to the proposed structure should there be a Board-approved transaction with mutually-agreeable definitive documentation following Parent’s due diligence review of the Company.

On October 7, 2022, representatives of the Fortress Stockholders confirmed to Simpson Thacher that, if the Board were to move forward with Parent’s revised proposal and reach a definitive agreement at the currently proposed cash consideration of $12.00 per share, the Fortress Stockholders would likely be supportive and would not object if the Company were to accept Parent’s written consent requirement, and representatives of the Blackstone Stockholders confirmed to Simpson Thacher that, if the Board were to move forward with Parent’s revised proposal and reach a definitive agreement at the currently proposed cash consideration of $12.00 per share, the Blackstone Stockholders would not object if the Company were to accept Parent’s written consent requirement.

Later on October 7, 2022, the Board met with members of the Company’s senior management and representatives of J.P. Morgan and Simpson Thacher in attendance to discuss Parent’s requirement that the Company, the Blackstone Stockholders and the Fortress Stockholders accept Parent’s written consent requirement in order for Parent to proceed with its revised proposal and Parent’s request for exclusivity through November 16, 2022. Representatives of J.P. Morgan reviewed with the Board the process that had been conducted over the summer to solicit interest in a potential transaction, during which no proposal for a potential transaction was received (other than Party A’s revised indication of interest). Representatives of J.P. Morgan also discussed the financing market generally and noted that it was unlikely that any party requiring high-yield financing for a potential transaction would be able to obtain financing on terms that would be attractive in the current market. Representatives of Simpson Thacher also reviewed with the Board considerations relating to Parent’s written consent requirement, including prior transactions structured in such a manner. Following discussion, the Board was supportive of agreeing to exclusivity through November 16, 2022. Regarding Parent’s written consent requirement, the Board directed representatives of J.P. Morgan to seek Parent’s agreement that for a specified period of time following execution of a written consent the Board could consider unsolicited alternative proposals (and, if the Company were to enter into a definitive agreement providing for a superior alternative proposal, the written consent would be of no force or effect), but the Board agreed that, if Parent would not move forward unless the Company were to accept Parent’s written consent requirement, the Board was supportive of moving forward with Parent’s written consent requirement.

Later on October 7, 2022, following the Board meeting, representatives of J.P. Morgan contacted Goldman Sachs to seek from Parent a period of time after a written consent is executed during which the Board could consider unsolicited alternative proposals. Representatives of Goldman Sachs reiterated that Parent would not move forward unless the Company were to accept Parent’s written consent requirement. After J.P. Morgan reported back to members of the Company’s senior management and updated the Transaction Committee, and in light of the Board’s instructions at its October 7, 2022 meeting, the Company informed Parent that it would agree to Parent’s written consent requirement. Parent’s position in this regard was relayed to the Blackstone Stockholders and the Fortress Stockholders. The Company and Parent then finalized the non-disclosure agreement over the next couple of days, which was executed on October 9, 2022. The non-disclosure agreement provided for a four-week exclusivity period that terminated on November 8, 2022, with an automatic eight-day extension in the event that the parties continued to diligently pursue a possible transaction on the date the exclusivity period initially would have expired.

Following the execution of the non-disclosure agreement, Parent and its advisors and representatives commenced a due diligence review of the Company that included access to a virtual data room, review of additional written materials, due diligence sessions and other customary due diligence. In connection with this due diligence review, members of Parent’s management periodically spoke to members of the Company’s management relating to the status of Parent’s due diligence review of the Company and the progress of other transaction workstreams. The Company’s senior management also prepared an updated version of the optimized case of the June Forecast to reflect changes in interest rates of the Company’s existing financing, potential changes in its commercial financing arrangements, a decrease in new installations in 2022 and 2023 in light of year-to-date performance and more precise assumptions around the Company’s cost reduction and revenue initiatives, which updated forecast was reviewed by the Transaction Committee and subsequently approved by the Board at its October 31, 2022 meeting discussed below. We refer to this updated optimized case of the long-term forecast as the “October Forecast”, which was made available to J.P. Morgan for use in its financial analyses and to Parent. The October Forecast is summarized in the section entitled “Certain Financial Projections” beginning on page [●] of this information statement.

On October 13, 2022, the Transaction Committee met with members of the Company’s senior management and representatives of J.P. Morgan and Simpson Thacher in attendance. Representatives from J.P. Morgan reviewed with the Transaction Committee the potential impact of such financing on the credit ratings of Parent’s secured and unsecured debt. Representatives of Simpson Thacher reviewed with the Transaction Committee the Company’s initial draft of the merger agreement that contemplated, among other things: the agreed-upon written consent requirement, that all equity awards would accelerate and be entitled to receive the merger consideration, a period for Parent to obtain debt financing that would be either a period of 40 calendar days from the signing of the definitive merger agreement or a period of 10 business days that would commence upon the delivery by the Company to Parent of certain information to facilitate Parent’s financing for the transaction, a “hell or high water” efforts covenant requiring Parent to take all actions to obtain all necessary antitrust approvals, and a company termination fee equal to 2.5% of transaction equity value payable in certain limited circumstances. Following discussion, the Board approved providing the draft merger agreement to Parent. Later that day, representatives of Simpson Thacher sent the draft merger agreement to Parent and White & Case LLP (“White & Case”), outside counsel to Parent. On October 14, 2022, J.P. Morgan delivered its initial relationship disclosure letter to the Company.

On October 19, 2022, the Transaction Committee met with members of the Company’s senior management and representatives of J.P. Morgan and Simpson Thacher in attendance. Members of the Company’s senior management and representatives of J.P. Morgan and Simpson Thacher updated the Transaction Committee on the status of the potential transaction, including Parent’s ongoing due diligence review and the forthcoming meetings between Parent’s management and credit ratings agencies.

On October 21, 2022, White & Case sent a revised draft of the merger agreement to Simpson Thacher that provided, among other things: (a) that unvested equity awards (other than Company SARs) would not accelerate but would instead be converted into awards in respect of Parent common stock, (b) that the Majority Stockholders would also enter into voting and support agreements committing them to, among other things, vote shares of Company Common Stock beneficially owned by them (subject to certain limitations) in favor of adoption of the merger agreement (including by written consent) (c) provisions relating to Parent’s debt financing, including the period to obtain debt financing, remained subject to review, (d) Parent would not agree to any action to obtain antitrust approval if such action, either individually or when taken together with any other such actions, would, or would reasonably be expected to have, a material and adverse impact on (1) Parent or its affiliates or subsidiaries or the Company or its subsidiaries or any of their respective businesses, operations, condition (financial or otherwise) or prospects or (2) the economic or business benefits Parent reasonably expected to derive as a result of the consummation of the transactions to obtain antitrust approval, (e) a company termination fee equal to 4.0% of transaction equity value, which would be payable in a wider range of circumstances than those proposed by the Company, including if Parent were to terminate the merger agreement because the Majority Stockholders failed to deliver the written consents on the date the merger agreement was executed, and (f) the Company would be required to reimburse Parent for costs and expenses incurred by Parent in enforcing the Company’s obligation to pay the termination fee and Parent’s transaction expenses up to $10 million in the event that Parent terminates the merger agreement because the Company stockholders fail to provide the requisite vote at a stockholder’s meeting.

On October 24, 2022, the Transaction Committee met with members of the Company’s senior management and representatives of J.P. Morgan and Simpson Thacher in attendance to discuss Parent’s revised merger agreement. The Transaction Committee continued its meeting in executive session without members of the Company’ senior management or representatives of J.P. Morgan present to discuss certain terms in Parent’s revised merger agreement relating to the treatment of employee equity awards and other compensation and benefits matters.

On October 27, 2022, the Transaction Committee met with members of the Company’s senior management and representatives of J.P. Morgan and Simpson Thacher in attendance. Representatives from J.P. Morgan updated the Transaction Committee regarding the status of Parent’s due diligence review of the Company and noted that Goldman Sachs had informed J.P. Morgan that the review by ratings agencies regarding the effect of the proposed transaction on Parent’s credit ratings was unlikely to be completed prior to mid-November, and that Parent would not be prepared to enter into any definitive documentation or announce a transaction prior to the rating agency process being completed to Parent’s satisfaction.

On October 28, 2022, the Transaction Committee again met with members of the Company’s senior management and representatives of J.P. Morgan and Simpson Thacher in attendance. Mr. Bywater updated the Transaction Committee further on Parent’s due diligence review of the Company and further conversations he had Mr. Gutierrez regarding Parent’s timing expectations in light of the ratings agency timetable. During such conversations, Parent noted that it did not believe it would be in a position to announce a transaction until December given the rating agency timetable.

Later on October 28, 2022, representatives of Simpson Thacher sent representatives of White & Case a revised draft of the merger agreement that reflected the discussions with the Transaction Committee and contemplated, among other things, that: all equity awards would accelerate and be entitled to receive the merger consideration, a “hell or high water” efforts covenant requiring Parent to take all actions necessary to obtain all required antitrust approvals, a company termination fee equal to 2.75% of transaction equity value, which would be payable in a limited set of circumstances, and no expense reimbursement under any circumstances.

On October 31, 2022, the Board met with members of the Company’s senior management and representatives of J.P. Morgan and Simpson Thacher in attendance. Dana Russell, Chief Financial Officer of the Company, presented the October Forecast to the Board and reported on the notable changes made since the June Forecast was presented to the Board. Representatives of J.P. Morgan reviewed with the Board certain preliminary financial information regarding the Company based on the October Forecast, which did not result in any material changes compared to the financial information previously reviewed with the Board and the Transaction Committee. Representatives of Simpson Thacher reviewed with the Board recent negotiations regarding the terms of the merger agreement.

On November 4, 2022, representatives of White & Case sent representatives of Simpson Thacher a revised draft of the merger agreement that provided, among other things, that (a) no unvested equity awards (other than Company SARs and Company RSUs) would accelerate but would instead be converted into awards in respect of Parent common stock, (b) Parent would not agree to any action to obtain antitrust approval if such action would be material and adverse to Parent and its affiliates (including the Company and its subsidiaries upon consummation of the merger), taken as a whole, (c) subject to clause (d) below, a company termination fee equal to 4.0% of transaction equity value which would be payable by the Company to Parent in a wider range of circumstances than those proposed by the Company, (d) a company termination fee equal to 2.0% of the transaction equity value if Parent were to terminate the merger agreement because the Majority Stockholders failed to deliver the written consent on the date the merger agreement was executed, and (e) the Company would be required to reimburse Parent for costs and expenses incurred by Parent in enforcing the Company’s obligation to pay the termination fee and Parent’s transaction expenses up to $10 million in the event that Parent terminates the merger agreement because the Company stockholders fail to provide the requisite vote at a stockholder’s meeting.

On November 10, 2022, members of the Company’s senior management traveled to Princeton, NJ and met with Parent’s senior management at Parent’s offices during which they discussed, among other things, the Company’s strategic plan and Parent’s strategic rationale for the transaction. The parties did not discuss post-transaction compensation or benefits of the Company’s senior management.

On November 11, 2022, the Transaction Committee met with members of the Company’s senior management and representatives of J.P. Morgan and Simpson Thacher in attendance. Mr. Bywater updated the Transaction Committee on his recent conversation with Mr. Gutierrez relating to the timeline of the potential transaction, including that all ratings agencies were expected to provide feedback no later than the week of November 21. Mr. Bywater also reported that Mr. Gutierrez had advised that, in light of the timetable with the ratings agencies, Parent was not likely to be prepared to agree to an announce a transaction until at least December 5 and therefore Parent was requesting that the Company agree to extend exclusivity from November 16 until December 5. In addition, Mr. Gutierrez confirmed to Mr. Bywater that Parent had substantially completed its due diligence review of the Company. Representatives of J.P. Morgan also updated the Transaction Committee on a discussion with Goldman Sachs regarding Parent’s debt commitment and potential financing. Representatives of Simpson Thacher updated the Transaction Committee on the status of the draft merger agreement under negotiation. The Transaction Committee instructed Mr. Bywater to press Mr. Gutierrez further on the potential timetable being proposed by Parent and the need for more detailed information regarding Parent’s proposed financing.

On November 12, 2022, Mr. Bywater spoke to Mr. Gutierrez regarding the Company’s need for additional information regarding Parent’s debt commitment and potential financing and the Company’s desire that a transaction, if ultimately agreed, be announced following receipt of ratings agency feedback rather than on December 5.

On November 14, 2022, the Transaction Committee met with members of the Company’s senior management and representatives of J.P. Morgan and Simpson Thacher in attendance at which meeting Mr. Bywater updated the Transaction Committee on his conversation with Mr. Gutierrez on November 12, 2022, and the Transaction Committee discussed Parent’s proposed timetable as well as potential responses to Parent’s request to extend the exclusivity period to December 5.

On November 15, 2022, the Board met with members of the Company’s senior management and representatives of J.P. Morgan and Simpson Thacher in attendance. Mr. Bywater updated the Board on his recent conversations with Mr. Gutierrez regarding Parent’s proposed timetable and the discussions regarding these conversations held with the Transaction Committee. Representatives of J.P. Morgan reviewed with the Board the market prices of Company Common Stock and Parent’s common stock following their respective earnings releases, and representatives of Simpson Thacher reviewed with the Board the open issues in the draft merger agreement. Following discussion, the Board determined not to grant Parent’s request to extend the exclusivity period to December 5, 2022 but that the Company and its financial and legal advisors should continue to move forward with seeking to negotiate a mutually agreeable transaction.

On November 16, 2022, Mr. Gutierrez spoke to Mr. Bywater and informed Mr. Bywater that Parent had received feedback from S&P Global Inc. regarding the impact of the proposed transaction on Parent’s credit ratings and again requested that the Company extend the exclusivity period, which would expire at the end of the day, until December 5, 2022. Mr. Bywater responded that the Board was not willing to extend the exclusivity period. Later that day, representatives of Simpson Thacher sent to Parent and representatives of White & Case a revised draft of the merger agreement that provided, among other things, that all equity awards would accelerate and be entitled to receive the merger consideration, a “hell or high water” efforts covenant requiring Parent to take all actions necessary to obtain all required antitrust approvals, a company termination fee equal to 2.75% of transaction equity value, which would be payable in a limited set of circumstances, and no expense reimbursement under any circumstances.

On November 17, 2022, the Transaction Committee met with members of the Company’s senior management and representatives of J.P. Morgan and Simpson Thacher in attendance. During the meeting, Mr. Bywater provided an update on his most recent conversation with Mr. Gutierrez, and the Transaction Committee discussed Parent’s renewed request to extend the exclusivity period and Parent’s most recent proposals regarding the treatment of employee equity awards and other compensation and benefits matters. The Transaction Committee continued its meeting in executive session without members of the Company’ senior management or representatives of J.P. Morgan present to discuss certain terms in Parent’s revised merger agreement relating to the treatment of employee equity awards and other compensation and benefits matters.

Also on November 17, 2022, representatives of Goldman Sachs shared a draft debt commitment letter with representatives of J.P. Morgan, pursuant to which Goldman Sachs Bank USA (“GS Bank”) would backstop $2.1 billion of the financing required for the transaction. From November 17, 2022 until the execution of the merger agreement, in consultation with and at the direction of the Transaction Committee and the Board, members of the Company’s senior management and representatives of J.P. Morgan and Simpson Thacher sought to have Parent increase the amount of financing that would be backstopped under the debt commitment letter; however, Parent was unwilling to seek such an increase from GS Bank because, among other things, it had a substantial amount undrawn on its existing revolving credit facility that could be used if needed to finance the transaction. As Parent indicated it might rely on undrawn amounts under its existing revolver to partially fund the transaction, members of the Company’s senior management and representatives of J.P. Morgan and Simpson Thacher, in consultation with the Transaction Committee and the Board, negotiated additional provisions designed to provide the Company with further assurances that Parent would have the necessary funds available to close the transaction, including covenants that Parent would maintain specified cash or cash availability levels to fund the merger consideration.

On November 22, 2022, representatives of White & Case sent representatives of Simpson Thacher a revised draft of the merger agreement that provided, among other things, that (a) Parent would not be required to agree to any action with respect to itself and its subsidiaries, or any action with respect to the Company and its subsidiaries that would have a “material adverse effect” on the Company, to obtain antitrust approval and (b) a company termination fee equal to 3.75% of transaction equity value, which would be payable in a more limited set of circumstances that no longer included the failure of the written consents to be delivered on the same date as the execution of the merger agreement, and (c) the Company would be required to reimburse Parent for Parent’s transaction expenses up to $10 million if (i) Parent were to terminate the merger agreement because the Majority Stockholders failed to deliver the written consent on the date the merger agreement was executed or (ii) the merger agreement was terminated because the requisite approval of the Company’s stockholders was not obtained at a stockholders’ meeting held to adopt the merger agreement, with the amount of any expense reimbursement actually paid being credited against any subsequent termination fee payable by the Company. Representatives of White & Case also separately sent to representatives of Simpson Thacher a proposal relating to the treatment of employee equity awards and other compensation and benefits matters, which was supplemented by discussions between Messrs. Bywater and Gutierrez, and a draft of the form of the voting and support agreement to be delivered by the Majority Stockholders, which draft was shared with representatives of Weil, Gotshal & Manges LLP, outside counsel to Blackstone (“Weil Gotshal”), and representatives of Fried, Frank, Harris, Shriver & Jacobson LLP, outside counsel to Fortress (“Fried Frank”). Until the approval of the merger agreement by the Board, White & Case, Weil Gotshal and Fried Frank exchanged several drafts of, and finalized, the voting and support agreements.

From November 22, 2022 through November 29, 2022, the Transaction Committee met on seven occasions with members of the Company’s senior management and representatives of Simpson Thacher in attendance, during which the Transaction Committee discussed the overall status of the potential transaction, including the potential timing thereof, as well as Parent’s proposals regarding the treatment of employee equity awards and other compensation and benefits matters, including the retention of members of senior management. During this time, representatives of Simpson Thacher and White & Case exchanged proposals regarding the open items in the merger agreement, including the treatment of employee equity awards and other compensation and benefits matters. The treatment of equity awards and other compensation and benefits matters were also the subject of discussions and proposals exchanged between David F. D’Alessandro, Chairman of the Board, and Mr. Bywater, on the one hand, and Mr. Gutierrez, on the other hand. Also during this time, at Parent’s request, the Transaction Committee authorized members of senior management, in conjunction with their separate outside counsels, to negotiate with Parent regarding their individual potential post-closing compensation and benefits arrangements, which are described in greater detail in the section entitled “Interests of Our Directors and Executive Officers in the Merger” beginning on page [●] of this information statement, subject to the Transaction Committee and the Company’s counsel being apprised of all such negotiations.

On November 29, 2022, the Board met with members of the Company’s senior management and representatives of J.P. Morgan and Simpson Thacher in attendance. At such meeting, Mr. Bywater and Mr. D’Alessandro provided the Board with an update on recent discussions with Mr. Gutierrez and Parent regarding the treatment of employee equity awards and other compensation and benefits matters, including Parent’s requirement that it be permitted to negotiate retention arrangements with certain members of senior management in advance of any transaction announcement, and Parent’s continued request to for exclusivity during the period from November 30, 2022 through December 5, 2022. Representatives of Simpson Thacher reviewed with the Board the open points in the draft merger agreement, including the financing commitments being procured by Parent and provisions relating to Parent’s obligation to maintain certain cash and cash availability levels to fund the merger consideration. After discussion, the Board determined that the Company and its representatives should continue to seek to finalize all definitive agreements in advance of December 5, 2022. The Board further determined to not grant any further exclusivity to Parent at this time.

From November 29, 2022 until the evening of December 5, 2022, representatives from Simpson Thacher and White & Case exchanged additional drafts of the merger agreement, including proposals relating to the treatment of employee equity awards and other compensation and benefits matters, during which time the parties resolved the remaining open points, including: (a) unvested equity awards (other than Company SARs, and Company RSUs) would not accelerate but would instead be converted into awards in respect of Parent common stock (with any Company RSUs and Company PSUs that would be eligible to vest prior to March 31, 2023 vesting immediately following the Closing), (b) Parent would not be required to take any action to obtain antitrust approval if such action would have a material adverse effect on itself and its subsidiaries taken as a whole or on the Company and its subsidiaries taken as a whole, (c) Parent would not be required to close the transaction prior to the expiration of two business days following the expiration of a period of 12 consecutive business days that would commence upon the delivery by the Company to Parent of certain information to facilitate Parent’s financing of the transaction (and if the financing had not been obtained by February 15, 2023, such period could not begin prior to February 27, 2023), (d) a company termination fee equal to 3.35% of transaction equity value payable in limited circumstances and (e) the Company would be required to reimburse Parent for up to $10 million of its expenses if (i) Parent were to terminate the merger agreement because the

Majority Stockholders failed to deliver the written consent on the date the merger agreement was executed or (ii) the merger agreement was terminated because the requisite approval of the Company’s stockholders was not obtained at a stockholders’ meeting held to adopt the merger agreement, with the amount of any expense reimbursement actually paid being credited against any subsequent termination fee payable by the Company. Also during this time period, as authorized by the Transaction Committee, members of senior management, in conjunction with their separate outside counsels, negotiated with Parent regarding their individual post-closing compensation and benefits arrangements, which are described in greater detail in the section entitled “Interests of Our Directors and Executive Officers in the Merger” beginning on page [●] of this information statement, and the Transaction Committee and the Company’s counsel were apprised of all such negotiations and representatives of White & Case continued to negotiate with Weil Gotshal, on behalf of the Blackstone Stockholders, and Fried Frank, on behalf of the Fortress Stockholders, the terms and conditions of the voting and support agreements to be executed by those parties.

During the evening of December 5, 2022, the Board met with members of the Company’s senior management and representatives of J.P. Morgan and Simpson Thacher in attendance. In connection with the meeting, the Board was furnished a disclosure statement, dated December 2, 2022, provided by J.P. Morgan that identified prior or current engagements or relationships between J.P. Morgan and each of Parent, the Company, the Blackstone Stockholders, the Fortress Stockholders and certain of their respective affiliates and portfolio companies. The relationships with Parent and its affiliates are discussed in greater detail in the section entitled “Opinion of J.P. Morgan Securities LLC” beginning on page [●] of this information statement. At the meeting, representatives of J.P. Morgan reviewed the disclosure statement with the Board, and representatives of Simpson Thacher reviewed the prior or current engagements or relationships between Simpson Thacher and each of Parent and the Blackstone Stockholders. At the request of the Board, J.P. Morgan reviewed with the Board J.P. Morgan’s financial analysis of the Merger Consideration, and rendered its oral opinion to the Board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the Merger Consideration to be paid to the holders of shares of Company Common Stock in the proposed merger was fair, from a financial point of view, to such holders. J.P. Morgan subsequently confirmed its December 5, 2022 oral opinion by delivering its written opinion to the Board, dated December 6, 2022, that, as of such date, the Merger Consideration to be paid to the holders of shares of Company Common Stock in the proposed Merger was fair, from a financial point of view, to such holders. For a detailed discussion of J.P. Morgan’s opinion, please see below under “Opinion of J.P. Morgan Securities LLC.” Representatives of Simpson Thacher then provided the Board with a summary of the terms of the draft Merger Agreement, the financing commitments being procured by Parent and the related definitive documentation, including the arrangements negotiated between Parent and members of senior management. After further discussion by the Board, the Board unanimously (i) resolved that the Merger Agreement and the transactions contemplated thereby, including the potential merger, were advisable, fair to and in the best interests of the Company and the stockholders of the Company, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the potential merger, (iii) directed that the Merger Agreement be submitted to the stockholders of the Company and (iv) determined and resolved to recommend that the stockholders of the Company adopt the Merger Agreement.

Following the Board meeting, early on December 6, 2022, the Company and Parent executed the Merger Agreement, White & Case, on behalf of Parent, delivered to Simpson Thacher, on behalf of the Company, a copy of the executed Commitment Letter, and the Majority Stockholders and Parent executed and delivered to each other voting and support agreements. Later on December 6, 2022, following the execution of the Merger Agreement and the voting and support agreements, the Majority Stockholders delivered the Written Consent to the Company, which provided a copy thereof to Parent. Prior to the commencement of trading of Company Common Stock and Parent common stock on the New York Stock Exchange on December 6, 2022, the Company and Parent issued a joint press release announcing the proposed transaction.

Reasons for the Merger

In the course of the Board making the determinations described above under the caption “The Merger — Background of the Merger” beginning on page [●], the Board consulted with management of the Company, as well as the Company’s legal and financial advisors, and considered the following potentially positive factors, which are not intended to be exhaustive and are not presented in any relative order of importance:

•

Merger Consideration. The Board considered the $12.00 per share in cash to be paid as merger consideration in relation to (i) the Board’s estimate of the current and future value of the Company as an independent entity, (ii) the multiple of enterprise value to EBITDA implied by such price and (iii) the market price of Company Common Stock on December 5, 2022, the last trading day before we announced the Merger.

•

Strategic Alternatives: The Board considered the likelihood and potential benefits of other potential strategic or other business combination transactions (including with alternative acquirors) and continuing as an independent company.

•

The Board considered the potential values, benefits, risks and uncertainties facing the Company’s stockholders associated with possible strategic alternatives to the Merger (including possible alternative business combinations and scenarios involving the possibility of remaining independent), and the timing, risks and likelihood of accomplishing such alternatives, taking into account (i) the fact that the Company has, since becoming a public company through the merger of Legacy Vivint Smart Home, Inc. with a subsidiary of Mosaic Acquisition Corp., a publicly traded special purpose acquisition company, engaged in discussions with parties that have expressed interest in a potential transaction with the Company and which have historically not resulted in formal proposals for the Board to evaluate or, in certain cases, resulted in proposals that the Company concluded significantly undervalued the Company, (ii) its understanding of other parties most likely to be willing and able to acquire or engage in other strategic transactions with the Company, including as a result of the process that had been conducted over the summer of 2022 to solicit and assess interest in a potential transaction, during which process four strategic parties and ten private equity firms were contacted but no proposal for a potential transaction was received (other than Party A’s revised indication of interest), (iii) the fact that, since the media reports on July 26, 2022 speculating that the Company was exploring strategic alternatives, no party other than Parent had submitted a proposal for a potential transaction and (iv) after consultation with J.P. Morgan, the fact that it was unlikely that any party requiring high-yield financing for a potential transaction would be able to obtain financing on acceptable terms in the current market.

•

The Board also considered the risk that soliciting interest in a potential transaction from additional parties, especially after no proposal for a potential transaction was received during the process that had been conducted over the summer of 2022 (other than Party A’s revised indication of interest that was substantially lower than Parent’s revised proposal), could have resulted in the loss of an opportunity to consummate a transaction with Parent and distracted senior management from implementing the Company’s business plan.

•

While the Board remained supportive of the Company’s strategic plan and optimistic about its prospects on a stand-alone basis, the Board considered the Company’s future prospects if the Company were to remain an independent public company, including the competitive landscape, the business, financial and execution risks and the Company’s relationships with customers, providers and suppliers and the potential impact of those factors on the trading price of Company Common Stock (which cannot be quantified numerically).

•

Based on the value, risk allocation, timing and other terms and conditions negotiated with Parent, the Board ultimately determined that the acquisition by Parent is more favorable to the Company’s stockholders than any other strategic alternative reasonably available to the Company, including continuing as an independent public company.

•

Negotiations with Parent: The Board considered the benefits for the Company and its stockholders that we and our advisors were able to obtain during our extensive negotiations with Parent and that the Merger Agreement was the product of arm’s-length negotiations and contained terms and conditions that were, in the Board’s view, advisable and favorable to the Company and its stockholders.

•

Premium to trading price: The Board considered that the Merger Consideration of $12.00 per share to be received by the Company stockholders in the Merger represents a significant premium over the market prices at which shares of Company Common Stock traded prior to the announcement of the execution of the Merger Agreement, including the fact that the Merger Consideration of $12.00 represented a premium of approximately:

•	33.5% over the closing price of shares of Company Common Stock on December 5, 2022, the last trading day before the announcement of the execution of the Merger Agreement,

•

53.8% over the volume weighted average price of shares of Company Common Stock during the three months prior to the last trading day before the announcement of the execution of the Merger Agreement, and

•

20.0% over the agreed price of shares of Company Common Stock for the merger of Legacy Vivint Smart Home, Inc. with a subsidiary of Mosaic Acquisition Corp., a publicly traded special purpose acquisition company, which resulted in the Company being a publicly traded company.

•

Cash consideration: The Board considered the fact that the Merger Consideration is all cash, which provides certainty and immediate liquidity and value to the Company’s stockholders, enabling the Company’s stockholders to realize value that has been created at the Company while eliminating long-term business and execution risk.

•

Majority Stockholder support: The Board considered the support of the Majority Stockholders, which collectively controlled approximately 58.6% of the aggregate outstanding shares of Company Common Stock as of December 6, 2022, and which will be receiving the same form and amount of Merger Consideration for their shares of Company Common Stock as all other stockholders of the Company.

•	Parent’s reputation: The Board considered the business reputation, experience and capabilities of Parent and its management.

•

Fairness opinion: The Board considered the financial analysis of J.P. Morgan, as well as the oral opinion of J.P. Morgan, rendered to the Board on December 5, 2022, which was subsequently confirmed by delivery of a written opinion dated December 6, 2022 that, as of such date and based upon and subject to the factors and assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by J.P. Morgan in preparing its opinion as set forth therein, the Merger Consideration to be paid to the holders of shares of Company Common Stock (other than as specified in such opinion) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. The J.P. Morgan opinion is more fully described below under the caption “The Merger — Opinion of J.P. Morgan Securities LLC” beginning on page [●] and the full text of the J.P. Morgan opinion is attached to this information statement as Annex B.

•

Merger Agreement: The Board considered, in consultation with its outside legal counsel, the terms of the Merger Agreement, which were the product of arm’s-length negotiations and contained terms and conditions that were, in the Board’s view, advisable and favorable to the Company and its stockholders, including:

•	the representations, warranties and covenants of the parties, the conditions to the parties’ obligations to complete the Merger and their ability to terminate the Merger Agreement;

•	the limited number and nature of the conditions to Parent’s obligation to consummate the Merger;

•	the fact that the definition of “material adverse effect” has a number of customary exceptions and is generally a very high standard applied by courts;

•	the fact that the Company has sufficient operating flexibility to conduct its business in the ordinary course between execution of the Merger Agreement and consummation of the Merger;

•

the Merger not being subject to a financing condition, the limited number and nature of the conditions to funding set forth in the Commitment Letter and the obligation of Parent and Merger Sub to use their reasonable best efforts to obtain the financing;

•	the ability of the Company to seek specific performance in the event that Parent breaches the Merger Agreement; and

•

the requirement that the parties promptly (i) take all actions to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate, in the most expeditious manner practicable, the transactions contemplated by the Merger Agreement and (ii) use reasonable best efforts to obtain all necessary governmental approvals.

•

Likelihood of consummation: The Board considered the likelihood that the Merger would be completed, in light of, among other things, the conditions to the Merger, the absence of a financing condition, the covenants by the parties to promptly obtain all necessary governmental approvals and the likelihood of obtaining required antitrust approval for a transaction with Parent prior to the End Date.

•

Financing: The Board considered Parent’s capacity to incur financing and to retain the Company’s existing financing and that Parent obtained committed debt financing for the transaction from a reputable financial institution as well as the fact that Parent must use its reasonable best efforts to consummate the Debt Financing or the Permanent Financing in lieu thereof, and such financing, together with cash and liquidity available on hand at Parent, provides for sufficient funds to consummate the transactions contemplated by the Merger Agreement, including related fees and expenses required to be paid as of the consummation of the Merger.

•

Appraisal rights: The Board considered the fact that appraisal rights are available to the Company’s stockholders who properly exercise their statutory rights under Section 262 of the DGCL (see “Appraisal Rights” beginning on page [●] and Annex C).

The Board also considered and balanced against the potentially positive factors a number of potentially negative factors concerning the Merger, including the following factors:

•

Participation in future gains: The Board considered the fact that following the completion of the Merger, the Company will no longer exist as an independent public company and that the Company’s existing stockholders will not be able to participate in any future earnings or growth of the Company, or in any future appreciation in value of shares of Company Common Stock.

•

Risks associated with announcement of the Merger: The Board considered the possibility of disruption that could result from the announcement of the Merger on the Company’s operations, stock price, business ventures, employees, distributors, customers, suppliers and other business partners and the resulting distraction of management’s attention from day-to-day operations of the business and its ability to attract and retain key employees during the pendency of the Merger.

•

Risks associated with a failure to consummate the Merger: The Board considered the fact that, while the Merger is expected to be completed, there are no assurances that all conditions to the parties’ obligations to complete the Merger will be satisfied or waived, and as a result, it is possible that the Merger may not be completed, as described under the caption “The Merger Agreement — Conditions to the Closing of the Merger” beginning on page [●]. The Board noted the fact that, if the Merger is not completed, (i) the Company will have incurred significant risk, transaction expenses and opportunity costs, including the possibility of disruption to its operations, diversion of management and employee attention, employee attrition and a potentially negative effect on our business and client relationships, (ii) depending on the circumstances that caused the Merger not to be completed, it is likely that the trading price of the Company Common Stock will decline, potentially significantly and (iii) the market’s perception of the Company’s prospects could be adversely affected.

•

Restrictions on the operation of the Company’s business: The Board considered the fact that the Merger Agreement prohibits the Company from taking a number of actions relating to the conduct of its business prior to the Closing without the prior written consent of Parent, which may delay or prevent the Company from undertaking business opportunities that may arise during the pendency of the Merger, whether or not the Merger is completed.

•

Written Consent and no-solicitation provision: The Board considered the fact that, as a condition to entering into the Merger Agreement, Parent required that the Merger Agreement include a provision requiring that the Written Consent be delivered on the same day that the Merger Agreement was executed, as well as a provision permitting Parent to terminate the Merger Agreement if the Majority Stockholders failed to execute and deliver the Written Consent on that day. The Board also considered the fact that, following the delivery of the Written Consent, the Merger Agreement prohibits the Company from considering Acquisition Proposals, including unsolicited Acquisition Proposals.

•

Termination fees: The Board considered the possibility that the Termination Fee payable to Parent in certain circumstances might have the effect of discouraging alternative Acquisition Proposals or reducing the price of such proposals.

•

Tax treatment: The Board considered the fact that any gains arising from the receipt of the Merger Consideration would generally be taxable to the Company stockholders for United States federal income tax purposes.

•	Stockholder litigation: The Board considered the risk of litigation arising from stockholders in respect of the Merger Agreement or transactions contemplated thereby.

During its consideration of the transaction with Parent, the Board was also aware of and considered that the Company’s directors and executive officers may have interests in the Merger that differ from, or are in addition to, their interests as stockholders of the Company generally, as described under the caption “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page [●].

After taking into account all of the factors set forth above, as well as others, the Board determined that the potentially positive factors outweighed the potentially negative factors. The foregoing discussion of the factors considered by the Board is not intended to be exhaustive, but summarizes the material information and factors considered by the Board in its consideration of the Merger. The Board reached the decision to recommend and approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, in light of the factors described above and other factors the Board felt were appropriate. In view of the variety of factors and the quality and amount of information considered, the Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and individual members of the Board may have given different weights to different factors. The Board conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, senior management of the Company, J.P. Morgan as financial advisor, and Simpson Thacher as legal advisor, and considered the factors overall to be favorable to, and to support, its determinations. This explanation of the reasoning of the Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [●].

Opinion of J.P. Morgan Securities LLC

Pursuant to an engagement letter, the Company retained J.P. Morgan as its financial advisor in connection with the Merger and to deliver a fairness opinion in connection with the Merger.

At the meeting of the Board held on December 5, 2022, J.P. Morgan rendered its oral opinion to the Board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the Merger Consideration to be paid to the holders of shares of Company Common Stock in the Merger was fair, from a financial point of view, to such holders. J.P. Morgan has confirmed its December 5, 2022 oral opinion by delivering its written opinion to the Board, dated December 6, 2022, that, as of such date, the Merger Consideration to be paid to the holders of shares of Company Common Stock (other than the holders of the Excluded Shares) in the Merger was fair, from a financial point of view, to such stockholders.

The full text of the written opinion of J.P. Morgan dated December 6, 2022, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Annex B to this information statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this information statement is qualified in its entirety by reference to the full text of such opinion. The holders of shares of Company Common Stock are urged to read the opinion in its entirety. J.P. Morgan’s written opinion is addressed to the Board (in its capacity as such), was directed only to the consideration to be paid to the holders of Company Common Stock (other than the holders of Excluded Shares) in the Merger and did not address any other aspect of the Merger. J.P. Morgan expressed no opinion as to the fairness of the consideration to the holders of any other class of securities, holders of the Excluded Shares, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger or any other matter.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed a draft, dated December 5, 2022, of the Merger Agreement;

•	reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates;

•

compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•

compared the financial and operating performance of the Company with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of Company Common Stock and certain publicly traded securities of such other companies;

•

reviewed certain internal financial analyses and the October Forecast prepared by the management of the Company relating to its business (which are summarized under the section titled “Certain Financial Projections” beginning on page [●] of this information statement); and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of the Company with respect to certain aspects of the Merger, the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by the Company or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to its engagement letter with the Company, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of the Company or Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on the October Forecast provided to it, J.P. Morgan assumed that it was reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which the October Forecast relates. J.P. Morgan expressed no view as to the October Forecast or the assumptions on which it was based. J.P. Morgan also assumed that the Merger and the other transactions contemplated by the Merger Agreement will be consummated as described in the Merger Agreement, and that the definitive Merger Agreement would not differ in any material respects from the draft thereof furnished to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by the Company and Parent in the Merger Agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to the Company with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company or on the contemplated benefits of the Merger.

The October Forecast furnished to J.P. Morgan was prepared by the Company’s management. The Company does not publicly disclose internal financial analyses and forecasts of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the Merger, and the October Forecast was not prepared with a view toward public disclosure. The October Forecast was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of the Company’s management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in the October Forecast. For more information regarding the use of the October Forecast and other forward-looking statements, please refer to the sections titled “Certain Financial Projections” beginning on page [●] of this information statement.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of the date of such opinion. Subsequent developments may affect J.P. Morgan’s written opinion dated December 6, 2022, and J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be paid to the holders of Company Common Stock (other than the holders of the Excluded Shares) in the Merger, and J.P. Morgan expressed no opinion as to the fairness of any consideration paid in connection with the Merger to the holders of any other class of securities, holders of the Excluded Shares, creditors or other constituencies of the Company or the underlying decision by the Company to engage in the Merger. J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Merger, or any class of such persons relative to the Merger Consideration to be paid to the holders of Company Common Stock in the Merger or with respect to the fairness of any such compensation.

The terms of the Merger Agreement, including the Merger Consideration, were determined through arm’s length negotiations between the Company and Parent, and the decision to enter into the Merger Agreement was solely that of the Board. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Board in its evaluation of the Merger and should not be viewed as determinative of the views of the Board or the Company’s management with respect to the Merger or the Merger Consideration.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodology in rendering its opinion to the Board on December 5, 2022 and in the presentation delivered to the Board on such date in connection with the rendering of such opinion and this summary does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion.

Public Trading Multiples

Using publicly available information, J.P. Morgan compared selected financial data of the Company with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to the Company. These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for the purposes of J.P. Morgan’s analysis, may be considered sufficiently similar to those of the Company. However, none of the companies selected is identical to the Company, and certain of these companies may have characteristics that are materially different from those of the Company. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the selected companies differently than they would affect the Company.

For each of the following analyses performed by J.P. Morgan, estimated financial data for the Company and the selected companies was based on information J.P. Morgan obtained from the October Forecasts, public filings, and publicly available information obtained from FactSet Research Systems. The multiples for each of the selected companies were based on such information.

Among other calculations, with respect to the Company and the selected companies, J.P. Morgan calculated the ratio of each company’s “firm value” (calculated as the value of outstanding equity securities (taking into account dilutive securities in accordance with the treasury stock method, as appropriate) based on the relevant company’s closing stock price, plus debt and capitalized leases, less cash and cash equivalents) as of December 2, 2022 to (i) such company’s estimated earnings before interest, tax, depreciation and amortization and stock-based compensation (“SBC”) and adjusted for non-recurring items (together, the “Adjusted EBITDA”) for the fiscal year ending December 31, 2022 (the “FV/2022E Adjusted EBITDA”) and (ii) such company’s estimated Adjusted EBITDA for the fiscal year ending December 31, 2023 (the “FV/2023E Adjusted EBITDA”).

The following table presents the results of this analysis:

The Company	FV/2022E Adjusted EBITDA	FV/2023E Adjusted EBITDA
Based on share price as of December 2, 2022	6.3x	6.0x
Based on share price as of July 25, 2022[1]	5.3x	4.9x

[1]	The last full trading day prior to publication of news reports relating to a potential acquisition of the Company.

Selected Companies	FV/2022E Adjusted EBITDA		FV/2023E Adjusted EBITDA
ADT Inc.	7.9x		7.4x
Alarm.com Holdings, Inc.	18.0x		21.7x
Resideo Technologies, Inc.	4.6x		4.5x
Snap One Holdings Corp.	10.0x		9.9x
Arlo Technologies, Inc.	NM	[2]	NM	[2]

[2]	Multiples < 0x or > 50x deemed non-meaningful (“NM”).

Based on the results of this analysis and other factors J.P. Morgan considered appropriate in its professional judgment and experience, J.P. Morgan selected a trading multiple reference range of 5.5x to 8.0x for the Company’s FV/2022E Adjusted EBITDA. After applying such ranges to the Company’s forecasted Adjusted EBITDA for the calendar year 2022, based on the October Forecast, the analysis resulted in an implied per share equity value range, rounded to the nearest $0.25, of approximately $7.00 to $15.00 for the Company Common

Stock. The range of implied per share equity values for the Company Common Stock was compared to (i) the closing share price of Company Common Stock of $9.43 on December 2, 2022, and (ii) the amount of the Merger Consideration of $12.00 per share.

Based on the results of this analysis and other factors J.P. Morgan considered appropriate in its professional judgment and experience, J.P. Morgan selected a trading multiple reference range of 5.0x to 7.5x for the Company’s FV/2023E Adjusted EBITDA. After applying such ranges to the Company’s forecasted Adjusted EBITDA for the calendar year 2023, based on the October Forecast, the analysis resulted in an implied per share equity value range, rounded to the nearest $0.25, of approximately $6.50 to $14.75 for the Company Common Stock. The range of implied per share equity values for the Company Common Stock was compared to (i) the closing share price of Company Common Stock of $9.43 on December 2, 2022, and (ii) the amount of the Merger Consideration of $12.00 per share.

Selected Transaction Analysis

Using publicly available information, J.P. Morgan examined selected transactions involving businesses which J.P. Morgan judged to be similar to the Company’s business (or aspects thereof) based on J.P. Morgan’s experience and familiarity with the industries in which the Company operates. Specifically, J.P. Morgan reviewed the transactions below, and calculated the ratio of each target company’s firm value to the target company’s Adjusted EBITDA for the twelve calendar-month period (“LTM”) prior to announcement of the applicable transaction (“FV/LTM Adjusted EBITDA”), based on publicly available information.

Announcement Date	Acquiror	Target	FV/LTM Adjusted EBITDA
January 2010	Tyco International Ltd.	Brink’s Home Security Holdings, Inc.	8.8x
April 2010	GTCR LLC	Protection One, Inc.	6.9x
December 2010	Ascent Capital Group, Inc.	Monitronics International, Inc.	6.2x
October 2012	Spectrum Brands Holdings, Inc.	Hardware & Home Improvement Group of Stanley Black & Decker, Inc.	7.4x	[3]
July 2013	Ascent Capital Group, Inc.	Security Networks, LLC	9.4x
February 2016	Apollo Global Management LLC	ADT Corporation	6.7x
February 2022	Resideo Technologies, Inc.	First Alert, Inc.	10.8x	[3,4]

[3]	Transaction value and LTM Adjusted EBITDA from press release.
[4]	9.9x pro forma for tax benefits and 6.4x pro forma for cost synergies and tax benefits, respectively.

None of the selected transactions reviewed was identical to the Merger. However, the selected transactions were chosen because certain aspects of the transactions, for purposes of J.P. Morgan’s analysis, may be considered sufficiently similar to the Merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the transaction differently than they would affect the Merger.

Based on the results of this analysis and other factors J.P. Morgan considered appropriate, J.P. Morgan selected a transaction multiple reference range for FV/LTM Adjusted EBITDA of 6.25x to 9.5x and applied it to the Company’s Adjusted EBITDA for the twelve months ended September 30, 2022 provided by the Company’s management, which resulted in an implied per share equity value range, rounded to the nearest $0.25, of $9.00 to $19.00 for the Company Common Stock. The range of implied per share equity values for Company Common Stock was compared to (i) the closing share price of Company Common Stock of $9.43 on December 2, 2022, and (ii) the amount of the Merger Consideration of $12.00 per share.

Discounted Cash Flow Analysis

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for the Company Common Stock.

The unlevered free cash flows that the Company is expected to generate from September 30, 2022 through December 31, 2026 were provided to J.P. Morgan in the October Forecast. For purposes of this analysis, SBC was treated as a cash expense, reducing unlevered free cash flow by the respective amount. J.P. Morgan calculated a range of terminal values of the Company by applying perpetual growth rates ranging from 2.0% to 3.0% to the unlevered free cash flow of the Company during the terminal year. The unlevered free cash flows and the range of terminal values were then discounted to present values as of September 30, 2022 using a mid-year convention and a range of discount rates from 9.5% to 10.5%, which was chosen by J.P. Morgan based upon its analysis of the weighted average cost of capital of the Company. The analysis resulted in an implied per share equity value range, rounded to the nearest $0.25, of $8.25 to $14.00. The range of implied per share equity values for Company Common Stock was compared to (i) the closing share price of Company Common Stock of $9.43 on December 2, 2022, and (ii) the amount of the Merger Consideration of $12.00 per share.

Other Information

J.P. Morgan observed certain additional information that was not considered part of J.P. Morgan’s financial analysis with respect to its opinion but was noted for informational purposes, including the following:

52-Week Historical Trading Range. J.P. Morgan reviewed the 52-week trading range of the Company’s end of day share prices for the period ended December 2, 2022, rounded to the nearest $0.25, which was $3.25 to $11.00 per share of Company Common Stock, compared to (i) the closing share price of Company Common Stock of $9.43 on December 2, 2022, and (ii) the amount of the Merger Consideration of $12.00 per share. J.P. Morgan noted that historical trading range analyses were presented merely for reference purposes only and were not relied upon for valuation purposes.

Analyst Price Targets. J.P. Morgan reviewed the price targets of certain publicly available equity research analyst price targets for Company Common Stock available as of December 2, 2022, which provided a reference range of $7.00 to $10.00 per share of Company Common Stock. J.P. Morgan compared the analyst price targets to (i) the closing share price of Company Common Stock of $9.43 on December 2, 2022, and (ii) the amount of the Merger Consideration of $12.00 per share. J.P. Morgan noted that the analyst price targets were presented merely for reference purposes only and were not relied upon for valuation purposes.

Miscellaneous

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of the Company. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to the Company, and none of the selected transactions reviewed was identical to the Merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of the Company. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the Merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to the Company and the transactions compared to the Merger.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise the Company with respect to the Merger and deliver an opinion to the Board with respect to the Merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with the Company and the industries in which it operates.

For services rendered in connection with the Merger and the delivery of its opinion, the Company has agreed to pay J.P. Morgan a fee of $53 million, of which $2.5 million became payable upon the delivery of the opinion and the remainder will be payable upon the consummation of the Merger. In addition, the Company has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement. During the two years preceding the date of J.P. Morgan’s written opinion, neither J.P. Morgan nor its affiliates have had any material financial advisory or material commercial or investment banking relationships with Parent. During the two years preceding the date of J.P. Morgan’s written opinion, J.P. Morgan and its affiliates have had, and continue to have, commercial or investment banking relationships with the Company, for which J.P. Morgan and such affiliates have received and will receive customary compensation. Such services during such period have included acting as joint lead arranger and joint lead bookrunner on the Company’s credit facilities in July 2021 and joint bookrunner on the Company’s offering of debt securities (through a subsidiary) in July 2021. During the two years preceding the date of J.P. Morgan’s written opinion, J.P. Morgan and its affiliates have had, and continue to have, commercial or investment banking relationships with Blackstone Inc. (“Blackstone”), affiliates of which are significant shareholders of the Company, and its portfolio companies for which J.P. Morgan and such affiliates have received and will receive customary compensation. Such services during such period have included acting as financial advisor to a Blackstone-related entity in connection with its acquisition of an ownership interest in Elba Liquefaction Company in May 2022, as joint bookrunner on an offering of debt securities of a Blackstone-related entity in September 2021, as joint bookrunner on an offering of equity securities of a Blackstone-related entity in September 2021 and as lead bookrunner on the credit facility of a Blackstone-related entity in February 2021. Such services during such period have also included providing debt syndication, debt and equity underwriting and financial advisory services to portfolio companies of Blackstone unrelated to the Merger. During the two years preceding the date of J.P. Morgan’s written opinion, J.P. Morgan and its affiliates have had, and continue to have, commercial or investment banking relationships with Fortress Investment Group LLC (“Fortress”), affiliates of which are significant shareholders of the Company, and its portfolio companies for which J.P. Morgan and such affiliates have received and will receive customary compensation. Such services during such period have included providing financial advisory services to portfolio companies of Fortress unrelated to the Merger. During the two year period preceding delivery of its opinion, the aggregate fees recognized by J.P. Morgan from the Company were approximately $1.8 million, from Parent were approximately $0.8 million, from Blackstone were approximately $262.9 million, and from Fortress were approximately $9.0 million. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of Blackstone and portfolio companies of Blackstone, for which it receives customary compensation or other financial benefits. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company, Parent, Blackstone and Fortress. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company, Parent, Blackstone or Fortress for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or other financial instruments. The information regarding fees recognized by J.P. Morgan disclosed in this paragraph is based upon information provided to the Company by J.P. Morgan.

Certain Financial Projections

The Company does not, as a matter of general practice, publicly disclose detailed internal projections of its future financial performance other than for providing, from time to time, estimates of certain expected financial results and operational metrics in its regular annual and quarterly earnings press releases and other investor materials. The Company has, however, as part of its ordinary course strategic and business planning efforts prepared forecasts and projections for internal use, which forecasts and projections, among other things, may have informed its publicly disclosed high level financial guidance. For purposes of assisting the Board and the Transaction Committee in their evaluation of strategic alternatives, and at the Transaction Committee’s direction, the Company’s senior management prepared and provided to the Board certain financial forecasts in June 2022 (the “June Forecast”). Senior management updated the optimized case of the June Forecast in October 2022 to reflect changes in interest rates of the Company’s existing financing, potential changes in its commercial financing arrangements, a decrease in new installations in 2022 and an expected decrease in new installations in 2023 in light of 2022 year-to-date performance and more precise assumptions around the Company’s cost reduction and revenue initiatives (as updated, the “October Forecast” and, together with the “June Forecast”, the “Forecasts”). In connection with the Board’s and the Transaction Committee’s evaluation of strategic alternatives in Summer 2022, the June Forecast was provided to J.P. Morgan for use in connection with performing its financial analyses, and the optimized case of the June Forecast was provided to parties interested in exploring a potential strategic transaction involving the Company in connection with their due diligence review of the Company. In connection with the Board and the Transaction Committee’s evaluation of the potential transaction with Parent, the October Forecast was provided to J.P. Morgan for use in connection with performing its financial analysis summarized under “Opinion of J.P. Morgan Securities LLC” above and to Parent in connection with its due diligence review of the Company. A summary of the Forecasts are set forth below.

June Forecast (Base Case)

(US$ in millions, except for subscriber data)	2022E	2023E	2024E	2025E	2026E
Total Revenue	1,635	1,753	1,890	2,041	2,225
Net Income (Loss)	(218)	(112)	(79)	(50)	(2)
Adjusted EBITDA(1)	694	767	830	903	995
Covenant EBITDA(2)	1,098	1,221	1,333	1,450	1,589
New Subscribers(3)	380,635	417,850	459,877	507,452	561,541
Total Subscribers(3)	1,967,187	2,133,291	2,316,940	2,520,630	2,760,991
Attrition Rate(4)	11.6%	12.3%	12.4%	12.5%	12.1%
Unlevered Free Cash Flow(5)	186	250	284	323	367
Stock Based Compensation	119	90	80	80	80

(1)

“Adjusted EBITDA” is defined as net income (loss) before interest, taxes, depreciation, amortization, stock-based compensation (or non-cash compensation), further adjusted to exclude the merchant discount rate add-back, changes in the fair value of the derivative liability associated with our public and private warrants and certain other non-recurring expenses or gains.

(2)

“Covenant Adjusted EBITDA” is defined as net income (loss) before interest expense (net of interest income), income and franchise taxes and depreciation and amortization (including amortization of capitalized subscriber acquisition costs), further adjusted to exclude the effects of certain contract sales to third parties, non-capitalized subscriber acquisition costs, stock based compensation, changes in the fair value of the derivative liability associated with our public and private warrants and certain unusual, non-cash, non-recurring and other items permitted in certain covenant calculations under our financing agreements.

(3)

“New Subscribers” is the aggregate number of net new smart home and security subscribers originated during a given period and excludes new subscribers acquired by the transfer of a service contract from one subscriber to another and subscribers from sales pilot initiatives.

(4)

“Attrition Rate” is the aggregate number of canceled smart home and security subscribers during the prior 12-month period divided by the monthly weighted average number of Total Subscribers based on the Total Subscribers at the beginning and end of each month of a given period. Subscribers are considered canceled when they terminate in accordance with the terms of their contract, are terminated by us or if payment from such subscribers is deemed uncollectible (when at least four monthly billings become past due). If a sale of a service contract to third parties occurs, or a subscriber relocates but continues their service, we do not consider this as a cancellation. If a subscriber transfers their service contract to a new subscriber, we do not consider this a cancellation. Attrition Rate excludes subscribers from sales pilot initiatives.

(5)

“Unlevered Free Cash Flow” is defined as Adjusted EBITDA (before stock-based compensation) less estimated cash taxes (net of the benefit of tax credits), capitalized services and upgrade costs, loss share payments and other cash flow items.

June Forecast (Optimized Case)

(US$ in millions, except for subscriber data)	2022E	2023E	2024E	2025E	2026E
Total Revenue	1,636	1,771	1,939	2,136	2,384
Net Income (Loss)	(217)	(105)	(53)	14	111
Adjusted EBITDA(1)	694	772	853	961	1,096
Covenant EBITDA(2)	1,098	1,230	1,361	1,510	1,690
New Subscribers(3)	380,635	417,850	459,877	507,452	561,541
Total Subscribers(3)	1,970,026	2,140,270	2,327,423	2,534,084	2,776,763
Attrition Rate(4)	11.4%	12.0%	12.2%	12.4%	12.0%
Unlevered Free Cash Flow(5)	187	262	343	424	516
Stock Based Compensation	119	90	80	80	80

(1)

“Adjusted EBITDA” is defined as net income (loss) before interest, taxes, depreciation, amortization, stock-based compensation (or non-cash compensation), further adjusted to exclude the merchant discount rate add-back, changes in the fair value of the derivative liability associated with our public and private warrants and certain other non-recurring expenses or gains.

(2)

“Covenant Adjusted EBITDA” is defined as net income (loss) before interest expense (net of interest income), income and franchise taxes and depreciation and amortization (including amortization of capitalized subscriber acquisition costs), further adjusted to exclude the effects of certain contract sales to third parties, non-capitalized subscriber acquisition costs, stock based compensation, changes in the fair value of the derivative liability associated with our public and private warrants and certain unusual, non-cash, non-recurring and other items permitted in certain covenant calculations under our financing agreements.

(3)

“New Subscribers” is the aggregate number of net new smart home and security subscribers originated during a given period and excludes new subscribers acquired by the transfer of a service contract from one subscriber to another and subscribers from sales pilot initiatives.

(4)

“Attrition Rate” is the aggregate number of canceled smart home and security subscribers during the prior 12-month period divided by the monthly weighted average number of Total Subscribers based on the Total Subscribers at the beginning and end of each month of a given period. Subscribers are considered canceled when they terminate in accordance with the terms of their contract, are terminated by us or if payment from such subscribers is deemed uncollectible (when at least four monthly billings become past due). If a sale of a service contract to third parties occurs, or a subscriber relocates but continues their service, we do not consider this as a cancellation. If a subscriber transfers their service contract to a new subscriber, we do not consider this a cancellation. Attrition Rate excludes subscribers from sales pilot initiatives.
(5)

“Unlevered Free Cash Flow” is defined as Adjusted EBITDA (before stock-based compensation) less estimated cash taxes (net of the benefit of tax credits), capitalized services and upgrade costs, loss share payments and other cash flow items.

October Forecast

(US$ in millions, except for subscriber data)	2022E	2023E	2024E	2025E	2026E
Total Revenue	1,669	1,814	1,972	2,130	2,304
Net Income (Loss)	(112)	(118)	(62)	(29)	19
Adjusted EBITDA(1)	744	785	884	959	1,042
Covenant EBITDA(2)	1,128	1,246	1,347	1,453	1,566
New Subscribers(3)	371,127	398,300	428,031	458,389	491,467
Total Subscribers(3)	1,966,902	2,119,797	2,280,766	2,452,894	2,636,792
Attrition Rate(4)	11.1%	12.0%	12.1%	12.1%	12.1%
Unlevered Free Cash Flow(5)	172	235	363	397	455
Stock Based Compensation	82	84	84	84	84

(1)

“Adjusted EBITDA” is defined as net income (loss) before interest, taxes, depreciation, amortization, stock-based compensation (or non-cash compensation), further adjusted to exclude the merchant discount rate add-back, changes in the fair value of the derivative liability associated with our public and private warrants and certain other non-recurring expenses or gains.

(2)

“Covenant Adjusted EBITDA” is defined as net income (loss) before interest expense (net of interest income), income and franchise taxes and depreciation and amortization (including amortization of capitalized subscriber acquisition costs), further adjusted to exclude the effects of certain contract sales to third parties, non-capitalized subscriber acquisition costs, stock based compensation, changes in the fair value of the derivative liability associated with our public and private warrants and certain unusual, non-cash, non-recurring and other items permitted in certain covenant calculations under our financing agreements.

(3)

“New Subscribers” is the aggregate number of net new smart home and security subscribers originated during a given period and excludes new subscribers acquired by the transfer of a service contract from one subscriber to another and subscribers from sales pilot initiatives.

(4)

“Attrition Rate” is the aggregate number of canceled smart home and security subscribers during the prior 12-month period divided by the monthly weighted average number of Total Subscribers based on the Total Subscribers at the beginning and end of each month of a given period. Subscribers are considered canceled when they terminate in accordance with the terms of their contract, are terminated by us or if payment from such subscribers is deemed uncollectible (when at least four monthly billings become past due). If a sale of a service contract to third parties occurs, or a subscriber relocates but continues their service, we do not consider this as a cancellation. If a subscriber transfers their service contract to a new subscriber, we do not consider this a cancellation. Attrition Rate excludes subscribers from sales pilot initiatives.

(5)

“Unlevered Free Cash Flow” is defined as Adjusted EBITDA (before stock-based compensation) less estimated cash taxes (net of the benefit of tax credits), capitalized services and upgrade costs, loss share payments and other cash flow items.

The Forecasts were not prepared with a view to public disclosure and are included in this information statement only because the June Forecast was made available to certain parties and their representatives in connection with their due diligence review of the Company and to J.P. Morgan and the October Forecast was made available to Parent and certain of its representatives in connection with their due diligence review of the Company and to J.P. Morgan for use in connection with their financial analysis. The Forecasts were not prepared with a view to compliance with generally accepted accounting principles (“GAAP”) as applied in the United States, the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Forecasts included above, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and express no opinion on, the Forecasts.

The Forecasts included in this information statement have been prepared by the Company’s management and are subjective in many respects. Furthermore, the Forecasts do not take into account any circumstances or events occurring after the date they were prepared, including the Merger. The information in the Forecasts are not fact and should not be relied upon as being necessarily predictive of future results, and readers of this information statement are cautioned not to place undue reliance on this information. Although this summary of the Forecasts is presented with numerical specificity, the projections reflect numerous variables, assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the Forecasts were prepared, taking into account the relevant information available to management at the time. However, such variables, assumptions and estimates are inherently uncertain and many of which are beyond the control of our management. Because the Forecasts cover multiple years, by their nature, the information contained therein becomes subject to greater uncertainty with each successive year. The Forecasts reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. The information contained in the Forecasts is subjective in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the information contained in the Forecasts constitutes forward-looking information and is subject to risks and uncertainties, including the various risks set forth in the Company’s Form 10-K for the year ended December 31, 2021 and the other reports filed by the Company with the SEC.

The inclusion of this information should not be regarded as an indication that the Board, the Company, Parent, or any of their respective affiliates, advisors or other representatives or any other recipient of this information considered, or now considers, the Forecasts to be predictive of actual future results.

The information contained in the Forecasts constitutes forward-looking statements. For information on factors that may cause the Company’s future results to materially vary, see the section titled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [●] of this information statement.

Except to the extent required by applicable federal securities laws, we do not intend, and expressly disclaim any responsibility, to update or otherwise revise the Forecasts to reflect circumstances existing after the date when management prepared the Forecasts or to reflect the occurrence of future events or changes in general economic or industry conditions, even in the event that any of the assumptions underlying the Forecasts are shown to be in error. By including in this document a summary of the Forecasts, neither the Board, the Company, Parent nor any of their respective affiliates, advisors or other representatives makes any representation to any stockholder regarding the ultimate performance of the Company or the Surviving Corporation compared to the information contained in such financial forecasts and should not be read to do so.

Certain of the measures included in the Forecasts may be considered non-GAAP financial measures, including Adjusted EBITDA, Covenant EBITDA and Unlevered Free Cash Flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies. The Company has not prepared, and the Board has not considered, a reconciliation of these non-GAAP financial measures to applicable GAAP financial measures.

Financing

In connection with its entry into the Merger Agreement, Parent has entered into the Commitment Letter with GS Bank and the Commitment Letter Joinder with the Committing Banks pursuant to which and subject to the terms and conditions set forth therein, the Committing Banks have agreed to provide the Bridge Facility for the purpose of financing a portion of the consideration to be paid pursuant to the terms of the Merger Agreement and to pay fees and expenses related thereto. To the extent applicable, the commitments under the Bridge Facility will be reduced in equivalent amounts in respect of any Permanent Financing and upon other specified events prior to the consummation of the Merger. The funding of the Bridge Facility is contingent on the satisfaction of certain customary conditions, including, among others:

•

the consummation of the Merger substantially concurrently with the borrowing under the Bridge Facility, in all material respects in accordance with the Merger Agreement after giving effect to any modifications, amendments, supplements, consents, waivers or requests, other than those modifications, amendments, supplements, consents, waivers or requests that are materially adverse to the lenders without the consent of GS Bank;

•	the delivery of certain consolidated financial statements relating to Parent, Company and their respective subsidiaries;

•	since December 6, 2022, the absence of a “material adverse effect” (as defined in the Merger Agreement as in effect as of December 6, 2022);

•	the accuracy in all material respects of certain limited representations and warranties;

•	the execution and delivery of definitive documentation with respect to the Bridge Facility;

•	GS Bank’s receipt of standard closing deliverables (including, among others, certain security documents, a solvency certificate and customary legal opinions);

•	engagement by Parent of one or more investment banks to sell or privately place all or a portion of the Permanent Financing;

•	payment of fees and expenses to GS Bank and the other lenders; and

•	delivery of all “know your customer” and anti-money laundering documentation and other information reasonably requested by GS Bank.

The obligations of Parent and Merger Sub to complete the Merger are not subject to the consummation of the Debt Financing, the Permanent Financing or any other financing condition.

Instead of funding amounts available under the Bridge Facility, Parent intends to consummate the Permanent Financing. Upon the consummation of the Merger, Parent intends to retain the indebtedness of the Company outstanding on such date under (i) that certain Second Amended and Restated Credit Agreement, dated as of July 9, 2021, among the Company’s wholly-owned subsidiary, APX Group, Inc., a Delaware corporation, as borrower, Vivint Group Holdings, Inc., a Delaware corporation, the other guarantors party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent (the “Company Credit Agreement”), (ii) APX Group, Inc.’s 6.75% Senior Secured Notes due 2027 and (iii) APX Group, Inc.’s 5.75% Senior Notes due 2029 (clauses (ii) and (iii), together, the “Company Notes”).

Interests of Our Directors and Executive Officers in the Merger

You should be aware that the Company’s executive officers and directors have interests in the Merger that are different from, or in addition to, the interests of the Company stockholders generally. The Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement. These interests are described below.

Employment Agreements Acceleration Provisions

The employment agreements with each of Messrs. Daniel Garen, Garner Meads, Rasesh Patel, Dana Russell and Todd Santiago provide that upon a termination of the executive’s employment by the Company without “cause” or due to the executive’s resignation with “good reason” (all such terms as defined in the applicable employment agreement), within the six months prior to, or the eighteen (18) months following, a change in control, the Company will accelerate (x) the vesting of 100% of then unvested outstanding time-based restricted stock units and other time-based Company equity compensation awards; and (y) solely with respect to Messrs. Patel, Russell and Santiago, all unpaid retention bonus payments set forth in the applicable employment agreement.

Transition and Consulting Agreement with David Bywater

On December 6, 2022, Parent entered into a Transition and Consulting Agreement with the Company’s Chief Executive Officer, David Bywater (the “Consulting Term Sheet”). Pursuant to the terms of the Consulting Term Sheet, the parties agreed to cause the Company to enter into a consulting agreement effective upon the Closing that provides: (i) Mr. Bywater will cease employment and will transition to providing consulting services as of the Closing, (ii) in exchange for the consulting services, the Company will pay Mr. Bywater $85,000 per month for a period of one-year following the Closing unless extended by mutual agreement, and (iii) to the extent the Company terminates the consulting agreement prior to the six (6) month anniversary of the Closing, the Company will pay Mr. Bywater as if he were engaged through the six (6) month anniversary. The Consulting Term Sheet also provides that, effective upon the transition from employee to consultant upon the Closing, Mr. Bywater’s termination of employment will be treated as a “good leaver termination” (as defined in his employment agreement with the Company) and Mr. Bywater will be entitled to all severance payments, benefits and accelerated vesting of equity awards under, and in accordance with, the terms of his employment agreement and the Merger Agreement, provided that any notice of termination provisions are waived. Mr. Bywater will be subject to his current restrictive covenants for a period of twenty-four (24) months following the end of the consulting term but in no event more than thirty (30) months following the Closing, subject to certain clarifications and modifications.

Side Letter from Parent with Dana Russell and Garner Meads

On December 6, 2022, Parent entered into a letter agreement with each of the Company’s Chief Financial Officer, Dana Russell, and the Company’s Chief Legal Officer, Garner Meads, acknowledging that by virtue of the Closing, each of Mr. Russell and Mr. Meads will have the right to terminate his employment for “good reason” (as defined in his employment agreement with the Company) in accordance with the terms of such employment agreement except that if the executive dies or becomes disabled during the applicable thirty (30) day notice period, such event will be treated as a termination for “good reason.” In addition, each of Messrs. Russell and Meads will be able to purchase his company leased vehicle for a discounted price in accordance with Company policy. Each letter agreement also indicates that Parent intends to negotiate consulting agreements with each of Mr. Russell and Mr. Meads.

Retention Letters with Rasesh Patel, Todd Santiago and Daniel Garen

On December 6, 2022, the Company, Parent and the Company’s Chief Operating Officer, Rasesh Patel, entered into a side letter agreement (the “Patel Retention Letter”) to Mr. Patel’s current employment agreement (the “Patel Employment Agreement”), regarding certain adjustments to the terms of Mr. Patel’s employment in connection with the Merger, effective as of the Closing. The principal terms of the Patel Retention Letter are summarized below:

•	Mr. Patel’s title will be President of Vivint Smart Home (or other title that is mutually agreed upon by the parties).

•

For the twenty-five (25) month period following the Closing, the Company agreed not to reduce Mr. Patel’s (i) base salary, (ii) annual target bonus, (iii) pre-existing retention awards, or (iv) opportunities to receive annual long-term incentive awards of $3,000,000 per year (the “Patel Annual Target Long-Term Incentive Award”).

•

Parent agreed to cause the Company to pay Mr. Patel a cash retention bonus equal to $1,500,000, payable in two (2) equal installments, on each of the twelve (12) month and twenty-four (24) month anniversaries of the Closing, subject to Mr. Patel’s continuous employment by the Company and certain accelerated vesting provisions upon certain terminations as described below.

•

If (i) Mr. Patel’s employment is terminated (x) by the Company without “cause” (as defined in the Patel Employment Agreement), (y) by Mr. Patel for “good reason,” or (z) due to death or disability, in each case, at any time from the Closing and prior to, or on, the twenty-four (24) month anniversary of the Closing, (ii) the Company or its affiliate, as applicable, delivers a notice of non-renewal of the Patel Employment Agreement, or (iii) Mr. Patel resigns for any reason during the thirty (30) days following the twenty-four (24) month anniversary of the Closing, then Mr. Patel will be entitled to receive (A) the severance payments and benefits described in Section 5(e) of the Patel Employment Agreement, (B) full acceleration at target level of performance of the unvested equity awards that are then outstanding that were granted prior to December 6, 2022 and those unvested equity awards granted in respect of 2023 and (C) each of the four (4) existing retention bonus payments described in the Patel Employment Agreement that have not previously been paid, in each case, payable in accordance with the terms of the Patel Employment Agreement governing a termination by the Company without “cause”.

•

If Mr. Patel’s employment with the Company, Parent or an affiliate is terminated due to death or disability, 100% of Mr. Patel’s unvested equity awards that are outstanding as of the date of such termination will vest at target level of performance as of such date.

•

The definition of “good reason” in the Patel Employment Agreement was amended to mean (A) a reduction in Mr. Patel’s base salary, Patel Annual Target Long-Term Incentive Award, annual target bonus or existing retention bonus; (B) a material diminution in Mr. Patel’s title as President of Vivint Smart Home (or other title that is mutually agreed upon by the parties), or Mr. Patel being given duties and responsibilities materially ceasing to be reasonably related to those customarily performed by an officer with that title; (C) Mr. Patel ceasing to report to the CEO of Parent; (D) the relocation of Mr. Patel’s primary office location to a location that is more than fifty (50) miles from such primary office location; or (E) the Company’s material breach of any material agreement to which Mr. Patel is party with the Company or its affiliates.

On December 6, 2022, the Company, Parent and the Company’s Chief Revenue Officer, Todd Santiago, entered into a side letter agreement (the “Santiago Retention Letter”) to Mr. Santiago’s current employment agreement (the “Santiago Employment Agreement”), regarding certain adjustments to the terms of Mr. Santiago’s employment in connection with the Merger, effective as of the Closing. The principal terms of the Santiago Retention Letter are summarized below:

•	Mr. Santiago’s title will be Chief Revenue Officer of Vivint Smart Home (or other title that is mutually agreed upon by the parties).

•

For the twenty-five (25) month period following the Closing, the Company agreed not to reduce Mr. Santiago’s (i) base salary, (ii) annual target bonus, (iii) pre-existing retention awards, or (iv) opportunities to receive annual long-term incentive awards of $3,000,000 per year (the “Santiago Annual Target Long-Term Incentive Award”).

•

Parent agreed to cause the Company to pay Mr. Santiago a cash retention bonus equal to $1,500,000, payable in two equal installments, on each of the twelve (12) month and twenty-four (24) month anniversaries of the Closing, subject to Mr. Santiago’s continuous employment by the Company and certain accelerated vesting provisions upon certain terminations as described below.

•

If (i) Mr. Santiago’s employment is terminated (x) by the Company without “cause” (as defined in the Santiago Employment Agreement), (y) by Mr. Santiago for “good reason,” or (z) due to death or disability, in each case, at any time from the Closing and prior to, or on, the twenty-four (24) month anniversary of the Closing, (ii) the Company or its affiliate, as applicable, delivers a notice of non-renewal of the Santiago Employment Agreement, or (iii) Mr. Santiago resigns for any reason during the thirty (30) days following the twenty four (24) month anniversary of the Closing, then Mr. Santiago will be entitled to receive (A) the severance payments and benefits described in Section 5(e) of the Santiago Employment Agreement, (B) full acceleration at target level of performance of the unvested equity awards that are then outstanding that were granted prior to December 6, 2022 and those unvested equity awards granted in respect of 2023 and (C) each of the existing retention bonus payments described in the Santiago Employment Agreement that have not previously been paid, in each case, payable in accordance with the terms of the Santiago Employment Agreement governing a termination by the Company without “cause”.

•

If Mr. Santiago’s employment with the Company, Parent or an affiliate is terminated due to death or disability, 100% of Mr. Santiago’s unvested equity awards that are outstanding as of the date of such termination will vest at target level of performance as of such date.

•

The definition of “good reason” in the Santiago Employment Agreement was amended to mean (A) a reduction in Mr. Santiago’s base salary, Santiago Annual Target Long-Term Incentive Award, annual target bonus or existing retention bonus; (B) a material diminution in Mr. Santiago’s title as Chief Revenue Officer of Vivint Smart Home (or other title that is mutually agreed upon by the parties), or Mr. Santiago being given duties and responsibilities materially ceasing to be reasonably related to those customarily performed by an officer with that title; (C) the relocation of Mr. Santiago’s primary office location to a location that is more than fifty (50) miles from such primary office location; or (D) the Company’s material breach of any material agreement to which Mr. Santiago is party with the Company or its affiliates.

On December 6, 2022, the Company, Parent and the Company’s Chief Ethics and Compliance Officer, Daniel Garen, entered into a side letter agreement (the “Garen Retention Letter”) to Mr. Garen’s current employment agreement (the “Garen Employment Agreement”), regarding certain adjustments to the terms of Mr. Garen’s employment in connection with the Merger, effective as of the Closing. The principal terms of the Garen Retention Letter are summarized below:

•	Mr. Garen’s title will be Chief Ethics and Compliance Officer of Vivint Smart Home (or other title that is mutually agreed upon by the parties).

•

For the twenty-five (25) month period following the Closing, the Company agreed not to reduce Mr. Garen’s (i) base salary, (ii) annual target bonus, or (iii) opportunities to receive annual long-term incentive awards of $700,000 per year (the “Garen Annual Target Long-Term Incentive Award”).

•

Parent agreed to cause the Company to pay Mr. Garen a cash retention bonus equal to $750,000, payable in two (2) equal installments, on each of the twelve (12) month and twenty-four (24) month anniversaries of the Closing, subject to Mr. Garen’s continuous employment by the Company and certain accelerated vesting provisions upon certain terminations as described below.

•

If (i) Mr. Garen’s employment is terminated (x) by the Company without “cause” (as defined in the Garen Employment Agreement), (y) by Mr. Garen for “good reason,” or (z) due to death or disability, in each case, at any time from the Closing and prior to, or on. the twenty-four (24) month anniversary of the Closing, (ii) the Company or its affiliate, as applicable, delivers a notice of non-renewal of the Garen Employment Agreement, or (iii) Mr. Garen resigns for any reason during the thirty (30) days following the twenty-four (24) month anniversary of the Closing, then Mr. Garen will be entitled to receive (A) the severance payments and benefits described in Section 5(e) of the Garen Employment Agreement, and (B) full acceleration at target level of performance of the unvested equity awards that are then outstanding that were granted prior to December 6, 2022 and those unvested equity awards granted in respect of 2023, in each case, payable in accordance with the terms of the Garen Employment Agreement governing a termination by the Company without “cause”.

•

If Mr. Garen’s employment with the Company, Parent or an affiliate is terminated due to death or disability, 100% of Mr. Garen’s unvested equity awards that are outstanding as of the date of such termination will vest at target level of performance as of such date.

•

The definition of “good reason” in the Garen Employment Agreement was amended to mean (A) a reduction in Mr. Garen’s base salary, Garen Annual Target Long-Term Incentive Award, or annual target bonus; (B) a material diminution in Mr. Garen’s title as Chief Ethics and Compliance Officer of Vivint Smart Home (or other title that is mutually agreed upon by the parties), or Mr. Garen being given duties and responsibilities materially ceasing to be reasonably related to those customarily performed by an officer with that title; (C) the relocation of Mr. Garen’s primary office location to a location that is more than fifty (50) miles from such primary office location; or (D) the Company’s material breach of any material agreements to which Mr. Garen is party with the Company or its affiliates.

Acceleration Side Letters with Daniel Garen, Garner Meads, Rasesh Patel and Dana Russell

On December 28, 2022, the Company entered into an Acceleration of Payments Letter with each of Messrs. Garen, Meads, Patel and Russell (collectively, the “Acceleration Letters”). Pursuant to the terms of the Acceleration Letters, to mitigate certain adverse tax consequences under Section 280G or 4999 of the Internal Revenue Code of 1986, as amended, that could arise in connection with the transactions contemplated by the Merger Agreement, the Company has elected to accelerate the timing of the vesting and settlement, to December 28, 2022, of outstanding time-based restricted stock units (“RSUs”) granted pursuant to the Company’s 2020 Omnibus Incentive Plan, as follows: (i) 88,029 RSUs held by Mr. Russell that would otherwise be eligible to vest on May 16, 2023; (ii) 21,972 aggregate RSUs held by Mr. Garen that would otherwise be eligible to vest on each of March 1, 2023 (with respect to 8,929 RSUs) and August 23, 2023 (with respect to 13,043 RSUs); (iii) 88,732 RSUs held by Mr. Patel that would otherwise be eligible to vest on May 16, 2023 and (iv) 71,269 time-vesting RSUs held by Mr. Meads that would otherwise be eligible to vest in 2023; provided, that if any executive ceases to be employed with the Company prior to the date which any of the equity awards described in the respective Acceleration Letter would otherwise vest, subject to any outstanding accelerated vesting provisions, such executive will repay to the Company, within 30 days following such termination, an amount equal to the product of (x) the number of RSUs that would not have vested absent the relevant Acceleration Letter and (y) the value of a share of the Company’s common stock on the repayment date (provided that, if the Merger has occurred, the value in clause (y) shall be $12.00).

In addition, pursuant to Mr. Meads’ Acceleration of Payment Letter, the Company elected to accelerate to December 28, 2022, (i) certain of the cash severance due to Mr. Meads upon a resignation of his employment from the Company with Good Reason (as defined in his employment agreement) in the amount of $1,248,000 (the “Cash Severance Amount”); provided, that if (x) Mr. Meads is terminated without otherwise becoming legally entitled to receive the Cash Severance Amount, (y) the Merger Agreement is terminated, or (z) Mr. Meads fails to become eligible to receive the Cash Severance Amount within 180 days following the Closing, then Mr. Meads will repay to the Company the Cash Severance Amount; and (ii) Mr. Meads’ 2022 annual bonus in the amount of $300,000; provided, that if Mr. Meads is terminated prior to the date which annual bonuses are otherwise payable to other senior executives of the Company, Mr. Meads will repay to the Company $300,000.

Treatment of Company Stock Awards

Under our equity compensation program, we grant equity awards in the form of restricted stock units to our executive officers to incentivize and reward them for our long-term corporate performance, based on the value of the Company Common Stock. Our non-employee directors are granted restricted stock units as part of their annual retainer.

RSUs. The Merger Agreement also provides that immediately prior to the Effective Time, each outstanding restricted stock unit under the Vivint Smart Home, Inc. 2020 Omnibus Incentive Plan (the “Company Stock Plan”) (a “Company RSU”) other than a Company Cash-Out RSU (as defined below) or Company PSU (such Company RSU, a “Company Rollover RSU”) will automatically be converted into a restricted stock unit award (a “Parent RSU”) in respect of that number of shares of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) equal to the product of (i) the number of shares subject to such Company Rollover RSU immediately prior to the Effective Time and (ii) the Exchange Ratio. Each Parent RSU granted will be subject to the same terms and conditions as applied to the corresponding Company Rollover RSU immediately prior to the Effective Time; provided, that any Parent RSU corresponding to a Company Rollover RSU that would be eligible to vest prior to or on March 31, 2023 based on continued employment or service will vest immediately following the Closing.

PSUs. The Merger Agreement provides that immediately prior to the Effective Time, each outstanding restricted stock unit under the Company Stock Plan which remains subject to performance-based vesting conditions as of immediately prior to the Effective Time (a “Company PSU”) will automatically be converted into a Parent RSU in respect of that number of shares of Parent Common Stock equal to the product of (i) the number of shares subject to such Company PSUs immediately prior to the Effective Time at target performance levels and (ii) the Exchange Ratio (with the exception of Mr. Bywater’s sign-on Company PSU which will be forfeited in accordance with its terms). Each such Parent RSU granted will be subject to the same terms and conditions as applied to the corresponding Company PSU immediately prior to the Effective Time (excluding any performance-based conditions); provided, that any Parent RSU corresponding to a Company PSU that would be eligible to vest prior to or on March 31, 2023 based on continued employment or service will vest immediately following the Closing.

Cash-Out RSUs. The Merger Agreement provides that immediately prior to the Effective Time, each outstanding restricted stock unit under the Company Stock Plan held by a director of the Company who is not also a current employee of the Company (a “Company Cash-Out RSU”) will automatically become immediately vested and be cancelled and will only entitle the holder of such Company Cash-Out RSU to receive, at or promptly after the Effective Time, an amount in cash equal to (x) the total number of shares subject to such Company Cash-Out RSU immediately prior to the Effective Time multiplied by (y) the Merger Consideration, less applicable taxes required to be withheld with respect to such payment.

SARs. The Merger Agreement provides that immediately prior to the Effective Time, each outstanding stock appreciation right (a “Company SAR”) under the Company Stock Plan will automatically become immediately vested and be cancelled and will only entitle the holder of such Company SAR to receive, at or promptly after the Effective Time, an amount in cash equal to (x) the total number of shares subject to such Company SAR immediately prior to the Effective Time multiplied by (y) the excess, if any, of the Merger Consideration over the strike price per share of Common Stock under such Company SAR, less applicable taxes required to be withheld with respect to such payment.

Based on equity compensation holdings as of December 6, 2022, the number of unvested RSUs held by the executive officers are as follows: David Bywater, 1,113,000; Dana Russell, 704,225; Garner Meads, 211,640; Rasesh Patel, 1,232,394; Todd Santiago, 826,008; Daniel Garen, 296,584.

Based on equity compensation holdings as of December 6, 2022, the number of unvested PSUs, assuming target performance, held by the executive officers are as follows: David Bywater, 1,361,248; Garner Meads, 68,044; Todd Santiago, 278,187; Daniel Garen, 35,714.

Garner Meads also holds 17,281 vested SARs.

Based on equity compensation holdings as of December 6, 2022, the number of unvested RSUs held by our non-employee directors (as a group) are 722,807, inclusive of RSUs acquired while Mr. Pedersen was serving as chief executive officer of the Company; the number of fully vested deferred RSUs held by our non-employee directors (as a group) are 70,883; and the number of vested SARs held by our non-employee directors (as a group) are 14,522.

Other Interests

As of the date of this information statement, none of our other executive officers has entered into any agreement, arrangement or understanding with Parent regarding employment with, or compensation going forward from, Parent. Prior to the closing of the Merger, however, our other executive officers may discuss or enter into agreements, arrangements or understandings with Parent regarding employment with, or compensation going forward from, Parent.

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K of the Securities Act, the table below sets forth the compensation that is based on, or otherwise relates to, the Merger that will or may become payable to each named executive officer of the Company in connection with the Merger. For additional details regarding the terms of the payments and benefits described below, see the discussion under the caption “Interests of Our Directors and Executive Officers in the Merger” above.

The amounts shown in the table below are estimates based on several assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur prior to completion of the Merger. The following table does not include any amounts that are payable to the named executive officer irrespective of the closing of the Merger. For example, the table does not include amounts that are payable with respect to RSUs and PSUs that are vested prior to the Effective Time of the Merger; provided that any RSUs that vested pursuant to the Acceleration Letters are included in the table below. For purposes of calculating such amounts, the value of the Company Common Stock was based on the Merger Consideration ($12.00 per share), including with respect to awards denominated in Company Common Stock that will be exchanged for awards denominated in Parent common stock instead of cash, and the following assumptions were used:

•	The effective date of the Merger is January 31, 2023, which is the assumed date of the closing of the Merger solely for purposes of the disclosure in this section; and

•

The employment of Messrs. Bywater, Russell, Patel, Santiago and Garen will have been terminated by Parent without “cause” or due to their resignation for “good reason” (as such terms are defined in the applicable employment agreement), in either case immediately following the assumed Effective Time of the Merger on January 31, 2023.

Name	Cash(1) ($)	Equity(2) ($)	Perquisites/ Benefits(3) ($)	Total ($)
David Bywater	9,681,532	21,070,284	165,175	30,916,991
Dana Russell	1,941,963	8,450,700	181,045	10,573,708
Rasesh Patel	5,705,143	14,788,728	48,000	20,541,871
Todd Santiago	4,295,145	12,061,320	48,000	16,404,465
Daniel Garen	2,220,575	3,987,576	48,000	6,256,151

(1)

The amounts set forth in the table are “double trigger” and (i) for Mr. Bywater, represent (A) severance in the amount of the sum of 200% of his base salary ($2,042,400), 200% of his actual annual bonus for 2022 ($2,042,400), the pro rata portion of his annual target bonus for 2023 through January 31, 2023 ($86,732), (B) payment for the Company RSUs that he would otherwise receive in 2023 ($5,000,000) per the terms of his employment agreement, and (C) consulting fees for his consulting services through the six month anniversary of the Merger ($510,000); (ii) for Mr. Russell, represent (A) severance in the amount of the sum of 150% of his base salary ($1,050,000), 150% of his actual annual bonus for 2022 ($630,000), and the pro rata portion of his annual target bonus for 2023 ($35,671) and (B) the acceleration of payment of the remaining Company retention bonus ($226,292); (iii) for Mr. Patel, represent (A) severance in the amount of the sum of 150% of his base salary ($1,102,957), 150% of his actual annual bonus for 2022 ($517,775), and the pro rata portion of his annual target bonus for 2023 ($34,413), (B) the acceleration of payment of the remaining Company retention bonus ($2,550,000) and (C) the acceleration of payment of the Parent retention bonus ($1,500,000); (iv) for Mr. Santiago, represent (A) severance in the amount of the sum of 150% of his base salary ($1,102,957), 150% of his actual annual bonus for 2022 ($607,775), and the pro rata portion of his annual target bonus for 2023 ($34,413), (B) the acceleration of payment of the remaining Company retention bonus ($1,050,000) and (C) the acceleration of payment of the Parent retention bonus ($1,500,000); and (v) for Mr. Garen, represent (A) severance in the amount of the sum of 150% of his base salary ($900,000), 150% of his actual annual bonus for 2022 ($540,000), and the pro rata portion of his annual target bonus for 2023 ($30,575) and (B) the acceleration of payment of the Parent retention bonus ($750,000), in each case, as required by the terms of the executive officer’s employment agreement in the event of a termination without “cause” or for “good reason” (and in the case for Mr. Bywater’s consulting fees and Messrs. Patel, Santiago and Garen’s Parent retention bonuses, certain arrangements with Parent, described in more detail under the caption “Interests of Our Directors and Executive Officers in the Merger — Transition and Consulting Agreement with David Bywater” and “Interests of Our Directors and Executive Officers in the Merger — Retention Letters with Rasesh Patel, Todd Santiago and Daniel Garen” above).
(2)

As noted above, all of the unvested Company Rollover RSUs and Company PSUs (at target performance with the exception of Mr. Bywater’s sign-on Company PSU grant, which will be forfeited in accordance with its terms) held by the executive officers will automatically be converted into a Parent RSU based on the Exchange Ratio at the time of the Merger, with the exception of any Company Rollover RSUs and Company PSUs that would otherwise be eligible to vest prior to or on March 31, 2023 based on continued employment or service that are “single trigger” and shall vest immediately following the Closing pursuant to the Merger Agreement. The remaining amounts reflected above are “double trigger” and only vest upon a termination without “cause” or for “good reason” in the six (6) months prior to or eighteen (18) months following a change in control (or at any time with respect to Mr. Bywater) pursuant to the terms of the executive officers’ employment agreements, in which case, the Parent RSUs held by the executive officers shall immediately vest and entitle the holder to a share of Parent Common Stock. The amounts set forth in the table represent the following respective amounts that will become payable on account of the “single trigger” vesting: $2,571,432, $0, $0, $1,832,640 and $0; and the amounts that will become payable on account of the “double trigger” vesting are respectively: $18,498,852, $7,394,352, $13,723,944, $10,228,680 and $3,723,912. In addition, with respect to Messrs. Russell, Patel and Garen the amounts above also include the RSUs that vested on December 28, 2022 pursuant to the Acceleration Letters in the respective amounts of: $1,056,348, $1,064,784, and $263,664.

(3)

The amounts set forth in the table are “double trigger” and represent the sum of (i) the cost of continued COBRA coverage under our health care plan ($66,000 for Mr. Bywater and $48,000 for each of the other executive officers) as required by the terms of each executive officer’s employment agreement in the event of a termination without “cause” or for “good reason” and (ii) the discount received in purchasing their company leased vehicles in accordance with Company policy ($99,175 for Mr. Bywater and $133,045 for Mr. Russell), as amended by certain arrangements with Parent for Mr. Russell, described in more detail under the caption “Interests of Our Directors and Executive Officers in the Merger — Side Letter from Parent with Dana Russell and Garner Meads.” above.

Director Compensation

Members of the Board, Messrs. David F. D’Alessandro and Joseph S. Tibbetts, Jr., will each receive a cash fee of $75,000 in connection with their roles as members of the Company’s Transaction Committee.

Director Interest in Parent

Michael Staub, one of our directors, owns 100 shares of Parent, which were acquired in 2008.

Retention Bonus Program

Prior to entering into the Merger Agreement, but in anticipation of consummation of the Merger, the Board approved a retention bonus program to incentivize efforts to consummate the Closing and retain critical employees and service providers through the Closing and post-Closing, in the aggregate amount of $15,000,000 (the “Retention Pool”). Up to $4,000,000 of the Retention Pool may be paid in cash and will be allocated among the employees and service providers of the Company and its subsidiaries as determined by the Board’s Compensation Committee and the Chief Executive Officer of the Company and, acting reasonably, the Chief Executive Officer of Parent (the “Pre-Closing Pool”). The Pre-Closing Pool will be paid no later than the first payroll date following the Closing, subject to a participant’s continued employment through the Closing. An award may provide that if the employment of a Pre-Closing Pool participant is terminated by the Company without “cause” (as defined in the Company Stock Plan) prior to the Closing, then the award with respect to such participant may fully vest, subject to the participant’s execution and non-revocation a release of claims and such release becoming effective and irrevocable within sixty (60) days following the participant’s termination date. The remaining $11,000,000 of the Retention Pool will be granted in the form of cash or equity awards and will be allocated among the employees and service providers of the Company and its subsidiaries as determined by the Chief Executive Officer of the Company and the Chief Executive Officer of Parent, or their respective designee (the “Joint Pool”). The Joint Pool will vest and be paid in accordance with the applicable terms as determined by the Chief Executive Officer of the Company and the Chief Executive Officer of Parent, or their respective designee; provided that the Retention Pool shall be reduced by the retention bonuses allocated to Messrs. Garen, Patel and Santiago by Parent, as described above under “Interests of Our Directors and Executive Officers in the Merger — Retention Letters with Rasesh Patel, Todd Santiago and Daniel Garen.”

Delisting and Deregistration of Company Common Stock

If the Merger is completed, Company Common Stock will be delisted from the NYSE and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of the Company Common Stock.

Material United States Federal Income Tax Consequences of the Merger

The following is a summary of the material United States federal income tax consequences of the Merger to “United States Holders” and “Non-United States Holders” (in each case, as defined below) of Company Common Stock whose shares of Company Common Stock are converted into the right to receive cash in the Merger. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable United States Treasury regulations, judicial authority, administrative interpretations, and administrative rulings in effect as of the date of this information statement, all of which may change, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. This summary is general in nature and does not purport to be a complete analysis of all potential tax effects of the Merger.

This discussion addresses only the consequences of the exchange of shares of Company Common Stock held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). It does not contain a detailed description of all the United States federal income tax consequences that may be relevant to a holder in light of the holder’s particular circumstances, nor does it address the Medicare tax on net investment income, United States federal estate and gift taxes or the effects of any state, local or non-United States tax laws. In addition, this discussion does not represent a detailed description of the United States federal income tax consequences applicable to a holder if the holder is subject to special treatment under United States federal income tax laws, including if the holder is:

•	a bank, insurance company, or other financial institution;

•	a tax-exempt organization;

•	a retirement plan or other tax-deferred account;

•	an entity or arrangement treated for United States federal income tax purposes as a partnership, S corporation or other pass-through entity (or an investor in such an entity or arrangement);

•	a real estate investment trust or regulated investment company;

•	a dealer or broker in stocks and securities or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of shares subject to the alternative minimum tax provisions of the Code;

•	a holder of shares that received the shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a person whose “functional currency” is not the United States dollar;

•	a “controlled foreign corporation,” “passive foreign investment company,” or corporation that accumulates earnings to avoid United States federal income tax;

•	a holder of shares that exercises appraisal rights;

•	a foreign pension fund and its affiliates;

•	a holder that holds shares as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

•	a United States expatriate;

•	a person who owns or is deemed to own 10% or more of our stock (by vote or value); or

•

a holder of shares that is required to accelerate the recognition of any item of gross income with respect to the shares as a result of such income being recognized on an applicable financial statement.

If an entity or arrangement that is classified as a partnership for United States federal income tax purposes holds Company Common Stock, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding Company Common Stock and partners in such partnerships should consult their tax advisors as to the particular United States federal income tax consequences of the Merger to them.

For purposes of this discussion, the term “United States Holder” means a beneficial owner of Company Common Stock that is:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

A “Non-United States Holder” means a beneficial owner of Company Common Stock (other than an entity or arrangement treated as a partnership for United States federal income tax purposes) that is not a United States Holder.

United States Holders

General

The exchange of Company Common Stock for cash in the Merger will be a taxable transaction for United States federal income tax purposes. In general, a United States Holder whose shares of Company Common Stock are converted into the right to receive cash in the Merger will recognize capital gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the United States Holder’s adjusted tax basis in such shares. A United States Holder’s adjusted tax basis generally will equal the price the United States Holder paid for such shares. Gain or loss will be determined separately for each block of shares of Company Common Stock (generally, shares of Company Common Stock acquired at the same cost in a single transaction). If a United States Holder acquired different blocks of shares of Company Common Stock at different times or different prices, such United States Holder must determine its adjusted tax basis and holding period separately with respect to each block of shares of Company Common Stock that it holds.

Such gain or loss generally will be treated as long-term capital gain or loss if the United States Holder has held the shares of Company Common Stock for more than one year at the time of the Effective Time. Long-term capital gains of non-corporate United States Holders (including individuals) are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Information reporting and backup withholding (currently at a rate of 24%) may apply to payments made in connection with the Merger. Backup withholding will not apply, however, to a holder of Company Common Stock who (1) furnishes a correct taxpayer identification number (“TIN”), certifies that such holder is not subject to backup withholding on the Internal Revenue Service (“IRS”) Form W-9 (or appropriate successor form) included in the transmittal materials that such holder will receive, and otherwise complies with all applicable requirements of the backup withholding rules; or (2) provides proof that such holder is otherwise exempt from backup withholding. Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s United States federal income tax liability, if any, provided that such holder furnishes the required information to the IRS in a timely manner. The IRS may impose a penalty upon any taxpayer that fails to provide the correct TIN.

Non-United States Holders

General

Subject to the discussion of backup withholding below, a non-United States Holder’s receipt of cash in exchange for shares of Company Common Stock pursuant to the Merger generally will not be subject to United States federal income tax on any gain realized on such exchange unless:

•

the gain, if any, on such shares is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to the Non-United States Holder’s permanent establishment in the United States);

•

the Non-United States Holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange of shares of Company Common Stock for cash pursuant to the Merger and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes and certain other conditions are met.

A non-United States Holder described in the first bullet point immediately above will generally be subject to regular United States federal income tax on any gain realized as if the non-United States Holder were a United States Holder. If such non-United States Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits (or a lower treaty rate). An individual non-United States Holder described in the second bullet point immediately above will be subject to tax at a rate of 30% (or a lower treaty rate) on any gain realized, which may be offset by United States-source capital losses recognized in the same taxable year, even though the individual is not considered a resident of the United States.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for United States federal income tax purposes). We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

Information Reporting and Backup Withholding

Information reporting and backup withholding will generally apply to payments made pursuant to the Merger to a Non-United States Holder within the United States or conducted through certain United States-related financial intermediaries, unless the holder certifies its status as a Non-United States Holder and satisfies certain other requirements, or otherwise establishes an exemption. Copies of applicable information returns reporting such payments and any withholding may also be made available to the tax authorities in the Non-United States Holder’s country in which such holder resides under the provisions of an applicable treaty or agreement. Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules from a payment to a Non-United States Holder can be refunded or credited against the Non-United States Holder’s United States federal income tax liability, if any, provided that such holder furnishes the required information to the IRS in a timely manner.

THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. WE URGE YOU TO CONSULT WITH YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Regulatory Approvals

The consummation of the Merger is subject to the absence of any law, statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) by any Governmental Entity of competent jurisdiction to prohibit, restrain, enjoin or make illegal the consummation of the Merger and the expiration or termination of the applicable waiting period (and any extension thereof) under the HSR Act. Under the HSR Act and the rules promulgated thereunder by the FTC, the Merger cannot be consummated until the Company and Parent each file their respective HSR Filings with the Antitrust Division and FTC and the applicable waiting period has expired or been terminated. A transaction notifiable under the HSR Act may not be consummated until the expiration of a thirty (30) calendar day waiting period following the parties’ filing of their respective HSR Filings, unless the waiting period is extended by a request for additional information or terminated earlier. On December 20, 2022, both the Company and Parent filed their respective HSR filings. The applicable waiting period will expire on January 19, 2023, unless extended.

At any time before or after the completion of the Merger, the Antitrust Division, FTC, or U.S. state attorneys general could take action under any antitrust law, including seeking to enjoin the completion of the Merger, seeking divestiture of assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights, or seeking other remedies. Pursuant to the Merger Agreement, Parent is not required to take any action that would, either individually or when taken together with other actions, have a material adverse effect on Parent and its subsidiaries, taken as a whole, or the Company and its subsidiaries, taken as a whole. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

THE MERGER AGREEMENT

The following discussion sets forth the material provisions of the Merger Agreement, a copy of which is attached as Annex A to this information statement and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement and not by this discussion, which is summary by nature. This discussion is not complete and is qualified in its entirety by reference to the complete text of the Merger Agreement. You are encouraged to read the Merger Agreement carefully in its entirety, as well as this information statement and any documents incorporated by reference herein. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this information statement and in the public filings we make with the SEC, as described in the section titled “Where You Can Find More Information,” beginning on page [●].

The Merger

Upon the terms and subject to the conditions of the Merger Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation and a wholly-owned subsidiary of Parent. The Merger will have the effects set forth in the Merger Agreement and the relevant provisions of the DGCL.

Closing and Effectiveness of the Merger

The Closing will take place at 9:00 a.m. (New York City time) on the third business day following the day on which the conditions to Closing (described below under “Conditions to Closing of the Merger”) have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing (but subject to the satisfaction or waiver of those conditions at the Closing)), or such other time as the Company and Parent may agree, provided that if Parent’s Marketing Period (described below under “— Financing Covenant and Marketing Period”) has not ended at least two (2) business days prior to the time the Closing would otherwise have been required to occur pursuant to the foregoing, unless otherwise agreed in writing by the parties, then the parties will not be required to effect the Closing until the earlier of (i) a business day during the Marketing Period specified by Parent with no less than three (3) business days’ notice to the Company and (ii) the second business day following the final day of the Marketing Period subject to the satisfaction or waiver of the conditions to Closing (other than those conditions that by their nature are to be satisfied at the Closing (but subject to the satisfaction or waiver of those conditions at the Closing)).

On the closing date, Parent and the Company will file a certificate of merger with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The Merger will become effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware or at a later time as Parent and the Company agree upon in writing and specify in the certificate of merger in accordance with the DGCL.

Merger Consideration

Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) will be canceled and converted automatically into the right to receive the Merger Consideration, which is $12.00 in cash, without interest and less applicable withholding taxes. In addition, upon consummation of the Merger:

•

each share of restricted Company Common Stock (a “Company Rollover Restricted Share”) that is outstanding immediately prior to the Effective Time under the Company Stock Plan will automatically be converted into a share or shares of Parent restricted stock (a “Parent Restricted Share”) at the Exchange Ratio, subject to the same terms and conditions as applied to the corresponding Company Rollover Restricted Share;

•

each Company Rollover RSU that is outstanding immediately prior to the Effective Time under the Company Stock Plan will automatically be converted into a Parent RSU in respect of that number of shares of Parent Common Stock equal to the product of (i) the number of shares subject to such Company Rollover RSU immediately prior to the Effective Time and (ii) the Exchange Ratio, subject to the same terms and conditions as applied to the corresponding Company Rollover RSU immediately prior to the Effective Time; provided, that any Parent RSU corresponding to a Company Rollover RSU that would be eligible to vest prior to or on March 31, 2023 based on continued employment or service will vest immediately following the Closing;

•

each Company PSU that is outstanding immediately prior to the Effective Time under the Company Stock Plan will automatically be converted into a Parent RSU in respect of that number of shares of Parent Common Stock equal to the product of (i) the number of shares subject to such Company PSUs immediately prior to the Effective Time at target performance levels and (ii) the Exchange Ratio (with the exception of Messr. Bywater’s sign-on Company PSU which will be forfeited in accordance with its terms), subject to the same terms and conditions as applied to the corresponding Company PSU immediately prior to the Effective Time (excluding any performance-based conditions); provided, that any Parent RSU corresponding to a Company PSU that would be eligible to vest prior to or on March 31, 2023 based on continued employment or service will vest immediately following the Closing;

•

each Company Cash-Out RSU that is outstanding immediately prior to the Effective Time under the Company Stock Plan will automatically become immediately vested and be cancelled and will only entitle the holder of such Company Cash-Out RSU to receive, at or promptly after the Effective Time, an amount in cash equal to (x) the total number of shares subject to such Company Cash-Out RSU immediately prior to the Effective Time multiplied by (y) the Merger Consideration, less applicable taxes required to be withheld with respect to such payment; and

•

each Company SAR that is outstanding immediately prior to the Effective Time under the Company Stock Plan will automatically become immediately vested and be cancelled and will only entitle the holder of such Company SAR to receive, at or promptly after the Effective Time, an amount in cash equal to (x) the total number of shares subject to such Company SAR immediately prior to the Effective Time multiplied by (y) the excess, if any, of the Merger Consideration over the grant price per share of common stock under such Company SAR, less applicable taxes required to be withheld with respect to such payment.

After the Merger is completed, holders of shares of Company Common Stock will have only the right to receive the Merger Consideration, and will no longer have any rights as holders of Company Common Stock. Shares of Company Common Stock owned by the Company or any wholly-owned subsidiary of the Company immediately prior to the Effective Time, including shares held in treasury by the Company but excluding any shares held on behalf of third parties, or by Parent or Merger Sub or any other wholly-owned subsidiary of Parent immediately prior to the Effective Time will be cancelled without payment at the Effective Time. Shares held by stockholders who have properly made and not effectively withdrawn a demand for appraisal rights under the DGCL (which we refer to as “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration unless and until such holder has effectively withdrawn or otherwise lost or failed to perfect such holder’s rights to appraisal or payment under the DGCL, at which time such shares will be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration, without interest and subject to any applicable withholding tax. The Company will give Parent prompt written notice of any written demands for appraisal or withdrawals of such demands, and any other instruments served pursuant to applicable law relating to stockholders’ rights of appraisal. The Company will not, without the consent of Parent, and prior to the Effective Time, Parent will not without the consent of the Company, make any payment with respect to any demands for appraisal or offer to settle or compromise, or settle or compromise or otherwise negotiate, any demands for appraisal, or approve any withdrawal of any such demands, or waive any failure to timely deliver a written demand for appraisal or otherwise to comply with the provisions of the DGCL, or agree to do any of the foregoing. Pursuant to the Merger Agreement, the Paying Agent, Parent and the Surviving Corporation (and any agent thereof) will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement (including Company Rollover Restricted Shares, Company RSU, Company PSU, Company SAR or other equity or equity-based award issued and outstanding, or authorized to be issued, pursuant to the Company Stock Plan) such amounts as it is required to deduct and withhold with respect to the making of such payment by applicable law. To the extent that amounts are withheld or deducted by the Paying Agent, Parent or the Surviving Corporation (or any agent thereof), such deducted or withheld amounts will be remitted by the Paying Agent, Parent or the Surviving Corporation, as applicable, to the applicable governmental entity and treated for all purposes of the Merger Agreement as having been paid to the holder of Company Common Stock, Company Rollover Restricted Shares, Company RSU, Company PSU, Company SAR or other equity or equity-based award issued and outstanding, or authorized to be issued, pursuant to the Company Stock Plan in respect of which that deduction and withholding were made. See the section titled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [●] and consult your tax advisors regarding the U.S. federal income tax consequences of the Merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Exchange Procedures

Before the Effective Time, Parent or Merger Sub will enter into an agreement with the Paying Agent to receive payment of the aggregate Merger Consideration as provided by the Merger Agreement in respect of shares of Company Common Stock (other than Excluded Shares). At or prior to the Effective Time, Parent will deposit (or cause to be deposited) with the Paying Agent in trust for the benefit of holders of shares of Company Common Stock (other than Excluded Shares) a cash amount in immediately available funds (the “Exchange Fund”) that, when taken together with cash available on the Company’s balance sheet that is deposited with the Paying Agent at the Effective Time, is sufficient to provide all funds necessary for payment of the aggregate Merger Consideration in exchange for all of the shares of Company Common Stock outstanding immediately prior to the Effective Time (other than Excluded Shares). Parent will not be required to deposit or cause to be deposited with the Paying Agent funds sufficient to pay the Merger Consideration that would be payable with respect to the dissenting shares if such shares were not dissenting shares.

Promptly after the Effective Time (and in any event within two (2) business days thereafter), the Surviving Corporation will cause the Paying Agent to mail to each former holder of record of shares represented by a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock and, if required by the Paying Agent, each former holder of record of shares of Company Common Stock held in book-entry form (other than Excluded Shares) (A) transmittal materials, including a customary letter of transmittal, specifying that delivery will be effected and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Paying Agent or, with respect to book-entry shares, only upon delivery of an “agent’s message” regarding the book-entry transfer of bank-entry shares (or such other evidence of the book-entry transfer as the Paying Agent may reasonably request), such transmittal materials to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (B) customary instructions for use in effecting the surrender of the Certificates or book-entry shares, as applicable, in exchange for the Merger Consideration. Each record holder of book-entry shares will be entitled to receive the Merger Consideration for each share represented by such holder’s book-entry shares upon the receipt by the Paying Agent of evidence, if any, of the transfer of the book-entry shares as the Paying Agent may reasonably request. Each record holder of Certificates will be entitled to receive the Merger Consideration for each share represented by such holder’s Certificates upon surrender of such Certificates to the Paying Agent together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions. Upon demand, any portion of the Exchange Fund that remains unclaimed by the former holders of shares of Company Common Stock for twelve (12) months after the Effective Time will be delivered to the Surviving Corporation. Thereafter, holders of Certificates or book-entry shares who have not yet surrendered their Certificates or book-entry shares will be entitled to look to the Surviving Corporation for payment of the Merger Consideration upon delivery of evidence of Certificates or book-entry shares acceptable to the Surviving Corporation. Until surrendered, the Certificates or book-entry shares will represent only the right to receive upon surrender the aggregate Merger Consideration as provided in the Merger Agreement.

If payment of the Merger Consideration in respect of any cancelled share of Company Common Stock is to be made to a person other than the person in whose name the surrendered Certificates are registered, or if there is a transfer of shares that are not registered in the transfer records of the Company, it will be a condition to payment that the Certificate formerly representing such share of Company Common Stock is properly endorsed or otherwise in proper form and accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable transfer or other similar taxes have been paid or are not applicable. Payment of the Merger Consideration with respect to book-entry shares will only be made to the person in whose name such book-entry shares are registered.

If any Certificate was lost, stolen, or destroyed, upon the making of an affidavit of that fact by the holder of the shares (or their representative), claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or Surviving Corporation the posting by such person of a bond as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will, if such holder otherwise delivered a duly completed and validly executed letter of transmittal, the Paying Agent will pay the Merger Consideration to be paid in respect of such shares.

The Merger Consideration paid upon the surrender of Certificates or book-entry shares in accordance with the terms of the Merger Agreement will be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates or book-entry shares.

Representations and Warranties

The Merger Agreement contains representations and warranties that we, on the one hand, and Parent and Merger Sub, on the other hand, have made to one another (in some cases, as of specific dates) relating to our and their respective businesses. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement, and may be subject to important qualifications and limitations (including through the use of exceptions for certain matters disclosed by the party that made the representations and warranties to the other party) agreed to by the parties in connection with negotiating the terms of the Merger Agreement. Accordingly, Company stockholders should not rely on representations and warranties as characterizations of the actual state of facts or circumstances, and should bear in mind that the representations and warranties were made solely for the benefit of the parties to the Merger Agreement, were negotiated for purposes of governing contractual rights and relationships and allocating contractual risk among the parties to the Merger Agreement as of specific dates, rather than to establish matters as facts, and may be subject to contractual standards of materiality different from those generally applicable to stockholders. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be reflected in our public disclosures. None of the representations and warranties will survive the Closing, and, therefore, they will have no legal effect under the Merger Agreement after the Effective Time. This description of the representations and warranties is included to provide Company stockholders with information regarding the terms of the Merger Agreement. The representations and warranties in the Merger Agreement and their description in this information statement should be read in conjunction with the other information contained in the reports, statements and filings we publicly file with the SEC.

Our representations and warranties relate to, among other things:

•	our and our subsidiaries’ due organization, valid existence, good standing, corporate power, qualification to do business and similar corporate matters;

•	our and our material subsidiaries’ certificate of incorporation, bylaws or equivalent organizational or governing documents;

•	our and our subsidiaries’ capitalization, capital structure and equity securities;

•

our corporate power and authority to enter into and perform our obligations under the Merger Agreement and consummate the Merger and the other transactions contemplated thereby, and the enforceability and due execution and delivery of the Merger Agreement;

•	Company stockholder approval required to complete the Merger;

•

the absence of conflicts with our (and our subsidiaries’) organizational documents or any license or applicable law, rule, regulation, order, judgment or decree (assuming that certain regulatory filings are made, certain regulatory consents are obtained and stockholder approval is obtained) in each case as a result of the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby;

•

the absence of defaults, breaches, violations, losses of benefits under, certain rights (including termination, cancellation, amendment or acceleration rights) or consents required under our and our subsidiaries’ contracts, or creation of certain liens on our assets or properties (including intellectual property), in each case as a result of the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby;

•

consents, approvals, authorizations, permits, notifications and filings required by Governmental Entities to enter into the Merger Agreement, perform thereunder and consummate the transactions contemplated thereby;

•

our and our subsidiaries’ compliance with applicable law (including applicable anti-corruption and trade control laws), or posted privacy and system security policies, licenses and certain regulatory matters;

•	our and our subsidiaries’ compliance with restrictions on business dealings located in sanctioned jurisdictions;

•	our compliance with the consent order with the FTC;

•

accuracy and sufficiency of financial statements and SEC filings, disclosure controls and procedures and internal controls over financial reporting, the Sarbanes Oxley Act of 2002 and the absence of undisclosed liabilities (including certain “off-balance sheet” arrangements);

•	our and our subsidiaries’ material contracts;

•

(a) the representation that from September 30, 2022 through the date of the Merger Agreement, except as contemplated by the Merger Agreement or in response to or related to any contagion event or any change in law or policy as a result of or related to any contagion event (including any COVID-19 measures), the Company and its subsidiaries have conducted their respective businesses in the ordinary course of business in all material respects and the absence of certain actions that would have required Parent’s consent under the Merger Agreement had the Merger Agreement been in effect at the time of such action, and (b) the absence from December 31, 2021 of any event, development, change, effect, fact, condition or occurrence that would reasonably be expected to, individually or in the aggregate, have a material adverse effect on the Company and its subsidiaries taken as a whole or prevent or materially delay the consummation by the Company of the transactions contemplated by the Merger Agreement;

•

the absence of suits, claims, actions, proceedings or arbitrations pending or, to the knowledge of the Company, threatened against us or our subsidiaries or our respective assets or properties and the absence of certain orders or injunctions against us or our subsidiaries or our respective assets or properties;

•	labor and employment matters affecting us or our subsidiaries, including our benefits plans;

•	insurance policies and related matters;

•	our real and personal property;

•	certain tax matters;

•	accuracy of information in this information statement;

•	intellectual property;

•	environmental matters;

•	inapplicability of regulations applicable to public utility companies;

•

the Board’s receipt of an opinion from J.P. Morgan regarding the fairness, from a financial point of view, of the Merger Consideration to be received by holders of shares of Company Common Stock (other than Excluded Shares);

•	brokers’, investment bankers’, and finders’ fees; and

•	inapplicability of antitakeover statutes to the Merger.

Some of our representations and warranties are qualified as to materiality or by exceptions related to circumstances or events or occurrences that would not reasonably be expected to prevent or delay our consummation of the transactions contemplated by the Merger Agreement or related to a material adverse effect with respect to the Company and our subsidiaries, taken as a whole. Under the Merger Agreement, “material adverse effect” with respect to the Company and our subsidiaries means any event, development, change, effect, fact, condition or occurrence that, individually or in the aggregate, has a material adverse effect on or with respect to the business, results of operation or financial condition of the Company and our subsidiaries, taken as a whole; provided, that no events, developments, changes, effects, facts, conditions or occurrences relating to, arising out of or in connection with or resulting from any of the following, either alone or in combination, will constitute or contribute to a material adverse effect or be taken into account in determining whether a material adverse effect has occurred or would be reasonably expected to occur (provided, that with respect to the first, second, fifth and sixth bullet points below, to the extent that the Company and our subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which we and our subsidiaries operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a material adverse effect)):

•

general changes or developments in the economy (including inflation) or the financial, debt, capital, credit or securities markets (including foreign exchange rates) or political, business or regulatory conditions in the United States or elsewhere in the world, including as a result of changes in geopolitical conditions or any contagion event;

•	general changes or developments in the industries in which the Company or its subsidiaries operate;

•

the execution and delivery of the Merger Agreement or the public announcement or pendency of the Merger or other transactions contemplated thereby, including any impact on relationships, contractual or otherwise, with customers, lessors, suppliers, vendors, investors, lenders, partners, financing sources contractors or employees of the Company and its subsidiaries, or the performance of the Merger Agreement and the transactions contemplated thereby, including compliance with the covenants set forth in the Merger Agreement and any action taken or omitted to be taken by the Company at the written request of or with the written consent of Parent or Merger Sub (except that the above event will not apply to certain representations and warranties of the Company regarding absence of conflicts);

•	the identify of, or any fact or circumstance relating to, Parent, Merger Sub or any of their affiliates;

•	changes or prospective changes in any applicable laws or regulations or applicable accounting regulations or principles or interpretation or enforcement thereof;

•

any hurricane, cyclone, tornado, earthquake, flood, tsunami, natural disaster, act of God or other comparable events or outbreak or escalation of hostilities or war (whether or not declared), military actions or any act of sabotage or terrorism, or national or international political or social conditions;

•

any outbreak and ongoing effect of contagious disease, epidemic or pandemic, or other force majeure event, or any worsening of such matters, or any declaration of martial law, quarantine or similar directive, policy or guidance or law or other action by any Governmental Entity in response to any outbreak or ongoing effect of contagious disease, epidemic or pandemic;

•

any change in the price or trading volume of the shares of Company Common Stock or the credit rating of the Company, in and of itself (except the facts, circumstances, events, developments, changes, effects or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or will be a material adverse effect); or

•

any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (except the facts, circumstances, events, developments, changes, effects or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or will be a material adverse effect).

Parent and Merger Sub also make a number of representations and warranties to us regarding various matters pertinent to the Merger. The topics covered by these representations and warranties include the following:

•	due organization, valid existence, good standing, corporate power, qualification to do business and similar corporate matters;

•

corporate power and authority to enter into and perform their obligations under the Merger Agreement and consummate the Merger and the other transactions contemplated thereby, and the enforceability and due execution and delivery of the Merger Agreement;

•

the absence of conflicts with their respective organizational documents, or any applicable law, rule, regulation, order, judgement or decree (assuming that certain regulatory filings are made and certain regulatory consents are obtained), in each case as a result of the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby;

•

the absence of defaults, breaches, violations, accelerations of obligations, loss of benefit under, or certain rights (including termination, cancellation or amendment rights) of third parties under Parent’s, Merger Sub’s or either of their subsidiaries’ contracts or credit agreements, or creation of liens on Parent’s or Merger Sub’s material assets in either case as a result of the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby;

•

the absence of suits, claims, actions, proceedings or arbitrations pending or threatened against them or their assets and properties and the absence of certain material orders or injunctions against them;

•	no ownership by Parent, Merger Sub and their respective subsidiaries of Company Common Stock;

•

Parent’s ownership of 100% (directly or indirectly) of Merger Sub and the absence of any liabilities or obligations of Merger Sub other than in connection with the Merger Agreement, the other transaction documents and liabilities and obligations incidental to its formation and the maintenance of its existence;

•	accuracy of information supplied by or on behalf of Parent or Merger Sub for inclusion in or incorporation by reference in this information statement;

•	brokers’, finders’ and investment bankers’ fees;

•	the delivery of the executed Commitment Letter;

•	the availability of the committed financing in accordance with the Commitment Letter and sufficiency of funds to complete the Merger;

•	the solvency of the Surviving Corporation immediately following the Effective Time (subject to certain identified assumptions);

•	no vote required of the stockholders of Parent, except for the adoption of the plan of merger contained in the Merger Agreement by Parent as the sole stockholder of Merger Sub;

•	that Parent and Merger Sub have had access to information regarding the Company’s business and has conducted their own independent investigation and analysis of the Company;

•	the absence of certain arrangements between Parent, Merger Sub or any of their respective subsidiaries and any Company stockholder, member of management or director; and

•	acknowledgement as to the absence of any other representations or warranties by the Company other than as set forth in the Merger Agreement.

Some of Parent’s and Merger Sub’s representations and warranties are qualified as to materiality or by exceptions related to the absence of any circumstances which would or would reasonably be expected to prevent, materially delay or have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by the Merger Agreement.

The representations and warranties of each of the parties to the Merger Agreement will expire upon the completion of the Merger or the termination of the Merger Agreement.

Conduct of Business Pending the Merger

We have agreed to restrictions on the operation of our business until the earlier of the Effective Time or the valid termination of the Merger Agreement. Except (i) as otherwise expressly required or permitted by the Merger Agreement, (ii) as set forth in the Company disclosure letter, (iii) as required by applicable laws (including by any Governmental Entity), (iv) in response to any contagion event or any change in law or policy as a result of any contagion event, or (v) as Parent consents to in writing (not to be unreasonably withheld, conditioned or delayed), (a) we have agreed to use our commercially reasonable efforts to conduct the business of the Company and our subsidiaries in the ordinary and usual course of business and to preserve substantially intact our business organization and material business relationships with governmental entities, customers, suppliers, creditors, lessors and other persons (excluding Company employees) with whom we or any of our subsidiaries have material business relationships and maintain our insurance coverage with respect to any material assets and (b) without limiting the foregoing, we will not and will cause each of our subsidiaries not to:

•	amend or otherwise change our certificate of incorporation, bylaws or other applicable governing documents;

•

acquire (whether by merger, consolidation or acquisition of stock or substantially all of the assets), or make any investment in any interest in, any corporation, partnership or other business organization or division or material assets thereof, in each case, except for (A) purchases of inventory, supplies and other assets in the ordinary course of business or pursuant to existing contracts in effect as of the date of the Merger Agreement to which the Company or any of its subsidiaries is a party, (B) acquisitions or investments not to exceed $2,500,000 in the aggregate (any capital expenditures otherwise permitted by the Merger Agreement will not be taken into account in determining whether acquisitions or investments have exceeded such amount), (C) any merger or consolidation of wholly-owned subsidiaries of the Company with each other that does not result in a material increase in tax liabilities or (D) investments in any subsidiaries of the Company (not including capital leases, which are addressed below);

•

issue, sell, grant, pledge, encumber or dispose of (or authorize the issuance, sale, grant, pledge, encumbrance or disposition of), any shares of capital stock, voting securities or other ownership interest, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any voting securities or other ownership interest (including stock appreciation rights, phantom stock or similar instruments), of the Company or any of its subsidiaries (except (a) for the issuance of shares of Company Common Stock upon the exercise, vesting or settlement of Company RSUs, Company PSUs or Company SARs, (b) for any issuance, sale or disposition to the Company or a subsidiary of the Company by any subsidiary of the Company or (c) pursuant to any lien permitted under the Merger Agreement;

•

reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of the Company (except (a) for the acquisition of shares of Company Common Stock tendered by directors or employees in connection with a cashless exercise of Company SARs or (b) in order to pay taxes in connection with the exercise of Company SARs or the settlement of any Company equity awards pursuant to the terms of the stock purchase plan), or reclassify, combine, split or subdivide any capital stock or other ownership interests of any of the Company’s subsidiaries;

•	create or incur certain liens on any material assets of the Company or its subsidiaries (with certain exceptions);

•

sell, transfer or otherwise dispose of (whether by merger, consolidation or disposition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or otherwise sell, transfer, assign, exclusively license, allow to expire, or dispose of any material assets, rights or properties (including intellectual property) other than (A) sales, transfers, dispositions or licensing of inventory, supplies and other tangible assets in the ordinary course of business or pursuant to existing contracts in effect as of the date of the Merger Agreement, (B) assignments of leases or sub-leases, in each case, in the ordinary course of business, (C) sales of accounts receivable in the ordinary course of business or (D) other sales, transfers, licenses, assignments, expirations or dispositions of tangible assets, rights or properties to the Company or any wholly-owned subsidiary of the Company or of tangible assets, rights or properties in the ordinary course of business with a value of less than $2,500,000 in the aggregate (or natural statutory expirations of intellectual property);

•

(A) assign, sell, transfer, exclusively license, allow to lapse, or otherwise abandon or dispose of, or subject to any liens (other than liens permitted under the Merger Agreement), any material Company intellectual property; (B) disclose to any third parties any material trade secrets of the Company or any of its subsidiaries, except pursuant to reasonably protective written confidentiality agreements entered into in the ordinary course of business consistent with past practice (or to attorneys subject to comparable professional obligations of confidentiality); or (C) subject any Company products or other material proprietary software that is (or is intended to be) distributed, conveyed or made available to third parties to any copyleft terms, including such terms that require the distribution or availability of material proprietary source code in such circumstances;

•

declare, set aside, establish a record date for, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to our capital stock (except for any dividend or distribution by a subsidiary of the Company to the Company or any wholly-owned subsidiary of the Company);

•

except for (i) intercompany loans between the Company and any of its wholly-owned subsidiaries or between any wholly-owned subsidiaries of the Company, (ii) indebtedness incurred under the Company Credit Agreement for working capital purposes in the ordinary course, (iii) capital leases, purchase money indebtedness and equipment financing entered into in the ordinary course, (iv) capital leases for vehicles used in the ordinary course of business in an amount not in excess of $5,000,000 in the aggregate in any fiscal quarter, (v) sales of delinquent accounts receivable, (vi) other indebtedness that is allowed under the Company Credit Agreement not in excess of $2,500,000 in the aggregate and (vii) guarantees incurred in compliance with the Merger Agreement, (A) incur indebtedness or modify in any material respect the terms of any such indebtedness for borrowed money, or issue any bonds, debentures, notes or similar instruments, (B) assume, guarantee or endorse the obligations of any person or enter into any “keep well” or other agreement to maintain any financial condition of another person (other than a wholly-owned subsidiary of the Company), (C) pre-pay any indebtedness for borrowed money if such prepayment would give rise to a “make whole” or breakage cost or refinance or modify in any material respect or change the material terms or extend the maturity of, any indebtedness, or (D) make loans, advances, or capital contributions to any person other than sales commission advances to sales employees in the ordinary course of business consistent with past practice;

•

except as required by law or pursuant to any Company plan, the organizational documents of the Company or any indemnification agreement between the Company and any current or former director or officer of the Company, in each case as in effect as of the date of the Merger Agreement (A) increase the compensation or benefits of any of its directors, officers or employees (excluding increases in the ordinary course of business consistent with past practice with respect to employees who are not directors or executive officers pursuant to or in connection with the Company’s regular merit review process in an amount not to exceed 5% individually and 3% in the aggregate), (B) grant any severance or termination pay to, or forgive or issue any loans to, any Company employee except in the ordinary course of business consistent with Company plans to any Company employee whose annual base compensation is less than $150,000, (C) establish, adopt, enter into, accelerate the benefits under, materially amend or terminate, or modify any applicable actuarial assumption used in respect of, any employment agreement with any of its present or former non-employee directors, officers or other employees or any Company plan, (D) establish, adopt, enter into, accelerate the benefits under, materially amend or terminate, or modify any applicable actuarial assumption used in respect of, any employment agreement with any of its present or former non-employee directors, officers or other employees or any Company plan, (E) grant any change in control, transaction or retention bonus, or (F) grant any change in control, transaction or retention bonus;

•

other than in the ordinary course of business, hire any employee or engage any independent contract for a base salary of at least $150,000 or terminate the employment or engagement (other than for cause) of any employee or independent contract with a base salary of at least $150,000;

•	except as required by law, enter into any collective bargaining agreement or written contract with any labor union or other employee representative body;

•	implement any employee layoffs or plant closings that would trigger notification requirements pursuant to the WARN Act;

•

make any material change in any accounting principles, methods or practices except as may be required to conform to changes in statutory or regulatory accounting rules, applicable law or GAAP or regulatory requirements with respect thereto;

•

other than as required by applicable law or GAAP, (A) make any material change to any method of tax accounting, (B) make any material tax election (other than in connection with filing a tax return in the ordinary course of business, to the extent such election is consistent with past practice) or change any material tax election, (C) surrender any claim for a refund of material taxes, (D) enter into any closing agreement with respect to any material taxes, (E) settle or compromise any material tax liability, (F) amend any material tax return or (G) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of taxes of the Company or any of its subsidiaries;

•

other than any stockholder litigation related to the Merger Agreement or Merger, settle or compromise any litigation, other than settlements or compromises of litigation (A) where the amount paid (net of insurance proceeds receivable) does not exceed (1) $5,000,000 or, if greater, does not exceed the total amount reserved for such matter in the Company’s financial statements included in its reports filed with the SEC since January 1, 2021 and (2) $7,500,000 in the aggregate, and (B) that does not include any admission of wrongdoing or criminal act and that provides for a general release of all claims against the Company and its affiliates; provided that no settlement or compromise of any litigation may impose restrictions in any material respect on the operations or business of the Company or its subsidiaries as conducted on the date of the Merger Agreement;

•

(A) modify, amend, renew, extend, waive or grant any release of any rights under any material contract, other than in the ordinary course of business on terms that are not adverse in any material respect to the Company and its subsidiaries, taken as a whole, or cancel or terminate, in whole or in part, any material contract or (B) enter into any contract that would have been a “material contract” under the Merger Agreement (other than non-exclusive license agreements for uncustomized, generally available “off the shelf” software that is not incorporated into Company products and that is licensed pursuant to standard terms and conditions) if such contract had existed on the date of the Merger Agreement, other than any contract entered into in connection with the taking of any action otherwise permitted by the interim restrictions set forth in the Merger Agreement;

•

except in the ordinary course of business in an aggregate amount not to exceed $2,500,000 individually or $7,500,000 in the aggregate make capital expenditures or incur any obligations or liabilities or make any commitments in connection therewith (which does not include costs and expenses incurred in the ordinary course of business for software and product development in the ordinary course of business);

•

enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries or enter into a new line of business or abandon or discontinue any material existing line of business; or

•	agree, authorize or commit to do any of the foregoing actions.

Written Consent

Under the terms of the Merger Agreement, the Company was required, as soon as practicable following receipt of the Written Consent, to provide Parent with a copy of such Written Consent. Following the execution of the Merger Agreement on December 6, 2022, the Written Consent was delivered later that day, and a copy of the Written Consent was delivered to Parent in accordance with the Merger Agreement.

Board Recommendation and Change of Recommendation

Under the terms of the Merger Agreement, if the Board fails to make the Recommendation, withdraws, modifies, qualifies or changes in a manner adverse to Parent the Recommendation, takes any public action or makes any public statement inconsistent with the Recommendation, recommends, adopts, approves, endorses or publicly proposes to recommend, adopt, approve or endorse to the stockholders of the Company an Acquisition Proposal with a person other than Parent and Merger Sub, publicly makes any recommendation in connection with an Acquisition Proposal other than a recommendation against such Acquisition Proposal, or formally resolves to effect or publicly announces an intention to effect any of the foregoing, it constitutes a “change of recommendation” of the Board (collectively, a “Change of Recommendation), unless in accordance with the exceptions described below and the provisions of the Merger Agreement. For all purposes of the Merger Agreement, a customary “stop-look-and-listen” communication by the Board to the stockholders of the Company in accordance with Rule 14d-9(f) of the Exchange Act in connection with the commencement of a tender offer or exchange offer, will not, in and of itself, be deemed to constitute a Change of Recommendation unless it contains a Change of Recommendation.

The Board unanimously resolved to make the Recommendation.

No Solicitation

Non-Solicitation Provisions and Exceptions

Until the earlier of the Effective Time and the valid termination of the Merger Agreement, the Company is subject to restrictions on its ability to solicit third party proposals relating to alternative transactions or to provide information to and engage in discussions or negotiations with a third party in relation to an alternative transaction. Specifically, the Company will not, will cause its subsidiaries not to and will use its reasonable best efforts to cause its and their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants and other advisors or representatives not to, directly or indirectly:

•

initiate, solicit or knowingly encourage or knowingly facilitate any inquiries with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal;

•

engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books, records or any confidential information or data to, any person relating to any proposal, offer or inquiry that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal;

•	approve, endorse or recommend (or propose publicly to approve, endorse or recommend) any Acquisition Proposal; or

•

execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement (other than an acceptable confidentiality agreement executed in accordance with the Merger Agreement), merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal.

The Merger Agreement provides that the term “Acquisition Proposal” means any proposal or offer from any person (other than Parent, Merger Sub or their respective affiliates) relating to, in a single transaction or series of related transactions, (A) any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, (B) any direct or indirect acquisition of 20% or more of the consolidated assets of the Company and its subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Board), including through the acquisition of one or more subsidiaries of the Company owning such assets, (C) acquisition of beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the total voting power of the equity securities of the Company, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of the total voting power of the equity securities of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any subsidiary of the Company whose business constitutes 20% of more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole), (D) any issuance or sale or other disposition (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization or other similar transaction) of 20% or more of the total voting power of the equity securities of the Company or (E) any other transaction having a similar effect to those described in the foregoing clauses (A) through (D).

The Company agreed that immediately following the execution of the Merger Agreement, the Company will, and will cause each of its subsidiaries and will use its reasonable best efforts to cause its and their representatives to cease any solicitations, discussions or negotiations with any person in connection with any Acquisition Proposal that exists as of the date of the Merger Agreement. The Company further agreed that, except as otherwise expressly permitted by the Merger Agreement, following the execution of the Merger Agreement, it would promptly request that each person (other than Parent and Merger Sub and their respective representatives) who had executed a confidentiality agreement prior to the date of the Merger Agreement in connection with an Acquisition Proposal return or destroy all confidential information furnished to such person by or on behalf of the Company or any of its subsidiaries prior to the date of the Merger Agreement and terminate access (other than access by Parent and Merger Sub and their respective representatives) to any physical or electronic data room maintained by or on behalf of the Company or any of its subsidiaries.

The Company also agreed that it will promptly (within one business day) notify, in writing, Parent of the receipt of any inquiry, proposal or offer received after the date of the Merger Agreement that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal. The notice will include a summary of the material terms of, and the identity of the person or group making, the inquiry, proposal or offer, an unredacted copy of the Acquisition Proposal or inquiry, proposal or offer (and if not in writing, a written description of the material terms and conditions of such inquiry, proposal or offer) and any other documents evidencing or specifying the terms of the proposal, offer, inquiry or request. The Company agreed it will promptly (within one (1) business day) keep Parent reasonably informed of any material developments with respect to any such inquiry, proposal, offer or Acquisition Proposal, including any material changes thereto and copies of any additional written materials received by the Company, its subsidiaries or their respective representatives. The Company may, prior to obtaining the Company Requisite Vote, grant a waiver, amendment or release under any confidentiality or standstill agreement to the extent necessary to allow for a confidential Acquisition Proposal so long as the Company promptly (within one (1) business day) notifies Parent of such waiver, amendment or release (including the identity of such counterparty) and the Board had determined prior to the grant of such waiver, amendment or release in good faith, after consultation with its outside legal counsel, that the failure of the Board to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law.

Notwithstanding the foregoing non-solicitation restrictions and the Company’s obligations under the Merger Agreement, nothing contained in the Merger Agreement prevents us or the Board from taking and disclosing a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act, making a customary “stop-look-and-listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or making any legally required disclosure to stockholders with regard to the transactions contemplated by the Merger Agreement or an Acquisition Proposal (provided that this will not be deemed to permit the Company or the Board to effect a Change of Recommendation except otherwise in accordance with the Merger Agreement) or resolving, authorizing, committing or agreeing to take any of the foregoing actions.

Further, prior to obtaining the Company Requisite Vote, which was obtained when the Written Consent was delivered by the Majority Stockholders on December 6, 2022, nothing contained in the Merger Agreement prevented us or the Board from:

•

contacting and engaging in discussions with any person or group and their respective representatives who has made an Acquisition Proposal after the date of the Merger Agreement that was not a result of a breach of the non-solicitation restrictions in the Merger Agreement in any material respect, solely for the purpose of clarifying such Acquisition Proposal and the terms thereof in order to determine whether such Acquisition Proposal constitutes or could reasonably be expected to constitute, result in or lead to a Superior Proposal;

•

(x) contacting and engaging in any negotiations or discussions with any person and its representatives who has made an Acquisition Proposal after the date of the Merger Agreement that was not a result of a breach of the non-solicitation restrictions described above in any material respect and (y) providing access to the Company’s or any of its subsidiaries’ properties, books and records and providing information and data in response to a request therefor by any person who has made a bona fide Acquisition Proposal that was not a result of a breach of the non-solicitation restrictions described above in any material respect, if the Board (A) determines in good faith, after consultation with its outside legal counsel and financial advisor(s), that such Acquisition Proposal constitutes or could reasonably be expected to constitute, result in or lead to a Superior Proposal, (B) determines in good faith, after consultation with its outside legal counsel, that the failure to provide such access or engage in such negotiations or discussions would be reasonably likely to be inconsistent with the fiduciary duties owed by the Company’s directors, and (C) has received an acceptable confidentiality agreement from such person; provided that the Company must provide to Parent and Merger Sub any material non-public information or data that is provided to any person given such access that was not previously made available to Parent or Merger Sub prior to or substantially concurrently with the time it is provided to such person (and in any event within twenty-four (24) hours);

•	making a Change of Recommendation to the extent otherwise permitted by the Merger Agreement; and

•	resolving, authorizing, committing or agreeing to take any of the foregoing actions.

Superior Proposal

If prior to obtaining the Company Requisite Vote, the Board had determined in good faith, after consultation with its financial advisor(s) and outside legal counsel, solely in response to an Acquisition Proposal that was not solicited in a breach of the non-solicitation restrictions in the Merger Agreement, that (i) such proposal constituted a Superior Proposal and (ii) the failure to make a Change of Recommendation or terminate the Merger Agreement and enter a definitive agreement with respect to the Superior Proposal would be reasonably likely to be inconsistent with the fiduciary duties owed by the Company’s directors under applicable law, the Company or the Board was permitted to, prior to obtaining the Company Requisite Vote, (x) make a Change of Recommendation or (y) terminate the Merger Agreement to enter into a definitive agreement with respect to such Superior Proposal (provided that, in the case of the foregoing clause (y), the Company pays to Parent the Termination Fee at or prior to the time of such termination). Upon the Company obtaining the Written Consent on December 6, 2022, the Company ceased to have any of the foregoing rights.

The Merger Agreement provides that the term “Superior Proposal” means a bona fide written Acquisition Proposal (except that references to “20%” in such definition will be deemed to be references to “50%”) made after the date of the Merger Agreement that the Board in good faith determines is reasonably likely to be consummated in accordance with its terms and would, if consummated, result in a transaction that is more favorable from a financial point of view to the Company’s stockholders than the transactions contemplated by the Merger Agreement after taking into account all such factors and matters deemed relevant in good faith by the Board, including legal, financial (including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal and the transactions contemplated by the Merger Agreement.

Intervening Event

If prior to obtaining the Company Requisite Vote, the Board had determined in good faith, solely in response to an event, fact, development, circumstance or occurrence (excluding any Acquisition Proposal or Superior Proposal) that materially affects the business, assets, operations or prospects of the Company and its subsidiaries, taken as a whole, and that was not known and was not reasonably foreseeable to the Company or the Board as of the date of the Merger Agreement (or the consequences of which were not reasonably foreseeable to the Board as of the date of the Merger Agreement), and becomes known to the Company or the Board after the date of the Merger Agreement (an “Intervening Event”), after consultation with its outside legal counsel, that the failure to make a Change of Recommendation would be reasonably likely to be inconsistent with the fiduciary duties owed by the Company’s directors under applicable law, the Company or the Board was permitted to, prior to obtaining the Company Requisite Vote, make a Change of Recommendation. Upon the Company obtaining the Written Consent on December 6, 2022, the Company ceased to have any of the foregoing rights.

Efforts to Complete the Merger

General

Each of the parties will (and will cause each of its subsidiaries and affiliates to) (unless provided otherwise) promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate the Merger and the other transactions contemplated by the Merger Agreement, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any Governmental Entity or third party necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement. Each party will (i) make an appropriate filing of a notification and report form pursuant to the HSR Act with respect to the transactions contemplated by the Merger Agreement as promptly as practicable and in any event within ten (10) business days after the signing of the Merger Agreement and (ii) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take any and all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Each of the parties will (and will cause each of its subsidiaries and affiliates to) (unless provided otherwise) promptly obtain all requisite approvals and authorizations or expirations of waiting periods for the transactions contemplated by the Merger Agreement under the HSR Act or any other antitrust law, and use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) subject to applicable law, furnish to the other party as promptly as practicable all information required for any application or other filing to be made by the other party pursuant to any applicable law in connection with the transactions contemplated by the Merger Agreement, (iii) promptly notify the other party of any material communication received by such party from, or given by such party to, any U.S. or foreign governmental agency and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by the Merger Agreement and, subject to applicable law, furnish the other party promptly with copies of all correspondence, filings and communications between them and the Governmental Entity regarding such transactions, (iv) respond as promptly as practicable to any inquiries received from, and supply as promptly as practicable any additional information or documentation that may be requested by any Governmental Entity in respect of such registrations, declarations and filings or such transactions, and (v) permit the other party to review any material communication given by it to, and consult with each other in advance, and consider in good faith the other party’s reasonable comments in connection with, any filing, notice, application, submission, communication, meeting or conference with, any Governmental Entity or, in connection with any proceeding by a private party, with any other person; provided, however, that to the extent any of the documents or information provided are commercially or competitively sensitive, the party, as the case may be, may satisfy its obligations by providing such documents or information to the other party’s outside counsel, with the understanding and agreement that such counsel may not share such documents and information with its client; provided, further, that materials may also be redacted (x) to remove references concerning the valuation of the Company, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns, to the extent that that such attorney-client or other privilege or confidentiality concerns are not governed by a common interest privilege or doctrine. None of the parties or their respective affiliates are permitted to “pull-and-refile” pursuant to 16 C.F.R. 803.12 or otherwise withdraw any filing under the HSR Act or any other antitrust law, as the case may be, and refile it unless the other parties have consented in writing in advance to such withdrawal and refiling, and none of the parties or their respective affiliates may extend any waiting period under the HSR Act or enter into any agreement with any government entity not to consummate the transactions contemplated by the Merger Agreement, except with the prior written consent of the other parties.

Communications with Governmental Entities

Parent will have primary responsibility for, and will take the lead in, scheduling and conducting any meeting with any Governmental Entity, coordinating and making any applications and filings with, and resolving any investigation or other inquiry of, any agency or other Governmental Entity, and obtaining the required statutory consents, and approvals from any Governmental Entity necessary, proper or advisable to consummate the

Merger; provided, that, Parent agrees to consult with the Company reasonably in advance of taking any such action. No party will independently participate or engage in any material meeting or material communication with any Governmental Entity in respect of any such filings, investigation or other inquiry in connection with the Merger Agreement of the transactions contemplated by the Merger Agreement without giving the other parties sufficient prior notice and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate in such meeting or communication.

Actions by and Restrictions on Parent

Subject to other limitations set forth in the Merger Agreement, Parent will and will cause its subsidiaries to, take any and all steps necessary to (i) resolve, avoid, or eliminate impediments or objections, if any, that may be asserted with respect to the transactions contemplated by the Merger Agreement under any antitrust law or (ii) avoid the entry of, effect the dissolution of, and have vacated, lifted, reversed or overturned, any decree, order or judgment that would prevent, prohibit, restrict or delay the consummation of the contemplated transactions, so as to enable the parties to close the contemplated transactions expeditiously (but in no event later than the End Date). Parent will and will cause its subsidiaries to (and the Company will not and will not cause or permit its subsidiaries, without the prior written consent of Parent to), (i) propose, negotiate, commit to and effect, by consent decree, hold separate orders or otherwise, the sale, divesture, disposition, or license of any assets, properties, products, rights, services or businesses of Parent or its subsidiaries or the Company or its subsidiaries or any interest therein, (ii) agree to any other structural or conduct remedy with respect to the businesses of Parent or its subsidiaries or the Company or any of its subsidiaries, (iii) otherwise take or commit to take any actions that would limit Parent’s or its subsidiaries’ or the Company’s or its subsidiaries’ freedom of action with respect to, or its or their ability to retain any assets, properties, products, rights, services or business of Parent or its subsidiaries or the Company or its subsidiaries or any interest or interests therein, and/or (iv) modify, restructure, amend, terminate, or revise, any agreement or arrangement entered into or proposed to be entered into by Parent or its subsidiaries or the Company or its subsidiaries, including with respect to any interest (including any equity or other interest) held or to be held directly or indirectly in Parent or the Company by any person; provided, that (x) none of Parent or any of its subsidiaries are required to take any action with respect to any of their respective assets, properties, products, rights, services or businesses, or any interest or interests therein, or any of their respective agreements or arrangements (other than those of the Company and its subsidiaries upon and following the closing pursuant to the following sub-clause (y)) if such action, either individually or when taken together with any other such actions, would, or would reasonably be expected to, have a material adverse effect on Parent and its subsidiaries, taken as a whole (excluding, for the avoidance of doubt, the Company and its subsidiaries upon and following the closing), (y) none of Parent or any of its subsidiaries (including the Company and its subsidiaries upon and following the closing) will be required to take (and the Company will not take, and will not cause or permit its subsidiaries, without the prior written consent of Parent, to take) any action with respect to any of the Company’s or its subsidiaries’ respective assets, properties, products, rights, services or businesses, or any interest or interests therein, or any of their respective agreements or arrangements if such action, either individually or when taken together with any other such actions, would, or would reasonably be expected to, have a material adverse effect on the Company and its subsidiaries, taken as a whole, and (z) the Parties are not obligated to take any action contemplated above, the effectiveness of which is not conditioned on the Closing occurring.

If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger, or any other transaction contemplated by the Merger Agreement or any other agreement contemplated by the Merger Agreement, each of Parent, Merger Sub and the Company will and will cause their respective subsidiaries to, use reasonable best efforts to cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist such action and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by the Merger Agreement, and Parent, Merger Sub, and the Company will defend, at their cost and expense, any action or actions, whether judicial or administrative, in connection with the transactions contemplated by the Merger Agreement, including appeals. Notwithstanding the foregoing, the Company will not be required to agree to any term or take any action in connection with the foregoing obligations that is not conditioned upon consummation of the Merger. Neither Parent nor Merger Sub nor any of their subsidiaries will acquire or agree to acquire or purchase all or a portion of the assets of or equity in any business or division thereof or take any other material action, if entering into a definitive agreement relating to, or consummating, such transaction would reasonably be expected to (i) impose any material delay in obtaining, or increase in any material respect the risk of not obtaining, any governmental consents necessary to consummate the transactions contemplated by the Merger Agreement or the expiration or termination of any applicable waiting period, (ii) increase in any material respect the risk of any Governmental Entity seeking or entering an order prohibiting the consummation of the transactions contemplated by the Merger Agreement, or (iii) increase in any material respect the risk of not being able to remove any such order on appeal or otherwise.

Delisting and Deregistration of Company Common Stock

Prior to the closing date, the Company will cooperate with Parent and will use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of the NYSE to enable the delisting of its shares from the NYSE as promptly as practicable after the Effective Time and the deregistration of its shares under the Exchange Act at the Effective Time.

Takeover Statutes

If any “fair price,” “moratorium,” “business combination,” “control share acquisition” or other form of anti-takeover statute or regulation is or may become applicable to the Merger or the other transactions contemplated by the Merger Agreement, each of the Company and Parent and the members of their respective boards of directors will grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated by the Merger Agreement.

Employees

Following the Effective Time and continuing through the first anniversary of the Effective Time (the “Benefit Continuation Period”), Parent will or will cause the Surviving Corporation to provide, to each continuing employee of the Company or its subsidiaries who continues to be employed by the Surviving Corporation or any subsidiary or affiliate thereof (the “Continuing Employees”), (i) a salary, wage, target bonus opportunity and commission opportunity, and annual long-term incentives (which may be cash in lieu of equity and excluding new hire long-term incentives) that, in each case, is no less favorable than the salary, wage, target bonus opportunity and commission opportunity, and annual long-term incentives (which may be cash in lieu of equity and excluding new hire long-term incentives) that was provided to such Continuing Employee immediately prior to the Effective Time and (ii) employee benefits (other than defined pension, retiree welfare or fully subsidized health benefits or individual perquisites) that are no less favorable in the aggregate to the benefits provided to such Continuing Employee immediately prior to the Effective Time; provided, that with respect to any equity or equity-based compensation provided to Continuing Employees immediately prior to the Effective Time the cash equivalent of such compensation shall suffice with respect to such equity or equity-based compensation. For the duration of the Benefit Continuation Period, Parent or one of its affiliates will maintain for the benefit of each Continuing Employee that does not have a contractual right to severance, certain enumerated severance benefits.

Parent or any of its subsidiaries (including the Company and any subsidiaries thereof) will use commercially reasonable efforts to (i) waive or cause to be waived any pre-existing conditions, exclusions, limitations, actively-at-work requirements, and eligibility waiting periods under any group health plans of Parent or its affiliates to be waived with respect to Continuing Employees and their eligible dependents to the extent such conditions were inapplicable or waived under a comparable Company benefit plan, (ii) give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made and (iii) to the extent that it would not result in a duplication of benefits and to the extent that such service was recognized under a similar Company benefit plan, give each Continuing Employee service credit for such Continuing Employee’s employment with the Company for purposes of eligibility to participate and vesting credit (but excluding benefit accrual under any defined benefit pension plan) under each applicable Parent benefit plan as if such service had been performed with Parent.

Directors’ and Officers’ Indemnification and Insurance

The Merger Agreement provides that from and after the Effective Time, the Surviving Corporation will, and Parent will cause the Surviving Corporation to, indemnify and hold harmless each present and former director and officer of the Company or any of its subsidiaries (in each case, to the extent acting in such capacity) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or awards paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and whether formal or informal, arising out of, relating to or in connection with the fact that such person is or was a director or officer of the Company or any of its subsidiaries or was serving at the request of the Company or such subsidiary as a director, officer, employee or agent of another person (including serving at the request of the Company or any such subsidiary with respect to any employee benefit plan), or for any acts or omissions occurring or alleged to occur prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware Law and its certificate of incorporation and bylaws in effect on the date of the Merger Agreement to indemnify such person and the Surviving Corporation will (and Parent will cause the Surviving Corporation to) advance expenses (including reasonable legal fees and expenses) incurred by such person in the defense of any such proceeding (subject to such person providing an undertaking to repay such advancement if it is ultimately determined that such person is not entitled to indemnification), subject to certain limitations.

The provisions in the Surviving Corporation’s certificate of incorporation and bylaws with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers will be no less favorable to such directors and officers than such provisions contained in the Company’s certificate of incorporation and bylaws in effect as of the date of the Merger Agreement, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals. The Surviving Corporation will, and Parent will cause the Surviving Corporation to, honor and perform under all indemnification agreements entered into by the Company or any of its subsidiaries with its or their directors and officers prior to the date of the Merger Agreement.

The Merger Agreement also provides that Parent will cause the Surviving Corporation to maintain, at no expense to the beneficiaries, for at least six (6) years from the Effective Time the current policies of the directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company (provided that Parent or the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not less advantageous to any beneficiary thereof) with respect to matters existing or occurring at or prior to the Effective Time. Additionally, at Parent’s option, in lieu of maintaining such current policies, the Company will purchase from insurance carriers with comparable credit ratings, no later than the Effective Time, a six (6) year prepaid “tail policy” providing at least the same coverage and amounts containing terms and conditions that are no less advantageous in the aggregate to the insured than the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries with respect to claims arising from facts or events that occurred at or before the Effective Time, including the transactions contemplated by the Merger Agreement; provided, however, that in no event shall the annualized premium for such coverage under such policy exceed 400% of the last annual premium paid by the Company prior to the date of the Merger Agreement in respect of the coverage required to be obtained pursuant to the Merger Agreement under each such policy, but in such case the Company may purchase as much coverage as reasonably practicable for such amount. If the Company elects to purchase such a “tail policy,” the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain such “tail policy” in full force and effect and continue to honor their respective obligations thereunder.

The indemnification and insurance provisions of the Merger Agreement are intended to benefit, and are enforceable by, the indemnified persons and their respective heirs or representatives.

Financing Covenant and Marketing Period

Under the Merger Agreement, we have agreed to allow Parent a period of twelve (12) consecutive business days to market the Permanent Financing (the “Marketing Period”). The Marketing Period is a period commencing on or after the date Parent has received certain required financial information from the Company consisting of (i) audited consolidated balance sheet and related audited consolidated statements of operations and cash flows of the Company and its subsidiaries for the two (2) most recently completed fiscal years ended at least 45 days prior to the Closing Date and (ii) unaudited interim consolidated balance sheet and related unaudited consolidated statements of operations and cash flows of the Company and its subsidiaries for each subsequent fiscal quarter (other than the fourth fiscal quarter of the Company’s fiscal year) ended at least 40 days prior to the Closing Date that is after the most recent fiscal year for which audited financial statements have been provided, in each case prepared in accordance with U.S. GAAP; provided, if the Permanent Financing (or any other permanent financing contemplated by the financing commitments or any alternative financing) has not been consummated prior to February 15, 2023, the Marketing Period will not be deemed to have commenced prior to February 27, 2023. Provided further that (1) the Marketing Period will not commence if (or else will end on any earlier date which) the Permanent Financing (or any other permanent financing contemplated by the financing commitments or any alternative financing) is consummated and (2) the Marketing Period will not be deemed to have commenced if, prior to the completion of such twelve (12) business day period, (x) Ernst & Young LLP has withdrawn its audit opinion with respect to any of the audited financial statements that are part of the required financial information, in which case the Marketing Period will not commence unless and until a new unqualified audit opinion is issued or (y) the Company publicly announces an intention to restate any financial statements that are part of the required financial information, in which case the Marketing Period will not commence unless and until such restatement has been completed or the Company announces no such restatement is required in accordance with GAAP.

Parent and Merger Sub will use reasonable best efforts to take, or cause to be taken, as promptly as practicable, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Debt Financing pursuant to the Commitment Letter (or the Permanent Financing in lieu thereof) on the terms and conditions described in the Commitment Letter, including using reasonable best efforts to negotiate and enter into definitive agreements with respect to the Debt Financing and to enforce Parent’s rights and exercise any remedies under the Commitment Letter. Parent shall promptly provide the Company with copies of any definitive financing agreement and such other information and documentation regarding the Debt Financing as shall be reasonably necessary to allow the Company to monitor the progress of such financing activities and will give the Company prompt notice (and in any event within one (1) business day) of, among other things, any (i) termination, withdrawal, repudiation, rescission, cancellation or expiration of or (ii) breach or default under the Commitment Letter or any definitive financing agreement.

Parent has also agreed not to permit certain amendments, replacements, modifications, assignments, terminations, waivers, reductions or substitutions under the Commitment Letter without the Company’s prior written consent. In addition, in the event any portion of the Debt Financing becomes unavailable (other than as a result of the availability of proceeds from the Permanent Financing) on the terms and conditions (including any “market flex” provisions applicable thereto) contemplated in the Commitment Letter or to the extent that Parent reasonably believes in good faith that it will not have funds available that are sufficient to enable it to fund the payment obligations under the Merger Agreement and/or the financing documents in full, Parent will (i) give the Company prompt written notice when it becomes aware of such event and (ii) use reasonable best efforts to arrange alternative financing, including from alternative sources, in an amount (when added to the portion of the Debt Financing that is and remains available to Parent) sufficient to consummate the transactions contemplated by the Merger Agreement, provided that Parent is not obligated to obtain alternative financing on terms and conditions materially less favorable to Parent in the aggregate than the Debt Financing contemplated by the Commitment Letter.

Parent has also agreed to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to retain the indebtedness under the Company Credit Agreement and the Company Notes, including, to the extent necessary, taking enforcement action to cause the lenders, agents, noteholders, trustees and other Persons party to the Company Credit Agreement and the Company Notes to permit (and not challenge, deny or otherwise contest) the retention of such indebtedness in accordance with the terms of the Company Credit Agreement and the Company Notes.

The Company and its subsidiaries will use reasonable best efforts to, and will use reasonable best efforts to cause their respective representatives to, cooperate with Parent as necessary in connection with the Debt Financing and Permanent Financing as may be reasonably requested by Parent.

Conditions to the Closing of the Merger

Each party’s obligation to effect the Merger is subject to the satisfaction or waiver of various conditions, which include the following:

•

the Merger Agreement having been adopted by the affirmative vote of the holders of a majority of all of the outstanding shares, which occurred when the Written Consent was delivered by the Majority Stockholders, and the definitive information statement having been mailed to the stockholders of the Company at least twenty (20) days prior to the Closing;

•

no Governmental Entity of competent jurisdiction having enacted or promulgated any law, statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) to prohibit, restrain, enjoin or make illegal the consummation of the Merger that remains in effect; and

•

the waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act having been expired or been earlier terminated and any required approvals thereunder having been obtained as further described in the section titled “The Merger — Regulatory Approvals” beginning on page [●].

Parent and Merger Sub are not obligated to effect the Merger under the Merger Agreement unless the following conditions are satisfied (or waived by Parent) at or prior to the Effective Time:

•

our representations and warranties regarding organization and qualification of the Company and its subsidiaries, our certificate of incorporation and bylaws, certain elements of our capitalization, our authority to enter into the Merger Agreement, our brokers and certain takeover statutes being true and correct in all material respects, as of the date of the Merger Agreement and as of the Effective Time (except to the extent that such representations or warranties speak to an earlier date in which case they shall be true and correct as of such date);

•

our representations and warranties regarding certain elements of our capitalization being true and correct in all respects, as of the date of the Merger Agreement and as of the Effective Time (except to the extent that such representations or warranties speak to an earlier date in which case they shall be true and correct as of such date) except, in the case of certain elements of such representations and warranties, for de minimis inaccuracies;

•

our representations and warranties regarding the absence since December 31, 2021 of a material adverse effect or events that would prevent or materially delay the consummation by the Company of the transactions contemplated by the Merger Agreement being true and correct in all respects;

•

our other representations and warranties set forth in the Merger Agreement (other than those noted in the preceding three bullet points) being true and correct in all respects (without giving effect to any “materiality,” “material adverse effect” or similar qualifiers contained in any such representations and warranties), as of the date of the Merger Agreement and as of the Effective Time (except to the extent that any such representations or warranties speak to an earlier date, in which case, they shall have been true and correct as of such date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a material adverse effect;

•

we having performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, us under the Merger Agreement at or prior to the Effective Time;

•	Parent having received a certificate executed by an executive officer of the Company certifying that the conditions described in the preceding five bullet points have been satisfied; and

•

since the date of the Merger Agreement, no change, event, fact, condition, development, effect or occurrence having occurred and be continuing that, individually or in the aggregate with all other changes, events, facts, conditions, developments, effects or occurrences, has had or would reasonably be expected to have a “material adverse effect” in the manner described under “Representations and Warranties” beginning on page [●].

We are not obligated to effect the Merger under the Merger Agreement unless the following conditions are satisfied (or waived by us) at or prior to the Effective Time:

•

the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement are true and correct, as of the date of the Merger Agreement and as of the Effective Time (except to the extent that any such representations or warranties speak to an earlier date, in which case, they shall be true and correct as of such date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the consummation by Parent or Merger Sub of, or have a material adverse effect on the ability of Parent or Merger Sub to consummate, the transactions contemplated by the Merger Agreement;

•

Parent and Merger Sub have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by them under the Merger Agreement at or prior to the date of the Closing; and

•	we have received a certificate executed by an executive officer of Parent certifying that the conditions described in the preceding two bullet points have been satisfied.

Termination of the Merger Agreement

The Company or Parent may terminate the Merger Agreement under the following circumstances:

•	by mutual written consent of the Company, Parent and Merger Sub;

•

if any court or other Governmental Entity of competent jurisdiction has issued a final order, decree or ruling, or taken any other final action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and non-appealable, provided that the party seeking to terminate the Merger Agreement under this circumstance shall not have the right to terminate if any action of such party (or in the case of Parent, Merger Sub) or the failure of such party (or in the case of Parent, Merger Sub) to perform any of its obligations under the Merger Agreement required to be performed at or prior to the Effective Time of the Merger has been the primary cause of such events;

•

by written notice to the other party if the Merger has not occurred on or before the End Date, provided that the right to terminate the Merger Agreement under this circumstance will not be available to any party if any action of such party (or, in the case of Parent, Merger Sub) or the failure of such party (or, in the case of Parent, Merger Sub) to perform any of its obligations under this Merger Agreement required to be performed at or prior to the Effective Time of the Merger was the primary cause of the Merger not having occurred on or prior to the End Date; or

•

(*) by written notice to the other party if the Company Requisite Vote shall not have been obtained at a stockholders meeting or at any adjournment or postponement thereof, at which a vote on the adoption of the Merger Agreement was taken.

The Company may terminate the Merger Agreement by written notice to Parent:

•

if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in the Merger Agreement, such that the conditions to the Company’s obligation to consummate the Closing would not be satisfied (and such breach is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by the Company to Parent or (ii) the End Date), provided that the right to terminate the Merger Agreement under this circumstance will not be available to the Company if the Company is then in material breach of any of its covenants or agreements contained in the Merger Agreement;

•

(*) prior to obtaining the Company Requisite Vote, in order to enter into a definitive acquisition agreement with respect to a Superior Proposal, subject to the terms and conditions of the non-solicitation provisions and related notice procedures in the Merger Agreement.

Parent may terminate the Merger Agreement by written notice to the Company:

•

if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in the Merger Agreement, such that the conditions to Parent’s and Merger Sub’s obligation to consummate the Closing would not be satisfied (and such breach is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by Parent to the Company or (ii) the End Date), provided that the right to terminate the Merger Agreement under this circumstance will not be available to Parent if Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in the Merger Agreement;

•	(*) if prior to obtaining the Company Requisite Vote, the Board shall have made a Change of Recommendation (unless such actions are otherwise permitted by the Merger Agreement); or

•

(*) if a copy of the Written Consent shall not have been delivered to Parent by 11:59 p.m., New York City time, on the date of the Merger Agreement. However, this termination provision expired following the delivery of the Written Consent on December 6, 2022.

The termination rights above marked by an asterisk (*) ceased to be available following the receipt by Parent of a copy of the Written Consent and are summarized above solely for completeness.

Termination Fees

We will be required to pay the Termination Fee to Parent in the following circumstances:

•

(*) if the Merger Agreement is validly terminated by the Company (prior to obtaining the Company Requisite Vote) to enter into a definitive agreement with respect to a Superior Proposal, in which case, the Company will pay the Termination Fee to Parent at or prior to termination;

•

(*) if the Merger Agreement is validly terminated by Parent due to the Board having made a Change of Recommendation prior to obtaining the Company Requisite Vote, (unless such actions are otherwise permitted by the Merger Agreement); in which case, the Company will pay the Termination Fee to Parent as promptly as reasonably practicable (and in any event, within two (2) business days of termination);

•

(*) if the Merger Agreement is validly terminated by the Company (A) if the Effective Time has not occurred on or before the End Date (though such termination right is not available to the Company if any action of the Company or the failure of the Company to perform any of its obligations under the Merger Agreement was the primary cause of the failure of the Effective Time to occur on or before the End Date), or (B) if the Company Requisite Vote shall not have been obtained at a stockholders meeting or at any adjournment or postponement thereof, at which a vote on the adoption of the Merger Agreement was taken, and, in the case of (A) and (B), Parent would have been entitled to terminate the Merger Agreement pursuant to the bullet point directly above, in which case, the Company will pay the Termination Fee to Parent as promptly as reasonably practicable (and in any event, within two (2) business days of termination);

•	if the Merger Agreement is validly terminated

•	by either Parent or the Company

•

if (A) the Effective Time has not occurred on or before the End Date and prior to termination of the Merger Agreement, or (B) (*) if the Company Requisite Vote shall not have been obtained at a stockholders meeting or any adjournment or postponement thereof, at which a vote on the adoption of the Merger Agreement was taken, and at or prior to the time of such termination (in the case of clause (A) above) or at or prior to the time of such stockholders meeting (in the case of clause (B) above) an Acquisition Proposal has been made directly to the Company’s stockholders, or an Acquisition Proposal otherwise becomes publicly known,

•	or by Parent

•

because the Company breached certain representations, warranties, covenants or agreements such that certain conditions to Closing would not be satisfied prior to the earlier of Parent giving thirty (30) days’ written notice to the Company or the End Date and prior to termination of the Merger Agreement, an Acquisition Proposal has been made to the Board or made publicly to the Company’s stockholders; or

•

(*) because a copy of the Written Consent was not delivered to Parent by 11:59 p.m., New York City time, on the date of the Merger Agreement and prior to termination of the Merger Agreement, an Acquisition Proposal has been made to the Board or made publicly to the Company’s stockholders,

•

and, in each case, within twelve (12) months after such termination, we have entered into a definitive agreement with respect to any Acquisition Proposal or shall have consummated any Acquisition Proposal (provided, that for purposes of this termination fee trigger, each reference in the definition of “Acquisition Proposal” to “20%” is deemed to be a reference to “50%”), in which case the Company will pay the Termination Fee to Parent within two (2) business days from the earlier of the entry into a definitive agreement with respect to such Acquisition Proposal or the consummation of such Acquisition Proposal.

The circumstances above marked by an asterisk (*) under which the Company could have been required to pay the Termination Fee to Parent if the Merger Agreement had been validly terminated prior to obtaining the Company Requisite Vote are no longer applicable following the receipt by Parent of a copy of the Written Consent and are summarized above solely for completeness.

In no event will the Company be required to pay the Termination Fee on more than one occasion. The termination of the Merger Agreement and receipt of payment of the Termination Fee by Parent pursuant to the terms of the Merger Agreement and the reimbursement of any costs and expenses of Parent pursuant to the Merger Agreement are the sole and exclusive monetary remedy of Parent, Merger Sub or any of their respective former, current or future general or limited partners, stockholders, controlling persons, managers, members, directors, officers, employees, affiliates, affiliated (or commonly advised) funds, representatives, agents or any of their respective assignees or successors or any former, current or future general or limited partner, stockholder, controlling person, manager, member, director, officer, employee, affiliate, affiliated (or commonly advised) fund, representative, agent, assignee or successor of any of the foregoing (collectively, the “Parent Related Parties”) against the Company, its subsidiaries and any of their respective former, current or future general or limited partners, stockholders, controlling persons, managers, members, directors, officers, employees, affiliates, affiliated (or commonly advised) funds, representatives, agents or any their respective assignees or successors or any former, current or future general or limited partner, stockholder, controlling person, manager, member, director, officer, employee, affiliate, affiliated (or commonly advised) fund, representative, agent, assignee or successor of any of the foregoing (collectively, the “Company Related Parties”) for any loss or damage suffered as a result of the failure of the Merger and the other transactions contemplated by the Merger Agreement to be consummated or for a breach of, or failure to perform under, the Merger Agreement or any or any of the other documents delivered with it or otherwise or in respect of any oral or other representation or warranty made or alleged to have been made in connection with the Merger Agreement, and upon payment of such amounts, none of the Company’s Related Parties will have any further liability or obligation relating to or arising out of the Merger Agreement or otherwise in respect of representations or warranties made or alleged to be made in connection with the Merger Agreement, except that nothing shall relieve the Company of its obligations under covenants related to confidentiality agreements and stock exchange delisting or in the case of fraud or willful breach by the Company.

Amendment and Waiver of the Merger Agreement

Subject to the provisions of applicable law and provisions in the Merger Agreement restricting amendments related to debt financing sources, the Merger Agreement may be amended by the parties at any time prior to the Effective Time before or after approval or adoption of the Merger Agreement by the Company’s stockholders or Merger Sub’s sole stockholder. The Merger Agreement may only be amended by written agreement, executed and delivered by duly authorized officers of the respective parties and without further action of the Company’s stockholders or Merger Sub’s sole stockholder except to the extent otherwise required by applicable law.

At any time prior to the Effective Time, any party may extend the time for performance of any obligation or other act of the other parties, waive any inaccuracies in the representations and warranties in the Merger Agreement or any document delivered in connection therewith, or waive the other party’s compliance with any of the agreements or conditions contained in provisions of the Merger Agreement (subject to compliance with applicable law). Any such extension or waiver will be valid if set forth in a written instrument signed by the party or parties to be bound thereby and specifically referencing the Merger Agreement.

Specific Performance

The parties have agreed in the Merger Agreement that irreparable damage for which monetary damages, even if available, may not be an adequate remedy, would occur in the event that the parties do not perform the provisions of the Merger Agreement (including failing to take such actions as are required of it under the Merger Agreement in order to consummate the Merger Agreement) in accordance with its specified terms or otherwise breach of such provisions. The parties have agreed that they will be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of the Merger Agreement and to enforce specifically the terms and provision of the Merger Agreement. The parties have agreed not to assert that a remedy of specific performance is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for such breach. The parties have further agreed that prior to the Closing, the Company will be entitled to seek specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of the Merger Agreement and to cause Parent or Merger Sub to consummate the transactions contemplated by the Merger Agreement, including to effect the Closing.

Each of the parties have agreed that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided in the Merger Agreement on the basis that (A) either party has an adequate remedy at law or (B) an award of specific performance is not an appropriate remedy for any reason at law or equity. To the extent any party brings an action to specifically enforce the performance of the terms and provisions of the Merger Agreement (other than an action to enforce specifically any provision that expressly survives the termination of the Merger Agreement), the End Date will be automatically extended by the latest of (i) the 20th business day following the resolution of such action(s) or (ii) if later, such other time period established by the court presiding over such action(s).

No Third Party Beneficiaries

The Merger Agreement is binding upon and inuring solely to the benefit of each party thereto, and nothing in the Merger Agreement, expressly or impliedly, is intended to or will confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of the Merger Agreement, other than at and after the Effective Time (i) benefits to the directors and officers who are intended to be third-party beneficiaries of certain terms of the Merger Agreement, (ii) the rights of the holders of shares of Company Common Stock under the Merger Agreement, and (iii) the rights of the holders of any Company Rollover Restricted Shares, Company RSU, Company PSU, Company SAR or other equity or equity-based award issued and outstanding, or authorized to be issued, pursuant to the Company Stock Plan under the Merger Agreement.

Governing Law

The Merger Agreement is governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule.

Jurisdiction

The parties have irrevocably agreed to submit themselves to the personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware in connection with any matter based upon or arising out of the Merger Agreement or any of the transactions contemplated by the Merger Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof (or, in the event (but only in the event) the Delaware Court of Chancery does not have subject matter jurisdiction over such matter, any Delaware state or federal court within the State of Delaware), with customary exceptions relating to debt financing.

Waiver of Jury Trial

Each of the parties irrevocably waived any and all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to the Merger Agreement or the transactions contemplated thereby or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof.

Non-Recourse

The Merger Agreement may only be enforced against, and any claims or causes of action that may be based upon or under the Merger Agreement, or the negotiation, execution or performance of the Merger Agreement may only be made against the Company, Parent and Merger Sub and, pursuant to, and in accordance with the terms of, a confidentiality agreement, dated October 9, 2022, between the Company and Parent, the other parties thereto, and no other Company Related Party or Parent Related Party shall have any liability for any obligations or liabilities of the parties to the Merger Agreement or for any claim against the parties to the Merger Agreement (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Merger or the other transactions contemplated by the Merger Agreement or in respect of any oral representations made or alleged to be made in connection therewith.

SUPPORT AGREEMENTS

The summary of the material provisions of the Support Agreements (as defined below) set forth below and elsewhere in this information statement is qualified in its entirety by reference to the Support Agreements, the form of which is attached to this information statement as Annex D and which is incorporated by reference in this information statement. The rights and obligations of the parties are governed by the express terms and conditions of the Support Agreements and not by this discussion, which is summary by nature. This summary does not purport to be complete and may not contain all of the information about the Support Agreement that is important to you. We encourage you to read the form of Support Agreement carefully in its entirety, as well as this information statement and any documents incorporated herein by reference.

Concurrently with the execution of the Merger Agreement, each of the Majority Stockholders, who collectively are the record owners of 125,050,024 shares of Company Common Stock entitled to vote on the adoption of the Merger Agreement, entered into a support agreement with Parent (each, a “Support Agreement”).

Each Support Agreement provides that, during the term of the Support Agreement, each Majority Stockholder must, among other things, vote (or deliver a duly executed written consent with respect thereto) all of the shares of Company Common Stock such Majority Stockholder is entitled to vote (or deliver a duly executed written consent with respect thereto) (i) in favor of adopting (A) the Merger Agreement, (B) any other matters necessary for the consummation of the Merger, and (C) any other transactions contemplated by the Merger Agreement and (ii) against any Acquisition Proposal, without regard to the terms of such Acquisition Proposal, or any other proposal, agreement or action that would be expected to impede, materially interfere with, materially delay, materially postpone, or materially adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement. These obligations apply whether or not the Merger or any of the actions previously described is recommended by the Board or the Board has effected a Change of Recommendation. Following the execution of the Merger Agreement, on December 6, 2022, the Majority Stockholders, collectively owning approximately 58.6% of the shares of Company Common Stock issued and outstanding on such date, executed and delivered the Written Consent.

In the event of a Change of Recommendation, (i) the number of shares of Company Common Stock owned by each Majority Stockholder that is covered by the Support Agreement is reduced, such that the Majority Stockholders are only obligated to vote (or executed and return an action by written consent with respect to) the actions previously described with respect to 20% of the shares of Company Common Stock issued and outstanding and (ii) each stockholder that is party to such Support Agreement (each, a “Stockholder”), in its sole discretion, is free to transfer, and to vote or cause to be voted, in person or by proxy, and to execute and return or cause to be executed any action by written consent with respect to all of the remaining shares of Company Common Stock.

While the Support Agreement remains in effect, except to the same extent that the Company, the Board or any of their representatives is permitted to engage in the following activities, each Stockholder will not and will cause its subsidiaries and use its reasonable best efforts to cause its and its subsidiaries’ respective representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries with respect to, or the making of, or that could reasonably be expected to lead to, any Acquisition Proposal, (ii) engage in any negotiations or discussions with any third party concerning any Acquisition Proposal, or provide access to any confidential or nonpublic information or data to any third party relating to the Company, any of its subsidiaries or the Stockholder in connection with any of the foregoing, or (iii) authorize, execute, or enter into any term sheet, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other written agreement for or relating to any Acquisition Proposal. The Stockholder also agreed that it will (and will use reasonable best efforts to cause each of its subsidiaries and its and their representatives to) cease any solicitations, discussions or negotiations with any third party in connection with an Acquisition Proposal that existed as of December 6, 2022. The Stockholder will promptly notify, in writing (email to suffice), Parent of the receipt of (x) any Acquisition Proposal or (y) any inquiry, proposal, or offer made in writing with respect to, or that could reasonably be expected to result in or lead to, an Acquisition Proposal, which notice shall include a summary of the material terms of, and the identity of the third party making, such Acquisition Proposal. The Stockholder may participate in negotiations and discussions with, and provide information and data to, any person with whom the Board has determined to engage in negotiations or discussions pursuant to and in compliance with the Merger Agreement.

Except as otherwise expressly provided for in any agreement with the Company that predated the Support Agreement, the Support Agreement or the Merger Agreement, the Stockholder agreed not to, directly or indirectly, transfer, or enter into any contract, option or other agreement, arrangement or understanding with respect to, or consent to, the transfer of the shares owned by the Stockholder or the Stockholder’s economic interest or (2) take any action that would make any representation or warranty of the Stockholder contained in the Support Agreement untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing its obligations under the Support Agreement; provided, however, nothing will prohibit a transfer to an affiliate of the Stockholder (a “Permitted Transfer”); provided, further, that any Permitted Transfer will be permitted only if, as a precondition to such transfer, the transferee agrees in writing to assume all of the obligations of the Stockholder under, and be bound by all of the terms of, the Support Agreement. The Stockholder also agreed that it will not, and will cause each of its affiliates not to, form, join or participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) that it is not currently a part of and that has been disclosed in a filing on Schedule 13D prior to the date of the Support Agreement (other than as a result of entering into the Support Agreement) with respect to any shares owned by such Stockholder for the purpose of opposing or competing with the transactions contemplated by the Merger Agreement.

Each Stockholder has also agreed to (i) execute and deliver additional documents and take all further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by the Support Agreement, (ii) waive and not exercise any appraisal or right to dissent from the Merger that it may have under applicable law, (iii) commence or participate in, and take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Company, Parent or any of their respective successors and assigns relating to the negotiation, execution or delivery of the Support Agreement, the Merger Agreement or the consummation of the transactions contemplated thereby, including any action (A) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of the Merger Agreement (including any claim seeking to enjoin or delay the Closing) or the Support Agreement or (B) to the fullest extent permitted under law, alleging breach of any fiduciary duty of any person in connection with the negotiation and entry into the Merger Agreement, the Support Agreement or the transactions contemplated thereby.

Each Support Agreement will terminate automatically upon the earliest of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms and (iii) the time the Support Agreement is terminated upon the mutual written agreement of Parent and such Stockholder.

MARKET PRICE OF OUR STOCK

Company Common Stock began trading on the NYSE under the symbol “VVNT” on January 21, 2020. Prior to that, there was no public market for Company Common Stock. As of [●], 2023, [●] shares of Company Common Stock were issued and outstanding, held by approximately [●] stockholders of record.

The following table sets forth the reported high and low sales prices per share of Company Common Stock on the NYSE for the periods indicated.

Fiscal Year Ended December 31, 2021	High	Low
First Quarter	$24.66	$13.59
Second Quarter	16.04	10.31
Third Quarter	13.36	9.16
Fourth Quarter	12.54	8.27
Fiscal Year Ended December 31, 2022
First Quarter	10.00	6.18
Second Quarter	6.66	3.45
Third Quarter	7.19	3.51
Fourth Quarter	11.91	6.24
Fiscal Year Ended December 31, 2023
First Quarter (through [●], 2023)	[●]	[●]

The closing sale price of Company Common Stock on the NYSE on December 5, 2022, which was the last trading day before we announced the Merger, was $8.99. On [●], 2023, the last practicable trading day before the date of this information statement, the closing price of Company Common Stock on the NYSE was $[●]. You are encouraged to obtain current market quotations for Company Common Stock.

We have never paid dividends on outstanding Company Common Stock. The terms of the Merger Agreement do not allow us to declare or pay a dividend between December 6, 2022 and the earlier of the consummation of the Merger or the termination of the Merger Agreement. Following the Merger there will be no further market for the Company Common Stock.

APPRAISAL RIGHTS

The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the full text of Section 262 of the DGCL which is attached to this information statement as Annex C. Stockholders intending to exercise appraisal rights should carefully review Annex C in its entirety. Failure to follow precisely any of the statutory procedures set forth in Section 262 of the DGCL will result in a loss of these rights.

Under the DGCL, holders of shares of Company Common Stock who did not consent to the adoption of the Merger Agreement, who submit a demand for appraisal rights and who otherwise follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of those shares, together with interest, if any, to be paid upon the amount determined to be “fair value,” but exclusive of any element of value arising from the accomplishment or expectation of the Merger. To exercise and perfect appraisal rights, a record holder of shares of Company Common Stock must follow precisely the statutory procedures required to be followed by a stockholder to perfect appraisal rights by Section 262 of the DGCL in a timely manner.

Section 262 of the DGCL is reprinted in its entirety as Annex C to this information statement. Set forth below is a summary description of Section 262 of the DGCL. The following is intended as a brief summary of the material provisions of statutory procedures required to be followed by a stockholder to perfect appraisal rights under Section 262 of the DGCL. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to the full text of Section 262 of the DGCL, which is attached to this information statement as Annex C. All references in Section 262 and this summary to “stockholder” are to the record holder of the shares of Company Common Stock as to which appraisal rights are asserted. All references in Section 262 and this summary to “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

Under Section 262 of the DGCL, where a merger is adopted by stockholders acting by written consent in lieu of a meeting of the stockholders, either the corporation, before the effective time of the merger or the surviving corporation within ten (10) days thereafter, shall notify each of its stockholders who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such stock of the corporation, and shall include in such notice a copy of Section 262 of the DGCL or information directing the stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. For purposes of determining the stockholders entitled to receive the notice required under Section 262 of the DGCL, each constituent corporation may fix in advance, a record date that shall not be more than ten (10) days prior to the date notice is given, provided, that if the notice is given on or after the effective date of the merger, the record date shall be such effective date. If no record date is fixed in advance and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given. This information statement constitutes such notice to the holders of shares of Company Common Stock and Section 262 of the DGCL is attached to this information statement as Annex C. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so should review the following discussion and Annex C carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

Holders of shares of Company Common Stock who desire to exercise their appraisal rights must deliver to the Company a written demand for appraisal of their shares of Company Common Stock no later than twenty (20) days after the date of mailing of this Notice of Written Consent and Appraisal Rights and Information Statement, or [●], 2023. A demand for appraisal will be sufficient if it reasonably informs the Company of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder’s shares of Company Common Stock in connection with the Merger. If you wish to exercise your appraisal rights you must be the record holder of such shares of Company Common Stock on the date the written demand for appraisal is made and you must continue to hold such shares of Company Common Stock through the Effective Time. Accordingly, a stockholder who is the record holder of shares of Company Common Stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the Effective Time, will lose any right to appraisal in respect of such shares.

All written demands for appraisal of shares of Company Common Stock must be mailed or delivered to: Vivint Smart Home, Inc., 4931 North 300 West, Provo, Utah 84604, Attention: Chief Legal Officer. Only a holder of record of shares of Company Common Stock is entitled to demand an appraisal of the shares registered in that holder’s name. Accordingly, to be effective, a demand for appraisal by a stockholder of shares of Company Common Stock (a) must be made by, or in the name of, the record stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares, (b) should specify the stockholder’s mailing address and the number of shares registered in the stockholder’s name, and (c) must state that the person intends thereby to demand appraisal of the stockholder’s shares in connection with the Merger.

A beneficial owner may, demand in writing an appraisal of such beneficial owners shares in accordance with the process discussed in the preceding paragraph; provided that (i) such beneficial owner continuously owns such shares through the Effective Date of the Merger and otherwise satisfies the stockholder ownership threshold and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that suck documentary evidence is a true and correct copy and provides an address at which such beneficial owner consents to receive notices given the surviving company. If you hold your shares of Company Common Stock through a bank, brokerage firm, trust or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm, trust or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the bank, brokerage firm, trust or the other nominee. A person having a beneficial interest in shares held of record in the name of another person, such as a broker, bank, trust or other nominee, must act promptly to cause the record holder to follow properly and in a timely manner the steps necessary to perfect appraisal rights in accordance with Section 262 of the DGCL.

If shares of Company Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by the fiduciary in that capacity. If the shares of Company Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a bank, brokerage firm, trust or other nominee, who holds shares of Company Common Stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of Company Common Stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Company Common Stock as to which appraisal is sought. If you hold shares of Company Common Stock through a broker who in turn holds the shares through a central securities depository nominee, such as Cede & Co., a demand for appraisal of such shares of Company Common Stock must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder. Where no number of shares of Company Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Company Common Stock held in the name of the record owner.

Within ten (10) days after the Effective Time, the Surviving Corporation in the Merger must give written notice that the Merger has become effective to each of the Company’s stockholders who have demanded an appraisal of such holder’s shares in accordance with Section 262 of the DGCL and complied with the procedures set forth therein. At any time within sixty (60) days after the Effective Time, any stockholder who has demanded an appraisal, but has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the Merger Consideration for that stockholder’s shares of Company Common Stock by delivering to the Surviving Corporation a written withdrawal of the demand for appraisal. Any such attempt to withdraw the demand and accept the Merger Consideration made more than sixty (60) days after the Effective Time will require written approval of the Surviving Corporation. Unless the demand is properly withdrawn by the stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party within sixty (60) days after the Effective Time, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Delaware Court of Chancery deems just. If the Surviving Corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value of such stockholder’s shares as determined in any such appraisal proceeding, which value could be less than, equal to or more than the Merger Consideration.

Within one hundred twenty (120) days after the Effective Time, but not thereafter, either the Surviving Corporation or any stockholder who has complied with the requirements of Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Company Common Stock held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the Surviving Corporation. The Surviving Corporation has no obligation to file such a petition, has no present intention to file a petition and holders of shares of Company Common Stock should not assume that the Surviving Corporation will file a petition.

Accordingly, it is the obligation of the holders of shares of Company Common Stock to initiate all necessary action to perfect their appraisal rights in respect of shares of Company Common Stock within the time prescribed in Section 262 of the DGCL and the failure of a stockholder to file such a petition within the period specified in Section 262 of the DGCL will result in a loss of such stockholder’s appraisal rights. In addition, within one hundred twenty (120) days after the Effective Time, any stockholder who has properly complied with the requirements of Section 262 of the DGCL will be entitled to receive from the Surviving Corporation, upon written request, a statement setting forth the aggregate number of shares of Company Common Stock not voted in favor of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that where a beneficial owner makes a demand pursuant to Section 262, the record holder of such shares is not considered a separate stockholder holding such shares for purposes of the aggregate number). The statement must be mailed within ten (10) days after such written request has been received by the Surviving Corporation or within ten (10) days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for appraisal is duly filed by any person other than the Surviving Corporation and a copy of the petition is delivered to the Surviving Corporation, then the Surviving Corporation will be obligated, within twenty (20) days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares of Company Common Stock and with whom agreements as to the value of their shares of Company Common Stock have not been reached by the Surviving Corporation. After notice to persons who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those persons who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided by Section 262 of the DGCL. The Delaware Court of Chancery may require persons who hold stock represented by certificates and who have demanded payment for their shares of Company Common Stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings, and if any person fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that person. In addition, the Delaware Court of Chancery will dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares of Company Common Stock entitled to appraisal exceeds 1% of the outstanding shares of Company Common Stock, or (2) the value of the consideration provided in the Merger for such total number of shares of Company Common Stock exceeds $1,000,000.

Upon application by the Surviving Corporation or by any stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. After determination of the stockholders entitled to appraisal of their shares of Company Common Stock, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Delaware Court of Chancery will determine the fair value of the shares of Company Common Stock, as of the Effective Time after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value upon such terms and conditions as the Court may order. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the Surviving Corporation may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter only upon the sum of (a) the difference, if any, between the amount so paid and the fair value of the shares of Company Common Stock as determined by the Delaware Court of Chancery and (b) interest theretofore accrued, unless paid at that time.

You should be aware that an investment banking opinion as to the fairness from a financial point of view of the consideration to be received in a sale transaction, such as the Merger, is not an opinion as to fair value under Section 262 of the DGCL. Although we believe that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Moreover, we do not anticipate offering more than the Merger Consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of Company Common Stock is less than the Merger Consideration. In determining “fair value,” the Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the parties participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a person whose name appears on the list filed by the Surviving Corporation who participated in the proceeding and incurred related expenses, the Delaware Court of Chancery may order all or a portion of such expenses, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of Company Common Stock entitled to an appraisal not dismissed for certain reasons. Any person who demanded appraisal rights will not, after the Effective Time, be entitled to vote such shares of Company Common Stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of Company Common Stock, other than with respect to payment as of a record date prior to the Effective Time. If no petition for appraisal is filed within one hundred twenty (120) days after the Effective Time, or if the a person who has made a demand for appraisal otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that person to an appraisal will cease and that person’s shares of Company Common Stock will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration, without interest thereon. A person will fail to perfect, or effectively lose, the right to appraisal if no petition for appraisal is filed within one hundred twenty (120) days after the Effective Time. In addition, as indicated above, a person may withdraw his, her or its demand for appraisal in accordance with Section 262 of the DGCL at any time within sixty (60) days after the Effective Time (or thereafter with the written approval of the Company). Once a petition for appraisal has been filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any person with an appraisal right in the Company Common Stock without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, that such restriction shall not affect the right of any person who has not commenced an appraisal proceeding or joined the appraisal proceeding as a named party to withdraw such person’s demand for appraisal and to accept the Merger Consideration within sixty (60) days after the Effective Time. Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s statutory appraisal rights.

In view of the complexity of Section 262 of the DGCL, the Company’s stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to the Company regarding the beneficial ownership of Company Common Stock as of January 1, 2023:

•	each person who is known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of Company Common Stock;

•	each named executive officer and current director of the Company; and

•	all current executive officers and directors of the Company, as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such beneficial ownership within sixty (60) days. Shares of Company Common Stock that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage.

The beneficial ownership percentages set forth in the table below are based on 213,606,672 shares of Company Common Stock issued and outstanding as of January 1, 2023.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their shares of beneficially owned Company Common Stock.

Name of Beneficial Owners	Number of Shares of Company Common Stock Beneficially Owned	Percentage of Outstanding Company Common Stock
5% Stockholders:
Blackstone (1)	99,889,464	46.8%
Fortress Mosaic Sponsor LLC and affiliates (2)	28,127,227	13.0%
Fayerweather Fund Eiger, L.P. (3)	14,129,315	6.6%
Solamere V Investment, LLC (4)	10,825,773	5.1%
Named Executive Officers and Directors:
David Bywater	595,996		*
Todd R. Pedersen (5)	15,768,657	7.4%
Dale R. Gerard**	—	—
Todd Santiago (6)	950,366		*
Shawn Lindquist**	—	—
JT Hwang**	—	—
Daniel Garen	75,280		*
David F. D’Alessandro (7)	62,568		*
Paul S. Galant	17,865		*
Michael J. Staub (8)	—	—
Jay D. Pauley	—	—
Joseph S. Tibbetts, Jr.	17,278		*
Peter F. Wallace (8)	—	—
Barbara Comstock	8,737		*
All directors and current executive officers as a group (14 individuals)	17,706,673	8.3%

*	Indicates less than one percent (1%).

**	Each of Mr. Lindquist, Mr. Gerard and Mr. Hwang ceased to be an executive officer of the Company effective as of August 31, 2021, May 31, 2022 and June 3, 2022, respectively.
(1)

Based on a Schedule 13D/A filed with the SEC on December 6, 2022 by 313 Acquisition LLC (“313 Acquisition”) and the other parties names therein and represents 89,889,464 shares of Company Common Stock directly held by 313 Acquisition, 9,995,784 shares of Company Common Stock directly held by BCP Voyager Holdings LP, and 4,216 shares of Company Common Stock directly held by Blackstone Family Investment Partnership VI L.P. 313 Acquisition is managed by a board of managers and Blackstone Capital Partners VI L.P., as managing member. The members of the board of managers of 313 Acquisition are Peter F. Wallace, Jay D. Pauley and David F. D’Alessandro. Blackstone Management Associates VI L.L.C. is the general partner of each of Blackstone Capital Partners VI L.P. and BCP Voyager Holdings LP. BMA VI L.L.C. is the sole member of Blackstone Management Associates VI L.L.C. BCP VI Side-by-Side GP L.L.C. is the general partner of Blackstone Family Investment Partnership VI L.P. Blackstone Holdings III L.P. is the managing member of BMA VI L.L.C. and the sole member of BCP VI Side-by-Side GP L.L.C. The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is Blackstone Inc. The sole holder of the Series II preferred stock of Blackstone Inc. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of the Blackstone entities described in this footnote and Stephen A. Schwarzman (other than to the extent it or he directly holds shares of Company Common Stock as described herein) may be deemed to beneficially own the shares directly or indirectly controlled by such Blackstone entities or him, but each disclaims beneficial ownership of such shares. The address of each of such Blackstone entities and Mr. Schwarzman is c/o Blackstone Inc., 345 Park Avenue, New York, New York 10154. In addition to funds affiliated with Blackstone, principal holders of limited liability company interests in 313 Acquisition include entities affiliated with Summit Partners L.P. The address of 313 Acquisition is 4931 North 300 West, Provo, Utah 84604.

(2)

Based on a Schedule 13D/A filed with the SEC on December 7, 2022 by Fortress Investment Group LLC and the other parties named therein, Fortress Mosaic Investor LLC has shared voting and dispositive power with respect to 17,357,339 shares of Company Common Stock, and each of Fortress Mosaic Holdings LLC, FIG LLC, Fortress Operating Entity I LP, FIG Corp. and Fortress Investment Group LLC have shared voting and dispositive power with respect to 28,127,227 shares of Company Common Stock (which amount includes the shares of Company Common Stock beneficially owned by Fortress Mosaic Investor LLC and private warrants that are exercisable for 2,966,667 shares of Company Common Stock). Fortress Mosaic Holdings LLC is the sole owner of each of Fortress Mosaic Sponsor LLC, Fortress Mosaic Anchor LLC and Fortress Mosaic Investor LLC. FIG LLC controls, indirectly through investment funds managed or advised by controlled affiliates of FIG LLC, 100% of the equity interests of Fortress Mosaic Holdings LLC. Fortress Operating Entity I LP is the sole owner of FIG LLC. FIG Corp. is the general partner of Fortress Operating Entity I LP. Fortress Investment Group LLC is the sole owner of FIG Corp. The address of Fortress Mosaic Investor LLC and each of the entities listed above is 1345 Avenue of the Americas, 46th Floor, New York, New York 10105.

(3)

Based on a Schedule 13G/A filed with the SEC on February 14, 2022 by Fayerweather Fund Eiger, L.P. and the other parties named therein and represents 13,387,648 shares of Company Common Stock and private warrants exercisable for 741,667 shares of Company Common Stock. The general partner of Fayerweather Fund Eiger, L.P. is Fayerweather Management, LLC. The managing members of Fayerweather Management, LLC are Andrew Stevenson and Howard Stevenson. Each of these individuals exercises shared voting and investment power over the shares held of record by Fayerweather Fund Eiger, L.P. The address for Fayerweather Fund Eiger, L.P. is 138 Mt. Auburn Street, Cambridge, Massachusetts 02138.

(4)

Based on a Schedule 13G/A filed with the SEC on February 14, 2022 by Solamere V Investment, LLC and the other parties named therein, which indicates that Solamere Capital Fund II, LP is the managing member of Solamere V Investment, LLC. Solamere Capital Fund II GP, LP is the general partner of Solamere Capital Fund II, LP and Solamere Group, LLC is the general partner of Solamere Capital Fund II GP, LP. Solamere Group, LLC is controlled by its managing members, Taggart M. Romney, Eric F. Scheuermann, and Spencer J. Zwick. Any action by Solamere Group with respect to the Company or the Company’s securities held by such entities, including voting and dispositive decisions, requires at least a majority vote of the managing members. The address for Solamere V Investment, LLC is 137 Newbury Street, 7th Floor, Boston, Massachusetts 02116.
(5)

Reflects 13,655,825 shares held by a trust for the benefit of Mr. Pedersen’s family. Mr. Pedersen disclaims beneficial ownership of the shares held in such trust. Mr. Pedersen sits on the board of managers and is a member of 313 Acquisition, but he does not have individual investment or voting control over the shares beneficially owned by 313 Acquisition.

(6)	Reflects 213,985 shares held by a trust for the benefit of Mr. Santiago’s family, of which Mr. Santiago is a trustee.
(7)	Reflects shares held by a limited liability company controlled by Mr. D’Alessandro.
(8)

Messrs. Staub and Wallace are each employees of affiliates of Blackstone and members of the board of managers of 313 Acquisition, but each disclaims beneficial ownership of shares beneficially owned by Blackstone and its affiliates. Messrs. Staub and Wallace are each employees of affiliates of the Blackstone entities described above, but each disclaims beneficial ownership of the limited liability company interests in 313 Acquisition beneficially owned by such Blackstone entities. The address for Messrs. Staub and Wallace is c/o Blackstone Inc., 345 Park Avenue, New York, New York 10154.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, and other documents with the SEC. These reports contain additional information about the Company. Stockholders may read and copy any reports, statements or other information filed by the Company at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the operation of the Public Reference Room. The Company’s SEC filings are made electronically available to the public at the SEC’s website located at www.sec.gov. Stockholders can also obtain free copies of our SEC filings through the “Investor Relations” section of the Company’s website at www.vivint.com. Our website address and Parent’s website address are being provided as an inactive textual reference only. The information provided on our website, other than the copies of the documents listed or referenced below that have been or will be filed with the SEC, and the information provided on Parent’s website are not part of this information statement, and therefore are not incorporated herein by reference.

The SEC allows the Company to “incorporate by reference” information that it files with the SEC in other documents into this information statement. This means that the Company may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this information statement. This information statement and the information that the Company files later with the SEC may update and supersede the information incorporated by reference. Such updated and superseded information will not, except as so modified or superseded, constitute part of this information statement.

The Company incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this information statement and before the Effective Time. The Company also incorporates by reference in this information statement the following documents filed by it with the SEC under the Exchange Act:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which was filed with the SEC on March 1, 2022;

•

The Company’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022 which were filed with the SEC on May 4, 2022, August 9, 2022 and November 9, 2022, respectively; and

•

The Company’s Current Reports on Form 8-K, which were filed with the SEC on March 25, 2022, April 15, 2022, April 21, 2022, May 3, 2022, May 16, 2022, June 7, 2022, June 9, 2022, June 24, 2022, August 8, 2022, November 8, 2022. December 6, 2022, December 9, 2022 and December 30, 2022.

The Company undertakes to provide without charge to each person to whom a copy of this information statement has been delivered, upon request, by first class mail or other equally prompt means, a copy of any or all of the documents incorporated by reference in this information statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this information statement incorporates. You may obtain documents incorporated by reference by requesting them in writing or by telephone at Vivint Smart Home, Inc., 4931 North 300 West, Provo, Utah 84604, Attention: Investor Relations, Telephone: (801) 221-6724.

Parent and Merger Sub have supplied, and the Company has not independently verified, the information in this information statement relating to Parent and Merger Sub.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” information statements and annual reports. This means that only one copy of our information statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document upon written or oral request. Please direct your inquiry or request by mail or telephone to us at the above address and telephone number. If you want to receive separate copies of this information statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

Stockholders should not rely on information that purports to be made by or on behalf of the Company other than that contained in or incorporated by reference in this information statement. The Company has not authorized anyone to provide information on behalf of the Company that is different from that contained in this information statement. This information statement is dated [●], 2023. No assumption should be made that the information contained in this information statement is accurate as of any date other than that date, and the mailing of this information statement will not create any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

VIVINT SMART HOME, INC.,

NRG ENERGY, INC.,

and

JETSON MERGER SUB, INC.

Dated as of December 6, 2022

A-i

A-ii

EXHIBITS
Exhibit A	Amended and Restated Certificate of Incorporation of the Surviving Corporation
Exhibit B	Form of Written Consent

A-iii

INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	74
Acquisition Proposal	47
Action	21
Affiliate	75
Agreement	1
Alternative Financing	61
Alternative Financing Commitment	61
Anti-Corruption Laws	15
Antitrust Law	51
Applicable Date	16
Available Liquidity	75
Bankruptcy and Equity Exception	13
Benefit Continuation Period	55
Book-Entry Shares	6
Business Day	75
Bylaws	11
Cancelled Shares	3
Capitalization Date	11
Certificate of Incorporation	11
Certificate of Merger	2
Certificates	6
Change of Recommendation	43
Closing	2
Closing Date	2
Code	9
Common Stock	11
Company	1
Company 401(k) Plan	56
Company Cash-Out RSU	5
Company Credit Agreement	75
Company Debt Documents	75
Company Debt Rollover	32
Company Disclosure Letter	10
Company Employees	21
Company Equity Award	75
Company Intellectual Property	75
Company IT Systems	75
Company Notes	76
Company Notice	46
Company Plans	21
Company Products	76
Company PSU	4
Company Registered Intellectual Property	27
Company Related Parties	72
Company Requisite Vote	13
Company Rollover Restricted Share	4
Company Rollover RSU	4
Company RSU	4
Company SAR	5
Company Securities	12

Company Stock Plans	76
Company Termination Payment	76
Confidentiality Agreement	54
Consent Order	76
Contagion Event	76
Continuing Employees	55
Contract	18
control	76
Copyleft Terms	76
COVID-19	76
COVID-19 Measures	76
Debt Default	32
Debt Financing Sources	77
Debt Financing Sources Related Party	77
Definitive Financing Agreements	60
DGCL	1
Dissenting Shares	9
DOJ	51
Effective Time	2
End Date	69
Environmental Laws	77
ERISA	21
ERISA Affiliate	77
Exchange Act	14
Exchange Fund	6
Exchange Ratio	77
Excluded Information	65
Financial Advisor	29
Financing	33
Financing Activities	32
Financing Commitments	33
Financing Uses	34
Fraud	77
FTC	51
GAAP	77
Governmental Entity	14
Hazardous Materials	78
HSR Act	14
Indebtedness	78
Indemnified Parties	57
Information Statement	26
Intellectual Property	78
Intervening Event	48
Intervening Event Notice	46
Intervening Event Notice Period	47
IRS	21
IT Assets	78
Knowledge	79
Law	79
Licenses	15

A-iv

Liens	24
Majority Stockholders	1
Marketing Period	79
Material Adverse Effect	80
Material Contract	20
Merger	1
Merger Sub	1
Non-U.S. Company Plan	21
Organizational Documents	11
Parent	1
Parent 401(k) Plan	57
Parent Common Stock	4
Parent Debt Documents	80
Parent Disclosure Letter	30
Parent Material Adverse Effect	68
Parent Related Parties	72
Parent Restricted Share	4
Parent Revolving Credit Facility	81
Parent RSU	4
Parties	1
Party	1
Paying Agent	6
Per Share Merger Consideration	3
Permanent Financing	81
Permitted Liens	24
Person	81
Preferred Stock	11
Proceeding	57
Proprietary Software	81
Proxy Statement	26
PUHCA	30
Recommendation	14

Release	81
Representatives	43
Required Information	81
Sanctioned Jurisdiction	81
Sanctioned Person	82
Sanctions	82
SEC	16
SEC Reports	16
Securities Act	16
Share	3
Signing Date Financing Commitment Amount	60
Software	82
Stockholders Meeting	42
subsidiaries	82
Superior Proposal	47
Surviving Corporation	2
Tax Return	83
Taxes	82
Trade Control Law	83
Trade Secrets	78
Transaction Documents	83
Transaction Litigation	59
Transfer Taxes	83
Unrestricted Cash	83
Voting and Support Agreement	1
WARN Act	23
Warrant Agreement	83
Willful Breach	83
Written Consent	42
Written Consent Delivery Time	42

A-v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of December 6, 2022 (this “Agreement”), is entered into by and among Vivint Smart Home, Inc., a Delaware corporation (the “Company”), NRG Energy, Inc., a Delaware corporation (“Parent”), and Jetson Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub” and, together with the Company and Parent, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, the respective Boards of Directors of Parent and Merger Sub have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) with the Company surviving the Merger on the terms and subject to the conditions set forth in this Agreement and have authorized the execution and delivery hereof;

WHEREAS, the Board of Directors of the Company has unanimously (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement with Parent and Merger Sub providing for the Merger in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), (ii) approved this Agreement and the transactions contemplated hereby in accordance with the DGCL and (iii) adopted a resolution recommending this Agreement be adopted by the stockholders of the Company;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, Parent and certain stockholders of the Company holding at least a majority of the issued and outstanding Shares (the “Majority Stockholders”) are entering into a Voting and Support Agreement (the “Voting and Support Agreement”) pursuant to which, among other things, such stockholders have agreed, subject to the terms and conditions set forth in the Voting and Support Agreement, to vote or cause to be voted any Shares beneficially owned by the Majority Stockholders in favor of adoption of this Agreement and the Merger and the other transactions contemplated hereby at any meeting of the stockholders of the Company held to adopt this Agreement as may be required under certain circumstances pursuant to the terms of this Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and a wholly owned subsidiary of Parent, and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Company as the Surviving Corporation and all claims, obligations, debts, liabilities and duties of the Company and Merger Sub shall become the claims, obligations, debts, liabilities and duties of the Company as the Surviving Corporation. The Merger shall have the effects set forth in this Agreement and specified in the DGCL.

SECTION 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of White & Case LLP, 1221 Avenue of the Americas, New York, New York 10020, at 9:00 a.m., New York City time, or by the electronic exchange of documents, in either case, on the third Business Day following the day on which the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied or waived in accordance with this Agreement or at such other time and place as the Company and Parent may agree in writing; provided, that, if the Marketing Period has not ended at least two Business Days prior to the time the Closing would otherwise have been required to occur pursuant to the foregoing, unless otherwise agreed in writing by the Parties, the Parties shall not be required to effect the Closing until the earlier of (i) a Business Day during the Marketing Period specified by Parent on no less than three Business Days’ prior written notice to the Company and (ii) the second Business Day following the final day of the Marketing Period, subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing). The date on which the Closing occurs is referred to herein as the “Closing Date”.

SECTION 1.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company and Parent will cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”), to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

SECTION 1.4 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety to read as set forth in Exhibit A attached hereto, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended or restated as provided therein and by applicable Law, in each case consistent with the obligations set forth in Section 6.10.

(b) At the Effective Time, and without any further action on the part of the Company and Merger Sub, the bylaws of the Company shall be amended and restated in their entirety to read as set forth in the bylaws of Merger Sub in effect as of immediately prior to the Effective Time (except that references therein to the name of Merger Sub shall be replaced by references to the name of the Surviving Corporation) and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended or restated as provided therein, by the certificate of incorporation of the Surviving Corporation and by applicable Law, in each case consistent with the obligations set forth in Section 6.10.

SECTION 1.5 Directors and Officers.

(a) The Parties shall take all actions reasonably necessary to cause the directors of Merger Sub at the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation and applicable Law.

(b) The officers of the Company at the Effective Time shall be the officers of the Surviving Corporation immediately following the Effective Time until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable Law.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK

OF THE CONSTITUENT CORPORATIONS

SECTION 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any of the following securities:

(a) Merger Consideration. Each share of Common Stock (each such share, a “Share”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Parent, Merger Sub or any other wholly owned subsidiary of Parent immediately prior to the Effective Time and Shares owned by the Company or any wholly owned subsidiary of the Company immediately prior the Effective Time (including Shares held in treasury by the Company but excluding, for the avoidance of doubt, any Shares held on behalf of third parties) (collectively, the “Cancelled Shares”), and (ii) the Dissenting Shares (as defined below)) shall be converted automatically into and shall thereafter represent the right to receive $12.00 per share in cash, without interest (the “Per Share Merger Consideration”). At the Effective Time, all of the Shares that have been converted into a right to receive the Per Share Merger Consideration as provided in this Section 2.1(a) shall no longer be outstanding, shall be cancelled and extinguished automatically and shall cease to exist, and each former holder of Shares that were outstanding immediately prior to the Effective Time will cease to have any rights with respect to such Shares, except for the right to receive the Per Share Merger Consideration to be paid in consideration therefor in accordance with this Article II.

(b) Cancellation of Cancelled Shares. Each Cancelled Share shall cease to be outstanding, be cancelled without any conversion thereof or payment of any consideration therefor and shall cease to exist.

(c) Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub, issued and outstanding immediately prior to the Effective Time, shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

SECTION 2.2 Treatment of Company Equity Awards.

(a) Treatment of Company Restricted Stock. Immediately prior to the Effective Time, each share of restricted Common Stock then outstanding under the Company Stock Plans (a “Company Rollover Restricted Share”) shall, automatically and without any required action on the part of the holder thereof, be converted into a share (or a fraction thereof) or shares of Parent restricted stock (a “Parent Restricted Share”) at the Exchange Ratio (rounded down to the nearest whole share after aggregating all Parent Restricted Shares and fractions thereof granted to such holders of Company Rollover Restricted Shares pursuant to this Section 2.2(a)). Each Parent Restricted Share shall be subject to the same terms and conditions (including vesting and treatment upon termination terms) as applied to the corresponding Company Rollover Restricted Stock immediately prior to the Effective Time.

(b) Treatment of Company Rollover RSUs. Immediately prior to the Effective Time, each outstanding restricted stock unit under the Company Stock Plans (a “Company RSU”) other than a Company PSU or Cash-Out RSU (such Company RSU, a “Company Rollover RSU”) shall, automatically and without any required action on the part of the holder thereof, be converted into a restricted stock unit award (a “Parent RSU”) in respect of that number of shares of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) (rounded down to the nearest whole share) equal to the product of (i) the number of Shares subject to such Company Rollover RSU immediately prior to the Effective Time and (ii) the Exchange Ratio. Except as expressly provided in this Section 2.2(b), each Parent RSU granted pursuant to this Section 2.2(b) shall be subject to the same terms and conditions (including vesting and treatment upon termination terms) as applied to the corresponding Company Rollover RSU immediately prior to the Effective Time; provided, that any Parent RSU corresponding to a Company Rollover RSU that would be eligible to vest prior to or on March 31, 2023 based on continued employment or service shall vest immediately following the Closing.

(c) Treatment of Company PSUs. Immediately prior to the Effective Time, each outstanding restricted stock unit under the Company Stock Plans which remains subject to performance-based vesting conditions as of immediately prior to the Effective Time (a “Company PSU”) shall, automatically and without any required action on the part of the holder thereof, be converted into a Parent RSU in respect of that number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of Shares subject to such Company PSUs immediately prior to the Effective Time at target performance levels and (ii) the Exchange Ratio. Except as expressly provided in this Section 2.2(c), each such Parent RSU granted pursuant to this Section 2.2(c) shall be subject to the same terms and conditions (including vesting and treatment upon termination terms) as applied to the corresponding Company PSU immediately prior to the Effective Time (excluding any performance-based conditions); provided, that any Parent RSU corresponding to a Company PSU that would be eligible to vest prior to or on March 31, 2023 based on continued employment or service shall vest immediately following the Closing. For the avoidance of doubt, any unvested Company PSUs described on Section 2.2(c) of the Company Disclosure Letter shall be cancelled at the Effective Time for no consideration in accordance with Section 3(c)(vi) of the agreement referred to therein.

(d) Treatment of Company Cash-Out RSUs. Immediately prior to the Effective Time, each outstanding restricted stock unit under the Company Stock Plans held by a director of the Company who is not also a current employee of the Company (a “Company Cash-Out RSU”) shall, automatically and without any required action on the part of the holder thereof, become immediately vested and be cancelled and shall only entitle the holder of such Company Cash-Out RSU to receive (without interest), at or promptly after the Effective Time, an amount in cash equal to (x) the total number of Shares subject to such Company Cash-Out RSU immediately prior to the Effective Time multiplied by (y) the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment (to the extent applicable).

(e) Treatment of Company SARs. Immediately prior to the Effective Time, each outstanding stock appreciation right (a “Company SAR”) under the Company Stock Plans shall, automatically and without any required action on the part of the holder thereof, become immediately vested and be cancelled and shall only entitle the holder of such Company SAR to receive (without interest), at or promptly after the Effective Time, an amount in cash equal to (x) the total number of Shares subject to such Company SAR immediately prior to the Effective Time multiplied by (y) the excess, if any, of the Per Share Merger Consideration over the grant price per share of Common Stock under such Company SAR, less applicable Taxes required to be withheld with respect to such payment. For the avoidance of doubt, any Company SAR which has a per Share grant price that is greater than or equal to the Per Share Merger Consideration shall be cancelled at the Effective Time for no consideration or payment.

(f) Corporate Actions. At or prior to the Effective Time, the Company, the Board of Directors of the Company and the Compensation Committee of the Board of Directors of the Company, as applicable, shall adopt any resolutions to effectuate the provisions of this Section 2.2.

(g) Payment for Company Equity Awards. On the Closing Date, Parent will deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, the aggregate amount owed to holders of Company Equity Awards and any associated payroll taxes then payable. As promptly as reasonably practicable following the Closing Date, but in no event later than five Business Days following the Closing Date, the applicable former holders of Company Equity Awards will receive a payment from the Surviving Corporation, through its payroll system or payroll provider, of all amounts required to be paid to such former holders in respect of Company Equity Awards that were cancelled and converted pursuant to this Sections 2.2 (after giving effect to any required Tax withholdings as provided in Section 2.3(e)). Notwithstanding the foregoing, if any payment owed to a holder of Company Equity Awards pursuant to this Section 2.2 cannot be made through the Surviving Corporation’s payroll system or payroll provider, then the Surviving Corporation will issue a check for such payment to such holder (less applicable withholding taxes), which check will be sent by courier to such holder promptly following the Closing Date (but in no event more than five Business Days thereafter). Notwithstanding the foregoing, to the extent that payments in respect of Company Equity Awards are owed to non-employee directors of the Company, such amounts shall be on the Closing Date by Parent, by wire transfer of immediately available funds.

SECTION 2.3 Surrender of Shares.

(a) Paying Agent. Prior to the Effective Time, Parent or Merger Sub shall enter into an agreement in form and substance reasonably acceptable to the Company with a paying agent selected by Parent with the Company’s prior written approval, which approval shall not be unreasonably conditioned, withheld or delayed, to act as agent for the stockholders of the Company in connection with the Merger (the “Paying Agent”) to receive payment of the aggregate Per Share Merger Consideration to which the stockholders of the Company shall become entitled pursuant to Section 2.1(a). At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, a cash amount in immediately available funds that, when taken together with cash available on the Company’s balance sheet that is deposited with the Paying Agent at the Effective Time, is sufficient in the aggregate to provide all funds necessary for the Paying Agent to pay the aggregate Per Share Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares and Dissenting Shares) (such cash being hereinafter referred to as the “Exchange Fund”) in trust for the benefit of the holders of the Shares that will be converted into the right to receive the Per Share Merger Consideration pursuant to Section 2.1(a). With respect to any Dissenting Shares, Parent shall not be required to deposit or cause to be deposited with the Paying Agent funds sufficient to pay the Per Share Merger Consideration that would be payable in respect of such Dissenting Shares if such Dissenting Shares were not Dissenting Shares. The Paying Agent shall invest the Exchange Fund as reasonably directed by Parent and in any event in accordance with the terms of the agreement with the Paying Agent referred to above. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the aggregate Per Share Merger Consideration as contemplated hereby, Parent shall promptly replace or restore, or cause to be replaced or restored, the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 2.1(a) shall be promptly returned to Parent or the Surviving Corporation, as requested by Parent. The funds deposited with the Paying Agent pursuant to this Section 2.3(a) shall not be used for any purpose other than as contemplated by this Section 2.3(a).

(b) Exchange Procedures.

(i) Transmittal Materials. Promptly after the Effective Time (and in any event within two Business Days thereafter), the Surviving Corporation shall cause the Paying Agent to mail or otherwise provide to each former holder of record of Shares represented by a certificate or certificates that immediately prior to the Effective Time represented outstanding Shares, if any (“Certificates”), and, if required by the Paying Agent, each former holder of record of Shares held in book-entry form (“Book-Entry Shares”) (other than holders of Cancelled Shares and Dissenting Shares) (A) transmittal materials, including a letter of transmittal in customary form as agreed by the Parties, specifying that delivery shall be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Paying Agent or, with respect to Book-Entry Shares, only upon delivery of an “agent’s message” regarding the book-entry transfer of Bank-Entry Shares (or such other evidence, if any, of the book-entry transfer of Book-Entry Shares as the Paying Agent may reasonably request), such transmittal materials to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (B) customary instructions for use in effecting the surrender of the Certificates or Book-Entry Shares, as applicable, in exchange for the Per Share Merger Consideration.

(ii) Certificates. Upon surrender of Certificates to the Paying Agent, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions (as applicable), each holder of record of one or more Shares represented by Certificates, if any, shall be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after such surrender of the applicable Certificates, a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 2.3(e)) equal to the product obtained by multiplying (A) the number of Shares represented by such Certificates by (B) the Per Share Merger Consideration, and the Certificates so surrendered shall immediately be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates.

(iii) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares will not be required to deliver a Certificate to receive the Per Share Merger Consideration. In lieu thereof, each holder of record of one or more Book-Entry Shares (other than Cancelled Shares and Dissenting Shares) shall upon receipt by the Paying Agent of evidence, if any, of the transfer of Book-Entry Shares as the Paying Agent may reasonably request be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time or, if such evidence of transfer is reasonably requested by the Paying Agent, after receipt of such evidence of transfer, a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 2.3(e)) equal to the product obtained by multiplying (A) the number of such Book-Entry Shares by (B) the Per Share Merger Consideration, and the Book-Entry Shares so surrendered shall immediately be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Book-Entry Shares.

(iv) Unrecorded Transfers; Other Payments. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company or if payment of the Per Share Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates are registered, a check for any cash to be exchanged upon due surrender of the Certificates may be issued to such transferee or other Person if the Certificates formerly representing such Shares so surrendered are properly endorsed or otherwise in proper form and accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable transfer or other similar Taxes have been paid or are not applicable. Payment of the Per Share Merger Consideration with respect to Book-Entry Shares will only be made to the Person in whose name such Book-Entry Shares are registered.

(v) No Further Rights. Until surrendered as contemplated by this Section 2.3(b), each Certificate and Book-Entry Share (other than Cancelled Shares and Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender (together, if applicable, with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required pursuant to such instructions (as applicable)), the applicable Per Share Merger Consideration as contemplated by this Article II. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Per Share Merger Consideration.

(vi) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of the Shares formerly represented by that Certificate, or by a representative of that holder, in each case, claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will, if such holder has otherwise delivered a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions (as applicable), pay, in exchange for such lost, stolen or destroyed Certificate, the Per Share Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate as contemplated by this Article II.

(c) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the former holders of Shares for 12 months after the Effective Time shall be delivered to the Surviving Corporation upon demand. Any holder of Shares represented by Certificates or Book-Entry Shares (other than Cancelled Shares and Dissenting Shares) who has not theretofore complied with this Article II shall thereafter be entitled to look to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.3(e)) upon delivery of evidence of Certificates or Book-Entry Shares acceptable to the Surviving Corporation, without any interest thereon in accordance with the provisions set forth in Section 2.3(b), and the Surviving Corporation shall remain liable for (subject to applicable abandoned property, escheat or other similar Laws) payment of such holder’s claim for the Per Share Merger Consideration payable upon due surrender of its Certificates or Book-Entry Shares. Notwithstanding anything to the contrary herein, none of the Surviving Corporation, Parent, the Company, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by such holders immediately prior to such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation, free and clear of all claims of interest of any Person previously entitled thereto.

(d) Transfers. From and after the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any evidence of a Certificate or Book-Entry Share is presented, and acceptable, to the Surviving Corporation, Parent or the Paying Agent for transfer, subject to compliance with the procedures set forth in this Article II, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to Section 2.1(a) (without interest and less applicable withholding Taxes). The Per Share Merger Consideration paid upon surrender of Certificates or receipt by the Paying Agent of an “agent’s message”, if applicable, or such other evidence of transfer reasonably requested by the Paying Agent in the case of Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares, as applicable.

(e) Withholding Rights. Each of the Paying Agent, Parent and the Surviving Corporation (and any agent thereof) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement (including to any holder of Shares or Company Equity Awards), such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax Law. To the extent that amounts are so deducted or withheld by the Paying Agent, Parent, or the Surviving Corporation (or any agent thereof), as the case may be, such deducted or withheld amounts (i) shall be remitted by the Paying Agent, Parent or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares or Company Equity Awards (as the case may be) in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Corporation or Parent, as the case may be.

SECTION 2.4 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby) any Shares that are issued and outstanding immediately prior to the Effective Time and that are held by holders who have not voted such Shares in favor of the adoption of this

Agreement and who are entitled to and have properly demanded (or for which the beneficial owner thereof has properly demanded) appraisal rights with respect thereto in accordance with Section 262 of the DGCL, have complied (and, to the extent applicable, the beneficial owner of such Shares has complied) in all respects with Section 262 of the DGCL and have not effectively withdrawn such demand (collectively, “Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration as provided in Section 2.1(a), unless and until such holder (or beneficial owner) shall have effectively withdrawn or otherwise lost or failed to perfect such Person’s right to appraisal or payment under the DGCL, at which time such Shares shall be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Per Share Merger Consideration as provided in Section 2.1(a), without interest and after giving effect to any required Tax withholdings pursuant to Section 2.3(e) and such Shares shall not be deemed Dissenting Shares, and such holder (and any applicable beneficial owners) thereof shall cease to have any other rights with respect to such Shares. Each Dissenting Share shall no longer be outstanding, shall automatically be canceled and extinguished and shall cease to exist at the Effective Time, and each holder and beneficial owner of Dissenting Shares shall cease to have any further rights with respect to such Dissenting Shares other than the right of such holder entitled to receive only the payment of the fair value of such Dissenting Shares in accordance with the provisions of, and as provided by, Section 262 of the DGCL with respect to such Dissenting Shares unless and until such Person shall have effectively withdrawn or otherwise lost or failed to perfect such Person’s right to appraisal or payment under the DGCL. The Company shall give Parent prompt written notice of any written demands for appraisal or withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to stockholders’ rights of appraisal. The Company shall not, except with the prior written consent of Parent, and prior to the Effective Time, Parent shall not, except with the prior written consent of the Company, make any payment with respect to any demands for appraisal or offer to settle or compromise, or settle or compromise or otherwise negotiate, any such demands, or approve any withdrawal of any such demands, or waive any failure to timely deliver a written demand for appraisal or otherwise to comply with the provisions under Section 262 of the DGCL, or agree to do any of the foregoing.

SECTION 2.5 Adjustments. Notwithstanding anything to the contrary herein, in the event that the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding after the date hereof and prior to the Effective Time shall have been changed into a different number of Shares or securities or a different class as a result of a reclassification, stock split (including a reverse stock split), combination, stock dividend or distribution, recapitalization, subdivision, merger, issuer tender or exchange offer, or other similar transaction, then the Per Share Merger Consideration shall be equitably adjusted to provide to Parent, holders of Shares and holders of Company Equity Awards the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.5 shall be construed to permit the Company, any subsidiary of the Company or any other Person to take any action that is otherwise prohibited by the terms of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that, except (i) as disclosed in the SEC Reports filed with, or furnished to, the SEC on or after January 1, 2020 and prior to the date of this Agreement (excluding any disclosures set forth in the SEC Reports under the captions “Risk Factors” or “Forward-Looking Statements” to the extent they are cautionary, predictive or forward-looking in nature), it being acknowledged and agreed that nothing disclosed in the SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 3.1, Section 3.3, or Section 3.4, or (ii) as set forth on the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company concurrently with entering into this Agreement (the “Company Disclosure Letter”), it being acknowledged and agreed that disclosure of any item in any sections or subsection of the Company Disclosure Letter shall also be deemed disclosure with respect to any other section or subsection of this Agreement to the extent that the relevance of such item is reasonably apparent:

SECTION 3.1 Organization and Qualification; Subsidiaries. Each of the Company and its subsidiaries is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except in the case of the Company’s subsidiaries (but not the Company or Vivint, Inc.) where the failure to be so organized, existing or, to the extent such concept is applicable, in good standing, would not, individually or in the aggregate, reasonably be expected to (a) have a Material Adverse Effect or (b) prevent or materially delay the consummation by the Company of the transactions contemplated by this Agreement. Each of the Company and its subsidiaries is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or present conduct of its business requires such qualification, except where the failure to be so qualified or, to the extent such concept is applicable, in good standing, would not, individually or in the aggregate, reasonably be expected to (a) have a Material Adverse Effect or (b) prevent or materially delay the consummation by the Company of the transactions contemplated by this Agreement. Section 3.1 of the Company Disclosure Letter sets forth (i) each of the Company’s subsidiaries and the ownership interest of the Company in each such subsidiary, as well as the ownership interest of any other Person or Persons in each such subsidiary and (ii) the jurisdiction of organization of each such subsidiary. Except as set forth on Section 3.1 of the Company Disclosure Letter, neither the Company nor any of its subsidiaries owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or has any direct or indirect equity participation or similar interest in or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any other Person.

SECTION 3.2 Organizational Documents. The Company has furnished or otherwise made available to Parent, prior to the date hereof, a correct and complete copy of the Company’s certificate of incorporation as amended and currently in effect (the “Certificate of Incorporation”), and the Company’s amended and restated bylaws as currently in effect (the “Bylaws”), and the equivalent organizational or governing documents, as currently in effect (excluding amendments that are not material), of each of the Company’s material subsidiaries (together with the Certificate of Incorporation and the Bylaws, collectively, the “Organizational Documents”), and each of the Organizational Documents is in full force and effect. Assuming the accuracy of the representation set forth in Section 4.9, the Company and its subsidiaries are not in violation of any of the provisions of the Organizational Documents in any material respect.

SECTION 3.3 Capitalization. The authorized capital stock of the Company consists of (i) 3,000,000,000 shares of Class A common stock, par value $0.0001 per share (the “Common Stock”), and (ii) 300,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

(a) As of the close of business on November 30, 2022 (the “Capitalization Date”):

(i) no shares of Preferred Stock were issued or outstanding or held by the Company in its treasury;

(ii) no Shares were held by any wholly owned subsidiary of the Company;

(iii) 213,388,829 Shares were issued and outstanding (excluding Company Restricted Shares) and no Shares were held by the Company in its treasury;

(iv) there were (A) 9,543 Company Restricted Shares issued and outstanding, (B) 13,622,669 Shares reserved for issuance pursuant to outstanding unsettled Company RSUs, (C) 5,477,814 Shares reserved for issuance pursuant to outstanding unsettled Company PSUs (calculated based on deemed target-level performance achievement for PSUs to the extent the applicable performance period has not expired as of the Capitalization Date and actual-level performance achievement for all other PSUs (calculated in accordance with the terms of each PSU)), (D) 1,432,864 Shares reserved for issuance pursuant to outstanding unexercised Company SARs (with a weighted average exercise price per Share of $17.84), in each such case of clauses (A) through (D), as granted or provided for under the Company Stock Plan, along with the applicable award agreements with respect to which any Company Equity Awards have been issued thereunder, and pursuant to which any Company Equity Awards are outstanding, (E) excluding Shares reserved for issuance as described in the foregoing clauses (B), (C) and (D) and excluding Shares reserved for issuance under the Company Stock Plan but with respect to which there are no outstanding Company Equity Awards, no other Shares are reserved in connection with any other outstanding Company Equity Awards, and (F) 5,933,334 Shares reserved for issuance pursuant to the outstanding private placement warrants issued under the Warrant Agreement;

(b) From the close of business on the Capitalization Date, no Company Equity Awards have been granted and no Shares have been issued, except for Shares issued pursuant to the vesting or settlement of Company RSUs, the vesting or settlement of Company PSUs or the exercise, vesting or settlement of Company SARs, in each case in accordance with the terms of the applicable Company Stock Plan. Except (x) as set forth in Section 3.3(a), (y) for issuances expressly permitted by Section 5.1(b)(iii) of the Company Disclosure Letter and (z) for the equity interests and other securities of any subsidiary of the Company set forth on Section 3.3(b) of the Company Disclosure Letter, (i) there are not outstanding or authorized any (A) shares of capital stock or other voting securities of the Company or its subsidiaries, other than Shares that have become outstanding after the Capitalization Date, which were reserved for issuance as of the Capitalization Date as set forth in Section 3.3(a), (B) securities of the Company or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company or its subsidiaries, or (C) subscriptions, options, warrants, calls, phantom stock, equity appreciation or other similar rights, agreements, arrangements, understandings or commitments to acquire from the Company or its subsidiaries, or obligations of the Company or its subsidiaries to issue or sell, any capital stock, voting securities, securities convertible into, exercisable for, or exchangeable for, or giving any Person a right to subscribe for or acquire, any capital stock, voting securities or any other equity interests of the Company or any of its subsidiaries (collectively, “Company Securities”) and (ii) there are no outstanding contractual obligations of the Company or its subsidiaries to (A) repurchase, redeem or otherwise acquire any Company Securities or (B) grant, extend or enter into any subscription, option, warrant, call, convertible securities or other similar right, agreement, arrangement, understanding or commitment with respect to Company Securities. All outstanding Shares, and all Shares reserved for issuance as noted in Section 3.3(a), when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not issued in violation of any pre-emptive rights, purchase options, call or right of first refusal or similar rights. Each of the outstanding shares of capital stock or other equity interests of each of the Company’s subsidiaries is duly authorized, validly issued, fully paid and non-assessable and, except as set forth on Section 3.3(b) of the Company Disclosure Letter, all such shares or other equity interests are owned by the Company or a subsidiary of the Company and are owned free and clear of all Liens, agreements, transfer restrictions, limitations in voting rights, charges or other encumbrances of any nature whatsoever, except in each case for Permitted Liens or for transfer restrictions of general applicability arising under securities laws. Neither the Company nor any of its subsidiaries has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(c) The Company has made available to Parent a complete and correct list, as of the Capitalization Date, of each outstanding Company Equity Award, including, with respect to each such award, as applicable, (i) the grant date, (ii) the name of the holder thereof, (iii) the number of Shares subject to such award or, in the case of a Company PSU in respect of which the applicable performance period has not expired as of the Capitalization Date, the target number of Shares subject to such award, (iv) the Company Stock Plan under which the Company Equity Award was granted, (v) the number of vested and unvested Shares subject to such award, (vi) the exercise price, in the case of a Company SAR, (vii) the expiration date, if any, and (viii) in the case of a Company Equity Award that vests solely based on continued service, the vesting schedule of such Company Equity Award. There are 34,915,037 Shares reserved for issuance under the Company Stock Plan with respect to which no Company Equity Awards have been granted (or, if previously granted, the applicable Company Equity

Award is no longer outstanding and the associated Shares are available in connection with a grant of a new Company Equity Award).

SECTION 3.4 Authority. Assuming the accuracy of the representation set forth in Section 4.9, the Company has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby, subject only to the affirmative vote (in person or by proxy or by written consent, including by obtaining the Written Consent) of the holders of a majority all of the outstanding Shares to adopt this Agreement (the “Company Requisite Vote”) and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub and the accuracy of the representation set forth in Section 4.9, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing (the “Bankruptcy and Equity Exception”). The Board of Directors of the Company, at a duly called and held meeting, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the Company and the Company’s stockholders, (ii) adopted this Agreement and approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, (iii) subject to the terms of this Agreement, resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the Merger (the “Recommendation”), and (iv) directed that in the event the Written Consent is not delivered to Parent in accordance with Section 6.1, and Parent does not terminate this Agreement in accordance with Section 8.1(e)(iii), the adoption of this Agreement be submitted to a vote of the stockholders of the Company at a Stockholders Meeting called and held for their adoption and approval. The only vote of the stockholders of the Company required to adopt and approve this Agreement and the transactions contemplated hereby is the Company Requisite Vote.

SECTION 3.5 No Conflict; Required Filings and Consents.

(a) Except as set forth on Section 3.5(a) of the Company Disclosure Letter, and assuming the accuracy of the representations set forth in Section 4.3(c) and Section 4.9 and compliance with the covenants set forth in Section 5.3 and Section 6.16(a), the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby do not and will not (i) breach, violate or conflict with the Organizational Documents, (ii) assuming that all consents, approvals and authorizations contemplated by subsection (b) below have been obtained, all filings described in such clauses have been made and the Company Requisite Vote has been obtained, conflict with, breach or violate any Law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties or assets are bound or (iii) result in any breach or violation of or constitute a default (or an event which with or without notice or lapse of time or both would become a default), require a consent or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or result in the creation of a Lien (except a Permitted Lien) on any of the assets or properties (including Intellectual Property) of the Company pursuant to, any Contract to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or their respective assets or properties (including Intellectual Property) are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not, individually or in the aggregate, reasonably be expected to (A) have a Material Adverse Effect or (B) prevent or materially delay the consummation by the Company of the transactions contemplated by this Agreement.

(b) Subject to the accuracy of Parent’s and Merger Sub’s representations set forth in Section 4.3(b), the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental, quasi-governmental or regulatory (including stock exchange) authority, agency, court, commission or other governmental body, whether foreign or domestic, of any country, nation, republic, federation or similar entity or any state, county, parish or municipality, jurisdiction or other political subdivision thereof (each, a “Governmental Entity”), except for (i) compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder (including the filing of the Information Statement or, if applicable, the Proxy Statement), and state securities, takeover and “blue sky” laws, (ii) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) compliance with the applicable requirements of the New York Stock Exchange, (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to (A) prevent or materially delay the consummation by the Company of the transactions contemplated by this Agreement or (B) have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.6 Compliance.

(a) Neither the Company nor any of its subsidiaries is in violation, nor since the Applicable Date has been in violation, of any Law applicable to the Company or any of its subsidiaries, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its subsidiaries have all permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises from Governmental Entities required by Law to conduct their respective businesses and own, lease and operate their respective assets and properties as being conducted as of the date hereof and as of the Effective Time (“Licenses”), except for any such Licenses the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since the Applicable Date, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its subsidiaries have maintained, and have been in compliance with all material terms and conditions of, all Licenses and all Licenses are in full force and effect, and (ii) no default on the part of the Company or its subsidiaries has occurred under, and, to the Knowledge of the Company, there exists no event that, with or without notice, lapse of time or both, would reasonably be expected to result in a default under, or would give to others any right of revocation, non-renewal, adverse modification or cancellation of, any License.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the Company and its subsidiaries, taken as a whole, for the preceding five years, none of the Company nor any of its subsidiaries nor any of its or their respective directors or officers, nor, to the Knowledge of the Company, agent, employee or other Person acting on behalf of the Company or any of its subsidiaries, in their capacity as such, (i) is or has been in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 or any other similar applicable Law that prohibits corruption or bribery (collectively, “Anti-Corruption Laws”) or (ii) has directly or indirectly made, offered, agreed, requested or taken any other act in furtherance of an offer, promise or authorization of any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment in violation of any of the applicable Anti-Corruption Laws. The Company and, where applicable, its subsidiaries have instituted and maintain policies and procedures reasonably designed to ensure compliance with the Anti-Corruption Laws.

(c) The Company is not in material violation of the Consent Order and, prior to Closing, is solely responsible for satisfying any and all requirements under the Consent Order relating to this Merger.

SECTION 3.7 Sanctions; Export Controls. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) Neither the Company nor any of its subsidiaries nor any of its or their respective officers, managers, directors, or employees nor, to the Knowledge of the Company, agents or other Representatives acting on behalf of the Company or any of its subsidiaries is (i) a Sanctioned Person, (ii) subject to any list-based designations under any Trade Control Law, or (iii) knowingly engaged, directly or indirectly, in any dealings or transactions on behalf of, with, or otherwise involving any Sanctioned Person in violation of any Trade Control Laws.

(b) Neither the Company nor any of its subsidiaries nor, to the Knowledge of the Company, any of their officers, managers, directors or employees is or has been, in the past five years in violation of Trade Control Laws or Sanctions.

(c) Neither the Company nor any of its subsidiaries (i) has, or has in the past five years had, assets, operations, or business dealings located in any Sanctioned Jurisdiction or (ii) otherwise directly or indirectly derives, or has in the past five years derived, revenue from investments, activities, or transactions in or with any Sanctioned Jurisdiction.

(d) Neither the Company nor any of its subsidiaries, nor any of its or their respective officers, directors, employees, nor to the Knowledge of the Company, its or their respective agents or other Representatives acting on their behalf is or has been in the past five years the subject of or otherwise involved in investigations or enforcement actions by any Governmental Entity or other legal proceedings with respect to any actual or alleged violations of Trade Control Laws or Sanctions, and has not been notified of any such pending or threatened actions.

SECTION 3.8 SEC Filings; Financial Statements; Undisclosed Liabilities.

(a) The Company has timely filed or furnished all forms, reports, statements, certifications and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) in each case required to be filed or furnished on or prior to the date hereof by it with the U.S. Securities and Exchange Commission (the “SEC”) since January 1, 2021 (the “Applicable Date”) through the date hereof (all such forms, reports, statements, certificates and other documents filed since the Applicable Date, including all exhibits and other information incorporated therein, amendments and supplements thereto, collectively, the “SEC Reports”). As of their respective SEC filing dates, or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, the SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002, as the case may be, and the applicable rules and regulations promulgated thereunder, each as in effect on the date of any such filing. As of the time of filing with the SEC (or, if amended prior to the date of this Agreement, as of the date of such amendment), none of the SEC Reports so filed contained, when filed, any untrue statement of a material fact or omitted to state any material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that the information in such SEC Reports has been amended or superseded by a later SEC Report filed prior to the date of this Agreement. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any of the SEC Reports. Since the Applicable Date, the Company has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

(b) The audited consolidated financial statements of the Company and its subsidiaries (including all notes thereto) included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the SEC have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries at the respective dates thereof (taking into account the notes thereto) and the consolidated statements of operations, cash flows and stockholders’ equity for the periods indicated. The unaudited consolidated financial statements of the Company and its subsidiaries (including any related notes thereto) for all interim periods included in the Company’s quarterly reports on

Form 10-Q filed with the SEC since January 1, 2022 and included in the SEC Reports have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and except for the absence of footnote disclosures and normal period-end adjustments as permitted by GAAP) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof (taking into account the notes thereto) and the consolidated statements of operations and cash flows for the periods indicated (subject to normal period-end adjustments as permitted by GAAP). Neither the Company nor any of its subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(c) The Company has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 of the Exchange Act. Such disclosure controls and procedures are effective to ensure that material information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. Based on the Company’s management’s most recently completed evaluation of the Company’s internal control over financial reporting prior to the date hereof, the Company has not identified (i) any “significant deficiencies” or “material weaknesses” in the system of internal control over financial reporting utilized by the Company and its subsidiaries that has not been subsequently remediated or (ii) any fraud that involves the Company’s management or other employees who have a significant role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its subsidiaries. Since the Applicable Date, the Company’s principal executive officer and its principal financial officer have disclosed, based on their evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Board of Directors any instances identified by them or of which they have been made aware of “significant deficiencies,” “material weaknesses” or fraud referred to in clauses (i) or (ii) above. Since the Applicable Date, there have been no material written complaints received by the Company from a Governmental Entity regarding accounting, internal accounting controls or auditing practices of the Company or any of its subsidiaries.

(d) Except (i) as disclosed, reflected, accrued or reserved against in the financial statements (including all notes thereto) of the Company contained in the Company’s quarterly report on Form 10-Q for the period ended September 30, 2022; (ii) for liabilities or obligations incurred in the ordinary course of business since September 30, 2022; (iii) for liabilities or obligations which have been discharged or paid in full prior to the date of this Agreement; and (iv) for liabilities or obligations incurred pursuant to the transactions contemplated by this Agreement, neither the Company nor any of its subsidiaries has any liabilities or obligations of a nature required by GAAP to be reflected in a consolidated balance sheet or disclosed in the notes thereto, other than those which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.9 Contracts.

(a) As of the date hereof, except (w) for this Agreement, (x) for the Contracts filed no later than the Business Day immediately prior to the date hereof as exhibits to the SEC Reports, (y) for the Company Plans and (z) as set forth in Section 3.9(a) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries is party to or bound by any note, bond, mortgage, indenture, contract, agreement, lease, license or other similar instrument or obligation, in each case, whether written or oral, and any amendments or supplements thereto (each, a “Contract”) that:

(i) contains covenants binding upon the Company or any of its subsidiaries that (A) prohibit, limit or restrict or purport to prohibit, limit or restrict the ability of the Company or any of its subsidiaries to engage in any business or compete in any business or with any Person or operate in any geographic area, (B) contain “most favored nation” or “exclusivity” provisions, (C) grant any put, call, right of first refusal or right of first offer or similar right pursuant to which the Company or any of its subsidiaries would be required to purchase or sell, or offer for purchase or sale, any equity interests or assets (excluding ordinary course commitments to purchase goods, products and off-the-shelf Software) or businesses or (D) under which the Company or any of its subsidiaries has agreed to procure goods or services pursuant to any minimum purchase obligations or exclusively from any Person pursuant to a “requirements” or similar agreement, in each case, that are material to the Company and its subsidiaries, taken as a whole;

(ii) other than with respect to any partnership that is wholly owned by the Company or any of its subsidiaries, is a joint venture, partnership or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture, in each case, that is material to the Company and its subsidiaries, taken as a whole;

(iii) is an indenture, credit agreement, loan agreement, security agreement, guarantee, bond or other Contract pursuant to which any Indebtedness of the Company or any of its subsidiaries, in each case in excess of $1,000,000, is outstanding (or may be incurred) or secured, other than any such Contract between or among any of the Company and any of its wholly owned subsidiaries;

(iv) requires or provides for payments by the Company or any of its subsidiaries of more than $7,500,000 in the aggregate for any fiscal year (other than Contracts subject to clause (iii) above or Contracts with legal counsel);

(v) has resulted in payments to the Company or any of its subsidiaries of more than $7,500,000 in the aggregate for the prior fiscal year;

(vi) (x) provides for the acquisition or disposition of any business, assets or securities having a value, or in exchange for consideration (regardless of the form of consideration and whether in a single payment or series of payments) greater than $5,000,000 or (y) pursuant to which the Company or any of its subsidiaries has continuing “earn-out” or other contingent payment obligations, in each case, that would reasonably be expected to result in payments in excess of $250,000;

(vii) pursuant to which the Company or any of its subsidiaries (A) is granted any license, right, defense, immunity or covenant not to sue with respect to any Intellectual Property or IT Systems of a third party, in each case, where such agreement is material to the business of the Company or any of its subsidiaries, taken as a whole, but excluding any (I) Contracts with suppliers, dealers or manufacturers entered into in the ordinary course of business where such license, right, defense, immunity or covenant not to sue is ancillary or incidental to the supply, sales or manufacture of products for the Company or any of its subsidiaries and (II) non-exclusive licenses for uncustomized, generally commercially available “off the shelf” software that is not incorporated into Company Products and that is licensed pursuant to standard terms and conditions for less than $1,000,000 annually; or (B) has granted to a third party any license, right, defense, immunity or covenant not to sue with respect to any Company Intellectual Property, in each case, where such agreement is material to the business of the Company or any of its subsidiaries, taken as a whole (excluding non-exclusive licenses granted in the ordinary course of business consistent with past practice (x) to customers or (y) to service providers for use for the benefit of the Company or its subsidiaries);

(viii) is a settlement, conciliation or similar Contract (A) which would require the Company or any of its subsidiaries to pay consideration of more than $1,000,000 after the date of this Agreement or (B) that subjects the Company or any of its subsidiaries to any material ongoing requirements (other than payment requirements) or restrictions;

(ix) that relates to commercialization, manufacturing, collaboration, co-promotion, discovery, development, profit sharing, or other similar agreements or arrangements that, in each case, involves payments to or from the Company or any of its subsidiaries in excess of $1,000,000 in the aggregate for any fiscal year;

(x) that is a collective bargaining agreement or other written Contract with any labor union, labor organization or works council;

(xi) that is a Contract that both (A) is not terminable upon 30 days’ notice or less without any liability to the Company, and (B) provides for payments that are conditioned, in whole or in part, upon a change of control (or other similar event) of the Company;

(xii) (A) is between the Company or any of its subsidiaries, on the one hand, and any director or officer of the Company or any of its subsidiaries or any Person beneficially owning 5% or more of the outstanding Shares, on the other hand, except for any Company Plan or (B) that would be required to be disclosed under Item 404 under Regulation S-K under the Securities Act.

Each Contract required to be set forth in Section 3.9(a) of the Company Disclosure Letter or filed (or which is required to be filed) as an exhibit to the SEC Reports as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (in each case, excluding any Company Plan) is referred to herein as a “Material Contract”.

(b) Each of the Material Contracts is valid and binding on and enforceable in accordance with its terms against the Company and each of its subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, subject to the Bankruptcy and Equity Exception, except (i) to the extent that any Material Contract expires in accordance with its terms, and (ii) for such failures to be valid and binding or to be in full force and effect that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as the date hereof (x) none of the Company nor, to the Knowledge of the Company, any of its subsidiaries has received written notice from any other party to a Material Contract that such other party intends to terminate or not renew the terms of any such Material Contract (except in accordance with the terms thereof) and (y) there is no breach or default under any Material Contract by the Company or any of its subsidiaries and no event or condition has occurred that with or without the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its subsidiaries or, to the Knowledge of the Company, any other party thereto. The Company has made available to Parent prior to the execution of this Agreement a true and complete copy of each Material Contract.

SECTION 3.10 Absence of Certain Changes or Events. Since September 30, 2022 through the date of this Agreement, except as contemplated by this Agreement or in response to or related to any Contagion Event or any change in applicable Law or policy as a result of or related to any Contagion Event, including any COVID-19 Measures, the Company and its subsidiaries (i) have conducted their respective businesses in the ordinary course of business in all material respects and (ii) have not taken any action that, if taken after the date hereof, would require the consent of Parent pursuant to the terms of Section 5.1(b)(i), (ii), (iii) (excluding any grants of equity awards and Shares included in the amounts set forth in Section 3.3(a)), (iv), (v), (vi), (viii), (ix), (xiii), (xiv), (xv), (xviii) or (xix). Since December 31, 2021 through the date of this Agreement, there has not occurred any event, development, change, effect, fact, condition or occurrence that would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or prevent or materially delay the consummation by the Company of the transactions contemplated by this Agreement.

SECTION 3.11 Absence of Litigation. As of the date of this Agreement, there are no suits, claims, actions, proceedings, or arbitrations (each, an “Action”) pending or, to the Knowledge of the Company, threatened against the Company or any of its subsidiaries or any of their respective assets or properties, other than any such Action that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or prevent or materially delay the consummation by the Company of the transactions contemplated by this Agreement. As of the date of this Agreement, neither the Company nor any of its subsidiaries or any of their respective properties or assets is or are subject to any order, writ, judgment, injunction, decree, award, or settlement except for those that would not reasonably be expected, individually or in the aggregate, (a) to have a Material Adverse Effect or (b) to prevent or materially delay the consummation by the Company of the transactions contemplated by this Agreement.

SECTION 3.12 Employee Benefit Plans.

(a) Section 3.12(a) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of each material “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and each other material employee benefit plan, policy, program or arrangement providing compensation or benefits to any current or former officer, employee, director or consultant (who is a natural person) (collectively, the “Company Employees”), including bonus plans, employment, consulting, retirement, termination, severance, vacation, sick, insurance, medical, welfare, fringe benefits, change in control, incentive equity or equity-based compensation, or deferred compensation arrangements of any kind, whether or not in writing and whether or not funded, in each case, contributed to, sponsored or maintained by the Company or any of its subsidiaries, or pursuant to which the Company or any of its subsidiaries has an obligation to contribute or otherwise has any actual or contingent liability, other than a plan, policy, program, or arrangement which is required to be maintained by applicable Law, as of the date of this Agreement for the benefit of any current, former or retired employee of the Company or any of its subsidiaries (such plans, programs, policies, agreements and arrangements, collectively “Company Plans”) (provided that, individual equity award agreements, employment agreements or offer letters are not required to be individually scheduled to the extent that such agreements are in substantially the form provided or made available to Parent on or prior to the date hereof, or are otherwise publicly available). The Company has separately identified in Section 3.12(a) of the Company Disclosure Letter each Company Plan that is maintained primarily for the benefit of employees outside of the United States (a “Non-U.S. Company Plan”).

(b) With respect to each Company Plan set forth on Section 3.12(a) of the Company Disclosure Letter, the Company has made available to Parent a true and complete copy thereof to the extent in writing and, to the extent applicable, (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter, if any, received from the Internal Revenue Service (the “IRS”), (iii) the most recent summary plan description for each Company Plan for which such summary plan description is required, and (iv) for the most recent fiscal year (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports, if any, and (D) all material correspondence to or from any Governmental Entity with respect to any Company Plan that relates to ongoing or open matters.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Company Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, rules and regulations, (ii) there has been no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Plan and (iii) with respect to each Company Plan, as of the date of this Agreement, no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened. Each Company Plan which is intended to be qualified under Section 401(a) of the Code has received a determination letter to that effect from the IRS and, to the Knowledge of the Company, no circumstances exist which would reasonably be expected to materially adversely affect such qualification.

(d) No Company Plan provides for post-employment or retiree health, life insurance, or other welfare benefits, except to the extent required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code, or similar Laws.

(e) No Company Plan is or has in the last six years been covered by the funding requirements of Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA, and none of the Company, any of its subsidiaries or any of their respective ERISA Affiliates has in the last six years maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under, any multiemployer plan.

(f) No Company Plan is (i) a “multiple employer plan” (within the meaning of the Code or ERISA), (ii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), (iii) a “funded welfare plan” within the meaning of Section 419 of the Code or (iv) sponsored by a human resources or benefits outsourcing entity, professional employer organization or other similar vendor or provider.

(g) Neither the execution and delivery of this Agreement, stockholder or other approval of this Agreement nor the consummation of the Merger would reasonably be expected to, either alone or in combination with another event, (i) entitle any Company Employee to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such Company Employee, (iii) cause the Company to fund any material benefits under any Company Plan, (iv) require a “gross-up” due to the imposition of the excise tax under Section 4999 of the Code or (v) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(h) Each Company Equity Award was granted in accordance with the terms of the applicable Company Stock Plan and award agreements thereunder. Each Company SAR has an exercise price that is at least equal to the “fair market value” of the underlying shares on the applicable date of grant. Neither the Company nor any subsidiary has any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code or another section of the Code.

(i) All Non-U.S. Company Plans materially comply with applicable local Law, and all such plans that are intended to be funded and/or book-reserved are funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions. As of the date hereof, there is no pending or threatened material litigation relating to any Non-U.S. Company Plan.

SECTION 3.13 Labor and Employment Matters.

(a) Neither the Company nor any subsidiary is a party to any collective bargaining agreement with any labor organization or other representative of any Company Employees, nor is any such agreement being negotiated by the Company as of the date hereof. As of the date hereof, there are no material strikes, work stoppages, slowdowns, lockouts or similar material labor disputes pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its subsidiaries. There are no (a) material unfair labor practice complaints pending against the Company or any subsidiary before the National Labor Relations Board or any other labor relations tribunal or authority, (b) to the Knowledge of the Company, material union organizing efforts regarding any Company Employees, or (c) material liabilities or obligations under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) and the regulations promulgated thereunder or any similar state or local Law that remain unsatisfied. As of the date of this Agreement, there are no material pending or, to the Knowledge of the Company, threatened actions or proceedings relating to employees or employment practices.

(b) The Company and each of its subsidiaries are in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices (including equal employment opportunity Laws), wages and hours, hours of service, terms and conditions of employment, employee leasing, classification of employees as exempt or non-exempt from overtime pay requirements and the proper classification of individuals as non-employee contractors or consultants, workers’ compensation, occupational safety and health and immigration.

(c) To the Knowledge of the Company (which shall be determined without any requirement of reasonable inquiry), no employee of the Company or any of its subsidiaries with the title of vice president or above is party to any confidentiality, non-competition, non-solicitation, proprietary rights or other such agreement that would materially restrict the ability of the Company and/or any of its subsidiaries to conduct its or their business.

(d) The Company is in material compliance with its obligations to make all payments due from the Company and any of its subsidiaries on account of any wages, salaries, commissions, bonuses or other direct compensation for any services performed for the Company or any of its subsidiaries, and any employee health and welfare insurance and other benefits.

(e) As of the date hereof, to the Knowledge of the Company (which shall be determined without any requirement of reasonable inquiry), no employee of the Company or any of its subsidiaries with the title of vice president or above has provided the Company with written notice of his or her intention to terminate his or her employment prior to or as a result of or following the consummation of the transactions contemplated by this Agreement.

SECTION 3.14 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) all insurance policies of the Company and its subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law and as is customary in the industries in which the Company and its subsidiaries operate, (b) all premiums due with respect to such insurance policies have been paid in accordance with the terms thereof, and (c) other than in connection with ordinary course renewals, the Company has not received any written notice of termination, cancellation or non-renewal with respect to any such policy, nor, to the Knowledge of the Company, are any of the foregoing threatened.

SECTION 3.15 Properties. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or a subsidiary of the Company owns and has good and valid title to, or has a good and valid leasehold, easement, right of way, license or other interest in, or otherwise has a valid right of possession, use or access to, all items of real and personal property of the Company and its subsidiaries, in each case free and clear of all liens, encumbrances, claims, security interests, mortgages, charges, options, and defects, and imperfections of title and other similar restrictions and limitations (“Liens”) (except in all cases for (a) statutory liens securing payments not yet delinquent, (b) imperfections or irregularities of title, Liens, easements, rights of way, covenants, conditions or other similar matters or restrictions or exclusions that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties as currently conducted, (c) imperfections or irregularities of title, Liens, easements, rights of way, covenants, conditions or other similar matters or restrictions or exclusions which are matters of public record or which would be shown by a current title report or other similar report and any condition or other matter that may be shown or disclosed by a current and accurate survey or physical inspection of the real property, in each case, that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties as currently conducted, (d) encumbrances affecting the interest of the grantor or lessor of any easements, leases, or licenses affecting any real property which were not granted by the Company or any of its subsidiaries, (e) Liens for current Taxes or other governmental charges not yet delinquent or for Taxes that are being contested in good faith by appropriate proceeding and for which adequate reserves have been established on the financial statements of the Company or its subsidiaries, as applicable, in accordance with GAAP, (f) pledges or deposits made in the ordinary course of business to secure obligations under workers’ compensation, unemployment insurance, social security, retirement and similar Laws or similar legislation or to secure public or statutory obligations, (g) mechanics’, carriers’, workmen’s, repairmen’s Liens or other like encumbrances arising or incurred in the ordinary course of business for amounts not yet past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (h) statutory or common law Liens or encumbrances to secure landlords, lessors, grantors or renters under leases, licenses, easements or rental agreements, (i) mortgages, or deeds of trust, security interests or other encumbrances on title related to Indebtedness reflected on the consolidated financial statements of the Company, (j) Liens granted pursuant to the Company Credit Agreement, the indenture governing Vivint Group, Inc.’s 6.75% Senior Secured Notes due 2027 and security documents related thereto as of the date hereof, and (k) Liens set forth on Section 3.15 of the Company Disclosure Letter (items in clauses (a) through (k) referred to herein as “Permitted Liens”)); provided, that no representation is made under this Section 3.15 with respect to any Intellectual Property.

SECTION 3.16 Tax Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the Company and its subsidiaries, taken as a whole:

(a) The Company and each of its subsidiaries (i) have timely filed all Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all respects, (ii) have paid all Taxes (as defined below) that are shown as due on such filed Tax Returns or that are otherwise due and payable by the Company or any of its subsidiaries, and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(b) All withholding Tax requirements imposed on or with respect to the Company or any of its subsidiaries in connection with amounts paid or owing to any employee, former employee, independent contractor, creditor, stockholder or other third party have been satisfied in full.

(c) There is not in force any waiver or agreement for any extension of time for the assessment or payment of any Tax by the Company or any of its subsidiaries.

(d) There is no outstanding claim against the Company or any of its subsidiaries for any Taxes that has been asserted or threatened in writing by any Governmental Entity except for any such claim which has been fully resolved or for which adequate reserves have been established in accordance with GAAP in the financial statements described in Section 3.8(b). Within the past three years, there have not been any Tax audits, examinations, investigations or other proceedings with a Governmental Entity that are currently pending or threatened in writing with respect to Taxes or Tax Returns of the Company or any of its subsidiaries.

(e) Neither the Company nor any of its subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following occurring or existing on or before the Closing Date: (i) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date; (iii) a prepaid amount received, or paid, prior to the Closing, other than any prepaid amounts received or paid in the ordinary course of business; (iv) a change in the accounting method of the Company or any of its subsidiaries pursuant to Section 481 of the Code or any similar provision of the Code or the corresponding Tax laws of any nation, state or locality; or (v) an intercompany item under Treasury Regulation Section 1.1502-13 or an excess loss account under Treasury Regulation Section 1.1502-19. Neither the Company nor any of its subsidiaries has made any election under Section 965(h) of the Code. Neither the Company nor any of its subsidiaries will be required to recognize in the taxable year that includes the Closing Date any inclusion under Section 951(a) or Section 951A of the Code attributable to (A) “subpart F income,” within the meaning of Section 952 of the Code, (B) direct or indirect holding of “United States property,” within the meaning of Section 956 of the Code or (C) “global intangible low-taxed income,” as defined in Section 951A of the Code, in each case, determined as if all relevant taxable years ended on the Closing Date.

(f) There are no Liens for Taxes on any of the assets of the Company other than Liens described in clause (e) of the definition of Permitted Liens.

(g) None of the Company nor any of its subsidiaries has participated in any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4.

(h) None of the Company nor any of its subsidiaries (A) has, during the past seven years, been included in any “consolidated,” “unitary,” “combined” or similar Tax Return provided for under the laws of the United States, any non-U.S. jurisdiction or any state, province, prefect or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a group the common parent of which is the Company or a subsidiary of the Company) or otherwise has any liability for the Taxes of any Person (other than the Company or its subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law, as a transferee or successor, (B) is a party to or bound by any Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement (other than (i) any other commercial agreements or contracts not primarily related to Taxes or (ii) any agreement among or between only the Company and/or any of its subsidiaries) or (C) has been either a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code in the two-year period ending on the date of this Agreement.

(i) No written claim has been made by a Governmental Entity in a jurisdiction where the Company or any of its subsidiaries does not file a type of Tax Return that the Company or the applicable subsidiary is or may be subject to such type of taxation by, or required to file such type of Tax Return in, that jurisdiction, which claim has not been fully resolved.

(j) The Company is not, and has not been at any time within the last five years, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(k) Neither the Company nor any of its subsidiaries has any liability under any escheat or abandoned or unclaimed property laws.

(l) Other than the representations and warranties set forth in Section 3.8 and Section 3.12 (to the extent related to Tax matters), this Section 3.16 contains the sole and exclusive representations and warranties of the Company with respect to Tax matters.

SECTION 3.17 Information Statement/Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the information statement containing the information specified in Schedule 14C under the Exchange Act concerning the Written Consent, the Merger and the other transactions contemplated by this Agreement to be sent to the stockholders of the Company (such information statement, as amended or supplemented, the “Information Statement”) or, if applicable, supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) will, on the date it (and any amendment or supplement thereto) is first filed with the SEC, at the time it is first mailed to the stockholders of the Company, and in the case of the Proxy Statement, at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not false or misleading. The Information Statement or Proxy Statement, as applicable, will, on the date it (and any amendment or supplement thereto) is first filed with the SEC, at the time it is first mailed to the stockholders of the Company, and in the case of the Proxy Statement, at the time of the Stockholders Meeting, comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any statement made in the Information Statement or the Proxy Statement, as applicable, based on information supplied by or on behalf of Parent or Merger Sub or any of their respective Representatives which is contained or incorporated by reference in the Information Statement or Proxy Statement, as applicable.

SECTION 3.18 Intellectual Property; Security.

(a) Section 3.18(a) of the Company Disclosure Letter sets forth a true and complete list of the following Company Intellectual Property: (i) all Intellectual Property that has been registered, issued or filed to apply for registration with or by any Governmental Entity, domain name registrar, or (in the case of material social media handles) social media platform, or any applications for any of the foregoing (“Company Registered Intellectual Property”) and (ii) material unregistered Marks.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the Company and its subsidiaries, taken as a whole, (i) the Company or one of its subsidiaries solely and exclusively own and possess all right, title, and interest in and to the Company Intellectual Property, free and clear of all Liens except Permitted Liens; and (ii) each item of Company Registered Intellectual Property is subsisting, unexpired, and to the Knowledge of the Company, valid, and enforceable.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the Company and its subsidiaries, taken as a whole, (i) since the Applicable Date (or, solely with respect to Patents, in the past the six (6) years), the Company and its subsidiaries, the conduct of their respective businesses, and the Company Products have not infringed, diluted, misappropriated, or otherwise violated, and as of the Closing are not infringing, diluting, misappropriating or otherwise violating, any Intellectual Property of any third party; and (ii) to the Knowledge of the Company, none of the Company Intellectual Property is being infringed, diluted, misappropriated, or otherwise violated by any third party.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the Company and its subsidiaries, taken as a whole, (i) the Company and its subsidiaries are and have been in compliance in all respects with all applicable privacy, data security, cybersecurity and data protection laws, regulations, posted internal and external Company policies, and contractual requirements in all relevant jurisdictions, have implemented commercially reasonable security measures, controls, policies, processes, governance and procedures regarding, and taken efforts to protect, the confidentiality, integrity, availability, and security of their Trade Secrets (including source code for Proprietary Software) and Company IT Systems (and all personal, business, proprietary or sensitive information processed thereby) as well as any Trade Secrets provided to the Company or any of its subsidiaries, (ii) neither the Company nor any of its subsidiaries has disclosed any material Trade Secrets or other confidential information to any Person (including employees, consultants, and contractors) except pursuant to a valid written agreement adequately restricting the disclosure and use thereof or other adequate binding obligations of confidentiality, and (iii) there have been no breaches, compromises, outages, or violations of the Company IT Systems (or the above Trade Secrets or other confidential information), nor any loss, damage, or unauthorized access, disclosure, use or breach of security of any personal or confidential data in the Company or its subsidiaries’ possession, custody or control.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the Company and its subsidiaries, taken as a whole, (i) the Company or its applicable subsidiary has obtained valid assignments from all employees, contractors, and other third parties who created or developed any Company Intellectual Property for or on behalf of the Company or any of its subsidiaries, in each case, of all of such Person’s right, title, and interest in and to any such Intellectual Property that neither the Company nor any of its subsidiaries otherwise own by operation of Law; (ii) no Company Intellectual Property was developed using any personnel, facilities, or resources of any universities, research institutions, or Governmental Entities in any manner that would grant any ownership or license rights in the same to such persons or entities; and (iii) neither the Company nor any of its subsidiaries is obligated to grant licenses or rights to, or is otherwise subject to any restriction on the ability of the Company or any of its subsidiaries to enforce, license or exclude others from using or practicing, any Company Intellectual Property as a result of the Company’s or any subsidiary’s membership or affiliation with any standards setting bodies or similar bodies.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the Company and its subsidiaries, taken as a whole, (i) the Company and its subsidiaries possess all source code for all Proprietary Software included in the Company Intellectual Property, and no Person other than the Company or its subsidiaries (or any of its or their employees or contractors who are subject to reasonably protective confidentiality obligations) possesses, or has an actual or contingent right to access or possess (including pursuant to an escrow arrangement), a copy in any form of any source code for any such Proprietary Software; (ii) the Company and each of its subsidiaries is in compliance in all material respects with all relevant licenses for open source Software used by the Company or any of its subsidiaries; and (iii) no Company Products or material Company Intellectual Property that are distributed, conveyed or made available to third parties incorporate or are used, incorporated into, linked to or with, derived from, or distributed with any third party Intellectual Property in a manner that subjects such Company Products or Company Intellectual

Property to any requirements in any Copyleft Terms, including to distribute or make available any proprietary source code to third parties.

(g) Except as would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the Company and its subsidiaries, taken as a whole, (i) the Company IT Systems are sufficient in all respects to operate the businesses of the Company and its subsidiaries as it is currently conducted, and (ii) the Company IT Systems and Company Products are free from any material defect, bug, error, “time bombs,” “Trojan horses,” “backdoors,” “trap doors,” worms, viruses, spyware, keylogger software, or other vulnerability, faults or malicious code or damaging devices designed or reasonably expected to adversely impact the functionality of or permit unauthorized access or to disable or otherwise harm any computer, software or other IT Systems. Except as would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the Company and its subsidiaries, taken as a whole, there has been no failure or outage of Company IT Systems since the Applicable Date, other than occurrences that were remediated without material cost or liability.

(h) Except as would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the Company and its subsidiaries, taken as a whole, the Company and its subsidiaries have not received any notice of any claims, investigations, or alleged violations of law, regulation, or contract with respect to personal data or information security-related incidents, nor has the Company or its subsidiaries notified in writing, or been required by applicable law, regulation, or contract to notify in writing, any person or entity of any personal data or information security-related incident.

SECTION 3.19 Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) none of the Company nor any of its subsidiaries is in violation of any applicable Environmental Law; (ii) each of the Company and its subsidiaries has all permits, authorizations and approvals required under any applicable Environmental Laws for the operation of its respective businesses as currently conducted, and is in compliance with the requirements of such permits, authorizations and approvals; and (iii) none of the Company nor any of its subsidiaries has received written notice of any pending or threatened administrative or judicial actions, suits, demands, demand letters, claims, notices of noncompliance or violation, investigations or proceedings under any Environmental Law, or regarding any investigation or remediation of any Hazardous Materials, against the Company or any of its subsidiaries; and (iv) there have been no Releases of Hazardous Materials that would reasonably be expected to result in liability to the Company or any of its subsidiaries under any Environmental Law (1) at any real property currently owned, operated or leased by the Company or any of its subsidiaries (2) to the Knowledge of the Company, at any property formerly owned, operated or leased by the Company or any of its subsidiaries, or (3) at any third party site by the Company or any of its subsidiaries.

(b) This Section 3.19 contains the sole and exclusive representations and warranties of the Company with respect to environmental matters.

SECTION 3.20 Opinion of Financial Advisor. J.P. Morgan Securities LLC (the “Financial Advisor”) has delivered to the Board of Directors of the Company its written opinion (or oral opinion to be confirmed in writing), dated as of the date of this Agreement, that, as of such date, the Per Share Merger Consideration to be paid to the holders of Common Stock pursuant to this Agreement is fair from a financial point of view to such holders.

SECTION 3.21 Brokers. No broker, finder or investment banker (other than the Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its subsidiaries. The Company has heretofore made available to Parent, solely for informational purposes, a true and complete copy of the Company’s engagement letter with the Financial Advisor (except for redactions with respect to matters for which the Company will not have any liability or obligations following the Effective Time).

SECTION 3.22 Takeover Statutes. Assuming the accuracy of the representations and warranties contained in Section 4.9, no “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal Laws in the United States applicable to the Company is applicable to this Agreement or the transactions contemplated hereby, including the Merger.

SECTION 3.23 Regulatory Matters. Neither the Company nor any direct or indirect subsidiary that is an “affiliate”, as that term is defined under the Public Utility Holding Company Act of 2005, as amended (“PUHCA”), (a) is, or is subject to regulation as, a “public utility” as that term is defined under the Federal Power Act, as amended, (b) is a “holding company” of any “public-utility company” under the PUHCA and the Federal Energy Regulatory Commission’s (“FERC” including any successor thereto) regulations promulgated thereunder, or (3) is subject to, or not exempt from, financial, organizational or rate regulation by any “state commission” as that term is defined under 18 CFR 366.1.

SECTION 3.24 No Other Representations or Warranties. Other than the Company with respect to the representations and warranties contained in this Article III, no Person (including the Company’s Affiliates and the Representatives of the Company and the Company’s Affiliates) has made any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub, and no Person shall be liable in respect of the accuracy or completeness of any information provided to Parent or Merger Sub. Neither the Company nor any other Person will have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub or their Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless and to the extent a representation or warranty regarding such information is expressly made by the Company in a representation or warranty contained in this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Parent and Merger Sub each hereby represents and warrants to the Company that, except as set forth on the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent and Merger Sub concurrently with entering into this Agreement (the “Parent Disclosure Letter”), it being acknowledged and agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall also be deemed disclosure with respect to any other section or subsection of this Agreement to the extent that the relevance of such item is reasonably apparent:

SECTION 4.1 Organization. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or, to the extent such concept is applicable, in good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined below). Parent has made available to the Company prior to the date of this Agreement a complete and correct copy of the certificates of incorporation and bylaws of Parent and Merger Sub, each as amended to the date of this Agreement, and each as so delivered is in full force and effect.

SECTION 4.2 Authority. Each of Parent and Merger Sub has all requisite corporate power and authority, and has taken all corporate or other action necessary, in order to execute, deliver and perform its obligations under, this Agreement, and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or similar action by the Boards of Directors of Parent and Merger Sub and, immediately following the execution of this Agreement, Parent will approve and adopt this Agreement and the transactions contemplated hereby, including the Merger, in its capacity as sole stockholder of Merger Sub, and will promptly deliver to the Company evidence of its vote or action by written consent approving and adopting this Agreement in accordance with applicable Law and the certificate of incorporation and bylaws of Merger Sub, and no other corporate proceedings or stockholder or similar action on the part of Parent or Merger Sub or any of their Affiliates are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

SECTION 4.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation of the Merger and the other transactions contemplated hereby will not (i) breach, violate or conflict with the certificate of incorporation, bylaws or other governing documents of Parent, the certificate of incorporation or bylaws of Merger Sub or the comparable governing instruments of any of their respective subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with, breach or violate any Law applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with or without notice or lapse of time or both would become a default), require a consent or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or result in the creation of a Lien (except a Permitted Lien) on any of the material assets of Parent or Merger Sub pursuant to, any Contracts to which Parent or Merger Sub, or any subsidiary thereof, is a party or by which Parent or Merger Sub or any of their subsidiaries or its or their respective assets or properties are bound (including any Contract to which a subsidiary of Parent or Merger Sub is a party), except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Subject to the accuracy of the Company’s representation set forth in Section 3.22, the execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder and state securities, takeover and “blue sky” laws, (ii) the filing of a premerger notification and report form by the Company under the HSR Act, (iii) compliance with the applicable requirements of the New York Stock Exchange, (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation of the Financing and retention of the Indebtedness under the Company Credit Agreement and the Company Notes by the Company in connection with, and after consummation of, the Merger (such retention of Indebtedness, the “Company Debt Rollover” and, together with the consummation of the Financing, the “Financing Activities”) and the consummation of the Merger and the other transactions contemplated hereby will not, result in any breach or violation of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) or a “change of control” or require a consent under, or result in the creation of any material Lien on any of the assets of Parent or Merger Sub that would impose any delay in, impede, or increase in any material respect the risk of not consummating the Financing Activities under, or give rise to any right of termination, cancellation, or acceleration of (any such result, a “Debt Default”), any of the Parent Debt Documents or Company Debt Documents (in either case, as in existence as of the date of this Agreement and as in existence as of any other date of determination).

SECTION 4.4 Absence of Litigation. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub or any of their respective subsidiaries, other than any such Action that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its subsidiaries nor any of their respective material properties or assets is or are subject to any order, writ, judgment, injunction, decree or award, except for those that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 4.5 Operations and Ownership of Merger Sub. The authorized capital stock of Merger Sub consists solely of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at and immediately prior to the Effective Time will be, owned by Parent. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have no assets, liabilities or obligations of any nature other than (i) as expressly contemplated herein or in any other Transaction Documents and (ii) liabilities and obligations incidental to its formation and the maintenance of its existence.

SECTION 4.6 Information Statement/Proxy Statement. None of the information supplied or to be supplied by or on behalf of either of Parent or Merger Sub for inclusion or incorporation by reference in the Information Statement or, if applicable, supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, on the date it (and any amendment or supplement thereto) is first filed with the SEC, at the time it is first mailed to the stockholders of the Company, and in the case of the Proxy Statement, at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any statement made in the Information Statement or the Proxy Statement, as applicable, based on information supplied by or on behalf of the Company or any of its Representatives which is contained or incorporated by reference in the Information Statement or Proxy Statement, as applicable.

SECTION 4.7 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission for which the Company will be liable prior to the Closing in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub.

SECTION 4.8 Financing and Related Matters. Parent affirms that it is not a condition to the Closing or to any of its other obligations under this Agreement that Parent obtain financing for, or related to, any of the transactions contemplated by this Agreement. Parent has delivered to the Company true, complete and correct copies of the executed commitment letter, dated as of the date hereof (including all exhibits, schedules and annexes thereto, and the executed fee letter associated therewith redacted in a manner as described below, together, the “Financing Commitments”), between Parent and the Debt Financing Sources, pursuant to which the Debt Financing Sources have committed, subject to the terms and conditions set forth therein, to lend the aggregate amounts set forth therein (the “Financing”) for the purposes of funding the Financing Uses. None of the Financing Commitments has been amended, supplemented or modified prior to the date hereof, no such amendment, supplement or modification is contemplated or pending, except as permitted under Section 6.16(d) and other than, for the avoidance of doubt, amendments to the Financing Commitments solely to add lenders, lead arrangers, noteholders, purchasers, bookrunners, syndication agents or similar entities as parties thereto who had not executed the Financing Commitments as of the date hereof and the respective commitments contained in the Financing Commitments have not been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or rescission is contemplated. Except for a fee letter (a complete copy of which have been provided to the Company), with only fee amounts and the economic terms (other than covenants) related to the “market flex” provisions contained therein redacted (provided, that Parent represents and warrants that the “market flex” provisions do not permit the imposition of any new conditions (or the modification or expansion of any existing conditions or any reduction in the amount of the Financing)) and customary engagement letters, structuring fee letters and administrative agent fee letters, in each case, with respect to the Financing (none of which adversely affect the amount, conditionality, enforceability, termination or availability of the Financing), there are no side letters or Contracts to which Parent or Merger Sub is a party related to the provision or funding of the Financing or the transactions contemplated hereby other than as expressly set forth in the Financing Commitments delivered to the Company on or prior to the date hereof. Parent has fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the date hereof and Parent will, directly or indirectly, continue to pay in full any such amounts required to be paid as and when they become due and payable on or prior to the Closing Date. The Financing Commitments are in full force and effect and are the legal, valid, binding and enforceable obligations of Parent and, to the Knowledge of Parent and Merger Sub, each of the other parties thereto. There are no conditions precedent or other contingencies related to the provision or funding of the full amount of the Financing (including pursuant to any “market flex” provisions in the fee letter or otherwise), other than as expressly set forth in the Financing Commitments delivered to the Company on to the date hereof. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to (i) constitute a default or breach on the part of Parent or Merger Sub or, to the Knowledge of Parent or Merger Sub, any other party thereto under any of the Financing Commitments, (ii) constitute a failure to satisfy a condition precedent on the part of Parent or Merger Sub or any other party thereto under the Financing Commitments or (iii) result in any portion of the Financing Commitments to be provided or funded in accordance with the Financing Commitments being unavailable on the Closing Date. As of the date hereof, Parent and Merger Sub have no reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments will not be satisfied or that the full amount of the Financing will not be made available to Parent in full on the Closing Date and neither Parent nor Merger Sub is aware of the existence of any fact or event that would or would reasonably be expected to cause such conditions to the Financing necessary to fund the Financing Uses not to be satisfied or the full amount of the Financing not to be made available to Parent in full on the Closing Date. Assuming the Financing is funded in accordance with the Financing Commitments, Parent and Merger Sub will have on the Closing Date funds sufficient to (i) pay the aggregate Per Share Merger Consideration and the other payments under Article II, (ii) pay any and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger and the Financing, and (iii) satisfy all of the other payment obligations of Parent, Merger Sub and the Surviving Corporation contemplated hereunder (clauses (i) through (iii), the “Financing Uses”). As of the date hereof, Parent has Available Liquidity equal to or greater than $2,500,000,000. On the Closing Date, Parent will have Available Liquidity of not less than $1,000,000,000 (the “Minimum Liquidity Amount”), which will be available and may (or, to the extent necessary to consummate the Closing when required, shall) be used by Parent to fund the portion of the Financing Uses in excess of the amount of the Financing Commitments; provided that upon the consummation of any Asset Sale Commitment Reduction, the Minimum Liquidity Amount shall be increased by the Asset Sale Commitment Reduction Amount as of the date of the consummation thereof. In no event shall the receipt or availability of any funds or financing by or to Parent or any of its Affiliates or any other financing transaction be a condition to the Closing or any of the obligations of Parent hereunder.

SECTION 4.9 Ownership of Shares. None of Parent, Merger Sub or any of their respective Affiliates beneficially owns (as defined in Rule 13d-3 under the Exchange Act) any Shares or any securities that are convertible into or exchangeable or exercisable for Shares, or holds any rights to acquire or vote any Shares, or any option, warrant, convertible security, stock appreciation right, swap agreement or other security, contract right or derivative position, whether or not presently exercisable, that provides Parent, Merger Sub, or any of their respective Affiliates or subsidiaries with an exercise or conversion privilege or a settlement payment or mechanism at a price related to the value of the Shares or a value determined in whole or part with reference to, or derived in whole or part from, the value of the Shares, in any case without regard to whether (i) such derivative conveys any voting rights in such securities to such Person or such Person’s Affiliates, (ii) such derivative is required to be, or capable of being, settled through delivery of securities or (iii) such Person or such Person’s Affiliates may have entered into other transactions that hedge the economic effect of such derivative. None of Parent, Merger Sub or any of their respective “Affiliates” or “associates” (as such terms are defined in the Certificate of Incorporation of the Company) is, or has been at any time during the three years preceding the date hereof, an “interested stockholder” (as such term is defined in the Certificate of Incorporation of the Company) of the Company.

SECTION 4.10 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent or any of its Affiliates (other than Merger Sub) is necessary to adopt this Agreement or the transactions contemplated hereby, including the Merger. The adoption of this Agreement by Parent as the sole stockholder of Merger Sub (which shall have occurred immediately following the execution of this Agreement) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to adopt this Agreement or the transactions contemplated hereby, including the Merger.

SECTION 4.11 Solvency. Assuming that (a) the conditions to the obligation of Parent and Merger Sub to consummate the Merger set forth in Sections 7.1 and 7.2 have been satisfied or waived, (b) the Required Information fairly presents the consolidated financial condition of the Company as at the end of the periods covered thereby and the consolidated results of earnings of the Company for the periods covered thereby, (c) the compliance by the Company with its obligations hereunder, (d) the representations and warranties of the Company in Article III are accurate and (e) the most recent projections, forecasts or estimates of the Company and its subsidiaries that have been provided to Parent have been prepared in good faith based on assumptions that were reasonable at such time, then immediately following the Effective Time and after giving effect to all of the transactions contemplated by this Agreement, including the Financing, the payment of the aggregate consideration to which the stockholders and other equity holders of the Company are entitled under Article II, funding of any obligations of the Surviving Corporation or its subsidiaries which become due or payable by the Surviving Corporation and its subsidiaries in connection with, or as a result of, the Merger and payment of all related fees and expenses, each of Parent, the Surviving Corporation and each of their respective subsidiaries will not: (i) be insolvent (either because its financial condition is such that the sum of its debts, including contingent and other liabilities, is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts, including contingent and other liabilities, as they mature); (ii) have unreasonably small capital for the operation of the businesses in which it is engaged or proposed to be engaged; or (iii) have incurred debts, or be expected to incur debts, including contingent and other liabilities, beyond its ability to pay them as they become due.

SECTION 4.12 Certain Arrangements. As of the date of this Agreement, none of Parent, Merger Sub or any of their respective Affiliates or any other Person on behalf of Parent or Merger Sub or their respective Affiliates has entered into any contract, commitment, agreement, instrument, obligation, arrangement, understanding or undertaking, whether written or oral, with any stockholder of the Company or any member of the Company’s management or directors that is related to the transactions contemplated by this Agreement or to the management of the Surviving Corporation following the Effective Time.

SECTION 4.13 No Other Information. Except for the representations and warranties contained in this Article IV, none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub.

SECTION 4.14 Access to Information; Disclaimer. Parent and Merger Sub each acknowledges and agrees that it (a) has had an opportunity to discuss the business of the Company and its subsidiaries with the management of the Company, (b) has had reasonable access to (i) the books and records of the Company and its subsidiaries and (ii) the documents provided by the Company for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (d) has conducted its own independent investigation of the Company and its subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any Person on behalf of the Company or any of its subsidiaries or otherwise, other than the representations and warranties of the Company expressly contained in Article III of this Agreement and that all other representations and warranties are specifically disclaimed. Without limiting the foregoing, each of Parent and Merger Sub further acknowledges and agrees that none of the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Company, its subsidiaries or their respective businesses and operations. Each of Parent and Merger Sub hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and that Parent and Merger Sub will have no claim against the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives with respect thereto.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.1 Conduct of Business of the Company Pending the Merger. From the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VIII, except (v) as otherwise expressly required or permitted by this Agreement, (w) as set forth in Section 5.1 of the Company Disclosure Letter, (x) as required by applicable Laws (including by any Governmental Entity), (y) in response to or related to any Contagion Event or any change in applicable Law or policy as a result of or related to any Contagion Event, including any COVID-19 Measures, or (z) as Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (a) the Company shall use its commercially reasonable efforts to conduct the business of the Company and its subsidiaries in the ordinary and usual course of business and to preserve substantially intact its business organization and material business relationships with Governmental Entities, customers, suppliers, creditors, lessors and other Persons (excluding Company Employees) with whom the Company or any of its subsidiaries has material business relations and to maintain its and its subsidiaries’ insurance coverage with respect to any material assets, and (b) without limiting the foregoing, the Company shall not and shall cause each of its subsidiaries not to:

(i) amend or otherwise change its Organizational Documents;

(ii) make any acquisition of (whether by merger, consolidation or acquisition of stock or substantially all of the assets), or make any investment in any interest in, any corporation, partnership or other business organization or division or material assets thereof, in each case, except for (A) purchases of inventory, supplies and other assets in the ordinary course of business or pursuant to existing Contracts in effect as of the date hereof to which the Company or any of its subsidiaries is a party, (B) acquisitions or investments not to exceed $2,500,000 in the aggregate (for the avoidance of doubt, any capital expenditures that are permitted under Section 5.1(b)(xviii) shall not be taken into account in determining whether acquisitions or investments have exceeded such amount), (C) any merger or consolidation of a wholly owned subsidiary of the Company with another wholly owned subsidiary of the Company as long as such merger or consolidation does not result in any material increase in Tax liabilities for the Company or any subsidiary of the Company (whether with respect to periods before the Closing or periods after the Closing) or (D) investments in any subsidiaries of the Company; it being understood that capital leases are addressed by Section 5.1(b)(ix) and not this Section 5.1(b)(ii);

(iii) issue, sell, grant, pledge, encumber or dispose of (or authorize the issuance, sale, grant, pledge, encumbrance or disposition of) any shares of capital stock, voting securities or other ownership interest, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any voting securities or other ownership interest (including stock appreciation rights, phantom stock or similar instruments), of the Company or any of its subsidiaries (except (a) for the issuance of Shares upon the exercise, vesting or settlement of Company RSUs, Company PSUs or Company SARs, (b) for any issuance, sale or disposition to the Company or a subsidiary of the Company by any subsidiary of the Company, or (c) for any Permitted Lien);

(iv) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of the Company (except (A) for the acquisition of Shares tendered by directors or employees in connection with a cashless exercise of Company SARs or (B) in order to pay Taxes in connection with the exercise of Company SARs or the settlement of any Company Equity Awards pursuant to the terms of the applicable Company Stock Plan), or reclassify, combine, split or subdivide any capital stock or other ownership interests of any of the Company’s subsidiaries;

(v) create or incur any Lien on any material assets of the Company or its subsidiaries other than (i) Permitted Liens or (ii) Liens granted in connection with leases, sale-leaseback transaction and other similar financing arrangements entered in the ordinary course of business;

(vi) sell, transfer or otherwise dispose of (whether by merger, consolidation or disposition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or otherwise sell, transfer, assign, exclusively license, allow to expire, or dispose of any material assets, rights or properties (including Intellectual Property) other than (A) sales, transfers, dispositions or licensing of inventory, supplies and other tangible assets in the ordinary course of business or pursuant to existing Contracts in effect as of the date hereof to which the Company or any of its subsidiaries is a party, (B) assignments of leases or sub-leases, in each case, in the ordinary course of business, (C) sales of accounts receivable in the ordinary course of business or (D) other sales, transfers, licenses, assignments, expirations or dispositions of tangible assets, rights or properties to the Company or any wholly owned subsidiary of the Company or of tangible assets, rights or properties in the ordinary course of business with a value of less than $2,500,000 in the aggregate (or natural statutory expirations of Intellectual Property);

(vii) (A) assign, sell, transfer, exclusively license, allow to lapse, or otherwise abandon or dispose of, or subject to any Liens (other than Permitted Liens), any material Company Intellectual Property; (B) disclose to any third parties any material Trade Secrets of the Company or any of its subsidiaries, except pursuant to reasonably protective written confidentiality agreements entered into in the ordinary course of business consistent with past practice (or to attorneys subject to comparable professional obligations of confidentiality); or (C) subject any Company Products or other material Proprietary Software that is (or is intended to be) distributed, conveyed or made available to third parties to any Copyleft Terms, including such terms that require the distribution or availability of material proprietary source code in such circumstances;

(viii) declare, set aside, establish a record date for, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a subsidiary of the Company to the Company or any wholly owned subsidiary of the Company);

(ix) except for (t) intercompany loans between the Company and any of its wholly owned subsidiaries or between any wholly owned subsidiaries of the Company, (u) Indebtedness incurred under the Company Credit Agreement for working capital purposes in the ordinary course of business, (v) capital leases, purchase money indebtedness and equipment financings entered into in the ordinary course of business, (w) capital leases for vehicles used in the ordinary course of business in an amount not in excess of $5,000,000 in the aggregate in any fiscal quarter, (x) sales of delinquent accounts receivable, (y) other Indebtedness (which may be incurred under the Company Credit Agreement) not in excess of $2,500,000 in the aggregate and (z) guarantees incurred in compliance with this Section 5.1 by the Company of Indebtedness of subsidiaries of the Company, (A) incur Indebtedness, or issue any bonds, debentures, notes or similar instruments, (B) assume, guarantee or endorse the obligations of any Person or enter into any “keep well” or other agreement to maintain any financial condition of another Person (other than a wholly owned subsidiary of the Company), (C) pre-pay any Indebtedness for borrowed money if such prepayment would give rise to a “make whole” or breakage cost or refinance or modify in any material respect or change the material terms or extend the maturity of, any Indebtedness, or (D) make loans, advances, or capital contributions to any Person, other than sales commission advances to sales employees in the ordinary course of business consistent with past practice;

(x) except as required by applicable Law or pursuant to any Company Plan, the Organizational Documents or any indemnification agreement between the Company and any current or former director or officer of the Company, in each case as in effect as of the date hereof, (A) increase the compensation or benefits of any of its directors, officers or employees (excluding increases in the ordinary course of business consistent with past practice with respect to employees who are not directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) pursuant to or in connection with the Company’s regular merit review process in an amount not to exceed 5% individually and 3% in the aggregate), (B) grant any severance or termination pay to, or forgive or issue any loans to, any Company Employee except in the ordinary course of business consistent with Company Plans to any Company Employee whose annual base compensation is less than $150,000, (C) establish, adopt, enter into, accelerate the benefits under, materially amend or terminate, or modify any applicable actuarial assumption used in respect of, any employment agreement with any of its present or former non-employee directors, officers or other employees or any Company Plan; (D) grant any change in control, transaction or retention bonus other than as set forth on Section 5.1(b)(x) of the Company Disclosure Letter; (E) grant any equity or equity-based awards; or (F) waive or release any restrictive covenant obligation of any Company Employee, except in the ordinary course of business in respect of any Company Employee whose annual base compensation is less than $150,000;

(xi) (x) hire any employee or engage any independent contractor, other than in the ordinary course of business consistent with past practice in respect of any such employee or independent contractor whose annual base compensation is less than $150,000, or (y) terminate the employment or engagement, other than for cause, of any employee or independent contractor, other than in the ordinary course of business in respect of any such employee or independent contractor whose annual base compensation is less than $150,000;

(xii) enter into any collective bargaining agreement or written Contract with any labor union or other employee representative body, in each case, except to the extent required by applicable Law;

(xiii) implement any employee layoffs or plant closings that would trigger notification requirements pursuant to the WARN Act;

(xiv) make any material change in any accounting principles, methods or practices, except as may be required to conform to changes in statutory or regulatory accounting rules, applicable Law or GAAP or regulatory requirements with respect thereto;

(xv) other than as required by applicable Law or GAAP, (A) make any material change to any method of Tax accounting, (B) make any material tax election (other than in connection with filing a Tax Return in the ordinary course of business, to the extent such election is consistent with past practice) or change any material

Tax election, (C) surrender any claim for a refund of material Taxes, (D) enter into any closing agreement with respect to any material Taxes, (E) settle or compromise any material Tax liability, (F) amend any material Tax Return, or (G) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes of the Company or any of its subsidiaries;

(xvi) other than any Transaction Litigation, settle or compromise any litigation, other than settlements or compromises of litigation (A) where the amount paid (net of insurance proceeds receivable) does not exceed (x) $5,000,000 or, if greater, does not exceed the total amount reserved for such matter in the Company’s financial statements included in the SEC Reports and (y) $7,500,000 in the aggregate, and (B) that does not include any admission of wrongdoing or criminal act and that provides for a general release of all claims against the Company and its Affiliates; provided that no settlement or compromise of any litigation may impose restrictions in any material respect on the operations or business of the Company or its subsidiaries as conducted on the date hereof;

(xvii) (A) modify, amend, renew, extend, or waive or grant any release of any rights under any Material Contract, other than in the ordinary course of business, on terms that are not adverse in any material respect to the Company and its subsidiaries taken as a whole or cancel or terminate, in whole or in part, any Material Contract or (B) enter into any Contract that would have been a Material Contract under one of the clauses of Section 3.9(a) (other than clause (vii) (solely where such Contract under (vii) thereof is a non-exclusive license agreement for uncustomized, generally commercially available “off the shelf” software that is not incorporated into Company Products and that is licensed pursuant to standard terms and conditions) or (viii)(A) thereof) if it had existed on the date hereof, other than any Contract entered into in connection with the taking of any action permitted by the other clauses of this Section 5.1(b);

(xviii) make capital expenditures (which, for the avoidance of doubt, shall not include costs and expenses for software and product development to the extent incurred in the ordinary course of business), or incur any obligations or liabilities or make any commitments in connection therewith, other than in the ordinary course of business in an aggregate amount not to exceed $2,500,000 individually or $7,500,000 in the aggregate;

(xix) enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries or enter into a new line of business or abandon or discontinue any material existing line of business; or

(xx) agree, authorize or commit to do any of the foregoing actions described in Sections 5.1(b)(i) through (xviii).

SECTION 5.2 No Control of Other Party’s Business. Without in any way limiting any Party’s rights or obligations under this Agreement (including Section 5.1), nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations.

SECTION 5.3 Conduct of Business of Parent and Merger Sub Pending the Merger. From the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VIII, except (x) as otherwise expressly required by this Agreement or (y) as the Company shall otherwise consent in writing, neither Parent nor Merger Sub shall, and Parent and Merger Sub shall cause their subsidiaries and their respective Parent Related Parties not to:

(a) (A) amend, waive, modify, restate or otherwise supplement any of its organizational or governing documents, (B) enter into any agreement or incur any indebtedness or other obligations or enter into any amendment, waiver, modification, restatement or other supplement with respect to, or incur any indebtedness or liens under, the Parent Debt Documents, (C) incur any Indebtedness, create any liens on its properties, rights or assets in connection with any Indebtedness or enter into any agreement in respect of any Indebtedness or under which Indebtedness could be incurred or (D) otherwise take any action that, in each case of the foregoing clauses (A) through (D), would (or would be reasonably likely to) (x) impose any delay in, impede, or increase in any material respect the risk of not consummating the Financing Activities, the Merger or any of the other transactions contemplated herein or (y) result in a Debt Default pursuant to any of the Parent Debt Documents or Company Debt Documents (in either case, as in existence as of the date of this Agreement and as in existence as of any other date of determination); or

(b) allow the amount of Available Liquidity on any date to be less than the Minimum Liquidity Amount, including by entering into any amendment, waiver, modification, restatement, or other supplement with respect to the Parent Revolving Credit Facility or by otherwise taking any other action or failing to take action (including for the avoidance of doubt, after giving effect to the consummation of an Asset Sale Commitment Reduction). In each calendar month following the date of this Agreement (and no later than the second Business Day of such calendar month) and at any other time upon the reasonable request of Company (but in any event, not more than every tenth Business Day), Parent shall promptly (but in any event, within two Business Days of such request) provide Company with an updated calculation in reasonable detail of the amount of its Available Liquidity.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.1 Written Consent. Immediately after the execution of this Agreement, in lieu of calling a meeting of the Company’s stockholders, the Company shall take all actions reasonably necessary to submit to, and in the absence of a Change of Recommendation made in accordance with the terms of Section 6.3 seek and obtain from, the Majority Stockholders a written consent to approve and adopt this Agreement in the form attached hereto as Exhibit B by no later than 11:59 p.m., New York City time, on the date of this Agreement (the “Written Consent Delivery Time”). Immediately upon receipt of such written consent, duly executed by the Majority Stockholders (the “Written Consent”), the Company shall provide to Parent promptly (and in any event by the Written Consent Delivery Time) a copy of such Written Consent. In connection with the Written Consent, the Company shall take all actions necessary or advisable to comply, and shall comply in all respects, with Section 228 and Section 262 of the DGCL, and the Company’s Certificate of Incorporation and Bylaws.

SECTION 6.2 Company Stockholders Meeting. In the event the Written Consent is not delivered to Parent by the Written Consent Delivery Time and Parent does not terminate this Agreement in accordance with Section 8.1(e)(iii):

(a) The Company, acting through its Board of Directors (or a committee thereof), shall as promptly as practicable following the later of (i) the tenth day after the Proxy Statement is filed with the SEC in accordance with Section 6.4(b) if the SEC has not informed the Company that it will review the Proxy Statement and (ii) confirmation by the SEC that the SEC has no further comments on such Proxy Statement (but subject to the last sentence of this Section 6.2), take all action required under the DGCL, the Company’s Organizational Documents, and the applicable requirements of the New York Stock Exchange necessary to promptly and duly call, give notice of, convene and hold as promptly as practicable a meeting of its stockholders for the purpose of approving and adopting this Agreement (including any adjournment or postponement thereof, the “Stockholders Meeting”); provided that the Company may postpone, recess or adjourn such meeting (A) to the extent required by applicable Law, (B) to allow reasonable additional time (x) to solicit additional proxies to the extent the Company reasonably believes necessary in order to obtain the Company Requisite Vote or (y) for the Company to make any supplemental disclosures in advance of the Stockholders Meeting that the Company determines, after consultation with outside legal counsel, are reasonably required under applicable Law to be made in advance of, and reviewed by the stockholders of the Company prior to, the Stockholders Meeting, or (C) if as of the time for which the Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Stockholders Meeting; provided further that the Company shall not postpone, recess or adjourn the Stockholders Meeting (1) pursuant to the foregoing clause (B) for more than 10 Business Days after the date for which the Stockholders Meeting is originally scheduled without Parent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) and (2) to a date after the date that is less than two Business Days prior to the End Date.

(b) The Company, acting through its Board of Directors (or a committee thereof), shall, unless a Change of Recommendation has been previously made in accordance with the terms of Section 6.3, (i) include in the Proxy Statement the Recommendation and (ii) use its reasonable best efforts to obtain the Company Requisite Vote; provided that the Board of Directors of the Company shall not (A) fail to make the Recommendation or fail to include the Recommendation in the Proxy Statement, (B) withdraw, modify, qualify or change in a manner adverse to Parent the Recommendation, (C) take any public action or make any public statement inconsistent with the Recommendation, (D) recommend, adopt, approve, endorse or publicly propose to recommend, adopt, approve or endorse to the stockholders of the Company an Acquisition Proposal with a Person other than Parent and Merger Sub, (E) publicly make any recommendation in connection with an Acquisition Proposal other than a recommendation against such Acquisition Proposal, or (F) formally resolve to effect or publicly announce an intention to effect any of the foregoing (collectively, a “Change of Recommendation”) except in accordance with Section 6.3(c) or Section 6.3(d) (it being understood and agreed that, for all purposes of this Agreement (including Section 6.2 and Section 6.3), a customary “stop-look-and-listen” communication by the Board of Directors of the Company to the stockholders of the Company in accordance with Rule 14d-9(f) of the Exchange Act in connection with the commencement of a tender offer or exchange offer, shall not, in and of itself, be deemed to constitute a Change of Recommendation unless it contains a Change of Recommendation) and, following such Change of Recommendation, may fail to use such reasonable best efforts. The Company agrees that no matters shall be brought before the Stockholders Meeting other than adoption of this Agreement, any related “golden parachute” vote under Rule 14a-21(c) of the Exchange Act and any related and customary procedural matters (including a proposal to adjourn the meeting to allow additional solicitation of votes or proxies). Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Stockholders Meeting if this Agreement is validly terminated.

SECTION 6.3 Non-Solicitation; Acquisition Proposals.

(a) Except as expressly permitted by this Section 6.3, from date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 8.1, the Company shall not, shall cause its subsidiaries not to and shall use its reasonable best efforts to cause its and their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants and other advisors or representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer or inquiry that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, or (iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement (other than an Acceptable Confidentiality Agreement executed in accordance with Section 6.3(b)(iii)), merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal; provided that it is understood and agreed that any determination or action by the Company or its Board of Directors made or taken in accordance with Section 6.3(b) or Section 6.3(c) shall not be deemed to be a breach or violation of this Section 6.3(a). The Company also agrees that, immediately following the execution of this Agreement, it shall, and shall cause each of its subsidiaries and shall use its reasonable best efforts to cause its and their Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the Parties and their respective Representatives) in connection with an Acquisition Proposal that exist as of the date hereof. The Company further agrees that, except as otherwise expressly permitted by this Section 6.3, following the execution of this Agreement, it will promptly request each Person (other than the Parties and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal return or destroy all confidential information furnished to such Person by or on behalf of the Company or any of its subsidiaries prior to the date hereof and terminate access (other than access by the Parties and their respective Representatives) to any physical or electronic data room maintained by or on behalf of the Company or any of its subsidiaries. The Company shall promptly (and in any event within one Business Day) notify, in writing, Parent of the receipt of any inquiry, proposal or offer received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, which notice shall include a summary of the material terms of, and the identity of the Person or group of Persons making, such inquiry, proposal or offer and an unredacted copy of any Acquisition Proposal or inquiry, proposal or offer made in writing or, if not in writing, a written description of the material terms and conditions of such inquiry, proposal or offer (and shall include any other documents evidencing or specifying the terms of such proposal, offer, inquiry or request). The Company shall promptly (and in any event within one Business Day) keep Parent reasonably informed of any material developments with respect to any such inquiry, proposal, offer or Acquisition Proposal (including any material changes thereto and copies of any additional written materials received by the Company, its subsidiaries or their respective Representatives). Notwithstanding anything to the contrary herein, the Company may, prior to obtaining the Company Requisite Vote, grant a waiver, amendment or release under any confidentiality or standstill agreement to the extent necessary to allow for a confidential Acquisition Proposal to be made to the Company or the Board of Directors so long as the Company promptly (and in any event within one Business Day thereafter) notifies Parent thereof (including the identity of such counterparty) after granting any such waiver, amendment or release and the Board of Directors of the Company determines prior to the grant of such waiver, amendment or release in good faith, after consultation with outside legal counsel to the Company, that the failure of the Board of Directors of the Company to take such action would be reasonably likely to be inconsistent with the fiduciary duties owed by the Company’s directors under applicable Law. Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 6.3 by any of the Company’s subsidiaries, or any of the Company’s or its subsidiaries’ respective Representatives acting, to the Knowledge of the Company, on the Company’s or one of its subsidiaries’ behalf, shall be deemed to be a breach of this Section 6.3 by the Company.

(b) Notwithstanding anything to the contrary in Section 6.2(b) or Section 6.3(a), this Agreement shall not prevent the Company or its Board of Directors from:

(i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer), making a customary “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act or from making any legally required disclosure to stockholders with regard to (x) the transactions contemplated by this Agreement or (y) an Acquisition Proposal that was not the result of a breach of this Section 6.3 in any material respect; provided, that this clause (i) shall not be deemed to permit the Company or its Board of Directors to effect a Change of Recommendation except in accordance with Section 6.3(c) and Section 6.3(d);

(ii) prior to obtaining the Company Requisite Vote, contacting and engaging in discussions with any Person or group and their respective Representatives who has made an Acquisition Proposal after the date hereof that was not a result of a breach of Section 6.3(a) in any material respect, solely for the purpose of clarifying such Acquisition Proposal and the terms thereof in order to determine whether such Acquisition Proposal constitutes or could reasonably be expected to constitute, result in or lead to a Superior Proposal;

(iii) prior to obtaining the Company Requisite Vote, (A) contacting and engaging in any negotiations or discussions with any Person and its Representatives who has made an Acquisition Proposal after the date hereof that was not a result of a breach of Section 6.3(a) in any material respect (which negotiations or discussions need not be solely for clarification purposes described in clause (ii) above) and (B) providing access to the Company’s or any of its subsidiaries’ properties, books and records and providing information or data in response to a request therefor by a Person who has made a bona fide Acquisition Proposal that was not a result of a breach of Section 6.3(a) in any material respect, in each case only if the Board of Directors (x) shall have determined in good faith, after consultation with its outside legal counsel and financial advisor(s), that such Acquisition Proposal constitutes or could reasonably be expected to constitute, result in or lead to a Superior Proposal, (y) shall have determined in good faith, after consultation with its outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with the fiduciary duties owed by the Company’s directors under applicable Law, and (z) has received from the Person so requesting such information an executed Acceptable Confidentiality Agreement; provided that the Company shall provide to Parent and Merger Sub any material non-public information or data that is provided to any Person given such access that was not previously made available to Parent or Merger Sub prior to or substantially concurrently with the time it is provided to such Person (and in any event within 24 hours thereof);

(iv) prior to obtaining the Company Requisite Vote, making a Change of Recommendation (only to the extent permitted by Section 6.3(c) or (d)); or

(v) resolving, authorizing, committing or agreeing to take any of the foregoing actions, only to the extent such actions would be permitted by the foregoing clauses (i) through (iv).

(c) Notwithstanding anything in Section 6.2(b) and this Section 6.3 to the contrary, if, at any time prior to obtaining the Company Requisite Vote, the Company’s Board of Directors determines in good faith, after consultation with its financial advisor(s) and outside legal counsel, solely in response to an Acquisition Proposal that was not solicited in breach of this Section 6.3, that (i) such proposal constitutes a Superior Proposal and (ii) the failure to take the actions specified in clause (x) or (y) of this Section 6.3(c) would be reasonably likely to be inconsistent with the fiduciary duties owed by the Company’s directors under applicable Law, the Company or its Board of Directors may, prior to obtaining the Company Requisite Vote, (x) make a Change of Recommendation or (y) terminate this Agreement pursuant to Section 8.1(d)(ii) to enter into a definitive agreement with respect to such Superior Proposal; provided that, in the case of the foregoing clause (y), the Company pays to Parent the Company Termination Payment required to be paid pursuant to Section 8.2(b) at or prior to the time of such termination (it being agreed that such termination shall not be effective unless such fee is so paid); provided further that the Company will not be entitled to make a Change of Recommendation or terminate this Agreement in accordance with Section 8.1(d)(ii) unless (1) the Company delivers to Parent a written notice (a “Company Notice”) advising Parent that the Company’s Board of Directors proposes to take such action and containing the material terms and conditions of the Superior Proposal that is the basis of the proposed action of the Board of Directors of the Company (including the identity of the party making such Superior Proposal and a written summary of any material terms and conditions communicated orally), and shall include with such notice unredacted copies of the proposed transaction agreement (if any) and copies of any other documents evidencing or specifying the terms and conditions of such Acquisition Proposal, (2) if requested by Parent, the Company engages, and causes its subsidiaries to engage, and use its reasonable best efforts to cause its or their Representatives to engage, in good faith negotiations with Parent and its Representatives for three Business Days following the date on which the Company Notice is received by Parent (such period from the time the Company Notice is provided to Parent until 5:00 p.m., New York City time, on the third Business Day immediately following the day on which the Company delivered the Company Notice to Parent, the “Notice Period;” it being understood that any material revision, amendment, update or supplement to the terms and conditions of such Superior Proposal shall require the delivery by the Company to Parent of a new Company Notice and the Notice Period shall be extended by an additional two Business Days following the date on which such new Company Notice is delivered to Parent) to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for a Change of Recommendation or terminate this Agreement in accordance with Section 8.1(d)(ii), and (3) at or after 5:00 p.m., New York City time, on the last day of the Notice Period (as it may be so extended), the Board of Directors of the Company reaffirms in good faith (x) after consultation with its outside legal counsel and financial advisor(s) that such Acquisition Proposal continues to constitute a Superior Proposal even if the adjustments to the terms and conditions of this Agreement proposed by Parent in a written offer (if any) were to be given effect and (y) after consultation with its outside legal counsel, that the failure to make a Change of Recommendation or so terminate this Agreement would be reasonably likely to be inconsistent with the fiduciary duties owed by the Company’s directors under applicable Law.

(d) Notwithstanding anything in Section 6.2(b) or this Section 6.3 to the contrary, if, at any time prior to obtaining the Company Requisite Vote, the Company’s Board of Directors determines in good faith, solely in response to an Intervening Event, after consultation with its outside legal counsel, that the failure to make a Change of Recommendation would be reasonably likely to be inconsistent with the fiduciary duties owed by the Company’s directors under applicable Law, the Company or its Board of Directors may, prior to obtaining the Company Requisite Vote, make a Change of Recommendation; provided that the Company will not be entitled to make, or agree or resolve to make, a Change of Recommendation unless (i) the Company delivers to Parent a written notice (an “Intervening Event Notice”) advising Parent that the Company’s Board of Directors proposes to take such action and containing the material facts underlying the determination by the Board of Directors of the Company that an Intervening Event has occurred, (ii) if requested by Parent, the Company engages, and causes its subsidiaries to engage, and use its reasonable best efforts to cause its or their Representatives to engage, in good faith negotiations with Parent and its Representatives for three Business Days following the date on which the Intervening Event Notice is received by Parent (such period from the time the Intervening Event Notice is provided until 5:00 p.m., New York City time, on the third Business Day immediately following the day on which the Company delivered the Intervening Event Notice, the “Intervening Event Notice Period” it being understood that any material change in the Intervening Event shall require the delivery by the Company to Parent of a new Intervening Event Notice and the Intervening Event Notice Period shall be extended by an additional two Business Days following the date on which such new Intervening Event Notice is delivered to Parent) to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for a Change of Recommendation and (iii) at or after 5:00 p.m., New York City time, on the last day of the Intervening Event Notice Period (as it may be so extended), the Board of Directors of the Company reaffirms in good faith after consultation with its outside legal counsel that, even if the adjustments to the terms and conditions of this Agreement proposed by Parent (if any) were to be given effect, the failure to make a Change of Recommendation would be reasonably likely to be inconsistent with the fiduciary duties owed by the Company’s directors under applicable Law.

(e) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Acquisition Proposal” means any proposal or offer from any Person (other than Parent, Merger Sub or their respective Affiliates) relating to, in a single transaction or series of related transactions, (A) any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, (B) any direct or indirect acquisition of 20% or more of the consolidated assets of the Company and its subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Board of Directors of the Company), including through the acquisition of one or more subsidiaries of the Company owning such assets, (C) acquisition of beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the total voting power of the equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the total voting power of the equity securities of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any subsidiary of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole), (D) any issuance or sale or other disposition (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization or other similar transaction) of 20% or more of the total voting power of the equity securities of the Company or (E) any other transaction having a similar effect to those described in the foregoing clauses (A) through (D).

(ii) “Superior Proposal” means a bona fide and written Acquisition Proposal made after the date hereof that the Board of Directors of the Company in good faith determines is reasonably likely to be consummated in accordance with its terms and would, if consummated, result in a transaction that is more favorable from a financial point of view to the stockholders of the Company than the transactions contemplated hereby after taking into account all such factors and matters deemed relevant in good faith by the Board of Directors of the Company, including legal, financial (including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal and the transactions contemplated hereby; provided that for purposes of the definition of “Superior Proposal,” the term “Acquisition Proposal” shall have the meaning assigned to such term herein, except that the references to “20%” in such definition shall be deemed to be references to “50%”.

(iii) “Intervening Event” means an event, fact, development, circumstance or occurrence (but specifically excluding any Acquisition Proposal or Superior Proposal) that materially affects the business, assets, operations or prospects of the Company and its subsidiaries, taken as a whole, and that was not known and was not reasonably foreseeable to the Company or the Board of Directors of the Company as of the date hereof (or the consequences of which were not reasonably foreseeable to the Board of Directors of the Company as of the date hereof), and becomes known to the Company or the Board of Directors of the Company after the date of this Agreement.

SECTION 6.4 Preparation of Information Statement or Proxy Statement.

(a) In the event the Written Consent is delivered to Parent by the Written Consent Delivery Time or is delivered to Parent after the Written Consent Delivery Time and the Parent has not yet terminated this Agreement pursuant to Section 8.1(e)(iii):

(i) The Company shall, with the assistance of Parent, prepare and file with the SEC, as promptly as practicable after the date of this Agreement and in any event within 25 Business Days of the date of this Agreement, the Information Statement. Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Information Statement.

(ii) Subject to applicable Law, and anything in this Agreement to the contrary notwithstanding, prior to the filing of the Information Statement (or any amendment or supplement thereto), or any dissemination thereof to the stockholders of the Company, or responding to any comments from the SEC with respect thereto, the Company shall provide Parent and its counsel with a reasonable opportunity to review and to comment on such document or response, which the Company shall consider in good faith. Each of Parent and Merger Sub shall furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Information Statement. The Company shall promptly notify Parent and Merger Sub upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Information Statement and shall provide Parent with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Information Statement. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Information Statement as promptly as practicable after receipt thereof. The Company shall cause the Information Statement to be mailed to holders of Common Stock as of the date the Written Consent is effective promptly (but in any event no more than five Business Days) after the later of (i) the tenth day after the Information Statement is filed with the SEC if the SEC has not informed the Company that it will review the Information Statement and (ii) confirmation by the SEC that the SEC has no further comments on the Information Statement.

(iii) If at any time prior to the Closing any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by a Party, which information should be set forth in an amendment or supplement to the Information Statement, the Party that discovers such information shall promptly notify the other Party and the Company shall prepare (with the assistance of Parent) and mail to its stockholders such an amendment or supplement, in each case, to the extent required by applicable Law. Each of the Company, Parent and Merger Sub agrees to promptly (i) correct any information provided by it specifically for use in the Information Statement if and to the extent that such information shall have become false or misleading in any material respect and (ii) supplement the information provided by it specifically for use in the Information Statement to include any information that shall become necessary in order to make the statements in the Information Statement, in light of the circumstances under which they were made, not misleading. The Company further agrees to cause the Information Statement as so corrected or supplemented promptly to be filed with the SEC and to be disseminated to its stockholders, in each case as and to the extent required by applicable Law.

(b) In the event the Written Consent is not delivered to Parent by the Written Consent Delivery Time and Parent does not terminate this Agreement in accordance with Section 8.1(e)(iii):

(i) The Company shall, with the assistance of Parent, prepare and file with the SEC, as promptly as practicable (and, in any event, not later than 20 Business Days) after the expiration date of the Written Consent Delivery Time, the Proxy Statement. Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Proxy Statement.

(ii) Subject to applicable Law, and anything in this Agreement to the contrary notwithstanding, prior to the filing of the Proxy Statement (or any amendment or supplement thereto), or any dissemination thereof to the stockholders of the Company, or responding to any comments from the SEC with respect thereto, the Company shall provide Parent and its counsel with a reasonable opportunity to review and to comment on such document or response, which the Company shall consider in good faith. Each of Parent and Merger Sub shall furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement or any supplement or amendment thereto. The Company shall promptly notify Parent and Merger Sub upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof. The Company shall cause the Proxy Statement to be mailed to holders of Common Stock as of the record date established for the Stockholders Meeting promptly (but in any event no more than five Business Days) after the later of (i) the tenth day after the Proxy Statement is filed with the SEC if the SEC has not informed the Company that it will review the Proxy Statement and (ii) confirmation by the SEC that the SEC has no further comments on the Proxy Statement.

(iii) If at any time prior to the Stockholders Meeting any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by a Party, which information should be set forth in an amendment or supplement to the Proxy Statement, the Party that discovers such information shall promptly notify the other Party and the Company shall prepare (with the assistance of Parent) and mail to its stockholders such an amendment or supplement, in each case, to the extent required by applicable Law. Each of the Company, Parent and Merger Sub agrees to promptly (i) correct any information provided by it specifically for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and (ii) supplement the information provided by it specifically for use in the Proxy Statement to include any information that shall become necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they were made, not misleading. The Company further agrees to cause the Proxy Statement as so corrected or supplemented promptly to be filed with the SEC and to be disseminated to its stockholders, in each case as and to the extent required by applicable Law.

SECTION 6.5 Further Action; Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party will (and will cause each of its subsidiaries and Affiliates to) (unless, with respect to any action, another standard of performance or exceptions, limitations or qualifications are expressly provided for herein) promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner practicable (and in any event, prior to the End Date), the transactions contemplated by this Agreement, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any Governmental Entity or third party necessary, proper or advisable to consummate the transactions contemplated by this Agreement and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each Party hereto agrees to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within 10 Business Days of the date hereof and (ii) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take any and all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(b) Each Party shall, in connection with the efforts referenced in Section 6.5(a) to obtain all requisite approvals and authorizations or expiration of waiting periods for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) subject to applicable Law, furnish to the other Party as promptly as practicable all information required for any application or other filing to be made by the other Party pursuant to any applicable Law in connection with the transactions contemplated by this Agreement; (iii) promptly notify the other Party of any material communication received by such Party from, or given by such Party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Entity and of any communication received or given in connection with any proceeding by a private Party, in each case regarding any of the transactions contemplated hereby and, subject to applicable Law, furnish the other Party promptly with copies of all correspondence, filings (including Item 4(c) and Item 4(d) documents in connection with the HSR Act filing) and communications between them and the FTC, the DOJ or any other Governmental Entity with respect to the transactions contemplated by this Agreement; (iv) respond as promptly as practicable to any inquiries received from, and supply as promptly as practicable any additional information or documentation that may be requested by the FTC, the DOJ, or by any other Governmental Entity in respect of such registrations, declarations and filings or such transactions; and (v) permit the other Party to review any material communication given by it to, and consult with each other in advance, and consider in good faith the other Party’s reasonable comments in connection with, any filing, notice, application, submission, communication, meeting or conference with, the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person; provided, however, that to the extent any of the documents or information provided pursuant to this Section 6.5(b) are commercially or competitively sensitive, the Company or Parent, as the case may be, may satisfy its obligations by providing such documents or information to the other Party’s outside counsel, with the understanding and agreement that such counsel shall not share such documents and information with its client; provided, further, that materials may also be redacted (x) to remove references concerning the valuation of the Company, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns, to the extent that that such attorney-client or other privilege or confidentiality concerns are not governed by a common interest privilege or doctrine. None of the Parties or their respective Affiliates shall be permitted to “pull-and-refile” pursuant to 16 C.F.R. 803.12 or otherwise withdraw any filing under the HSR Act or any other Antitrust Law, as the case may be, and refile it unless the other Parties have consented in writing in advance to such withdrawal and refiling, and none of the Parties or their respective Affiliates shall extend any waiting period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby, except with the prior written consent of the other Parties. For purposes of this Agreement, “Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(c) Parent shall have primary responsibility for, and shall take the lead in, scheduling and conducting any meeting with any Governmental Entity, coordinating and making any applications and filings with, and resolving any investigation or other inquiry of, any agency or other Governmental Entity, and obtaining the required statutory consents, and approvals from any Governmental Entity necessary, proper or advisable to consummate the Merger; provided, that, Parent agrees to consult with the Company reasonably in advance of taking any such action. No Party shall independently participate or engage in any material meeting or material communication with any Governmental Entity in respect of any such filings, investigation or other inquiry in connection with this Agreement or the transactions contemplated by this Agreement without giving the other Parties sufficient prior notice of the meeting or communication and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate in such meeting or communication.

(d) Subject to the proviso to the next succeeding sentence, Parent shall, and shall cause its subsidiaries to, take any and all steps necessary to (x) resolve, avoid, or eliminate impediments or objections, if any, that may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law or (y) avoid the entry of, effect the dissolution of, and have vacated, lifted, reversed or overturned, any decree, order or judgment that would prevent, prohibit, restrict or delay the consummation of the contemplated transactions, so as to enable the Parties to close the contemplated transactions expeditiously (but in no event later than the End Date). In furtherance, but without limiting the foregoing, Parent shall, and shall cause its subsidiaries to (and the Company shall not, and shall not cause or permit its subsidiaries, without the prior written consent of Parent, to), (i) propose, negotiate, commit to and effect, by consent decree, hold separate orders or otherwise, the sale, divesture, disposition, or license of any assets, properties, products, rights, services or businesses of Parent or its subsidiaries or the Company or its subsidiaries or any interest therein, (ii) agree to any other structural or conduct remedy with respect to the businesses of Parent or its subsidiaries or the Company or any of its subsidiaries, (iii) otherwise take or commit to take any actions that would limit Parent’s or its subsidiaries’ or the Company’s or its subsidiaries’ freedom of action with respect to, or its or their ability to retain any assets, properties, products, rights, services or business of Parent or its subsidiaries or the Company or its subsidiaries or any interest or interests therein, and/or (iv) modify, restructure, amend, terminate, or revise, any agreement or arrangement entered into or proposed to be entered into by Parent or its subsidiaries or the Company or its subsidiaries, including with respect to any interest (including any equity or other interest) held or to be held directly or indirectly in Parent or the Company by any Person; provided, that (x) none of Parent or any of its subsidiaries shall be required to take any action pursuant to this Section 6.5 with respect to any of their respective assets, properties, products, rights, services or businesses, or any interest or interests therein, or any of their respective agreements or arrangements (other than those of the Company and its subsidiaries upon and following the Closing pursuant to the following sub-clause (y)) if such action, either individually or when taken together with any other such actions, would, or would reasonably be expected to, have a material adverse effect on Parent and its subsidiaries, taken as a whole (excluding, for the avoidance of doubt, the Company and its subsidiaries upon and following the Closing), (y) none of Parent or any of its subsidiaries (including the Company and its subsidiaries upon and following the Closing) shall be required to take (and the Company shall not take, and shall not cause or permit its subsidiaries, without the prior written consent of Parent, to take) any action pursuant to this Section 6.5 with respect to any of the Company’s or its subsidiaries’ respective assets, properties, products, rights, services or businesses, or any interest or interests therein, or any of their respective agreements or arrangements if such action, either individually or when taken together with any other such actions, would, or would reasonably be expected to, have a material adverse effect on the Company and its subsidiaries, taken as a whole, and (z) the Parties shall not be obligated to take any action contemplated above, the effectiveness of which is not conditioned on the Closing occurring.

(e) Subject to the obligations under Section 6.5(d), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, (i) each of Parent, Merger Sub and the Company shall, and shall cause their respective subsidiaries to, use its reasonable best efforts to cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, and (ii) Parent, Merger Sub, and the Company will defend, at their cost and expense, any action or actions, whether judicial or administrative, in connection with the transactions contemplated by this Agreement, including appeals. Notwithstanding the foregoing, the Company shall not be required to agree to any term or take any action in connection with its obligations under this Section 6.5(e) that is not conditioned upon consummation of the Merger.

(f) Neither Parent nor Merger Sub nor any of their subsidiaries shall acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing all or a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity interests, or take any other material action, if entering into a definitive agreement relating to, or consummating, such acquisition, merger or consolidation, or taking any other action, would reasonably be expected to: (i) impose any material delay in obtaining, or increase in any material respect the risk of not obtaining, any consents of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period; (ii) increase in any material respect the risk of any Governmental Entity seeking or entering an order prohibiting the consummation of the transactions contemplated by this Agreement; or (iii) increase in any material respect the risk of not being able to remove any such order on appeal or otherwise.

SECTION 6.6 Notification of Certain Matters. Subject to applicable Law, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any material notice or other material communication received by such Party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated herein, if the subject matter of such communication or the failure of such Party to obtain such consent would reasonably be expected to be material to the Company, the Surviving Corporation or Parent and (b) any Actions commenced or, to such Party’s Knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its subsidiaries which relate to the Merger or the other transactions contemplated hereby; provided that the delivery of any notice pursuant to this Section 6.6 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the Party receiving such notice. The Parties agree and acknowledge that the Company’s, on the one hand, and Parent’s, on the other hand, compliance or failure of compliance with this Section 6.6 shall not be taken into account for purposes of determining whether the condition referred to in Section 7.2(b) or Section 7.3(b), respectively, shall have been satisfied with respect to performance in all material respects with this Section 6.6.

SECTION 6.7 Access to Information; Confidentiality.

(a) Subject to applicable Law and any COVID-19 Measures, from the date hereof to the Effective Time or the earlier valid termination of this Agreement, upon reasonable prior written notice from Parent, the Company shall, and shall use its reasonable best efforts to cause its subsidiaries, officers, directors and employees to, afford Parent and its Representatives reasonable access, consistent with applicable Law, during normal business hours to the Company’s and its subsidiaries’ officers, employees, books and records, as necessary to facilitate consummation of the transactions contemplated by this Agreement; provided, that such access may be limited to the extent the Company or any of its subsidiaries reasonably determines, in light of COVID-19 or COVID-19 Measures, that such access would jeopardize the health and safety of any employee of the Company or any of its subsidiaries, it being understood that the Company shall use its commercially reasonable efforts to provide, or cause its subsidiaries to provide, such access in a manner that would not jeopardize the health and safety of the employees of the Company and its subsidiaries. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such officers, employees and other authorized Representatives of their normal duties and shall not include any environmental sampling or testing. In furtherance thereof, without the prior written consent of the Company, Parent shall not, and shall use reasonable best efforts to cause its Affiliates not to, contact any vendor, lender or any other Person having a material business relationship with the Company except for contacts unrelated to the Merger or the Company. Neither the Company nor any of its subsidiaries shall be required to provide access or to disclose information where such access or disclosure would be commercially sensitive or jeopardize any attorney-client privilege of the Company or any of its subsidiaries, or contravene any applicable Law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. Notwithstanding the foregoing, in the event that the Company does not provide access or disclose information in reliance on the immediately preceding sentence, it shall provide notice to Parent that it is withholding such access or information and shall use its reasonable best efforts to communicate, to the extent feasible, the applicable information in a way that would not waive such privilege or violate the applicable Law, rule, regulation, order, judgment, decree or binding agreement, including entering into a joint defense agreement, common interest agreement or other similar arrangement. All requests for information made pursuant to this Section 6.7(a) shall be directed to the executive officer or other Person designated by the Company.

(b) Each of Parent and Merger Sub will comply with the terms and conditions of the letter agreement, dated October 9, 2022, between the Company and Parent (the “Confidentiality Agreement”), and will hold and treat, and will cause their respective Representatives (as defined in the Confidentiality Agreement) to hold, treat and use, in confidence all documents and information concerning the Company and its subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, which Confidentiality Agreement shall remain in full force and effect in accordance with its terms until the Closing at which time the Confidentiality Agreement shall be deemed terminated.

SECTION 6.8 Stock Exchange Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the New York Stock Exchange to enable the delisting by the Surviving Corporation of the Shares from the New York Stock Exchange as promptly as practicable after the Effective Time and the deregistration of the Shares under the Exchange Act at the Effective Time.

SECTION 6.9 Publicity. The initial press release regarding the Merger shall be a joint press release. Thereafter, the Company (except in connection with an Acquisition Proposal or a Change of Recommendation if and to the extent permitted by this Agreement, or from and after any Change of Recommendation made in accordance with this Agreement) and Parent shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, including providing each other with the opportunity to review and comment on any press release or other public announcement or filing except as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity, in each case, as determined in the good faith judgment of the Party proposing to make such release (in which case, such Party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other Party). Notwithstanding the foregoing, the Company, Parent, Merger Sub and their respective Affiliates may provide ordinary course communications regarding this Agreement and the transactions contemplated hereby to existing or prospective general and limited partners, equity holders, members, managers and investors of any Affiliates of such Person, in each case, who are subject to customary confidentiality restrictions.

SECTION 6.10 Employee Benefits.

(a) For a period ending on the first anniversary of the Effective Time (the “Benefit Continuation Period”), Parent shall provide, or shall cause the Surviving Corporation to provide, to each employee of the Company or its subsidiaries who continues to be employed by the Surviving Corporation or any subsidiary or Affiliate thereof (the “Continuing Employees”), (i) a salary, wage, target bonus opportunity and commission opportunity, and annual long-term incentives (which may be cash in lieu of equity and excluding new hire long-term incentives) that, in each case, is no less favorable than the salary, wage, target bonus opportunity and commission opportunity, and annual long-term incentives (which may be cash in lieu of equity and excluding new hire long-term incentives) that was provided to such Continuing Employee immediately prior to the Effective Time and (ii) employee benefits (other than defined pension, retiree welfare or fully subsidized health benefits or individual perquisites) that are no less favorable in the aggregate to the benefits provided to such Continuing Employee immediately prior to the Effective Time; provided, that with respect to any equity or equity-based compensation provided to Continuing Employees immediately prior to the Effective Time the cash equivalent of such compensation shall be deemed to satisfy this Section 6.10(a) with respect to such equity or equity-based compensation. Parent shall grant, or cause the Surviving Corporation to grant long-term equity or cash incentives in respect of the 2023 calendar year to the extent not previously awarded prior to Closing to be granted no later than the latest of (1) May 1, 2023 and (2) 30 days following the Effective Time. For the duration of the Benefit Continuation Period, Parent or one of its Affiliates shall maintain for the benefit of each Continuing Employee that does not have a contractual right to severance, the severance benefits set forth in Section 6.10(a) of the Company Disclosure Letter.

(b) To the extent that Parent modifies any coverage or benefit plan in which Continuing Employees participate, Parent or any of its subsidiaries (including the Company and any subsidiaries thereof) shall use commercially reasonable efforts to (i) waive or cause to be waived any pre-existing conditions, exclusions, limitations, actively-at-work requirements, and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to Continuing Employees and their eligible dependents to the extent such conditions were inapplicable or waived under a comparable Company Plan, (ii) give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made and (iii) to the extent that it would not result in a duplication of benefits and to the extent that such service was recognized under a similar Company Plan, give each Continuing Employee service credit for such Continuing Employee’s employment with the Company for purposes of eligibility to participate and vesting credit (but excluding benefit accrual under any defined benefit pension plan) under each applicable Parent benefit plan as if such service had been performed with Parent.

(c) Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent, the Surviving Corporation or any Affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any Affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Surviving Corporation, the Company or any Affiliate of Parent and the Continuing Employee or any severance, benefit or other applicable plan, policy or program covering such Continuing Employee. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.10(c) shall (i) be deemed or construed to be an amendment or other modification of any Company Plan,

(ii) prevent Parent, the Surviving Corporation or any Affiliate of Parent from amending or terminating any Company Plans in accordance with their terms or (iii) create any third-party rights in any current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).

(d) In the event that Parent so requests in writing at least seven days prior to the Effective Time, the Company shall, effective as of the Closing Date, terminate the Company 401(k) Retirement Savings Plan, and any other plan that is intended to meet the requirements of Section 401(k) of the Code, and which is sponsored, or contributed to, by the Company or any of its subsidiaries (collectively, the “Company 401(k) Plan”) and no further contributions shall be made to the Company 401(k) Plan following the Closing Date. In the event the Company 401(k) Plan is terminated at Parent’s request as described herein, prior to the Closing Date and thereafter (as applicable), the Company and Parent shall take any and all action as may be required, including amendments to any plan that is intended to meet the requirements of Section 401(k) of the Code maintained by Parent or one of its subsidiaries (each, a “Parent 401(k) Plan”), to vest all account balances and permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in cash or notes (representing plan loans from the Company 401(k) Plan) in an amount equal to the eligible rollover distribution portion of the account balance distributable to such Continuing Employee from the Company 401(k) Plan to the corresponding Parent 401(k) Plan. If the Company 401(k) Plan is terminated at Parent’s request as described herein, the Continuing Employees shall be eligible to participate in a Parent 401(k) Plan effective as of the Closing Date.

SECTION 6.11 Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless each present and former director and officer of the Company or any of its subsidiaries (in each case, to the extent acting in such capacity) (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or awards paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and whether formal or informal (each, a “Proceeding”), arising out of, relating to or in connection with the fact that such Person is or was a director or officer of the Company or any of its subsidiaries or was serving at the request of the Company or such subsidiary as a director, officer, employee or agent of another Person (including serving at the request of the Company or any such subsidiary with respect to any employee benefit plan), or for any acts or omissions occurring or alleged to occur prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware Law and its Certificate of Incorporation and Bylaws in effect on the date of this Agreement to indemnify such Person and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) advance expenses (including reasonable legal fees and expenses) incurred by such Person in the defense of any Proceeding, including any expenses incurred in enforcing such Person’s rights under this Section 6.11 regardless of whether the advancement of such expenses is authorized under the Certificate of Incorporation, the Bylaws or the Organizational Documents of any subsidiary; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification pursuant to this Section 6.11 or otherwise. In the event of any such Proceeding (x) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Proceeding in which indemnification has been sought by such Indemnified Party hereunder, unless such settlement, compromise or consent relates only to monetary damages for which the Surviving Corporation is entirely responsible or includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding or such Indemnified Party otherwise consents (which consent shall not be unreasonably withheld, conditioned or delayed) and (y) the Surviving Corporation shall reasonably cooperate with the Indemnified Party in the defense of any such matter. In the event any Proceeding is brought against any Indemnified Party and in which indemnification could be sought by such Indemnified Party under this Section 6.11, (i) the Surviving Corporation shall have the right to control the defense thereof after the Effective Time, (ii) each Indemnified Party shall be entitled to retain his or her own counsel, whether or not the Surviving Corporation shall elect to control the defense of any such Proceeding, (iii) the Surviving Corporation shall pay all reasonable fees and expenses of any counsel retained by an Indemnified Party promptly after statements therefor are received, if the Surviving Corporation shall elect to control the defense of any such Proceeding, and (iv) no Indemnified Party shall be liable to Parent or the Surviving Corporation for any settlement effected without his or her prior express written consent; provided that for purposes of clauses (ii) and (iii) the Indemnified Party on behalf of whom fees and expenses are paid provides an undertaking to repay such fees and expenses if it is ultimately determined that such Person is not entitled to indemnification pursuant to this Section 6.11).

(b) Any Indemnified Party wishing to claim indemnification under Section 6.11, upon learning of any such Proceeding, shall promptly notify the Surviving Corporation thereof, but the failure to so notify shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying Party.

(c) The provisions in the Surviving Corporation’s certificate of incorporation and bylaws with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers shall be no less favorable to such directors and officers than such provisions contained in the Company’s Certificate of Incorporation and Bylaws in effect as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

(d) Parent shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for at least six years from the Effective Time the current policies of the directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company (provided that Parent or the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not less advantageous to any beneficiary thereof) with respect to matters existing or occurring at or prior to the Effective Time. At Parent’s option, in lieu of maintaining such current policies, the Company shall purchase from insurance carriers with comparable credit ratings, no later than the Effective Time, a six-year prepaid “tail policy” providing at least the same coverage and amounts containing terms and conditions that are no less advantageous in the aggregate to the insured than the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries with respect to claims arising from facts or events that occurred at or before the Effective Time, including the transactions contemplated hereby; provided, however, that in no event shall the annualized premium for such coverage under each such policy exceed 400% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto under each such policy, but in such case the Company may purchase as much coverage as reasonably practicable for such amount. In the event the Company elects to purchase such a “tail policy”, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail policy” in full force and effect and continue to honor their respective obligations thereunder. The Surviving Corporation shall, and Parent agrees to cause the Surviving Corporation to, honor and perform under all indemnification agreements entered into by the Company or any of its subsidiaries with any Indemnified Party prior to the date hereof.

(e) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity or Person or effect any division or similar transaction, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.11.

(f) The provisions of this Section 6.11 shall survive the Merger and, following the Effective Time, are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and representatives.

(g) The rights of the Indemnified Parties under this Section 6.11 shall be in addition to any rights such Indemnified Parties may have under the Certificate of Incorporation or Bylaws of the Company or the comparable governing instruments of any of its subsidiaries, or under any applicable Contracts or Laws. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood that the indemnification provided for in this Section 6.11 is not prior to, or in substitution for, any such claims under any such policies.

SECTION 6.12 Takeover Statutes. If any “fair price,” “moratorium,” “business combination,” “control share acquisition” or other form of anti-takeover statute or regulation is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions. Nothing in this Section 6.12 shall be construed to permit Parent or Merger Sub to do any act that would constitute a violation or breach of, or as a waiver of any of the Company’s rights under, any other provision of this Agreement.

SECTION 6.13 Transaction Litigation. In the event that any stockholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought after the date of this Agreement and prior to the Effective Time against the Company or any members of its Board of Directors or Parent or any members of its Board of Directors (the “Transaction Litigation”), the Company or Parent (as applicable) shall promptly notify the other Parties of any such Transaction Litigation and shall keep the other Parties reasonably informed with respect to the status thereof. Each Party shall give the other Parties the opportunity to participate in the defense of any Transaction Litigation, and no Party shall settle or agree to settle any Transaction Litigation without the other Party’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

SECTION 6.14 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and the Financing Commitments.

SECTION 6.15 Rule 16b-3. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause any dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual (including any Person who is deemed to be a “director by deputization” under applicable securities Laws) who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 6.16 Parent Financing.

(a) Parent and Merger Sub shall (i) use reasonable best efforts to take, or cause to be taken, as promptly as practicable after the date hereof, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Financing on the terms and conditions described in or contemplated by the Financing Commitments (including complying with any request requiring the exercise of the “market flex” provisions in the fee letter), including using reasonable best efforts to (A) subject to Section 6.16(d), maintain in full force and effect the Financing Commitments until the earlier of the consummation of the transactions contemplated hereby and the termination of this Agreement, (B) satisfy on a timely basis (or obtain the waiver of), to the extent within their control, all conditions to funding and all covenants, in either case, set forth in the Financing Commitments and the Definitive Financing Agreements (if any) that are to be satisfied by Parent and to consummate the Financing at or prior to the Closing, which such reasonable best efforts shall include, for the avoidance of doubt, taking enforcement action to cause the Debt Financing Sources, lenders and other Persons committing to provide the Financing to comply with their obligations under the Financing Commitments and the Definitive Financing Agreements and to cause such Persons to fund such Financing on or prior to the Closing Date and (C) negotiate and enter into definitive agreements with respect to the Financing on terms and conditions contained in the Financing Commitments (including any “market flex” provisions applicable thereto) or on terms that, taken as a whole, are materially no less favorable in the aggregate to Parent then the terms contained in the Financing Commitments (including any “market flex” provisions applicable thereto) and otherwise that would not (A) subject to Section 6.16(d), reduce the aggregate principal amount of the Financing to the amount that would be less than $2,100,000,000 (the “Signing Date Financing Commitment Amount”), (B) impose new or additional conditions or otherwise adversely amend or modify any of the conditions to the receipt of the Financing or (C) reasonably be expected to prevent or materially delay the receipt of the Financing prior to the Closing Date (such definitive agreements, the “Definitive Financing Agreements”) prior to the Closing Date, (ii) comply with their obligations under the Financing Commitments and the Definitive Financing Agreements (if any) and enforce their rights under the Financing Commitments and (iii) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to retain the Indebtedness under the Company Credit Agreement and the Company Notes, which shall include, for the avoidance of doubt, taking enforcement action to cause the lenders, agents, noteholders, trustees and other Persons party to the Company Credit Agreement and the Company Notes to permit (and not challenge, deny or otherwise contest) the retention of such Indebtedness in accordance with the terms of the Company Credit Agreement and the Company Notes. Parent shall keep the Company reasonably informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing (or Alternative Financing). Parent shall promptly provide the Company with copies of any Definitive Financing Agreement and such other information and documentation regarding the Financing as shall be reasonably necessary to allow the Company to monitor the progress of such financing activities.

(b) In the event any portion of the Financing becomes unavailable on the terms and conditions (including any “market flex” provisions applicable thereto) contemplated in the Financing Commitments for any reason or to the extent that Parent reasonably believes in good faith that it will not have funds available that are sufficient to enable it to fund the Financing Uses in full, (i) Parent shall promptly notify the Company in writing and (ii) Parent and Merger Sub shall use their respective reasonable best efforts and as promptly as practicable following the occurrence of such event, to take, or cause to be taken, all actions and to do, or cause to be done, all thing necessary, proper or advisable to arrange to obtain alternative financing from alternative sources (the “Alternative Financing”) in an amount, when added to the portion of the Financing that is and remains available to Parent, is equal to or greater than the Signing Date Financing Commitment Amount, and to provide the Company with a copy of, the new financing commitment that provides for such Alternative Financing (the “Alternative Financing Commitment”), which Alternative Financing Commitment would not (x) include terms and conditions (including any “market flex” provisions applicable thereto) that are materially less beneficial to Parent and Merger Sub than those contemplated in the Financing Commitments (including any “market flex” provisions applicable thereto), (y) involve any conditions to funding the Financing that are not contained in the Financing Commitments or (z) would not reasonably be expected to prevent, impede or delay the consummation of the Financing or such Alternative Financing or the transactions contemplated by this Agreement. In furtherance of, and not in limitation of, the foregoing, in the event that any portion of the Financing becomes unavailable, regardless of the reason therefor, but any bridge facilities contemplated by the Financing Commitments (or alternative bridge facilities obtained in accordance with this Section 6.16(b)) are available on the terms and conditions described in the Financing Commitments (or replacements thereof), then Parent shall cause the proceeds of such bridge financing to be used in lieu of such contemplated Financing as promptly as practicable. As applicable, references in this Agreement (other than with respect to representations in this Agreement made by Parent that speak as of the date hereof) (A) to the Financing shall include any such Alternative Financing, (B) to the Financing Commitments shall include any such Alternative Financing Commitments and (C) to Definitive Financing Agreements shall include the definitive documentation relating to any such Alternative Financing. Parent shall promptly deliver to the Company true and complete copies of all agreements pursuant to which any such alternative source shall have committed to provide Parent and Merger Sub with any portion of the Financing necessary to fund the Financing Use.

(c) Without limiting the generality of Section 6.16(b), Parent shall promptly (and in any event within one Business Day) notify the Company in writing of the occurrence of any of the following: (i) termination, withdrawal, repudiation, rescission, cancellation or expiration of any Financing Commitment or Definitive Financing Agreement (if any), (ii) any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) under any Financing Commitment or Definitive Financing Agreement (if any), (iii) receipt by any of Parent, Merger Sub or any of their respective Representatives of any notice or other communication from any Debt Financing Source, any lender or any other Person with respect to any (A) actual, threatened or alleged breach, default, termination, withdrawal, rescission or repudiation by any party to any Financing Commitment or any provision of any Financing Commitment or Definitive Financing Agreement (if any) (including any proposal by any Debt Financing Source, lender or other Person to withdraw, terminate, repudiate, rescind or make a material change in the terms of (including the amount of Financing contemplated) any Financing Commitment or Definitive Financing Agreement (if any)) or (B) material dispute or disagreement between or among any parties to any Financing Commitment or Definitive Financing Agreement (if any) or (iv) if for any reason Parent in good faith believes that (A) there is (or there is reasonably likely to be) a dispute or disagreement between or among any parties to any Financing Commitment or Definitive Financing Agreement (if any) or (B) there is a reasonable possibility that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Commitments or the Definitive Financing Agreements (if any). As promptly as reasonably practicable, but in any event within two Business Days, Parent shall provide the Company with any and all information reasonably requested in writing by the Company relating to any circumstance referred to in this Section 6.16(c).

(d) Parent and Merger Sub shall not (without the prior written consent of the Company) permit or consent to or agree to (i) any amendment, restatement, replacement, supplement, termination, reduction or other modification or waiver of any provision or remedy under, the Financing Commitments or Definitive Financing Agreement (if any) if such amendment, restatement, supplement, termination, reduction, modification or waiver would reasonably be expected to (A) impose new or additional conditions precedent to the funding of the Financing or would otherwise change, amend, modify or expand any of the conditions precedent to the funding of the Financing, in any such case, from those set forth in the Financing Commitments on the date of this Agreement, (B) change the timing of the funding of the Financing thereunder, (C) be reasonably expected to impair, delay or prevent the availability of all or a portion of the Financing or the consummation of the transactions contemplated by this Agreement, (D) reduce the aggregate cash amount of the Financing (except as set forth in any “market flex” provisions existing on the date of this Agreement), or (E) otherwise adversely affect the ability of the Parent to enforce their rights under the Financing Commitments or to consummate the transactions contemplated by this Agreement or the timing of the Closing, including by making the funding of the Financing less likely to occur or (ii) the early termination of the Financing Commitments or Definitive Financing Agreement (if any); provided, however, (x) for the avoidance of doubt, Parent and Merger Sub may amend, replace, supplement and/or modify the Financing Commitments solely to add lenders, lead arrangers, purchasers, noteholders, bookrunners, syndication agents or similar entities as parties thereto who had not executed the Financing Commitments as of the date hereof, (y) notwithstanding anything herein to the contrary, Parent and Merger Sub may not terminate and replace a portion of the Financing Commitments prior to the Closing with commitments provided under the Parent Revolving Credit Facility and (z) notwithstanding anything herein to the contrary, to the extent that Parent or Merger Sub terminates and replaces a portion of the Financing Commitments prior to the Closing with net cash proceeds of an asset sale received by Parent or any of its subsidiaries which results in a mandatory commitment reduction under the Financing Commitments in accordance with the terms thereof (an “Asset Sale Commitment Reduction” and the amount of any such reduction, the “Asset Sale Commitment Reduction Amount”), the Minimum Liquidity Amount shall be increased for all purposes hereunder in accordance with the proviso of the definition thereof. Parent shall furnish to the Company a copy of any amendment, restatement, replacement, supplement, modification, waiver or consent of or relating to the Financing Commitments or Definitive Financing Agreements (if any) promptly upon execution thereof. For purposes of this Agreement (other than with respect to representations in this Agreement made by Parent that speak as of the date hereof), references to the “Financing Commitments” shall include such document as permitted or required by this Section 6.16 to be amended, restated, replaced, supplemented or otherwise modified or waived, in each case from and after such amendment, restatement, replacement, supplement or other modification or waiver.

(e) If the Financing Commitments are replaced, amended, supplemented or modified, including as a result of obtaining Alternative Financing, or if Parent substitutes other debt financing for all or any portion of the Financing in accordance with this Section 6.16, Parent shall comply with its obligations under this Agreement, including this Section 6.16, with respect to the Financing Commitments as so replaced, amended, supplemented or modified to the same extent that Parent were obligated to comply prior to the date the Financing Commitments were so replaced, amended, supplemented or modified. Notwithstanding anything in this Section 6.16 to the contrary, compliance by Parent with this Section 6.16 shall not relieve Parent or Merger Sub of its obligation to consummate the transactions contemplated by this Agreement whether or not the Financing is available and each of Parent and Merger Sub acknowledges that this Agreement and the transactions contemplated hereby are not contingent on Parent or Merger Sub’s ability to obtain the financing (or any alternative financing) or any specific term with respect to such financing.

SECTION 6.17 Financing Cooperation.

(a) Prior to the Closing, the Company shall use reasonable best efforts to provide to Parent and Merger Sub, and shall cause its subsidiaries and its and its subsidiaries’ Representatives to use reasonable best efforts to provide to Parent and Merger Sub, at Parent’s sole cost and expense, such reasonable cooperation as may be reasonably requested by Parent and that is customary for financings of the type contemplated in connection with the arrangement of the financing contemplated by the Financing Commitments, including using reasonable best efforts to:

(i) furnish Parent with (A) the Required Information and (B) such other pertinent and customary information regarding the Company and its subsidiaries as may be reasonably requested by Parent to the extent that such information is required in connection with the financings contemplated by the Financing Commitments; provided, that (I) the Company shall only be obligated to deliver such information to the extent such information may be obtained from the books and records of the Company and (II) the Company and its subsidiaries shall not be obligated to furnish any of the Excluded Information;

(ii) upon reasonable prior notice, participate in a reasonable number of lender presentations (which may be virtual), road shows (which may be virtual), drafting sessions, due diligence sessions and sessions with rating agencies to the extent contemplated by the Financing Commitments, in each case, only to the extent customarily needed for financings of the type contemplated by the Financing Commitments, and to reasonably cooperate with the marketing and syndication efforts of Parent and Merger Sub and at reasonable times and, if applicable, locations to be mutually agreed;

(iii) in advance of the Marketing Period, assist Parent in its preparation of (A) any bank information memoranda, marketing materials and related lender presentations, (B) materials for rating agency presentations and (C) any offering memorandum, registration statement, prospectus or similar documents; provided, that any such bank information memoranda, lender presentations, offering memorandum, registration statement, prospectus or similar documents required for the financings of the type contemplated by the Financing Commitments that includes disclosure and financial statements with respect to the Company and/or its subsidiaries shall only reflect Merger Sub as the obligor(s) and no such bank information memoranda, lender presentations, offering memorandum, registration statement, prospectus or similar documents shall be issued by the Company or any of its subsidiaries, and (D) solely with respect to financial information and data derived from the Company’s historical books and records, assist Parent with the preparation of pro forma financial information and in each case, only to the extent customarily needed for financings of the type contemplated by the Financing, it being agreed that information and assistance will not be required relating to (I) the proposed aggregate amount of financing, together with assumed interest rates, dividends (if any) and fees and expenses relating to the incurrence of such financing, (II) any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Financing, (III) any financial information related to Parent, Merger Sub or any of their subsidiaries or any adjustments that are not directly related to the acquisition of the Company by Parent or (IV) any other Excluded Information;

(iv) facilitate the independent auditors of the Company to (A) provide, consistent with customary practice and subject to such auditors’ policies and procedures and applicable auditing standards, (x) customary comfort letters (including “negative assurance” comfort) with respect to historical financial information of the Company and (y) customary consents to the use of their audit reports of the consolidated financial statements of the Company, in each case included in any offering memorandum, registration statement, or prospectus and as reasonably requested by Parent and only to the extent customarily needed for financings of the type contemplated by the Financing and (B) attend accounting due diligence sessions and drafting sessions;

(v) provide Parent at least three Business Days prior to the Closing Date with all documentation and other information with respect to the Company as shall have been reasonably requested in writing by Parent at least 10 Business Days prior to the Closing Date that is required in connection with the Financing by U.S. regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act and that are required by Section 11 of Exhibit C of the Financing Commitments including if the Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification and CDD Rule (as defined in the Financing Commitments); and

(vi) assist Parent and its Affiliates with the preparation by Parent and/or its Affiliates and its and their representatives of the Definitive Financing Agreement and any other definitive financing documents with respect thereto, including, without limitations, by providing information for the completion of any schedules thereto, solely to the extent such materials relate to information concerning the Company.

Notwithstanding anything to the contrary in this Section 6.17(a), nothing will require the Company to provide (or be deemed to require the Company to prepare) any (1) pro forma financial statements, projections or other prospective information; (2) description of all or any portion of the Financing, including any “description of notes” or “description of other indebtedness”, or other information customarily provided by financing sources or their counsel; (3) risk factors relating to all or any component of the Financing, including any such description to be included in liquidity and capital resources disclosure; (4) “segment” financial information and separate subsidiary financial statements, (5) any financial statements or other information required by Rules 3-05, 3-09, 3-10 or 3-16, 13-01 or 13-02 of Regulation S-X, Regulation S-K Item 302 or for any period prior to January 1, 2019, (6) information regarding officers or directors prior to consummation of the Merger (except biographical information if any of such persons will remain officers or directors after consummation of the Merger), executive compensation and related party disclosure or any Compensation Discussion and Analysis or information required by Item 302 (to the extent not so provided in SEC filings) or 402 of Regulation S-K under the Securities Act and any other information that would be required by Part III of Form 10-K (except to the extent previously filed with the SEC), (7) information regarding affiliate transactions that may exist following consummation of the Merger (unless the Company or any of its subsidiaries was party to any such transactions prior to consummation of the Merger), (8) information regarding any post-Closing pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments (excluding information that is historical financial information of the Company and is derivable without undue effort or expense by the Company from the books and records of the Company or any of its subsidiaries), (9) information necessary for the preparation of any projected or forward-looking financial statements or information that is not derivable without undue effort or expense by the Company from the books and records of the Company or any of its subsidiaries or (10) any other information customarily excluded from an offering memorandum for private placements of non-convertible debt securities under Rule 144A (for life) promulgated under the Securities Act (“Excluded Information”).

(b) Notwithstanding anything herein to the contrary, (i) such requested cooperation shall not (A) unreasonably disrupt or interfere with the business or the operations of Company or its subsidiaries or (B) cause significant competitive harm to the Company or its subsidiaries, if the transactions contemplated by this Agreement are not consummated, (ii) nothing in this Section 6.17 shall require cooperation to the extent that it would (A) subject any of the Company’s or its subsidiaries’ respective directors, managers, officers or employees to any actual or potential personal liability, (B) reasonably be expected to conflict with, or violate, the Company’s and/or any of its subsidiaries’ organization documents or any applicable Law or judgment, or result in the contravention of, or violation or breach of, or default under, any Contract to which the Company or any of its subsidiaries is a party, (C) cause any condition to the Closing set forth in Section 7.1, Section 7.2 or Section 7.3 to not be satisfied or (D) cause any breach of this Agreement, (iii) neither the Company nor any subsidiary thereof shall be required to (A) pay any commitment or other similar fee or incur or assume any liability or other obligation in connection with the financings contemplated by the Financing Commitments, the Definitive Financing Agreements or the Financing or be required to take any action that would subject it to actual or potential liability, to bear any cost or expense or to make any other payment or agree to provide any indemnity in connection with the Financing Commitments, the Definitive Financing Agreements, the Financing or any information utilized in connection therewith, (B) deliver or obtain opinions of internal or external counsel, (C) provide access to or disclose information where the Company determines that such access or disclosure could jeopardize the attorney-client privilege or contravene any applicable Law or Contract, or (D) waive or amend any terms of this Agreement or any other Contract to which the Company or its subsidiaries is party, and (iv) none of the Company, the Company’s subsidiaries or their respective directors, officers or employees shall be required to execute, deliver or enter into, or perform any agreement, document or instrument, including any Definitive Financing Agreement, with respect to the Financing and the directors and managers of the Company and its subsidiaries shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Financing is obtained. To the extent that this Section 6.17 requires the Company’s cooperation with respect to any of its obligations under the Financing Commitments or relating to the Financing Commitments or relating to the Financing, the Company shall be deemed to have complied with this Section 6.17 for purposes of Article VII of this Agreement if the Company shall have provided Parent with the assistance required under this Section 6.17 with respect to the Financing Commitments and the Financing, in each case without giving effect to any Alternative Financing Commitment or Alternative Financing to the extent such Alternative Financing Commitment or Alternative Financing provide for such additional or different requirements. Notwithstanding anything to the contrary, the condition set forth in Section 7.2(b), as it applies to the Company’s obligations under this Section 6.17 shall be deemed satisfied unless (i) the Financing has not been obtained primarily as a result of the Company’s Willful Breach of its obligations under this Section 6.17, (ii) Parent and Merger Sub have notified the Company of such breach in writing, detailing reasonable steps that comply with this Section 6.17 in order to cure such breach, and (iii) the Company has not taken such steps or otherwise cured such breach prior to the End Date.

(c) The Company hereby consents to the use of its logos in connection with the Financing contemplated by the Financing Commitments, so long as the Company has a reasonable opportunity to preview such use of logos and such logos (i) are used solely in a manner that is not intended to or likely to harm or disparage the Company and/or its subsidiaries; (ii) are used solely in connection with a description of the Company or the transactions contemplated by this Agreement (including in connection with any marketing materials related to the Financing); and (iii) are displayed and presented in a manner consistent with the Company’s past practice.

(d) The Company and its subsidiaries shall have no liability whatsoever to Parent in respect of any financial information or data or other information provided pursuant to this Section 6.17. Parent (i) shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket fees, costs and expenses (including (A) reasonable outside attorneys’ fees and (B) fees and expenses of the Company’s accounting firms engaged to assist in connection with the Financing, including performing additional requested procedures, reviewing any offering documents, participating in any meetings and providing any comfort letters) to the extent incurred by the Company, any of its subsidiaries or their respective directors, officers, employees, accountants, consultants, legal counsel, agents, investment bankers and other representatives in connection with the cooperation of the Company and its subsidiaries contemplated by this Section 6.17 and (ii) shall indemnify, defend and hold harmless the Company and its subsidiaries and their respective directors, officers, employees, accountants, consultants, legal counsel, agents, investment bankers and other representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with arrangement of the Financing and the performance of their respective obligations under this Section 6.17 and the provision of any information utilized in connection therewith.

(e) For the avoidance of doubt, the Parties acknowledge and agree that the provisions contained in this Section 6.17 represent the sole obligation of Company, its subsidiaries and their Affiliates and their respective Representatives with respect to cooperation in connection with the arrangement of the Financing and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations.

SECTION 6.18 Transfer Taxes. All Transfer Taxes incurred in connection with the transactions contemplated under this Agreement, if any, shall be borne and paid by the Surviving Corporation if levied on Parent or the Surviving Corporation, and the Surviving Corporation shall file or cause to be filed all necessary Tax Returns and other documentation with respect to any such Transfer Taxes to the extent permitted by law. The Parties will cooperate in good faith in the filing of any Tax Returns with respect to Transfer Taxes and the minimization, to the extent reasonably permissible under applicable Law, of the amount of any Transfer Taxes.

ARTICLE VII

CONDITIONS OF MERGER

SECTION 7.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction (or waiver) at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Company Requisite Vote shall have been obtained and, if obtained by Written Consent, the definitive Information Statement shall have been mailed to the stockholders of the Company (in accordance with Regulation 14C under the Exchange Act) at least 20 days prior to the Closing; and

(b) Orders and Consents. (i) No Governmental Entity of competent jurisdiction shall have enacted or promulgated any Law, statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) to prohibit, restrain, enjoin or make illegal the consummation of the Merger that remains in effect and (ii) the waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act (including any timing agreement entered into with any Governmental Entity to extend any waiting period or not close the transactions entered into in connection therewith) shall have expired or been earlier terminated and any required approvals thereunder shall have been obtained.

SECTION 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction (or waiver by Parent) at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company set forth in (i) Section 3.1, Section 3.2 (solely with respect to the Company), the third and fourth sentences of Section 3.3(b), Section 3.4, Section 3.21 and Section 3.22 shall be true and correct in all material respects as of the date hereof and as of the Effective Time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) Section 3.3(a) and the first and second sentences of Section 3.3(b) shall be true and correct in all respects as of the date hereof and as of the Effective Time (except to the extent that any such representation or warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date) except, in each case, for de minimis inaccuracies, (iii) the last sentence of Section 3.10 shall be true and correct in all respects and (iv) the other representations and warranties of Article III shall be true and correct in all respects (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect;

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, it under this Agreement at or prior to the Effective Time;

(c) No Material Adverse Effect. Since the date of this Agreement, no change, event, fact, condition, development, effect or occurrence shall have occurred and be continuing that, individually or in the aggregate with all other changes, events, facts, conditions, developments, effects or occurrences, has had or would reasonably be expected to have a Material Adverse Effect; and

(d) Certificate. Parent shall have received a certificate of an executive officer of the Company, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

SECTION 7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be further subject to the satisfaction (or waiver by the Company) at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct, in each case as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the consummation by Parent or Merger Sub of, or have a material adverse effect on the ability of Parent or Merger Sub to consummate, the transactions contemplated by this Agreement (a “Parent Material Adverse Effect”);

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date; and

(c) Certificate. The Company shall have received a certificate of an executive officer of Parent, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION

SECTION 8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding the Company Requisite Vote having been obtained:

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by Parent or the Company if any court or other Governmental Entity of competent jurisdiction shall have issued a final order, decree or ruling or taken any other final action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall not have the right to terminate this Agreement pursuant to this Section 8.1(b) if any action of such Party (or, in the case of Parent, Merger Sub) or the failure of such Party (or, in the case of Parent, Merger Sub) to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the primary cause of the events specified in this Section 8.1(b);

(c) by written notice from either Parent or the Company:

(i) if the Effective Time shall not have occurred on or before June 6, 2023 (as may be extended from time to time, the “End Date”); provided, however, if all of the conditions to Closing (other than the condition set forth in Section 7.1(b)(i) (solely to the extent that such Law, statute, rule, regulation, executive order, decree, ruling, injunction or other order relates to an antitrust subject matter or issue) and/or Section 7.1(b)(ii)) shall have been satisfied, shall be capable of being satisfied upon the Closing, or shall have been waived, the End Date may be extended by either the Company or Parent from time to time by written notice to the other Party up to a date not beyond September 6, 2023 from the date hereof; provided, further, that if the Marketing Period has commenced but not ended by the End Date, then the End Date shall be automatically extended to the date that is two Business Days following the final date of the Marketing Period; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the Party seeking to terminate if any action of such Party (or, in the case of Parent, Merger Sub) or the failure of such Party (or, in the case of Parent, Merger Sub) to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the primary cause of the failure of the Effective Time to occur on or before the End Date; or

(ii) if the Company Requisite Vote shall not have been obtained at the Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof, in each case, at which a vote on the adoption of this Agreement was taken.

(d) by written notice from the Company:

(i) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement, such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied and such breach is not curable or, if curable, is not cured prior to the earlier of (A) 30 days after written notice thereof is given by the Company to Parent or (B) the End Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement; or

(ii) prior to obtaining the Company Requisite Vote, in order to enter into a definitive agreement with respect to a Superior Proposal, subject to the terms and conditions of, Section 6.3(d);

(e) by written notice from Parent if:

(i) there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied and such breach is not curable or, if curable, is not cured prior to the earlier of (A) 30 days after written notice thereof is given by Parent to the Company or (B) the End Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement;

(ii) the Board of Directors of the Company shall have made, prior to obtaining the Company Requisite Vote, a Change of Recommendation (it being agreed that the taking of any action by the Company, its Board of Directors or any of its Representatives permitted by Section 6.3(b) (other than clause (iv) thereof) shall not give rise to a right to terminate pursuant to this clause (ii)); or

(iii) a copy of the Written Consent shall not have been delivered to Parent by the expiration of the Written Consent Delivery Time in accordance with Section 6.1.

SECTION 8.2 Effect of Termination.

(a) In the event of the valid termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party hereto, except as provided in Section 6.7(b), Section 6.8, Section 6.16(d), this Section 8.2, Section 8.3 and Article IX, which shall survive such termination; provided that, subject to the limitations set forth in Section 8.2(e), nothing herein shall relieve any Party hereto of any liability for damages resulting from Fraud or Willful Breach prior to such termination by any Party hereto. The Parties acknowledge and agree that nothing in this Section 8.2 shall be deemed to affect their right to specific performance under Section 9.12.

(b) In the event that:

(i) this Agreement is validly terminated by (A) the Company pursuant to Section 8.1(d)(ii), (B) Parent pursuant to Section 8.1(e)(ii), or (C) the Company pursuant to Section 8.1(c)(i) or Section 8.1(c)(ii) at a time (in the case of this clause (C) only) at which Parent would have been entitled to terminate this Agreement pursuant to Section 8.1(e)(ii), then, in each case, the Company shall pay the Company Termination Payment to Parent (or one or more of its designees), at or prior to the time of termination in the case of a termination pursuant to Section 8.1(d)(ii) or as promptly as reasonably practicable in the case of a termination pursuant to Section 8.1(e)(ii) (and, in any event, within two Business Days following such termination), payable by wire transfer of immediately available funds; or

(ii) this Agreement is validly terminated by either Parent or the Company pursuant to Section 8.1(c)(i) or Section 8.1(c)(ii) or Parent pursuant to Section 8.1(e)(i) or Section 8.1(e)(iii) and (A) in the case of a termination pursuant to Section 8.1(c)(i), Section 8.1(e)(i) or Section 8.1(e)(iii), at any time after the date of this Agreement and prior to the termination of this Agreement an Acquisition Proposal shall have been made to the Board of Directors of the Company or made publicly to the Company’s stockholders, or in the case of a termination pursuant to Section 8.1(c)(ii), at any time after the date of this Agreement and prior to the taking of a vote to approve this Agreement at the Stockholders Meeting or any postponement or adjournment thereof an Acquisition Proposal shall have been made directly to the Company’s stockholders, or an Acquisition Proposal shall have otherwise become publicly known and (B) within 12 months after such termination, the Company shall have entered into a definitive agreement with respect to any Acquisition Proposal, or shall have consummated any Acquisition Proposal, then, in any such event, the Company shall pay to Parent the Company Termination Payment, such payment to be made within two Business Days from the earlier of the entry into a definitive agreement with respect to such Acquisition Proposal or the consummation of such Acquisition Proposal, by wire transfer of immediately available funds. For the purpose of this Section 8.2(b)(ii), all references in the definition of the term Acquisition Proposal to “20%” will be deemed to be references to “50%”.

(c) The Parties acknowledge and hereby agree that the Company Termination Payment, if, as and when required pursuant to this Section 8.2, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate Parent in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. The Parties acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Payment on more than one occasion.

(d) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement.

(e) Notwithstanding anything to the contrary in this Agreement, in any circumstance in which this Agreement is terminated and Parent is paid the Company Termination Payment from the Company pursuant to this Section 8.2, the Company Termination Payment, and, if applicable, the costs and expenses of Parent pursuant to Section 8.2(g), shall, subject to Section 9.12, be the sole and exclusive monetary remedy of Parent, Merger Sub or any of their respective former, current or future general or limited partners, stockholders, controlling Persons, managers, members, directors, officers, employees, Affiliates, affiliated (or commonly advised) funds, representatives, agents or any of their respective assignees or successors or any former, current or future general or limited partner, stockholder, controlling Person, manager, member, director, officer, employee, Affiliate, affiliated (or commonly advised) fund, representative, agent, assignee or successor of any of the foregoing (collectively, the “Parent Related Parties”) against the Company, its subsidiaries and any of their respective former, current or future general or limited partners, stockholders, controlling Persons, managers, members, directors, officers, employees, Affiliates, affiliated (or commonly advised) funds, representatives, agents or any their respective assignees or successors or any former, current or future general or limited partner, stockholder, controlling Person, manager, member, director, officer, employee, Affiliate, affiliated (or commonly advised) fund, representative, agent, assignee or successor of any of the foregoing (collectively, “Company Related Parties”) for any loss or damage suffered as a result of the failure of the Merger and the other transactions contemplated by this Agreement to be consummated or for a breach of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any oral or other representation or warranty made or alleged to have been made in connection herewith or therewith, and upon payment of such amounts, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or otherwise or in respect of representations or warranties made or alleged to be made in connection herewith, whether in equity or at law, in contract, in tort or otherwise, except that nothing shall relieve the Company of its obligations under Section 6.7(b) and Section 6.8 or in the case of fraud or Willful Breach by the Company.

(f) This Agreement may only be enforced against, and any claims or causes of action that may be based upon or under this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as Parties hereto and, pursuant to, and in accordance with the terms of, the Confidentiality Agreement, the other parties thereto, and no other Company Related Party or Parent Related Party shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim against the parties to this Agreement (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Merger or the other transactions contemplated by this Agreement or in respect of any oral representations made or alleged to be made in connection herewith.

(g) In the event that this Agreement is terminated pursuant to Section 8.1(c)(ii) or Section 8.1(e)(iii), the Company shall pay to Parent its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and the reasonable and documented out-of-pocket fees and expenses of any expert or consultant engaged by Parent) in connection with the transactions contemplated by this Agreement up to an aggregate maximum amount of $10,000,000; provided, that, in the event that the expenses contemplated by this Section 8.2(g) have actually been paid by the Company to Parent, the amount of such paid expenses shall be credited towards any payment of the Company Termination Payment pursuant to this Section 8.2.

SECTION 8.3 Expenses. Except as otherwise specifically provided herein, each Party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby. Filing fees and other expenses incurred in connection with applications and filings under the HSR Act or any other Antitrust Law shall be borne by Parent.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.1 Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) those contained in this Article IX.

SECTION 9.2 Modification or Amendment. Subject to the provisions of applicable Law and Section 9.16, at any time prior to the Effective Time, the Parties may modify or amend this Agreement before or after approval or adoption hereof by the Company’s stockholders or Merger Sub’s sole stockholders by written agreement, executed and delivered by duly authorized officers of the respective Parties and without further action of the Company’s stockholders or Merger Sub’s sole stockholder except to the extent otherwise required by applicable Law.

SECTION 9.3 Waiver. At any time prior to the Effective Time, any Party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby and specifically referencing this Agreement. The failure of any Party to assert any rights or remedies shall not constitute a waiver of such rights or remedies, nor shall any single or partial exercise thereof preclude any other or further exercise of any other right or remedy hereunder. For purposes of this Section 9.3, the Company and Merger Sub shall be treated collectively as a single Party.

SECTION 9.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	if to Parent or Merger Sub:

NRG Energy, Inc.

804 Carnegie Center

Princeton, NJ 08540

Attention:	Brian Curci
Email:	ogc@nrg.com

with an additional copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020-1095

Attention:	Thomas W. Christopher

                       Robert N. Chung

Email:	thomas.christopher@whitecase.com
robert.chung@whitecase.com

(b)	if to the Company:

Vivint Smart Home, Inc.

4931 North 300 West

Provo, UT 84604

Attention:	David Bywater
Garner Meads
Email:	david.bywater@vivint.com
gmeads@vivint.com

with an additional copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention:	Eric M. Swedenburg

                       Elizabeth A. Cooper

                       Michael Chao

Email:	eswedenburg@stblaw.com

                       ecooper@stblaw.com

                       michael.chao@stblaw.com

SECTION 9.5 Certain Definitions. For purposes of this Agreement, the term:

(a) “Acceptable Confidentiality Agreement” means a confidentiality agreement on terms no less favorable in any material respect to the Company than those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement and such non-material changes requested by the counterparty to ensure the confidentiality agreement is consistent with its organization’s customary policies, procedures and practices with respect to confidentiality agreements), provided that such confidentiality agreement need not include any “standstill” or similar terms;

(b) “Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person;

(c) “Available Liquidity” means, as of any date of determination, the sum of (i) Unrestricted Cash of Parent and its subsidiaries plus (ii) the amount of revolving debt capacity actually available to be drawn by Parent under the Parent Revolving Credit Facility as of such date (excluding, for the avoidance of doubt, any portion of the Parent Revolving Credit Facility not available to Parent as of such date of determination for any reason (including as a result of non-compliance with any condition or covenant under the Parent Revolving Credit Facility after giving pro forma effect to such incurrence and any other transactions contemplated herein or otherwise consummated in connection therewith));

(d) “Business Day” means any day on which the principal offices of the SEC in Washington, DC are open to accept filings or, in the case of determining a date when any payment is due, any day other than a

Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York, New York;

(e) “Citizens Credit Agreement” means that certain Second Amended and Restated Consumer Financing Services Agreement, dated as of May 31, 2017, by and between Citizens Bank, N.A. and APX Group (including subsidiaries of APX Group, specifically referring to therein, Vivint, Inc.);

(f) “Company Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of July 9, 2021, among Vivint Group, Inc., a Delaware corporation, as borrower, Vivint Group Holdings, Inc., a Delaware corporation, the other guarantors party thereto, the lenders party thereto and Bank of America, N.A., as Administrative Agent;

(g) “Company Debt Documents” means the collective reference to the Company Credit Agreement and the Company Notes;

(h) “Company Equity Award” means any Company Restricted Shares, Company RSU, Company PSU, Company SAR or other equity or equity-based award issued and outstanding, or authorized to be issued, pursuant to the Company Stock Plan;

(i) “Company Intellectual Property” means any and all Intellectual Property owned or purported to be owned, in whole or in part, by the Company or any of its subsidiaries, and includes all Company Registered Intellectual Property as well as material unregistered Marks and material unregistered Proprietary Software disclosed on Section 3.18(a) of the Company Disclosure Letter;

(j) “Company IT Systems” means any and all IT Systems owned, leased or otherwise controlled by the Company or any of its subsidiaries, or used or held for use by or for the Company or any of its subsidiaries in the operation of their businesses;

(k) “Company Notes” means (i) Vivint Group, Inc.’s 6.75% Senior Secured Notes due 2027 and (ii) Vivint Group, Inc.’s 5.75% Senior Notes due 2029;

(l) “Company Products” means any and all products (including devices, Software, and mobile applications) and services (including software-as-a-service and web and application services) marketed, distributed, imported, licensed out, provided, made available, offered, sold, or supported by or on behalf of the Company or any of its subsidiaries at any time;

(m) “Company Stock Plan” means the Vivint Smart Home, Inc. 2020 Omnibus Incentive Plan as may be amended from time to time;

(n) “Company Termination Payment” means an amount equal to $93,600,000;

(o) “Consent Order” means the Stipulated Order For Permanent Injunction And Civil Penalty Judgment entered in United States v. Vivint Smart Home, Inc., Case No. 2:21-cv-00267-DAK (District of Utah), Document No. 5, May 3, 2021;

(p) “Contagion Event” means the outbreak and ongoing effects of contagious disease, epidemic or pandemic (including COVID-19 and monkeypox);

(q) “control” (including the terms “controlling”, “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(r) “Copyleft Terms” means any and all license terms (including those of the GNU General Public License, GNU Lesser General Public License, Mozilla Public License, Affero General Public License, and Eclipse Software License) that, as a condition of or in connection with the use, modification, reproduction, or distribution of any Software licensed under such terms, requires that any other Software that is used by or with, incorporates, relies on, or is linked to or with, is derived from, or is distributed with such licensed Software be (i) disclosed, made available, distributed, or offered to any Person, whether in the form of object code, source code, software-as-a-service, or otherwise; (ii) licensed to any Person, including for purposes of creating modifications or derivative works, or (iii) subject to any other restrictions on, or other abridgement of, future licensing terms or the exercise or enforcement of any rights in such other Software through any means;

(s) “COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof and any epidemics, pandemic or outbreaks thereof;

(t) “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar applicable Laws, directives, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, or industry group, in each case, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES), or any other epidemic, pandemic or disease outbreak;

(u) “Debt Financing Sources” means the entities that are party to the Financing Commitments (including, without limitation, any lender, agent, arranger, purchaser and/or noteholder) (other than Parent) or other financings (including any Alternative Financing) in connection with the transactions contemplated hereby, including, without limitation, any commitment letters, engagement letters, credit agreements, loan agreements or indentures relating thereto (and any joinders or amendments thereof); provided, that in the event that any Additional Arrangers (as defined in the Financing Commitments) is added as a party to the Financing Commitments after the date hereof, whether pursuant to any joinder agreement thereto or otherwise, the term “Debt Financing Sources” shall include each such institution; provided, further, that the term “Debt Financing Sources” shall include each entity (other than Parent) party to any Alternative Financing Commitment or replacement financing for the Financing;

(v) “Debt Financing Sources Related Party” means the Debt Financing Sources and their respective Affiliates and such Debt Financing Sources’ (and their respective Affiliates’) former, current and future directors, officers, employees, members, managers, partners, controlling persons, management companies, investment vehicles, agents, representatives, advisors, attorneys, together with the heirs, executors, successors and assigns of each of the foregoing;

(w) “Environmental Laws” means Laws regarding (i) pollution or the protection of the environment or natural resources, or (ii) the use, handling, transportation, treatment, storage, generation, presence, manufacture, processing, distribution, Release, threatened Release or discharge of, or exposure to, Hazardous Materials;

(x) “ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code;

(y) “Exchange Ratio” means the quotient of (i) the Per Share Merger Consideration divided by the (ii) average of the closing sale prices of one share of Parent Common Stock on the New York Stock Exchange as reported by The Wall Street Journal for the 10 consecutive full trading days ending on the trading day immediately preceding the Closing Date;

(z) “Fraud” means, with respect to a Party, an actual and intentional fraud in the making of any representation or warranty by such Party in this Agreement; provided, that such actual and intentional fraud shall only be deemed to exist if at the time the representation or warranty was made (a) such Party had actual knowledge, without any imputed or constructive knowledge, of the inaccuracy of such representation or warranty, (b) such Party had the specific intent to induce the Party to whom the representation was made to act or refrain from acting in reliance upon it and (c) the other Party acted in reliance on such inaccurate representation or warranty and suffered damages as a result of such reliance; provided, further, that “Fraud” shall not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud) based on negligence or recklessness;

(aa) “GAAP” means the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case, as applicable, as of the time of the relevant financial statements referred to herein;

(bb) “Hazardous Materials” shall mean (i) any substance defined as a “pollutant”, “contaminant”, “hazardous substance”, “hazardous waste”, “toxic substance”, or “solid waste”, or as “hazardous” or “toxic”, or that is otherwise regulated under any applicable Environmental Law and (ii) any petroleum, petroleum products, petroleum breakdown products, petroleum byproducts, pesticides, polychlorinated biphenyl, per- or polyfluoroalkyl substances, lead, lead-based paint, asbestos, asbestos-containing materials or radioactive materials;

(cc) “Indebtedness” means, with respect to any Person, without duplication, all obligations or undertakings by such Person (i) for borrowed money, (ii) evidenced by debt securities, bonds, debentures, notes or similar instruments, (iii) for capitalized leases or to pay the deferred and unpaid purchase price of property or equipment, (iii) pursuant to guarantees and arrangements having the economic effect of a guarantee for any Indebtedness of any other Person (other than between or among Parent and its wholly owned subsidiaries or between or among the Company and its wholly owned subsidiaries), (iv) to maintain or cause to be maintained the financing or financial position of others, (v) net cash payment obligations of such Person under swaps, options, derivatives and other hedging Contracts or arrangements that will be payable upon termination thereof or (vi) letters of credit, bank guarantees and other similar Contracts or arrangements entered into by or on behalf of such Person;

(dd) “Intellectual Property” means any and all intellectual property and all right, title, and interest therein and thereto recognized under the applicable Law of any jurisdiction or rights under international treaties, both statutory and common law rights, including all: (i) patents and continuations, continuations-in-part, divisionals, reissuances, renewals, and extensions thereof, and all foreign counterparts of any of the foregoing (including utility models) (collectively, “Patents”), (ii) trademarks, service marks, trade dress, domain names, brand names, corporate, trade, and business names, certification marks, logos, slogans and other indicia of source or origin, in each case whether registered or unregistered (including all translations, adaptations, derivations, and combinations of the foregoing) and all goodwill associated therewith (collectively, “Marks”); (iii) works of authorship, copyrights, database rights, mask works, and all associated moral rights and special rights of authorship, in each case whether registered or unregistered; (iv) rights in Software; (v) Internet domain names, social media accounts, and other handles, names and locators on the Internet; (vi) trade secrets and other proprietary or confidential information, including ideas, formulas, compositions, unpatented inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, financial and accounting data, technical data, personal information, customer lists, supplier lists, business plans, know-how, formulae, methods (whether or not patentable), specifications, designs, analyses, processes, procedures, and techniques, research and development information, industry analyses, drawings, databases, data collections and related information (collectively, “Trade Secrets”); and (vii) applications and registrations relating to any of the foregoing;

(ee) “IT Systems” means any and all computers, hardware, Software, servers, systems, circuits, workstations, routers, hubs, switches, networks, data communications lines, automated processes, interfaces, platforms, automated networks and control systems, and all other computer, telecommunications, and information technology or operational technology equipment, including outsourced or cloud computing arrangements, and all associated documentation;

(ff) “Knowledge” (i) with respect to the Company means the actual knowledge of any of the individuals listed in Section 9.5(ff) of the Company Disclosure Letter and (ii) with respect to Parent or Merger Sub means the actual knowledge of any of the individuals listed in Section 9.5(ff) of the Parent Disclosure Letter, in each case, after reasonable inquiry of such individual’s direct reports;

(gg) “Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any order or decision of an applicable arbitrator or arbitration panel;

(hh) “Marketing Period” means the first period of 12 consecutive Business Days commencing on the date Parent shall have received the Required Information; provided, if the Permanent Financing (or any other permanent financing contemplated by the Financing Commitments or any Alternative Financing) has not been consummated prior to February 15, 2023, the Marketing Period shall not be deemed to have commenced prior to February 27, 2023; provided, further, that (x) the Marketing Period in any event shall not commence if (or else shall end on any earlier date on which) the Permanent Financing (or any other permanent financing contemplated by the Financing Commitments or any Alternative Financing) is consummated and (y) the Marketing Period shall not be deemed to have commenced if, prior to the completion of such 12 Business Day period, (A) Ernst & Young LLP shall have withdrawn its audit opinion with respect to any audited financial statements included in the Required Information, in which case the Marketing Period shall not commence unless and until a new unqualified audit opinion is issued with respect to such audited financial statements by Ernst & Young LLP or another independent public accounting firm of recognized national standing or (B) the Company shall have publicly announced any intention to restate any financial statements included in the Required Information, in which case the Marketing Period shall not commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has announced that it has concluded that no restatement shall be required in accordance with GAAP. If at any time on or after February 27, 2023, the Company shall reasonably believe that it has provided the Required Information, the Company may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the requirement to deliver the Required Information will be deemed to have been satisfied as of the date of such delivery of such Required Information as has been identified in such notice unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Information and, within two Business Days after the receipt of such notice from the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity which portion of the Required Information the Company has not delivered), following which the Marketing Period will commence as soon as the Company delivers to Parent such specified portion of the Required Information; provided, that Parent’s delivery of any such notice shall not prejudice the Company’s right to assert that the Required Information has, in fact, been delivered;

(ii) “Material Adverse Effect” means any event, development, change, effect, fact, condition or occurrence that, individually or in the aggregate with all other events, developments, changes, effects, facts, conditions or occurrences, has a material adverse effect on or with respect to the business, results of operation or financial condition of the Company and its subsidiaries taken as a whole, provided that no events, developments, changes, effects, facts, conditions or occurrences relating to, arising out of or in connection with or resulting from any of the following shall be deemed, either alone or in combination, to constitute or contribute to a Material Adverse Effect or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (i) general changes or developments in the economy (including inflation) or the financial, debt, capital, credit or securities markets (including foreign exchange rates) or political, business or regulatory conditions in the United States or elsewhere in the world, including as a result of changes in geopolitical conditions or any Contagion Event, (ii) general changes or developments in the industries in which the Company or its subsidiaries operate, (iii) the execution and delivery of this Agreement or the public announcement or pendency of the Merger or other transactions contemplated hereby, including any impact thereof on relationships, contractual or otherwise, with customers, lessors, suppliers, vendors, investors, lenders, partners, financing sources, contractors or employees of the Company and its subsidiaries, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein and any action taken or omitted to be taken by the Company at the written request of or with the written consent of Parent or Merger Sub (provided, that this clause (iii) shall not apply to any representation or warranty set forth in Section 3.5), (iv) the identity of, or any fact or circumstance relating to, Parent, Merger Sub or any of their Affiliates, (v) changes or prospective changes in any applicable Laws or regulations or applicable accounting regulations or principles or interpretation or enforcement thereof, (vi) any hurricane, cyclone, tornado, earthquake, flood, tsunami, natural disaster, act of God or other comparable events or outbreak or escalation of hostilities or war (whether or not declared), military actions or any act of sabotage or terrorism, or national or international political or social conditions, (vii) any Contagion Event or other force majeure event, or any worsening of such matters, or any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Entity in response thereto, including COVID-19 Measures, (viii) any change in the price or trading volume of the Shares or the credit rating of the Company, in and of itself, or (ix) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided, that, for purposes of clauses (viii) and (ix), the events, developments, changes, effects, facts, conditions or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or will be a Material Adverse Effect); except in the cases of clauses (i), (ii), (v), (vi) and (vii), to the extent that the Company and its subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company and its subsidiaries operate (in which case solely the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Material Adverse Effect);

(jj) “Parent Debt Documents” means the collective reference to (i) Parent’s Revolving Credit Facility, Senior Notes, Senior Secured First Lien Notes, Convertible Senior Notes and Receivables Securitization Facilities (each such term as defined in the Glossary of Terms in Parent’s Form 10-Q filed with the SEC for the quarterly period ended September 30, 2022) and (ii) any other material Indebtedness of Parent disclosed in filings made with the SEC from time to time;

(kk) “Parent Revolving Credit Facility” has the meaning assigned to “Revolving Credit Facility” in the Glossary of Terms in Parent’s Form 10-Q filed with the SEC for the quarterly period ended September 30, 2022;

(ll) “Permanent Financing” means the issuance or incurrence by Parent or its subsidiaries of debt, and/or preferred equity in a public or private offering, the incurrence by Parent or its subsidiaries of any other debt and/or an increase to the revolving commitments under the Parent Revolving Credit Facility, in each case, for purposes of funding the Financing Uses (including, for the avoidance of doubt, the ability to consummate such issuance, incurrence or increase by drawing on the applicable facility or by issuing or incurring such financing or by funding or closing into escrow, even if not actually drawn, funded or closed); provided, that the aggregate principal amount of such securities, other debt and/or revolver commitments is not less than $2.1 billion; provided further that (i) to the extent any such securities, debt or commitments are syndicated, it shall constitute “Permanent Financing” as of the date of completion of syndication, even if not yet funded or if the definitive documentation thereof is not yet executed by all applicable parties and (ii) the Financing and any other bridge loan or short-term borrowings shall not constitute “Permanent Financing”;

(mm) “Person” means an individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act), including, for the avoidance of doubt, any group of Persons;

(nn) “Proprietary Software” means any and all Software owned (or purported to be owned), in whole or in part, by the Company or any of its subsidiaries;

(oo) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, dumping, depositing, placing, discarding, abandoning, leaching or disposing into the environment;

(pp) “Required Information” means (i) the audited consolidated balance sheet and the related audited consolidated statements of operations and cash flows of the Company and its subsidiaries for the two most recently completed fiscal years ended at least 45 days prior to the Closing Date, in each case prepared in accordance with U.S. GAAP and (ii) unaudited interim consolidated balance sheet and related unaudited consolidated statements of operations and cash flows of the Company and its subsidiaries for each subsequent fiscal quarter (other than the fourth fiscal quarter of the Company’s fiscal year) ended at least 40 days prior to the Closing Date that is after the most recent fiscal year for which audited financial statements have been provided pursuant to clause (i) above, in each case prepared in accordance with U.S. GAAP;

(qq) “Sanctioned Jurisdiction” means any country or region that is the subject or target of a comprehensive Sanctions embargo (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine, as such list may be amended from time to time);

(rr) “Sanctioned Person” means, at any time, any Person (i) listed on any Sanctions-related list maintained by the US government, the United Nations Security Council, The European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or any other relevant jurisdiction, (ii) located, organized, or resident in a Sanctioned Jurisdiction, or (iii) owned or controlled by any of the foregoing;

(ss) “Sanctions” means economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time by (i) the US government, including without limitation those administered by the Office of Foreign Assets Control of the US Department of the Treasury, the US Department of State, or the US Department of Commerce, (ii) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or (iii) any other relevant jurisdiction;

(tt) “Software” means any and all (i) computer programs (including firmware, whether in source code, object code, human readable form or other form) and all versions, updates, and patches thereof, (ii) flow-charts and other documentation used to design, plan, organize and develop any of the foregoing, (iii) screens, user interfaces, report formats, development tools, templates, menus, buttons and icons, (iv) machine learning models, training algorithms, and other artificial intelligence technologies, and (v) all documentation including developer notes, instructions, comments, source code comments and annotations, user manuals and other training documentation relating to any of the foregoing;

(uu) “subsidiary” or “subsidiaries” means, with respect to any Person (i) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of stock or other equity interests of such Person entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof and (ii) any partnership, joint venture or limited liability company of which (A) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise and (B) such Person or any subsidiary of such Person is a controlling general partner or otherwise controls such entity;

(vv) “Taxes” means all federal, state, local and foreign income, profits, franchise, estimated, business, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, transfer, sales, employment, unemployment, disability, use, property, withholding, excise, windfall profits, license, production, value added, occupancy and other taxes, duties or other like assessments imposed by any Governmental Entity, whether disputed or not, together with all interest, penalties and additions imposed by any Governmental Entity with respect to such amounts;

(ww) “Tax Return” means all returns, reports, statements or other documents (including any attached schedules or other related or supporting information) filed or required to be filed with a Governmental Entity with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Tax;

(xx) “Trade Control Law” means (i) all applicable trade, export control, import, and antiboycott laws and regulations imposed administered, or enforced by the US government, including the Arms Export Control Act (22 U.S.C. §1778), the International Emergency Economic Powers Act (50 U.S.C. §§1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter I, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (ii) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with US law;

(yy) “Transaction Documents” means, collectively, this Agreement, the Confidentiality Agreement, the Financing Commitments and any other agreement or document contemplated thereby or any document or instrument delivered in connection hereunder or thereunder;

(zz) “Transfer Taxes” means any transfer, sales, use, stamp, registration documentary or other similar Taxes; provided, for the avoidance of doubt, that Transfer Taxes shall not include any income, franchise or similar taxes;

(aaa) “Unrestricted Cash” means immediately available cash on hand of Parent and its subsidiaries other than (i) cash held or retained by Parent or its subsidiaries in bank accounts located outside the United States (or that is available only upon the payment of Taxes or other fees, costs or expenses) and (ii) cash held or retained by Parent or its subsidiaries for the benefit, or pursuant to the requirement, of any other Person (which shall include security deposits, escrow deposits and any cash that is backstopping or held in respect of a letter of credit) or otherwise classified, or required to be classified, as “restricted cash” on a balance sheet of Parent or its subsidiaries; provided, any cash on hand of Parent’s subsidiaries that cannot be used to pay amounts under this Agreement shall be deemed to not be “Unrestricted Cash”;

(bbb) “Warrant Agreement” means that certain Warrant Agreement dated as of September 26, 2017 by and between the Company and Continental Stock Transfer & Trust Company; and

(ccc) “Willful Breach” means with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or failure to act undertaken by the breaching Party with actual or constructive knowledge (which shall be deemed to include knowledge of facts that a Person acting reasonably should have, based on reasonable due inquiry) that such Party’s act or failure to act would, or would reasonably be expected to, result in or constitute a breach of this Agreement. For the avoidance of doubt, a Party’s failure to consummate the Closing when required pursuant to Section 1.2 shall be a Willful Breach of this Agreement.

SECTION 9.6 Severability. If any term or other provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

SECTION 9.7 Entire Agreement; Assignment. This Agreement (including the Exhibits hereto and the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other Parties, and any assignment without such consent shall be null and void; provided, however, that the Parent may assign its rights under this Agreement to the Debt Financing Sources as collateral security.

SECTION 9.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than (a) at and after the Effective Time, with respect to the provisions of Section 6.10 which shall inure to the benefit of the Persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof, (b) at and after the Effective Time, the rights of the holders of Shares to receive the Per Share Merger Consideration in accordance with the terms and conditions of this Agreement and (c) at and after the Effective Time, the rights of the holders of Company Equity Awards to receive the payments contemplated by the applicable provisions of Section 2.2, in each case, at the Effective Time in accordance with the terms and conditions of this Agreement.

SECTION 9.9 Governing Law. This Agreement and any disputes relating hereto (in law, contract, tort or otherwise) shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to choice of law or conflict of law principles thereof or of any other jurisdiction that would cause the application of any laws of any jurisdiction other than the State of Delaware).

SECTION 9.10 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.11 Counterparts. This Agreement may be executed and delivered (including by email transmission, “.pdf,” or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 9.12 Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, may not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of actual damages and without any requirement for the posting of any bond or other security, this being in addition to any other remedy to which they are entitled at law or in equity. The Parties agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for such breach. The Parties hereby further acknowledge and agree that prior to the Closing, the Company shall be entitled to seek specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of this Agreement, including Section 6.5 and Section 6.16, by Parent or Merger Sub, and to cause Parent or Merger Sub to consummate the transactions contemplated hereby, including to effect the Closing in accordance with Section 1.2, on the terms and subject to the conditions in this Agreement. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either Party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. To the extent any Party brings an Action to specifically enforce the performance of the terms and provisions of this Agreement (other than an action to enforce specifically any provision that expressly survives the termination of this Agreement) or any Financing Commitment, the End Date shall automatically be extended to the latest of (i) the 20th Business Day following the resolution of such Action(s) or (ii) if later, such other time period established by the court presiding over such Action(s).

SECTION 9.13 Jurisdiction. Each of the Parties irrevocably (a) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), in connection with any matter based upon or arising out of this Agreement or any of the transactions contemplated by this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement hereof and thereof, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts of the State of Delaware, as described above, and (d) consents to service being made through the notice procedures set forth in Section 9.4. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.4 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby. Each Party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 9.13, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the Party is entitled pursuant to the final judgment of any court having jurisdiction. Each Party expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Laws of the State of Delaware and of the United States of America; provided that each such Party’s consent to jurisdiction and service contained in this Section 9.13 is solely for the purpose referred to in this Section 9.13 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.

SECTION 9.14 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

SECTION 9.15 Interpretation. When reference is made in this Agreement to an Article, Exhibit, Schedule or Section, such reference shall be to an Article, Exhibit, Schedule or Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. Words of any gender include each other gender and neuter genders and words using the singular or plural number also include the plural or singular number, respectively. Any Contract or Law defined or referred to herein means such Contract or Law as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of Laws) by succession or comparable successor statutes and references to all attachments thereto and instruments incorporated therein. The word “or” shall not be exclusive. With respect to the determination of any period of time, “from” means “from and including”. The word “will” shall be construed to have the same meaning as the word “shall”. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. The word “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. References to “dollars” or “$” are to United States of America dollars. Any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day. The words “made available to Parent” and words of similar import refer to documents (A) posted to the “Project Victory” virtual data room maintained by Donnelley Financial Solutions by or on behalf of the Company, (B) delivered in person or electronically to Parent, Merger Sub or their respective Representatives, or (C) publicly filed or furnished with the SEC, in each case, at least one Business Day prior to the date of this Agreement. Any reference to “ordinary course of business” or any similar concept refers to the ordinary course of business of the Company and its subsidiaries, taken as a whole, and consistent with past practice. Any reference to “as of the date hereof” or “as of the date of this Agreement” means “as of the date of this Agreement as of immediately prior to the execution of this Agreement.” Each of the Parties has participated in the drafting and negotiating of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by all the Parties and without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

SECTION 9.16 Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, each Party on behalf of itself and its respective subsidiaries hereby: (i) agrees that any Action or counterclaim, whether in law or in equity, whether in contract or in tort or otherwise, involving any Debt Financing Sources Related Party, arising out of or relating to, this Agreement, the Financing, the Financing Commitments or any other agreements entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each Party irrevocably submits itself and its property with respect to any such Action to the exclusive jurisdiction of such court, and such Action (except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in any documentation related to the Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of Delaware)) shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction), (ii) agrees (on behalf of itself and its Affiliates and each officer, director, employee, member, manager, partner, controlling person, advisor, attorney, agent and representative thereof) not to bring or support any Action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Sources Related Party in any way arising out of or relating to, this Agreement, the Financing, the Financing Commitments or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (iii) agrees that service of process upon each Party or its subsidiaries in any such Action or proceeding shall be effective if notice is given in accordance with Section 9.4, (iv) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any court specified in clause (ii) above, (v) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law all rights of trial by jury in any Action brought against the Debt Financing Sources in any way arising out of or relating to, this Agreement, the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder or the actions of any party in the negotiation, administration, performance and enforcement of this Agreement and the transactions contemplated hereby, (vi) agrees that none of the Debt Financing Sources Related Parties will have any liability to any Party relating to or arising out of this Agreement, the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise (provided, that, notwithstanding the foregoing, nothing herein shall affect the rights of Parent and Merger Sub against the Debt Financing Sources Related Parties with respect to the Financing or any of the transactions contemplated hereby or any services thereunder), (vii) agrees that the Debt Financing Sources Related Parties are express third party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the foregoing agreements in this Section 9.16 and no amendment or waiver of such provisions, the definition of “Debt Financing Sources” and “Debt Financing Sources Related Parties” (or any other provision or definition of this Agreement to the extent that such amendment or waiver would modify the substance of any such foregoing Section or defined term used therein) that is adverse to any Debt Financing Sources Related Party shall be effective as to such Debt Financing Sources Related Party without the prior written consent of such Debt Financing Source, and (viii) with respect only to the Company, agrees to (x) cause any suit, action or proceeding asserted against any Debt Financing Source by the Company or any of its subsidiaries or (y) request that any suit, action or proceeding asserted against any Debt Financing Source on behalf of the Company or any of its Affiliates or by any officer, director, employee, member, manager, partner, controlling person, advisor, attorney, agent and representative thereof, in each case of clauses (x) and (y), in connection with this Agreement, the Financing, the Financing Commitments and the transactions contemplated hereby and thereby to be dismissed or otherwise terminated.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub and have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY: VIVINT SMART HOME, INC.

By:	/s/ David Bywater
Name: David Bywater
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub and have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT: NRG ENERGY, INC.

By:	/s/ Mauricio Gutierrez
Name: Mauricio Gutierrez
Title: President and Chief Executive Officer

MERGER SUB: JETSON MERGER SUB, INC.

By:	/s/ Mauricio Gutierrez
Name: Mauricio Gutierrez
Title: President and Treasurer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Amended and Restated Certificate of Incorporation of the Surviving Corporation

See attached.

Final Form

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

VIVINT SMART HOME, INC.

Vivint Smart Home, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware, as it now exists or may hereafter be amended and supplemented (the “DGCL”), does hereby certify:

FIRST: The name of this corporation is “Vivint Smart Home, Inc.”

SECOND: The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent in the State of Delaware at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage, directly or indirectly, in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: The total number of shares of common stock which the corporation shall have authority to issue is 100 shares of common stock, par value $0.01 per share (“Common Stock”).

FIFTH: The rights, preferences, privileges and restrictions granted or imposed upon the Common Stock are as follows:

1. Dividends. The holders of Common Stock shall be entitled to the payment of dividends when and as declared by the board of directors of the Corporation (the “Board of Directors”) out of funds legally available therefore and to receive other distributions from the Corporation, including distribution of contributed capital, when and as declared by the Board of Directors. Any dividends declared by the Board of Directors to the holders of the then outstanding Common Stock shall be paid to the holders thereof pro rata in accordance with the number of shares of Common Stock held by each such holder as of the record date of such dividend.

2. Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata, in accordance with the number of shares of Common Stock held by each such holder.

3. Voting. Each holder of Common Stock shall have full voting rights and powers equal to the voting rights and powers of each other holder of Common Stock and shall be entitled to cast one (1) vote for each share of Common Stock held by such holder. Each holder of Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (the “Bylaws”) (as in effect at the time in question) and applicable law, on all matters put to a vote of the stockholders of the Corporation.

4. Preemptive Rights. The holders of shares of the Corporation of any class, now or hereafter authorized, may have the preemptive right to subscribe for, purchase or receive any share of the Corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe for or purchase such shares, or any securities convertible into or exchangeable for such shares, which may at any time or from time to time be issued, sold or offered for sale by the Corporation as such right may be set forth in the Bylaws or a written agreement among the Corporation and any such holder.

SIXTH: In furtherance and not in limitation of the power conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws subject to any limitations contained therein.

SEVENTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for the breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is prohibited by the DGCL as it presently exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such amendment, modification or repeal.

EIGHTH: Election of directors need not be by written ballot unless the Bylaws shall so provide.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the DGCL. All rights conferred upon stockholders herein are granted subject to this reservation.

TENTH: Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, agent or trustee or in any other capacity while serving as a director, officer, employee, agent or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in the third paragraph under this paragraph TENTH with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors.

Any reference to an officer of the Corporation in this paragraph TENTH shall be deemed to refer exclusively to the Chief Executive Officer, President, Chief Financial Officer, Chief Legal Officer or General Counsel and Secretary of the Corporation appointed pursuant to the Bylaws, and to any Vice President, Assistant Secretary, Assistant Treasurer or other officer of the Corporation appointed by the Board of Directors pursuant to the Bylaws, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors or equivalent governing body of such other entity pursuant to the certificate of incorporation and bylaws or equivalent organizational documents of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, but not an officer thereof as described in the preceding sentence, has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be such an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, such an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this paragraph TENTH.

In addition to the right to indemnification conferred in the first paragraph of this paragraph TENTH, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in appearing at, participating in or defending any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this paragraph TENTH (which shall be governed by the fourth paragraph of this paragraph

TENTH (hereinafter an “Advancement of Expenses”)); provided, however, that, if the DGCL requires or in the case of an advance made in a proceeding brought to establish or enforce a right to indemnification or advancement, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made solely upon delivery to the Corporation of an undertaking (hereinafter an “Undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “Final Adjudication”) that such indemnitee is not entitled to be indemnified or entitled to advancement of expenses under the first and third paragraphs of this paragraph TENTH or otherwise.

If a claim under the first and third paragraphs of this paragraph TENTH is not paid in full by the Corporation within (i) sixty (60) days after a written claim for indemnification has been received by the Corporation or (ii) twenty (20) days after a claim for an advancement of expenses has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim or to obtain advancement of expenses, as applicable. To the fullest extent permitted by law, if the indemnitee is successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this paragraph TENTH or otherwise shall be on the Corporation.

The provision of indemnification to or the advancement of expenses and costs to any indemnitee under this paragraph TENTH, or the entitlement of any indemnitee to indemnification or advancement of expenses and costs under this paragraph TENTH, shall not limit or restrict in any way the power of the Corporation to indemnify or advance expenses and costs to such indemnitee in any other way permitted by law or be deemed exclusive of, or invalidate, any right to which any indemnitee seeking indemnification or advancement of expenses and costs may be entitled under any law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such indemnitee’s capacity as an officer, director, employee or agent of the Corporation and as to action in any other capacity.

Given that certain jointly indemnifiable claims (as defined below) may arise due to the service of the indemnitee as a director and/or officer of the Corporation and as a director, officer, employee or agent of one or more indemnitee-related entities (as defined below), the Corporation shall be fully and primarily responsible for the payment to the indemnitee in respect of indemnification or advancement of expenses in connection with any such jointly indemnifiable claims, pursuant to and in accordance with the terms of this paragraph TENTH, irrespective of any right of recovery the indemnitee may have from any indemnitee-related entity. Under no circumstance shall the Corporation be entitled to any right of subrogation or contribution by any indemnitee-related entity and no right of advancement or recovery the indemnitee may have from any indemnitee-related entity shall reduce or otherwise alter the rights of the indemnitee or the obligations of the Corporation hereunder. In the event that any indemnitee related entity shall make any payment to the indemnitee in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim, such indemnitee-related entity shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee against the Corporation, and the indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable any indemnitee-related entity effectively to bring suit to enforce such rights. Each of the indemnitee-related entities shall be third-party beneficiaries with respect to this paragraph, entitled to enforce this paragraph. For purposes of this paragraph, the following terms shall have the following meanings: (1) The term “indemnitee-related entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Corporation or any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise for which the indemnitee has agreed, on behalf of the Corporation or at the Corporation’s request, to serve as a director, officer, employee or agent and which service is covered by the indemnity described herein) from whom an indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Corporation may also have an indemnification or advancement obligation (other than as a result of obligations under an insurance policy). (2) The term “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which the indemnitee shall be entitled to indemnification or advancement of expenses from both an indemnitee-related entity and the Corporation pursuant to Delaware law, any agreement or certificate of incorporation, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Corporation or an indemnitee-related entity, as applicable.

The rights conferred upon indemnitees in this paragraph TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this paragraph TENTH that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this paragraph TENTH with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

The invalidity or unenforceability of any provision of this paragraph TENTH shall not affect the validity or enforceability of the remaining provisions of this paragraph TENTH.

ELEVENTH: If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by law, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

Exhibit B

Form of Written Consent

See attached.

Final Form

WRITTEN CONSENT

OF CERTAIN STOCKHOLDERS OF VIVINT SMART HOME, INC.

In Lieu of a Meeting Pursuant to Section 228 of the

General Corporation Law of the State of Delaware

December 6, 2022

Pursuant to Section 228 of the Delaware General Corporation Law (the “DGCL”), Article VIII of the Amended and Restated Certificate of Incorporation of Vivint Smart Home, Inc. (the “Company”) and Section 2.09 of the Amended and Restated Bylaws of the Company, each of the undersigned stockholders (each, a “Stockholder”), in its capacity as a holder of shares of Class A common stock, par value $0.0001 per share (the “Common Stock”), of the Company, solely for itself and not for or on behalf of any other Stockholder or holder of Company Common Stock and not as part of any group within the meaning of Rule 13d-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended, does hereby irrevocably consent to the following actions and the adoption of the following resolutions by written consent in lieu of a meeting of the stockholders of the Company effective as of the date set forth above. Capitalized terms used but not otherwise defined in this written consent (this “Written Consent”) shall have the meanings ascribed to them the Merger Agreement (as defined below).

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of December 6, 2022, by and among the Company, NRG Energy, Inc., a Delaware corporation (“Parent”), and Jetson Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), attached hereto as Exhibit A (together with any and all exhibits and schedules thereto, the “Merger Agreement”), pursuant to which, among other things, Merger Sub will be merged with and into the Company, and the Company will become a wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, the Board of Directors of the Company (the “Board”) has (i) unanimously determined that the Merger and the other transactions contemplated by the Merger Agreement, in each case on the terms and subject to the conditions set forth in the Merger Agreement, are advisable and fair to and in the best interests of the Company and its stockholders; (ii) approved, adopted and declared advisable the execution, delivery and performance by the Company of the Merger Agreement, the other Transaction Documents and the consummation of the transactions contemplated thereby, including the Merger, in each case on the terms and subject to the conditions set forth in the Merger Agreement and the other Transaction Documents; (iii) directed that the Merger Agreement be submitted to the Company’s stockholders for adoption by the Company’s stockholders entitled to vote thereon; and (iv) recommended that the Stockholders adopt the Merger Agreement;

WHEREAS, pursuant to Section 251 of the DGCL, the Merger Agreement must be adopted by the holders of the majority of the issued and outstanding shares of Common Stock entitled to vote thereon;

WHEREAS, the Stockholders collectively hold, are entitled to dispose of, and are unilaterally entitled to vote, a majority of the issued and outstanding shares of Common Stock;

WHEREAS, upon the execution and delivery of this Written Consent, the “Written Consent” (as defined in the Merger Agreement) shall have been obtained in accordance with Sections 228 and 251 of the DGCL; and

WHEREAS, the Stockholders believe it is in the best interests of the Company and its stockholders to approve the Merger and the other transactions contemplated by the Merger Agreement, and to approve and adopt the terms and provisions of the Merger Agreement, the Transaction Documents and all other documents and agreements contemplated thereby.

NOW, THEREFORE, BE IT RESOLVED, that the Merger Agreement and the transactions and agreements contemplated thereby, including the other Transaction Documents and the Merger, be, and the same hereby are, accepted, adopted, approved and authorized by the Stockholders in all respects;

RESOLVED, that the Company be, and hereby is, authorized to consummate the Merger and other transactions as contemplated by the Merger Agreement and the other Transaction Documents;

RESOLVED, that, in connection with the Merger, each of the Stockholders, with respect only to itself and any shares held by such Stockholder in such capacity, (i) acknowledges that such Stockholder has received and read a copy of Section 262 of the DGCL, a copy of which is attached hereto as Exhibit B, (ii) acknowledges that such Stockholder is aware of such Stockholder’s dissenters’ rights, appraisal rights or similar rights pursuant to Section 262 of the DGCL, (iii) acknowledges that such Stockholder has received all information required to make an informed decision whether to accept the Per Share Merger Consideration as set forth in the Merger Agreement or to seek appraisal rights, dissenters’ rights or similar rights in connection with the Merger and the other transactions contemplated by the Merger Agreement, and (iv) irrevocably and unconditionally waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent in connection with the Merger that the Stockholder may have under applicable law (including Section 262 of the DGCL arising in connection with the Merger and the other transactions contemplated by the Merger Agreement);

RESOLVED, that this Written Consent is effective upon execution and may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument; provided, however, that this Written Consent shall be of no further force or effect following any termination of the Merger Agreement in accordance with its terms;

RESOLVED, that each of the Stockholders hereby waives any and all notice requirements applicable to the Merger, the Merger Agreement, the other Transaction Documents and any of the transactions contemplated therein as required by the DGCL, the governing documents of the Company and/or any contract between the Company and any Stockholder as in effect as of the date hereof; and

RESOLVED, that this Written Consent shall be filed with the minutes of the meetings of the stockholders of the Company and shall be treated for all purposes as action taken at a meeting of such stockholders.

[The remainder of this page was intentionally left blank.]

IN WITNESS WHEREOF, each of the undersigned has executed this Written Consent as of the date first written above.

313 Acquisition LLC

By:
Name: Title:

BCP Voyager Holdings LP

By: Blackstone Management Associates VI L.L.C., its general partner

By: BMA VI L.L.C., its sole member

By:
Name: Title:

Blackstone Family Investment Partnership VI L.P.

By: BCP VI Side-by-Side GP L.L.C., its general partner

By:
Name: Title:

[Signature Page – Written Consent]

IN WITNESS WHEREOF, each of the undersigned has executed this Written Consent as of the date first written above.

Fortress Mosaic Sponsor LLC

By:
Name: Title:

Fortress Mosaic Investor LLC

By:
Name: Title:

Fortress Mosaic Anchor LLC

By:
Name: Title:

[Signature Page – Written Consent]

Exhibit A

Merger Agreement

[See Attached]

Exhibit B

Section 262 of the DGCL

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, or conversion, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation or conversion nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent or converting corporation in a merger, consolidation or conversion to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title (other than, in each case and solely with respect to a domesticated corporation, a merger, consolidation or conversion authorized pursuant to and in accordance with the provisions of § 388 of this title):

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for conversion (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent or converting corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity if such entity is a corporation as a result of the conversion, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation or conversion will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger, consolidation or conversion for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation or conversion, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation or conversion shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation or conversion, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation or conversion, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

(2) If the merger, consolidation or conversion was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent or converting corporation before the effective date of the merger, consolidation or conversion, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent or converting corporation who is entitled to appraisal rights of the approval of the merger, consolidation or conversion and that appraisal rights are available for any or all shares of such class or series of stock of such constituent or converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation or conversion, shall, also notify such stockholders of the effective date of the merger, consolidation or conversion. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h)

of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation or conversion, either (i) each such constituent corporation or the converting corporation shall send a second notice before the effective date of the merger, consolidation or conversion notifying each of the holders of any class or series of stock of such constituent or converting corporation that are entitled to appraisal rights of the effective date of the merger, consolidation or conversion or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation or conversion, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(3) Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation or conversion and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

(e) Within 120 days after the effective date of the merger, consolidation or conversion, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation or conversion, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion. Within 120 days after the effective date of the merger, consolidation or conversion, any person who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation or conversion (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d.

of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later.

(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation or conversion the shares of the class or series of stock of the constituent or converting corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation or conversion for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation or conversion, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation or conversion through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k) From and after the effective date of the merger, consolidation or conversion, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation or conversion); provided, however, that if no petition for an appraisal is filed within the time provided in subsection (e) of this section, or if a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion within 60 days after the effective date of the merger, consolidation or conversion, as set forth in subsection (e) of this section.

(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

Annex B

December 6, 2022

The Board of Directors

Vivint Smart Home, Inc.

4931 North 300 West

Provo, UT 84604

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Class A common stock, par value $0.0001 per share (the “Company Common Stock”), of Vivint Smart Home, Inc. (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary of NRG Energy, Inc. (the “Acquiror”). Pursuant to the Agreement and Plan of Merger, dated as of December 6, 2022 (the “Agreement”), among the Company, the Acquiror and its subsidiary, Jetson Merger Sub, Inc. (“Merger Sub”), the Company will become a wholly-owned subsidiary of the Acquiror, and each outstanding share of Company Common Stock, other than (i) shares owned by the Acquiror, Merger Sub or any other wholly-owned subsidiary of the Acquiror, (ii) shares owned by the Company or any wholly-owned subsidiary of the Company (including shares held in treasury by the Company, but excluding any shares held on behalf of third parties), and (iii) Dissenting Shares (as defined in the Agreement), will be converted into the right to receive $12.00 per share of Company Common Stock in cash (the “Consideration”).

In connection with preparing our opinion, we have (i) reviewed a draft dated December 5, 2022 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company, the Acquiror and Merger Sub in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, neither we nor our affiliates have had any material financial advisory or material commercial or investment banking relationships with the Acquiror. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and joint lead bookrunner on the Company’s credit facilities in July 2021 and joint bookrunner on the Company’s offering of debt securities (through a subsidiary) in July 2021. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with Blackstone Inc. (“Blackstone”), affiliates of which are significant shareholders of the Company, and its portfolio companies for which we and such affiliates have received customary compensation. Such services during such period have included acting as financial advisor to a Blackstone-related entity in connection with its acquisition of an ownership interest in Elba Liquefaction Company in May 2022, as joint bookrunner on an offering of debt securities of a Blackstone-related entity in September 2021, as joint bookrunner on an offering of equity securities of a Blackstone-related entity in September 2021 and as lead bookrunner on the credit facility of a Blackstone-related entity in February 2021. Such services during such period have also included providing debt syndication, debt and equity underwriting and financial advisory services to portfolio companies of Blackstone unrelated to the Transaction. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with Fortress Investment Group LLC (“Fortress”), affiliates of which are significant shareholders of the Company, and its portfolio companies for which we and such affiliates have received customary compensation. Such services during such period have included providing debt underwriting and financial advisory services to portfolio companies of Fortress unrelated to the Transaction. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of Blackstone and portfolio companies of Blackstone, for which it receives customary compensation or other financial benefits. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company, the Acquiror, Blackstone and Fortress. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company, the Acquiror, Blackstone or Fortress for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

U037211

Annex C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, or conversion, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation or conversion nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent or converting corporation in a merger, consolidation or conversion to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title (other than, in each case and solely with respect to a domesticated corporation, a merger, consolidation or conversion authorized pursuant to and in accordance with the provisions of § 388 of this title):

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for conversion (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent or converting corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity if such entity is a corporation as a result of the conversion, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation or conversion will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger, consolidation or conversion for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation or conversion, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation or conversion shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation or conversion, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation or conversion, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

(2) If the merger, consolidation or conversion was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent or converting corporation before the effective date of the merger, consolidation or conversion, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent or converting corporation who is entitled to appraisal rights of the approval of the merger, consolidation or conversion and that appraisal rights are available for any or all shares of such class or series of stock of such constituent or converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation or conversion, shall, also notify such stockholders of the effective date of the merger, consolidation or conversion. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation or conversion, either (i) each such constituent corporation or the converting corporation shall send a second notice before the effective date of the merger, consolidation or conversion notifying each of the holders of any class or series of stock of such constituent or converting corporation that are entitled to appraisal rights of the effective date of the merger, consolidation or conversion or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation or conversion, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(3) Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation or conversion and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

(e) Within 120 days after the effective date of the merger, consolidation or conversion, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation or conversion, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion. Within 120 days after the effective date of the merger, consolidation or conversion, any person who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation or conversion (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later.

(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation or conversion the shares of the class or series of stock of the constituent or converting corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation or conversion for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation or conversion, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation or conversion through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k) From and after the effective date of the merger, consolidation or conversion, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation or conversion); provided, however, that if no petition for an appraisal is filed within the time provided in subsection (e) of this section, or if a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion within 60 days after the effective date of the merger, consolidation or conversion, as set forth in subsection (e) of this section.

(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

Annex D

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”), dated as of December 6, 2022, is entered into by and among NRG Energy, Inc., a Delaware corporation (“Parent”), [●], [●] and [●] (each, a “Stockholder” and, collectively, the “Stockholders”).

RECITALS

WHEREAS, concurrently herewith, Vivint Smart Home, Inc., a Delaware corporation (the “Company”), Parent and Jetson Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, as of the date hereof, the Stockholders are the record owners and “beneficial owners” (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)), of and are entitled to dispose of and unilaterally exercise authority to vote an aggregate of [●] shares of Common Stock (the “Owned Shares”; the Owned Shares and any additional Company Securities (or any securities convertible into or exercisable or exchangeable for Company Securities) in which the Stockholders acquire record and beneficial ownership after the date hereof (provided that such beneficial ownership includes the unilateral authority to vote), including by purchase (including exercise of any right to purchase), as a result of a stock dividend or distribution, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “Covered Shares”); and

WHEREAS, as a condition and inducement to the willingness of Parent to enter into the Merger Agreement, the parties hereto are entering into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Agreement to Vote.

(a) Prior to the Termination Date (as defined herein), each Stockholder, in its capacity as a stockholder of the Company, irrevocably and unconditionally agrees that, at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), however called and including any adjournment or postponement thereof, including the Stockholders Meeting and in connection with any written consent of stockholders of the Company, or circumstances where the vote of the Company’s stockholders is sought, the Stockholder shall:

(i) when such meeting is held, appear at such meeting or otherwise cause the Covered Shares owned by the Stockholder to be counted as present thereat for the purpose of establishing a quorum;

(ii) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Covered

Shares (other than warrants that are not eligible to vote) owned by the Stockholder as of the record date for such meeting (or the date that any written consent is executed by the Stockholder) in favor of the Merger and the adoption of (A) the Merger Agreement, (B) any other matters necessary for consummation of the Merger, and (C) any other transactions contemplated by the Merger Agreement; and

(iii) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Covered Shares (other than warrants that are not eligible to vote) owned by the Stockholder (1) against any Acquisition Proposal or any action which is a component of any Acquisition Proposal; and (2) against any other action, proposal or agreement that would reasonably be expected to impede, materially interfere with, materially delay, materially postpone, or materially adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

Subject to Section 1(b), the obligations of the Stockholders specified in Section 1 shall apply whether or not the Merger or any action described above is recommended by the Board of Directors of the Company or the Board of Directors of the Company has effected a Change of Recommendation.

(b) Notwithstanding anything herein to the contrary, in the event of a Change of Recommendation made in compliance with the terms of the Merger Agreement:

(i) the aggregate number of shares of Common Stock owned by the Stockholders that shall be considered “Covered Shares” for all purposes of this Agreement shall be automatically modified without any further notice or any action by the Company or the Stockholders to be only [●] shares of Common Stock (the “Committed Covered Shares”), such that each Stockholder shall only be obligated to vote (or execute and return an action by written consent with respect to) the Committed Covered Shares held by such Stockholder in the manner set forth in Section 1(a) with respect to the Covered Shares after giving effect to such modification; and

(ii) each Stockholder, in its sole discretion, shall be free to Transfer (as defined below), and to vote or cause to be voted, in person or by proxy, and to execute and return or to cause to be executed and returned any action by written consent with respect to, all of the remaining Covered Shares held by such Stockholder in excess of the Committed Covered Shares (the “Excess Covered Shares”) in any manner it may choose.

For the avoidance of doubt, in all events where applicable, the Committed Covered Shares shall be deemed “Covered Shares” for purposes of this Agreement.

2. No Inconsistent Agreements. Each Stockholder hereby covenants and agrees that such Stockholder shall not, at any time prior to the Termination Date, (i) enter into any voting agreement or arrangement or voting trust with respect to any of the Covered Shares owned by such Stockholder that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, (ii) grant or permit the grant of a proxy, power of attorney or other authorization or consent with respect to any of the Covered Shares owned by such Stockholder that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, (iii) enter into any Contract or other undertaking that is otherwise inconsistent with, or would materially interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement, (iv) take or permit to take any other action that would in any way materially interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement or (v) approve or consent to any of the foregoing. Any action taken in violation of the foregoing sentence shall be null and void and each Stockholder agrees that Parent may seek to enjoin any action reasonably alleged to be so prohibited and such Stockholder shall not oppose or object to Parent’s efforts to seek such an injunction on the basis that monetary damages would constitute an adequate remedy therefor.

3. Termination. This Agreement shall terminate upon the earliest of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, and (iii) the time this Agreement is terminated upon the mutual written agreement of Parent and each Stockholder (the earliest such date under clause (i), (ii), and (iii) being referred to herein as the “Termination Date”); provided, that the provisions set forth in this Section 3, Section 7, and Sections 10 to 23 shall survive the termination of this Agreement; provided further, that nothing herein shall relieve any party hereto of any liability for damages resulting from Willful Breach or actual fraud (as defined under Delaware law) prior to such termination.

4. Representations and Warranties of Each Stockholder. Each Stockholder hereby represents and warrants to Parent as to itself as follows:

(a) The Stockholder is a beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) and the only record owner of, and has good and valid title to, the Covered Shares owned by such Stockholder, free and clear of any voting restriction, adverse claim, or other Liens other than as created by this Agreement. As of the date hereof, other than the Stockholder’s Owned Shares, [(and, in the case of [●], the warrants to purchase [●] shares of Common Stock),]1 the Stockholder does not own beneficially or of record any Company Securities (or any securities convertible into or exercisable or exchangeable for Company Securities) or any interest therein.

(b) The Stockholder, except as provided in this Agreement, (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to the Covered Shares owned by such Stockholder, (ii) has not entered into any voting agreement or arrangement or voting trust with respect to any of the Covered Shares owned by such Stockholder that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, (iii) has not granted a proxy, power of attorney or other authorization or consent with respect to any of the Covered Shares owned by such Stockholder that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, (iv) has not entered into any Contract or other undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement, or (v) has not approved or consented to any of the foregoing.

(c) The Stockholder (i) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization, and (ii) has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement and, when delivered pursuant to the terms of the Merger Agreement, the Written Consent have been duly executed and delivered by the Stockholder and, assuming this Agreement constitutes a legal, valid and binding obligation of the other parties hereto, this Agreement constitutes a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

(d) Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Stockholder from, or to be given by the Stockholder to, or be made by the Stockholder with, any Governmental Entity in connection with the execution, delivery and performance by the Stockholder of this Agreement and the Written Consent and the consummation of the transactions contemplated hereby or the Merger and the other transactions contemplated by the Merger Agreement.

(e) The execution, delivery and performance of this Agreement and, when delivered pursuant to the terms of the Merger Agreement, the Written Consent, by the Stockholder do not, and the consummation of the transactions contemplated hereby and by the Written Consent, and the Merger and the other transactions contemplated by the Merger Agreement will not, constitute or result in (i) a breach or violation of, or a default under, the certificate of incorporation, bylaws or comparable organizational documents of the Stockholder,

[1]	Bracketed provision included only in Support Agreement entered into with Fortress Mosaic Sponsor LLC, Fortress Mosaic Investor LLC and Fortress Mosaic Anchor LLC.

(ii) with or without notice, lapse of time or both, a breach or violation of a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification, cancellation or acceleration (or the right of modification, cancellation or acceleration) of any obligations under or the creation of a Lien on any of the properties, rights or assets (including the Covered Shares) of the Stockholder pursuant to any Contract binding upon the Stockholder or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 4(d), under any applicable Law, rule, regulation, order, judgment or decree to which the Stockholder is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon the Stockholder, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the Stockholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, the consummation of the Merger or the other transactions contemplated by the Merger Agreement, including the delivery of the Written Consent pursuant to the terms of the Merger Agreement.

(f) As of the date of this Agreement, there is no Action pending against the Stockholder or, to the knowledge of the Stockholder, threatened in writing against the Stockholder that questions the beneficial or record ownership of such Stockholder’s Owned Shares or the validity of this Agreement, or that could reasonably be expected to prevent or materially delay the Stockholder’s ability to perform its obligations hereunder or to deliver the Written Consent pursuant to the terms of the Merger Agreement.

(g) No broker, finder or investment banker is entitled to any brokerage, finder’s, or other fee or commission from the Company in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.

5. Certain Covenants of Each Stockholder. Except in accordance with the terms of this Agreement, each Stockholder hereby covenants and agrees as follows:

(a) No Solicitation. Prior to the Termination Date, except to the same extent that the Company, the Company’s Board of Directors or any of their Representatives is permitted to engage in any of the following activities pursuant to Section 6.3 of the Merger Agreement, the Stockholder shall not, and shall cause its subsidiaries and use its reasonable best efforts to cause its and its subsidiaries’ respective Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries with respect to, or the making of, or that could reasonably be expected to lead to, any Acquisition Proposal, (ii) engage in any negotiations or discussions with any third party concerning any Acquisition Proposal, or provide access to any confidential or nonpublic information or data to any third party relating to the Company, any of its subsidiaries or the Stockholder in connection with any of the foregoing, or (iii) authorize, execute, or enter into any term sheet, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other written agreement for or relating to any Acquisition Proposal. The Stockholder also agrees that, immediately following the execution of this Agreement, it shall (and shall use reasonable best efforts to cause each of its subsidiaries and its and their Representatives to) cease any solicitations, discussions or negotiations with any third party in connection with an Acquisition Proposal that exist as of the date hereof. The Stockholder shall promptly notify, in writing (email to suffice), Parent of the receipt, after the execution of this Agreement, of (x) any Acquisition Proposal or (y) any inquiry, proposal, or offer made in writing with respect to, or that could reasonably be expected to result in or lead to, an Acquisition Proposal, which notice shall include a summary of the material terms of, and the identity of the third party making, such Acquisition Proposal. Notwithstanding anything in this Section 5(a) to the contrary, the Stockholder may participate in negotiations and discussions with, and provide information and data to, any Person with whom the Company’s Board of Directors has determined to engage in negotiations or discussions pursuant to and in compliance with Section 6.3 of the Merger Agreement. Notwithstanding anything in this Agreement to the contrary, (x) the Stockholder (in its capacity as such) shall not be responsible for the actions of the Company or its Board of Directors (or any Committee thereof), any Affiliate of the Company (other than the Stockholder), or any officers, directors (in their capacity as such), employees and Representatives of any of the foregoing (the “Company Related Parties”), including with respect to any of the matters contemplated by this Section 5(a), (y) the Stockholder (in its capacity as such) makes no representations or warranties with respect to the actions of any of the Company Related Parties, and (z) any breach by the Company of its obligations under Section 6.3(a) of the Merger Agreement shall not be considered a breach of this Section 5(a) (it being understood for the avoidance of doubt that each Stockholder shall remain responsible for any breach by it or its Representatives (other than any such Representative that is a Company Related Party) of this Section 5(a)).

(b) Transfer of the Covered Shares.

(i) Except as otherwise expressly provided for in any agreement with the Company that predates this Agreement, this Agreement or the Merger Agreement, the Stockholder hereby agrees not to, directly or indirectly, (1) sell, transfer, pledge, encumber, assign, hedge, swap, convert, gift-over or otherwise dispose of (including by sale, merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by liquidation or dissolution, by dividend or distribution, by operation of Law or otherwise), either voluntarily or involuntarily (collectively, “Transfer”), or enter into any Contract, option or other agreement, arrangement or understanding with respect to, or consent to, the Transfer of any of the Covered Shares owned by the Stockholder or the Stockholder’s economic interest therein or (2) take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing its obligations under this Agreement; provided, however, nothing herein shall prohibit a Transfer to an Affiliate of the Stockholder (a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in writing to assume all of the obligations of the Stockholder under, and be bound by all of the terms of, this Agreement. Any Transfer in violation of this Section 5(b) with respect to the Covered Shares owned by such Stockholder shall be null and void and the Stockholder agrees that Parent may seek to enjoin any action reasonably alleged to be such a prohibited Transfer and the Stockholder shall not oppose or object to Parent’s efforts to seek such an injunction on the basis that monetary damages would constitute an adequate remedy therefor.

(ii) In furtherance of this Agreement, Parent may, on each Stockholder’s behalf, promptly after the date hereof, in all cases subject to the immediately following sentence, cause the Company to enter, or cause the Company’s transfer agent to enter, a stop transfer order with respect to all of the Covered Shares owned by such Stockholder with respect to any Transfer not permitted hereunder and to include the following legend on any share certificates for the Covered Shares owned by such Stockholder: “THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VOTING AND TRANSFER RESTRICTIONS PURSUANT TO THAT CERTAIN VOTING AND SUPPORT AGREEMENT, DATED AS OF DECEMBER 6, 2022, BY AND AMONG NRG ENERGY, INC., A DELAWARE CORPORATION, [●], [●] AND [●]. ANY TRANSFER OF SUCH SHARES OF STOCK IN VIOLATION OF THE TERMS AND PROVISIONS OF SUCH VOTING AND SUPPORT AGREEMENT SHALL BE NULL AND VOID AND HAVE NO FORCE OR EFFECT WHATSOEVER.” In no case shall Parent take any action permitted by the immediately preceding sentence unless Parent shall have first obtained (A) the commitment of the Company (for the benefit of the Stockholder) to take, at the Company’s sole expense, all such steps as may be required to release any such stop transfer order (i) immediately upon the termination of this Agreement pursuant to Section 3 and (ii) immediately in respect of any shares of Common Stock that cease to be Covered Shares prior to the termination of this Agreement pursuant to Section 3. The delivery of such securities by the delivering party shall not in any way affect such party’s rights with respect to such securities.

(c) Other Actions.

(i) The Stockholder agrees that it shall not, and shall cause each of its Affiliates not to, form, join or participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) that it is not currently a part of and that has been disclosed in a filing on Schedule 13D prior to the date hereof (other than as a result of entering into this Agreement) with respect to any Covered Shares owned by such Stockholder for the purpose of opposing or competing with the transactions contemplated by the Merger Agreement.

(ii) The Stockholder hereby authorizes Parent to maintain a copy of this Agreement at either the executive office or the registered office of Parent.

6. Further Assurances. From time to time, at Parent’s request and without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement. To the extent permitted by Law, each Stockholder irrevocably and unconditionally waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent in connection with the Merger that such Stockholder may have by virtue of ownership of the Covered Shares owned by such Stockholder. Each Stockholder further irrevocably and unconditionally agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Company, Parent or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement or the consummation of the transactions contemplated hereby and thereby, including any action (i) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of the Merger Agreement (including any claim seeking to enjoin or delay the Closing) or this Agreement or (ii) to the fullest extent permitted under Law, alleging breach of any fiduciary duty of any Person in connection with the negotiation and entry into the Merger Agreement, this Agreement or the transactions contemplated hereby or thereby.

7. Public Announcements; Disclosure. Each Stockholder shall not, and shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly, make any press release, public announcement or other public communication in respect of this Agreement or the Merger Agreement or any of the transactions contemplated hereby and thereby without the prior written consent of Parent, except as required by applicable federal securities Laws; provided, that the foregoing limitations shall not apply following any Change of Recommendation. Each Stockholder hereby (i) authorizes Parent and the Company to publish and disclose in any announcement or disclosure required by the SEC (including in the Information Statement and, if applicable, the Proxy Statement), following such Stockholder’s reasonable opportunity to review and comment on the same, such Stockholder’s identity and ownership of the applicable Covered Shares, the nature of such Stockholder’s obligations under this Agreement and any other information that Parent or the Company determines to be necessary in any SEC disclosure document and (ii) agrees as promptly as practicable to notify Parent and the Company of any required corrections with respect to any written information supplied by such Stockholder specifically for use in any such disclosure document.

8. Amendments, Modifications and Waivers to the Merger Agreement. Parent shall not, and shall cause Merger Sub not to, amend, modify or waive any provision of the Merger Agreement as of the date of this Agreement without the prior written consent of the Stockholders at any time after the Company Requisite Vote has been obtained if such amendment, modification or waiver is or would be in any manner materially adverse to the Stockholders, which shall be deemed to include any amendment, modification or waiver that would in any manner reduce the amount or change the form of the Per Share Merger Consideration payable to the Stockholders or reduce, or impose any conditions, requirements or restrictions on, the Stockholders’ rights to receive the Per Share Merger Consideration payable to each such stockholder pursuant to the Merger Agreement as in effect on the date of this Agreement.

9. Changes in Capital Stock. In the event of a stock split, stock dividend or distribution, or any change in the Company’s capital stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, subdivision, merger, issuer tender, exchange offer or other similar transaction between the date of this Agreement and the Effective Time, the terms “Owned Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction, in each case subject to Section 1(b) hereof.

10. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by Parent and each Stockholder.

11. Waiver. No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

12. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email, by overnight courier, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice made pursuant to this Section 12):

if to any Stockholder, to it at:

[●]

Attention: [●]

Email: [●]

with a copy (which shall not constitute notice) to:

[●]

Attention: [●]

Email: [●]

if to Parent, to it at:

[●]

Attention: [●]

Email: [●]

with a copy (which shall not constitute notice) to:

[●]

Attention: [●]

Email: [●]

13. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares of the Stockholders shall remain vested in and belong to the applicable Stockholders, and Parent shall have no authority to direct the Stockholders in the voting or disposition of any of the Covered Shares, except as otherwise provided herein or pursuant to the Written Consent.

14. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof. Each of the parties hereto hereby acknowledges and agrees, on behalf of itself, its Affiliates and each of their respective Representatives, that, in connection with such party’s entry into this Agreement and agreement to consummate the transactions contemplated hereby, no such party nor any of its Affiliates or any of their respective Representatives has relied on any representations or warranties except for the representations and warranties of each Stockholder expressly set forth in Section 4 of this Agreement.

15. No Third-Party Beneficiaries. Each Stockholder hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of Parent in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto; provided, however, that the Company shall be a third-party beneficiary of Section 7 of this Agreement.

16. Governing Law and Venue; Service of Process; Waiver of Jury Trial.

(a) This Agreement and any disputes relating hereto (in law, contract, tort or otherwise) shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to choice of law or conflict of law principles thereof or of any other jurisdiction that would cause the application of any laws of any jurisdiction other than the State of Delaware).

(b) Each of the parties hereto irrevocably (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), in connection with any matter based upon or arising out of this Agreement or any of the transactions contemplated by this Agreement or the actions of Parent or the Stockholders in the negotiation, administration, performance and enforcement hereof and thereof, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts of the State of Delaware, as described above, and (iv) consents to service being made through the notice procedures set forth in Section 12. Each party hereto agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 12 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 16(b), that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each party expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Laws of the State of Delaware and of the United States of America; provided that each such party’s consent to jurisdiction and service contained in this Section 16(b) is solely for the purpose referred to in this Section 16(b) and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.

(c) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT OR THE STOCKHOLDERS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

17. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other party, and any such assignment without such consent shall be null and void; provided, however, that Parent may assign its rights under this Agreement to the Debt Financing Sources as collateral security. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

18. Enforcement. The parties hereto agree that irreparable damage for which monetary damages, even if available, may not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including each Stockholder’s obligations to vote its Covered Shares as provided in this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that the parties hereto shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of actual damages and without any requirement for the posting of any bond or other security, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.

19. Severability. If any term or other provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

20. Counterparts. This Agreement may be executed and delivered (including by email transmission, “.pdf,” or other electronic transmission) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

21. Interpretation and Construction. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. Words of any gender include each other gender and neuter genders and words using the singular or plural number also include the plural or singular number, respectively. Any Contract or Law defined or referred to herein means such Contract or Law as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of Laws) by succession or comparable successor statutes and references to all attachments thereto and instruments incorporated therein. The word “or” shall not be exclusive. The word “will” shall be construed to have the same meaning as the word “shall”. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. The word “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. Any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day. Each of the parties hereto has participated in the drafting and negotiating of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by all the parties hereto and without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

22. Capacity as a Stockholder. Notwithstanding anything herein to the contrary, each Stockholder signs this Agreement solely in such Stockholder’s capacity as a stockholder of the Company, and not in any other capacity and this Agreement shall not limit or otherwise affect the actions (including the exercise of fiduciary duties) in accordance with applicable Law of any Affiliate, employee or designee of such Stockholder or any of its Affiliates in his or her capacity, if applicable, as an officer or director of the Company or any other Person.

23. Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

NRG ENERGY, INC.

By:
Name: Title:

[Signature Page to Voting and Support Agreement]

[STOCKHOLDER]

By:
Name: Title:

[Signature Page to Voting and Support Agreement]